As filed with the Securities and Exchange Commission on November 16, 2022

Registration No. 333-267040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SEMANTIX, INC.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7371	98-1681913
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Avenida Eusébio Matoso, 1375, 10º andar

São Paulo, São Paulo, Brazil, 05423-180

+55 (11) 50822656

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 1711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Filipe Areno

Skadden, Arps, Slate, Meagher & Flom LLP

Av. Brigadeiro Faria Lima, 3311, 7th Floor

São Paulo, SP 04538-133

Tel:+55 (11) 3708-1820

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission, or “SEC,” is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2022

PRELIMINARY PROSPECTUS

Semantix, Inc.

76,862,994 ORDINARY SHARES

7,000,000 WARRANTS

18,499,984 ORDINARY SHARES UNDERLYING WARRANTS

This prospectus relates to the offer and sale, from time to time, by the Selling Securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of:

•

up to 9,364,500 ordinary shares, par value $0.001 per share (“Ordinary Shares”) of Semantix, Inc. (“we,” “us,” “our,” or the “Company”) purchased by certain Selling Securityholders in a private placement under the PIPE Financing (as defined herein) consummated in connection with the Business Combination (as defined herein) at a purchase price of $10.00 per Ordinary Share. Certain of the Ordinary Shares issued under the PIPE Financing are subject to lock-up restrictions under the Lock-up Agreement (as defined herein);

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up to 5,750,000 Ordinary Shares issued to Alpha Capital Sponsor LLC (the “Sponsor”) and certain affiliates in exchange for the Alpha Class B Ordinary Shares (as defined herein) on a one for one basis. The Alpha Class B Ordinary Shares were acquired by the Sponsor and its affiliates at a purchase price equivalent to approximately $0.004 per share. The Ordinary Shares held by the Sponsor and its affiliates are subject to lock-up restrictions under the Sponsor Letter Agreement (as defined herein);

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up to 61,748,494 Ordinary Shares issued to Semantix Original Shareholders (as defined herein) and which are subject to lock-up restrictions under the Lock-up Agreement (the “Semantix Original Shareholder Ordinary Shares”). The Semantix Original Shareholder Ordinary Shares were acquired by the Selling Securityholders based on a value of $10.00 per Ordinary Share, however, these shares were issued in exchange for securities of Semantix that were acquired by executives, founders, investors and others through private placements, equity award grants and other sales at prices that equate to purchase prices of less than $10.00 per share, and, in some cases, including equity securities acquired at purchase prices as low as approximately $0.003 per share; and

•

up to 7,000,000 Warrants (as defined herein) issued in exchange for Alpha Private Warrants (as defined herein) held by the Sponsor and certain affiliates. The Alpha Private Warrants were acquired by the Sponsor and its affiliates at a purchase price of $1.00 per warrant. Each whole warrant is exercisable for one Ordinary Share at an exercise price of $11.50 per share.

In addition, this prospectus relates to (a) the offer and sale from time to time by the Selling Securityholders of up to 7,000,000 Ordinary Shares issuable upon exercise of the Warrants issued in exchange for Alpha Private Warrants, which are being registered for resale in this prospectus and (b) the issuance by us of up to 18,499,984 Ordinary Shares that are issuable by us upon the exercise of Warrants. The Warrants each entitle the holder thereof to purchase one Ordinary Share for $11.50 per share.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any of the proceeds from such sales of the Ordinary Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Each Warrant is exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Risk Factors—Risks Related to Our Business and Industry—We have a history of losses, and we may not be profitable in the future” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.”

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the trading symbols “STIX” and “STIXW.” On November 14, 2022, the closing price of our Ordinary Shares on Nasdaq was $1.43 per share and the closing price of our Warrants on Nasdaq was $0.02 per warrant.

Due to the significant number of Alpha Class A Ordinary Shares (as defined herein) that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 95,362,978 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (80,492,061 outstanding Ordinary Shares as of November 16, 2022, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by DDT Investments Ltd., Cumorah Group Ltd., ETZ Chaim Investments Ltd., Fundo de Investimento em Participações Multiestratégia Inovabra I—Investimento no Exterior and Crescera Growth Master Semantix Fundo de Investimento em Participações Multiestratégia, being the investment vehicles of certain of the largest Semantix Original Shareholders, represent 77.6% of our total outstanding Ordinary Shares and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the largest Semantix Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the largest Semantix Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even though the current market price is significantly below the price at the time of the initial public offering of Alpha (as defined herein), certain Selling Securityholders have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than the public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Risk Factors—Risks Related to our Ordinary Shares—The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                     , 2022

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Semantix, Inc. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Central Bank of Brazil (Banco Central do Brasil). References to “real,” “reais” or “R$” in this prospectus refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollars,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100%. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

Throughout this prospectus, unless otherwise designated or the context requires otherwise, the terms “we,” “us,” “our,” “the Company” and “our company” refer to Semantix, Inc. and its subsidiaries and consolidated affiliated entities, which prior to the Business Combination was the business of Semantix Tecnologia em Sistema de Informação S.A. and its subsidiaries and consolidated affiliated entities. References to “Semantix” mean Semantix Tecnologia em Sistema de Informação S.A. and its consolidated subsidiaries and consolidated affiliated entities, and references to “New Semantix” mean Semantix, Inc. Unless the context requires otherwise, all references to “our financial statements” mean the financial statements of Semantix included herein.

FINANCIAL STATEMENT PRESENTATION

The Company

Prior to the Business Combination, New Semantix had no material assets and did not conduct any material activities other than those incident to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings. New Semantix was incorporated to become the holding entity of Semantix to effect the Business Combination. Accordingly, no financial statements of New Semantix have been included in this prospectus. New Semantix continues not to have any assets other than its indirect equity interest in Semantix and direct equity interests in Semantix AI Ltd. and Semantix SPAC Surviving Sub, Ltd. (formerly known as Alpha Merger Sub II Company). As a result, the financial statements included in this prospectus are those of Semantix and its consolidated subsidiaries.

The Business Combination was accounted for as a capital reorganization. Under this method of accounting, Alpha was treated as the “acquired” company for financial reporting purposes, and Semantix was the accounting “acquirer.” The net assets of Alpha were stated at historical cost, with no goodwill or other intangible assets recorded. The Business Combination, which is not within the scope of IFRS 3—Business Combinations (“IFRS 3”) since Alpha does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2—Share-based payment (“IFRS 2”). Any excess of fair value of our Ordinary Shares issued over the fair value of Semantix’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Semantix

Semantix’s audited consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”) and are reported in Brazilian reais. IFRS differs from the United States generally accepted accounting principles (“U.S. GAAP”) in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Semantix’s unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 included in this prospectus have been prepared in accordance with IAS 34—Interim Financial Reporting as issued by the by the International Accounting Standards Board (“IASB”).

We refer in various places in this prospectus to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, which are more fully explained in “Selected Consolidated Historical Financial Data—Non-GAAP Financial Measures.” The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for Semantix’s consolidated financial results prepared in accordance with IFRS.

Alpha

The historical financial statements of Alpha were prepared in accordance with U.S. GAAP and are reported in U.S. dollars.

INDUSTRY AND MARKET DATA

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology/data adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information, as indicated. Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, results of operations, business strategy and plans and objectives of management for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.

The forward-looking statements are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings we made with the SEC and the following important factors:

•	geopolitical risk, including the outcome and consequences of the 2022 presidential elections in Brazil and impacts of the ongoing conflict between Russia and Ukraine;

•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic factors, particularly in Brazil;

•	business and/or competitive factors;

•	our estimates of our financial performance and ability to execute our business strategy;

•	the impact of natural disasters or health epidemics/pandemics, including the ongoing COVID-19 pandemic and its impact on the demand for our data solutions and services;

•	our ability to attract and retain customers for our proprietary data solutions and expand this line of business in accordance with expectations or at all;

•	operational risk;

•	risks related to data security and privacy;

•	the ability to implement business plans, growth strategy and other expectations;

•	unexpected costs or expenses;

•	changes to accounting principles and guidelines;

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litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources, including potential litigation regarding the Business Combination; and

•	fluctuations in exchange rates between the Brazilian real, the Colombian peso, the Mexican peso and the U.S. dollar.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which will be accessible at www.sec.gov, and which you are advised to consult.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires in this document:

“2021 Plan” means the Stock Option Plan of Semantix.

“2022 Plan” means the 2022 Omnibus Incentive Plan.

“Alpha” means Alpha Capital Acquisition Company, an exempted company incorporated with limited liability in the Cayman Islands.

“Alpha Class A Ordinary Shares” means Alpha’s Class A ordinary shares, par value $0.0001 per share.

“Alpha Class B Ordinary Shares” means Alpha’s Class B ordinary shares, par value $0.0001 per share.

“Alpha Private Warrants” means the 7,000,000 private placement warrants issued by Alpha held by the Sponsor, to acquire Alpha Class A Ordinary Shares that were outstanding immediately prior to the First Effective Time.

“Alpha Public Warrants” means the 11,500,000 public warrants issued by Alpha, to acquire Alpha Class A Ordinary Shares that were outstanding immediately prior to the First Effective Time.

“Articles” means our amended and restated memorandum and articles of association.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, entered into by New Semantix, the Sponsor and certain persons named therein at the consummation of the Business Combination, pursuant to which that certain Registration Rights Agreement, dated as of February 18, 2021, was amended and restated in its entirety, as of the Closing.

“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 16, 2021, as amended on April 13, 2022 and August 1, 2022, by and among New Semantix, Alpha, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix.

“Central Bank” means the Banco Central do Brasil, or Brazilian Central Bank.

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“Closing” means the consummation of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Continental” refers to Continental Stock Transfer & Trust Company.

“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“Crescera” means Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia, an investment fund organized under the laws of the Federative Republic of Brazil.

“CVM” means the Comissão de Valores Mobiliários, or Brazilian Securities Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Effective Time” means the time at which the First Merger became effective.

“First Merger” means the merger of First Merger Sub with and into Alpha pursuant to the Business Combination Agreement, with Alpha surviving as a directly wholly owned subsidiary of New Semantix.

“First Merger Sub” means Alpha Merger Sub I Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix prior to the consummation of the Business Combination.

“Founders” means, collectively, DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands, being the founders of Semantix.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Innova” means Innova Capital SPAC, LP, an exempted limited partnership registered in and formed under the laws of the Cayman Islands.

“Inovabra” means Fundo de Investimento em Partipações Inovabra I—Investimento no Exterior, an investment fund organized under the laws of the Federative Republic of Brazil.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Alpha’s initial public offering of units, consummated on February 23, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“management” or our “management team” means the officers of the Company.

“Mergers” means the First Merger, Second Merger and Third Merger.

“Merger Subs” means the First Merger Sub, Second Merger Sub and Third Merger Sub.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Newco” means the exempted company incorporated with limited liability in the Cayman Islands for the purposes of the Business Combination, which is currently named Semantix AI Ltd.

“Newco Ordinary Shares” means the ordinary shares, par value $0.001 per share, of Newco.

“Ordinary Shares” means the ordinary shares, par value $0.001 per share, of the Company.

“Options” means the options to purchase Ordinary Shares.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively purchased an aggregate an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $93,645,000, consummated in connection with the Closing. Such subscribed shares were converted into Ordinary Shares in connection with the Business Combination.

“PIPE Investors” means the investors participating in the PIPE Financing, collectively.

“Pre-Closing Exchange” means the exchange that Semantix shareholders completed prior to the First Effective Time (and conditioned upon the Closing), pursuant to which the Semantix shareholders contributed their Semantix Shares to Newco in exchange for newly issued Newco Ordinary Shares.

“Private Warrants” means the 7,000,000 private placement warrants (all of which are held by the Sponsor and its current beneficial owners) issued by us in exchange for Alpha Private Warrants.

“Public Warrants” means the 11,499,984 public warrants issued by us in exchange for Alpha Public Warrants.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” means the time at which the Second Merger became effective.

“Second Merger” means the merger of Second Merger Sub with and into Alpha pursuant to the Business Combination Agreement, with Second Merger Sub surviving as a directly wholly owned subsidiary of New Semantix.

“Second Merger Sub” means Alpha Merger Sub II Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Semantix prior to the consummation of the Business Combination, which is currently named Semantix SPAC Surviving Sub, Ltd.

“Securities Act” means the Securities Act of 1933, as amended.

“Semantix Earn-Out Shares” means up to 2,500,000 earn-out Ordinary Shares issuable to certain Semantix shareholders.

“Semantix Options” means the outstanding and unexercised options to purchase Semantix Class A preferred shares issued pursuant to the 2021 Plan of Semantix, whether or not then vested or fully exercisable.

“Semantix Original Shareholders” (i) means the former holders of Semantix Shares and current holders of our Ordinary Shares, each of which, due to their significant share ownership, ongoing exercise of control over our operations and/or contractual rights pursuant to the A&R Registration Rights Agreement, is named as a Selling Securityholder in this prospectus and (ii) includes DDT Investments Ltd., Cumorah Group Ltd., ETZ Chaim Investments Ltd., Fundo de Investimento em Participações Multiestratégia Inovabra I—Investimento no Exterior and Crescera Growth Master Semantix Fundo de Investimento em Participações Multiestratégia.

“Semantix Shares” means the Semantix ordinary shares and the Semantix preferred shares, taken together or individually, as indicated by the context in which such term is used.

“Sponsor” means Alpha Capital Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Letter Agreement” means the letter agreement, dated as of November 16, 2021, by and among Sponsor, Alpha and Semantix pursuant to which the Sponsor agreed to vote all of its Founder Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions.

“Third Effective Time” means the time at which the Third Merger became effective.

“Third Merger” means the merger of Third Merger Sub with and into Newco pursuant to the Business Combination Agreement, with Newco surviving as a directly wholly owned subsidiary of New Semantix.

“Third Merger Sub” means Alpha Merger Sub III Company, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company prior to the consummation of the Business Combination.

“transfer agent” means Continental, Alpha’s transfer agent.

“Trust Account” means the trust account that held a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Unvested Semantix Options” means each unvested Semantix Option.

“U.S. GAAP” means United States generally accepted accounting principles.

“Vested Semantix Options” means each vested Semantix Option.

“Warrants” means the 18,499,984 warrants issued by us, consisting of 11,499,984 Public Warrants and 7,000,000 Private Warrants, each of which is exercisable for one Ordinary Share at an exercise price of $11.50.

“Warrant Agreement” means the warrant agreement governing our outstanding Warrants.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety, and Semantix’s financial statements and related notes thereto, before making an investment decision.

Overview

Our mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Our proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Our portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Semantix was founded in 2010. With operations across Latin America and an emerging presence in the United States, we offer proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Our software solutions aim to extract business insights and apply AI automation for our customers across their business processes, with us serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

We embrace a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, we pioneered the data cloud category in Latin America and seek to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

We offer a robust set of proprietary SaaS and third-party software solutions to our customers that allow them to simply, nimbly and securely manage their data. We believe our unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, we have a team of software developers who can support all of our customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While our proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with our strategic plans, the majority of our revenues continue to be derived from the resale of third-party software licenses that we purchase from third-party data platform software providers located outside of Brazil, such as Cloudera Inc. (“Cloudera”) and Elasticsearch B.V. (“Elastic”). In 2021, 62.0% of our revenues derived from our third-party software business line, 18.8% derived from our proprietary SaaS business line and 19.2% derived from our AI & data analytics business line. In the six-month period ended June 30, 2022, 55.3% of our revenues derived from our third-party software business line, 23.9% derived from our proprietary SaaS business line and 20.8% derived from our AI & data analytics business line.

Whether through our own technology or third-party technology, we resolved the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to our data software are also provided by our technical team, which we believe is a key differentiating factor favoring us vis-à-vis global data software providers and provides a diversified revenue stream to us. With an enterprise ready, stack agnostic, all-in-one software development approach, we seek to guide customers with all their data needs supported by 24x7 premium customer care for our SaaS solutions.

Recent Developments

Business Combination

On August 3, 2022 (the “Closing Date”), we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among New Semantix (formerly known as Alpha Capital Holdco Company), Alpha, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix.

Pursuant to the Business Combination Agreement and prior to the Closing Date, the Semantix shareholders contributed their shares of Semantix into Newco in exchange for Newco Ordinary Shares. As a result, Semantix became a wholly owned subsidiary of Newco. On the Closing Date, (i) First Merger Sub merged with and into Alpha, with Alpha surviving as a direct wholly owned subsidiary of New Semantix, (ii) immediately following the First Merger, Alpha merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of New Semantix, and (iii) following the Second Merger, Third Merger Sub merged with and into Newco, with Newco surviving as a direct wholly owned subsidiary of New Semantix.

As part of the Business Combination: (i) each issued and outstanding Alpha Class A Ordinary Share and each issued and outstanding Alpha Class B Ordinary Share was cancelled and converted into the right to receive one Ordinary Share and (ii) each issued and outstanding whole warrant to purchase Alpha Class A Ordinary Shares was converted into the right to receive one Warrant which grants the right to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to the same terms and conditions existing prior to such conversion.

Additionally, (i) each issued and outstanding Newco Ordinary Share was cancelled and converted into the right to receive the applicable portion of the merger consideration comprised of Ordinary Shares, as determined in accordance with the exchange ratio set forth in the Business Combination Agreement (the “Exchange Ratio”), (ii) each Vested Semantix Option was “net exercised” in full and such net number of Semantix Class A preferred shares was converted into a number of Ordinary Shares determined in accordance with the Exchange Ratio and (iii) each Unvested Semantix Option was converted into an option to acquire Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio.

In addition, certain Semantix shareholders received additional consideration in the form of the Semantix Earn-Out Shares. The Semantix Earn-Out Shares consist of up to an additional 2,500,000 newly issued Ordinary Shares. The Semantix Earn-Out Shares will be issued in two equal 1,250,000 tranches based on the achievement of post-Closing share price targets of Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above will also be achieved if there is a transaction during the relevant period that results in the Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by our board of directors in good faith) in excess of the applicable post-Closing share price target set forth above. Such Semantix shareholders’ right and entitlement to receive the Semantix Earn-Out Shares will be forfeited to the extent that the relevant share price targets have not been achieved by the fifth anniversary of the Closing Date.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, Alpha entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors purchased an aggregate of 9,364,500 Alpha Class A Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $93,645,000. Two of the PIPE Investors are affiliates of the Sponsor and were officers and directors of Alpha and purchased 100,000 Alpha Class A Ordinary Shares in the aggregate and two of the PIPE Investors are affiliates of Semantix that purchased 6,146,500 Alpha Class A Ordinary Shares in the aggregate, on the same terms and conditions as all other PIPE Investors. Such subscribed shares were converted into Ordinary Shares in connection with the Business Combination. The Company granted certain customary registration rights to the PIPE Investors in connection with the PIPE Financing.

Moreover, certain other related agreements were executed in connection with the Business Combination, including the Voting and Support Agreement, the Lock-up Agreement, the Shareholder Non-Redemption Agreement, the Sponsor Letter Agreement, the Shareholders Agreement, the Exchange Agreement and the A&R Registration Rights Agreement, each as described in “Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination.”

Prior to the Closing Date, Alpha public shareholders exercised their redemption rights in respect of 19,622,439 Alpha Class A Ordinary Shares. As a result, immediately prior to the Closing Date, there were 3,377,561 Alpha Class A Ordinary Shares outstanding.

The Business Combination was unanimously approved by Alpha’s board of directors and at the extraordinary general meeting of Alpha’s shareholders held on August 2, 2022 (the “Extraordinary General Meeting”). Alpha’s shareholders also voted to approve all other proposals presented at the Extraordinary General

Meeting. As a result of the Business Combination, Semantix has become a wholly owned indirect subsidiary of New Semantix. On August 4, 2022, the Ordinary Shares and the Warrants commenced trading on the Nasdaq under the symbols “STIX” and “STIXW,” respectively.

Due to the significant number of Alpha Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 95,362,978 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (80,492,061 outstanding Ordinary Shares as of November 16, 2022, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by DDT Investments Ltd., Cumorah Group Ltd., ETZ Chaim Investments Ltd., Fundo de Investimento em Participações Multiestratégia Inovabra I—Investimento no Exterior and Crescera Growth Master Semantix Fundo de Investimento em Participações Multiestratégia, being the investment vehicles of certain of the largest Semantix Original Shareholders, represent 77.6% of our total outstanding Ordinary Shares and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the largest Semantix Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the largest Semantix Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. For example, (i) the Sponsor and certain affiliates purchased 5,750,000 Ordinary Shares at a purchase price equivalent to approximately $0.004 per share; and (ii) the Semantix Original Shareholders purchased 61,748,494 Ordinary Shares in various rounds of financing at purchase prices as low as (A) approximately $0.003 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for the Founders and (B) approximately $0.312 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for Inovabra and Crescera. Even though the current market price is significantly below the price at the time of the initial public offering of Alpha, certain Selling Securityholders have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than the public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders would experience losses in connection with their investment. In particular, the Sponsor, certain of its affiliates and the Semantix Original Shareholders may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Ordinary Shares referenced above, (i) the Sponsor and certain of its affiliates may experience a potential profit of up to $1.43 per share, (ii) the Founders may experience a potential profit of up to $1.43 per share and (iii) Inovabra and Crescera may experience a potential profit of up to $1.12 per share. As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders for their Ordinary Shares and would not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. Investors who purchase the Ordinary Shares on the Nasdaq following the Business Combination are unlikely to experience a similar rate of return on the Ordinary Shares they purchase due to differences in the purchase prices and the current trading price. Based on the closing price of the Ordinary Shares on November 14, 2022 referenced above and their respective purchase prices, the Selling Securityholders referenced above may receive potential profits ranging from $0.96 per share to up to $1.43 per share. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling

Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further.

Acquisition of Zetta Health Analytics S.A.

On August 31, 2022, we entered into a share purchase agreement with the shareholders of Zetta Health Analytics S.A. (“Zetta”) to acquire 100.0% of the shares issued by Zetta for R$67.5 million, of which (i) R$25.0 million was paid on August 31, 2022 (concurrently with the execution of the share purchase agreement), (ii) R$22.5 million will be paid on January 18, 2023, (iii) R$5.0 million to be held in escrow to cover potential indemnification obligations owed to us, with any residual amounts outstanding after expiration of the applicable statute of limitations (i.e., five years) to be released to sellers, and (iv) R$15.0 million will be paid in two equal installments on December 1, 2023 and April 1, 2025, subject to the achievement of certain operational and financial milestones.

Founded in March 2019, Zetta offers a robust variety of SaaS data solutions to enhance data-driven decision-making by healthcare organizations, leveraging client insights to improve care and costs and deepen epidemiological analysis.

We expect that the acquisition of Zetta will complement the Semantix Data Platform (“SDP”) offerings and strengthen our healthcare business vertical, which caters to a sizeable and fast-growing market. According to market research produced by Grand View Research, the healthcare data analytics segment’s total addressable market globally is estimated at approximately US$35 billion in 2022 and is expected to reach US$167 billion by 2030. Zetta also brings a team of skilled professionals, which, we believe, combined with our capital resources and sales capabilities, should accelerate new product development and enhance product cross-selling opportunities.

Use of Proceeds

The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Each Warrant is exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Risk Factors—Risks Related to Our Business and Industry—We have a history of losses, and we may not be profitable in the future” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Emerging Growth Company

We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, and may not be required to, among other things, (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination or (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), and (2) the date on which (x) we are deemed to be a large accelerated filer, which means that the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30th, or (y) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.

Our Corporate Information

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.

The mailing address of our principal executive office is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180 and our telephone number is +55 11 5082-2656. Our website is www.semantix.ai. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.

Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Our Organizational Structure

The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:

•

Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record.

•	Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

•	Our customers may terminate engagements before completion or choose not to enter into new engagements with us on terms acceptable to us, or at all.

•	A significant portion of our revenues is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect us.

•	The markets in which we operate are highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

•	We may not be able to renew or maintain our reselling agreements with our suppliers.

•	We have a history of losses, and we may not be profitable in the future.

•

We and our suppliers could suffer disruptions, outages, defects and other performance and quality problems with our solutions or with the public cloud and internet infrastructure on which our solutions rely. If the availability of our proprietary data platform does not meet our service-level commitments to our customers, our current and future revenue may be negatively impacted.

•

Because we recognize our revenue from our proprietary SaaS business over the term of each contract, downturns or upturns in new sales and renewals will not be immediately reflected in our results of operations.

•

We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.

•

We expect fluctuations in our results of operations, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our share price could decline.

•	The length of our sales cycle varies by customer and can include high upfront costs. If we are unable to effectively manage these factors, our business may be adversely affected.

•

If we lose key members of our management team or are unable to attract and retain the executives and employees we need to support our operations and growth (especially skilled software engineers and developers), our business and future growth prospects may be harmed.

•	We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations and our ability to invest and hold our cash.

•	Our payment obligations under our indebtedness may limit the funds available to us and may restrict our flexibility in operating our business.

•

Our existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on us, and we were not in compliance with certain financial covenants included in our loan agreements.

•	We agree to indemnify customers and other third parties, which exposes us to substantial potential liability.

•

The departure or loss of significant influence of the Founders, particularly Leonardo dos Santos Poça D’Água, would be detrimental to our business and adversely affect our ability to execute our business strategies and continue to grow.

•	Unfavorable conditions in our industry or the global economy could limit our ability to grow our business and negatively affect our results of operations.

•

The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.

•	If we, our suppliers or our third-party service providers experience an actual or perceived security breach or unauthorized parties otherwise obtain access to our customers’ data or our data, our data solutions and services may be perceived as not being secure, our reputation may be harmed, demand for our data solutions and services may be reduced and we may incur significant liabilities.

•

We rely on third-party and open source software for our data solutions. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect our business, results of operations and financial condition. In addition, our use of open source software could negatively affect our ability to sell our data solutions and subject us to possible litigation.

•

Our operations may be adversely affected by a failure to renew our leases on commercially acceptable terms, or at all, and to timely obtain or renew any licenses required to operate our occupied properties.

•

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of our Ordinary Shares.

•	The exercise of our Warrants for our Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

•

Future resales of our Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

•	Our shareholders may experience dilution due to the issuance of Semantix Earn-Out Shares following the consummation of the Business Combination.

•	An active trading market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

•	We have granted in the past, and we will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

•	If our performance does not meet market expectations, the price of our securities may decline.

•	We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

•

Our management has the ability to require holders of our Warrants to exercise such Warrants on a cashless basis, which will cause holders to receive fewer Ordinary Shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 83,862,994 Ordinary Shares and 7,000,000 Warrants to purchase 7,000,000 Ordinary Shares. In addition, we are registering the issuance by us of up to 18,499,984 Ordinary Shares that are issuable by us upon the exercise of Warrants.

Offering prices	The exercise price of the Warrants is $11.50 per Ordinary Share, subject to adjustment as described herein. The Ordinary Shares offered by the Selling Securityholders under this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to any exercise of the Warrants	80,492,061 Ordinary Shares.

Warrants issued and outstanding	18,499,984 Warrants, the exercise of which will result in the issuance of 18,499,984 Ordinary Shares.

Use of proceeds

The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Each Warrant is exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Risk Factors—Risks Related to Our Business and Industry—We have a history of losses, and we may not be profitable in the future” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.

Dividend policy	We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors.

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Warrants are listed on Nasdaq under the trading symbols “STIX” and “STIXW.”

Lock-Up Restrictions	Of the 83,862,994 Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, 73,644,994 of those Ordinary Shares are subject to certain lock-up restrictions further described elsewhere in this prospectus.

Risk factors	Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.

The resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Ordinary Shares. This impact may be heighted by the fact that certain of the Selling Securityholders purchased Ordinary Shares at prices that are well below the current trading price of the Ordinary Shares.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Related to Our Business and Industry

A significant portion of our revenues is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect us.

We generate a significant portion of our revenues from our ten largest customers. During the years ended December 31, 2021 and 2020, our largest customer based on revenues accounted for 11.4% and 10.2% of our revenues, respectively, and our ten largest customers together accounted for 53.8% and 59.7% of our revenues, respectively. During the six-month periods ended June 30, 2022 and 2021, our largest customer based on revenues accounted for 10.1% and 11.5% of our revenues, respectively, and our ten largest customers together accounted for 54.0% and 57.0% of our revenues, respectively. For additional information regarding the material terms of our contracts with our largest customers, please refer to “Business—Customers.”

Our ability to maintain close relationships with these and other major customers is essential to the growth and profitability of our business, particularly in relation to our land and expand strategy pursuant to which we seek to migrate our existing customers who purchase third-party software licenses from us to our higher-margin proprietary SaaS solutions. The volume of work we perform for each customer may vary from year to year, and as a result, a major customer in one year may not provide the same level of revenues for us in any subsequent year. The data solutions and services we provide to our customers, and the revenues associated with those solutions and services, may decline or vary as the type and quantity of solutions and services that we provide change over time. In addition, our reliance on any individual customer for a significant portion of our revenues may give that customer a certain degree of pricing leverage against us when negotiating contracts.

The loss of any of our major customers or a decrease in the scope of data solutions and services provided to them could have a material adverse effect on our business, financial condition, results of operations and prospects. For further information, please refer to “Business—Customers.”

Our customers may terminate engagements before completion or choose not to enter into new engagements with us on terms acceptable to us, or at all.

Our contracts with our customers to provide data solutions (including both proprietary SaaS solutions and third-party software) typically have a term of around three years. However, these contracts may, in the majority of cases, be terminated at will by our customers without cause by only providing prior notice ranging from 30 to 90 days. Meanwhile, our contracts with our customers to provide data analytics and AI services are generally more short-term in nature, ranging from three months to two years.

Our customers may terminate or reduce their use of our data solutions and services for any number of reasons, including if they are not satisfied with the solution or service level, the value proposition for our data solutions and services, or we are unable to meet customer needs and expectations. This possibility of customer termination or reduction may be more likely to the extent of price increases that could make our solutions and services unaffordable, particularly as a result of us passing through price increases in purchasing third-party software licenses for resale due to foreign exchange effects or other factors that are in the complete discretion of our third-party software suppliers. Even if we successfully deliver on contracted data solutions and services and maintain close relationships with our customers, a number of factors outside of our control could cause the loss of or reduction in business or revenue from our existing customers. These factors include, among other things:

•	the business or financial condition of that customer or the economy generally;

•	a change in strategic priorities by our customers, resulting in a reduced level of spending on technology solutions and services;

•	changes in our customer’s personnel who are responsible for procurement of information technology (“IT”) solutions and services or with whom we primarily interact;

•	a demand for price reductions by our customers;

•	mergers, acquisitions or significant corporate restructurings involving one of our customers; and

•	a decision by that customer to move work in-house or to one or several of our competitors.

The ability of our customers to terminate their engagement with us at any time makes our future revenue flow uncertain. We may not be able to replace any customer that chooses to terminate or not renew its contract with us, which could materially adversely affect our revenue and thus our results of operations. Furthermore, terminations in engagements may make it difficult to plan our project resource requirements.

If a significant number of customers cease using or reduce their usage of our data solutions or services, we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations and financial condition.

Further, as we expand our portfolio of proprietary SaaS offerings, our potential customers may become concerned about disadvantages associated with switching providers, such as a loss of accustomed functionality, increased costs and business disruption. For prospective customers, switching from one vendor of solutions similar to those provided by us (or from an internally developed system) to a new vendor may be a significant undertaking. As a result, certain potential customers may resist changing vendors. There can be no assurance that our investments to overcome potential customers’ reluctance to change vendors will be successful, which may be particularly relevant in relation to our strategy to migrate certain of our customers that currently license third-party software through us, to our proprietary solutions, which may adversely affect our business, financial condition, results of operations and prospects.

In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital solutions and services that benefited our business in 2020 and 2021, there can be no assurance that this shift will continue and that we will continue to benefit from our customers’ increased spending on digital transformation efforts in response to the COVID-19 pandemic.

The markets in which we operate are highly competitive, and if we do not compete effectively, our business, financial condition, and results of operations could be harmed.

The markets for data cloud, big data, analytics and artificial intelligence are intensely competitive and characterized by rapid changes in technology, customer requirements, industry standards and frequent new solution and service introductions and improvements. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include:

•	public cloud providers who offer proprietary data management, machine learning and analytics services, such as Amazon Web Services (“AWS”), Microsoft Azure (“Azure”) and Google Cloud Platform (“GCP”);

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large, well-established, public and private data platform providers, including the suppliers from which we purchase software licenses for resale, such as Cloudera and Elastic, Confluent, Inc. (“Confluent”);

•	private and public companies who also act as resellers of third-party software licenses, such as Logicallis Group Ltd. (“Logicallis”);

•	less-established public and private cloud companies with solutions and services that compete in some of our markets;

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other established vendors of legacy database solutions and big data offerings, such as Hewlett-Packard Development Company, L.P. (“HP”), International Business Machines Corporation (“IBM”), Oracle Corporation (“Oracle”) and Teradata Corporation (“Teradata”);

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other vendors who offer data and business intelligence solutions that can be incorporated into our proprietary data platform, including Databricks Inc. (“Databricks”), Alteryx, Inc; (“Alteryx”), Fivetran Inc. (“Fivetran”), Tableau Software, LLC (“Tableau”), Microsoft Corporation’s Power BI, and QlikTech International AB (“Qlikview”); and

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technology companies and systems management vendors who offer on-premise infrastructure monitoring, including IBM, Microsoft Corporation (“Microsoft”), Micro Focus International plc (“Micro Focus”), BMC Software, Inc. (“BMC”) and Computer Associates International, Inc. (“Computer Associates”).

We compete based on various factors, including price, performance, range of use cases, multi-cloud availability, brand recognition and reputation, customer support, and differentiated capabilities, including ease of implementation and data migration, ease of administration and use, scalability and reliability, data governance, security, and compatibility with existing standards and third-party data solutions. Some of our competitors have substantially greater brand recognition, customer relationships, and financial, technical, and other resources than we do, and may be able to respond more effectively than we can to new or changing opportunities, technologies, standards, customer requirements and buying practices.

Our proprietary data platform requires third-party public cloud infrastructure to operate. We currently only offer our proprietary data platform on the public clouds provided by AWS, Azure and GCP, which are also some of our primary competitors. There is a risk that one or more of these public cloud providers could use its control of its public clouds to embed innovations or privileged interoperating capabilities in competing data solutions, bundle competing data solutions, provide us unfavorable pricing, leverage its public cloud customer relationships to exclude us from opportunities, and treat us and our customers differently with respect to terms and conditions or regulatory requirements than it would treat its similarly situated customers. Further, they have the resources to acquire, invest in, or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide solutions that compete favorably with those of the public cloud providers.

Moreover, we resell software licenses of well-established data platform providers, such as Cloudera, Elastic, Confluent, among others. In addition to being our suppliers, these data platform providers are currently, and will increasingly become, our direct competitors as we develop and increase the range of our proprietary solutions. Nonetheless, our current operations require that we maintain a good relationship with these suppliers, who may, faced with increasing competition from us, alter pricing in a manner unfavorable to us or exclude us from opportunities as we expand our operations and increase our market share (for additional information, see “—We may not be able to renew or maintain our reselling agreements with our supplier” below). Furthermore, we face competition from other resellers of third-party software licenses given that our agreements with such suppliers for resale of their software licenses are non-exclusive.

New and innovative start-up companies, including emerging cloud-native data management companies, and larger companies that are making significant investments in research and development, may introduce data solutions or services that have greater performance or functionality, are easier or cheaper to implement or use, or incorporate technological advances that we have not yet developed or implemented or may invent similar or superior data solutions or services, including a better, more powerful and user-friendly data platform, that compete with our own.

We may also face competition from in-house development by our clients, academic and government institutions, and the open-source community who may offer similar solutions or an adequate substitute for our services and solutions. These factors may force us to compete on other fronts in addition to the quality of our services and to expend significant resources in order to remain competitive, which we may be unable to do.

Further, the markets in which we compete are subject to evolving industry standards and regulations, resulting in increasing data governance and compliance requirements for us and our customers (for additional information, see “—Risks Related to Our Compliance, Tax, Legal, and Regulatory Environment” below). Moreover, to the extent we expand our operations further into highly regulated industries (such as the health and finance industries), our solutions may need to address additional requirements specific to those customer segments.

For these reasons, competition may negatively impact our ability to maintain and grow consumption of our proprietary data platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations and financial condition.

If we are unable to adapt to rapidly changing technologies, methodologies and evolving industry standards, we may lose clients and our business could be materially adversely affected.

Rapidly changing technologies, methodologies and evolving industry standards are inherent in the market for our data solutions and services. Our ability to anticipate developments in our industry, enhance our existing data solutions and services, develop and introduce new data solutions, services or tools, provide enhancements and new features for our data solutions and tools, and keep pace with changes and developments are critical to meeting changing client needs. Developing solutions for our clients is extremely complex and could become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems, technologies and methodologies. Our ability to keep pace with, anticipate or respond to changes and developments is subject to a number of risks, including that:

•	we may not be able to develop new, or update existing, services, applications, tools and software quickly or inexpensively enough to meet our clients’ needs;

•	we may find it difficult or costly to make existing software and tools work effectively and securely over the internet or with new or changed operating systems;

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we may find it challenging to develop new, or update existing, software, services and tools to keep pace with evolving industry standards, methodologies and regulatory developments in the industries where our clients operate at a pace and cost that is acceptable to our clients; and

•	we may find it difficult to maintain high quality levels of performance with new technologies and methodologies.

We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the data solutions, services, tools, technologies or methodologies we develop or implement may not be successful in the marketplace. Our failure to enhance our existing data solutions and services and to develop and introduce new data solutions and services to promptly address the needs of our clients could have a material adverse effect on our business.

We may not be able to renew or maintain our reselling agreements with our suppliers.

As part of our business, we resell software licenses of well-established data platform providers, such as Cloudera, Elastic, Confluent, ECE Software, among others. Of our gross revenues for the years ended

December 31, 2021 and 2020, (i) 37.6% and 31.5% of our gross revenues, respectively, were attributable to the resale of software licenses of Cloudera (via numerous supply contracts with such supplier and resale contracts with various clients) and (ii) 16.9% and 30.1%, respectively, were attributable to the resale of software licenses of Elastic (via numerous supply contracts with such supplier and resale contracts with various clients). Of our gross revenues for the six-month periods ended June 30, 2022 and 2021, (i) 37.0% and 34.0% of our gross revenues, respectively, were attributable to the resale of software licenses of Cloudera and (ii) 13.0% and 27.0% of our gross revenues, respectively, were attributable to the resale of software licenses of Elastic.

These software companies license us software on a non-exclusive basis, and they may terminate their relationship with us at any time without cause with only 30 to 90 days’ prior notice. Any such termination would be disruptive to our business, notwithstanding the acceleration of our proprietary SaaS solutions that do not depend on third-party software providers, and it may not be possible to secure alternative software providers on similar terms or with the same quality of solutions and services as our current suppliers offer. Accordingly, if we lose our current relationship with our main suppliers, our third-party software customers may elect to work with another data solutions company to fulfill their data needs, including the possibility of working with other companies that resell software licenses with the same third-party software providers that we currently work (considering that our relationships are non-exclusive) in order to maintain continuity and, in such case, terminate their relationship with us. Likewise, we cannot guarantee that our current customers that license third-party software through us will find our proprietary SaaS solutions to be adequate replacement. In any of these cases, we may experience a material adverse effect on our cash position, revenue and, by extension, our results of operations and financial position.

We have a history of losses, and we may not be profitable in the future.

We adopted IFRS for the first time in connection with the Business Combination in order to prepare the financial statements included in this prospectus. With the application of IFRS standards, Semantix recorded net losses for all periods since 2019. For the years ended December 31, 2021 and 2020, Semantix incurred net losses of R$68.2 million and R$19.4 million, respectively. For the six-month period ended June 30, 2022, Semantix incurred net losses of R$86.2 million. As a result, Semantix had an accumulated deficit of R$226.7 million as of June 30, 2022. These losses and accumulated deficit reflect the substantial investments we made to acquire new customers, market and sell our new proprietary solutions and develop our proprietary data platform, in addition to expenses in connection with the Business Combination.

We expect our costs and expenses to increase in the foreseeable future, particularly as a result of becoming a public company (for additional information, see “—Risks Related to Our Growth Strategy—We will incur increased costs as a result of operating as a public company” below) and in connection with the ongoing development of our proprietary SaaS solutions. As a result of these increased costs and expenses, we will have to generate and sustain increased revenue to be profitable in future periods, which may not be possible (for additional information, see “—Risks Related to Our Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”). Further, in future periods, our revenue growth rate could decline, and we may not be able to generate sufficient revenue to offset higher costs and achieve or sustain profitability. If we fail to achieve, sustain or increase profitability, our business and results of operations could be adversely affected.

Following the Business Combination, we have 18,499,984 Warrants outstanding, each Warrant being exercisable for one Ordinary Share at an exercise price of $11.50. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce the development of our proprietary SaaS solutions and go-to-market efforts.

We and our suppliers could suffer disruptions, outages, defects and other performance and quality problems with our solutions or with the public cloud and internet infrastructure on which our solutions rely. If the availability of our proprietary data platform does not meet our service-level commitments to our customers, our current and future revenue may be negatively impacted.

Our business depends on the data solutions that we offer (including our proprietary data platform and the third-party platforms from which we purchase software licenses for resale) to be available without disruption.

We and our suppliers have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with these data solutions. We have also experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our proprietary data platform relies. These problems can be caused by a variety of factors, including introductions of new functionality, vulnerabilities and defects in proprietary and open source software, human error or misconduct, natural disasters (such as tornadoes, earthquakes or fires), capacity constraints, design limitations, denial-of-service attacks or other security-related incidents.

Moreover, we typically commit to maintaining a minimum service-level of availability for our customers that use our proprietary data platform. If we are unable to meet these commitments, we may be obligated to provide customers with additional capacity, which could significantly affect our revenue. We rely on public cloud providers, such as AWS, Azure and GCP, and any availability interruption in the public cloud could result in us not meeting our service-level commitments to our customers.

In some cases, we may not have any contractual rights with our public cloud providers that would compensate us for any losses due to availability interruptions in the public cloud. Further, if our contractual and other business relationships with our public cloud providers are terminated, suspended or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we could be unable to provide our proprietary data platform and could experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Any disruptions, outages, defects, and other performance and quality problems with our data solutions and services (including any failure to meet our service-level commitments) or with the public cloud and internet infrastructure on which they rely, or any material change in our contractual and other business relationships with our public cloud providers, could result in reduced use of our date solutions and services, increased expenses, including service credit obligations and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Because we recognize our revenue from our proprietary SaaS business over the term of each contract, downturns or upturns in new sales and renewals will not be immediately reflected in our results of operations.

Since 2019, we have derived an increasing portion of our revenues from our proprietary SaaS business, and we expect this business line to become increasingly significant in the future. Our proprietary SaaS business line represented 18.8% of our revenues for the year ended December 31, 2021, compared to 4.7% of our revenues for the year ended December 31, 2020. In the six-month period ended June 30, 2022, our proprietary SaaS business line represented 23.9% of our revenues, compared to 17.2% in the six-month period ended June 30, 2021. Our customer contracts typically have a term of around three years and we recognize revenue from our proprietary SaaS business ratably over the term of each contract. As a result, part of the revenue we report in each quarter is derived from the recognition of deferred revenue relating to contracts entered into during previous quarters. Consequently, a future decline in new or renewed contracts, or a reduction in expansion rates, in any single quarter could have only a small impact on our revenue results during that quarter or subsequent period. Such a decline or deceleration, however, will negatively affect our revenue or revenue growth rates in future quarters and, in the aggregate, may cause a material adverse effect on our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.

Prior to the Business Combination, we were a private company with limited accounting resources and processes necessary to address our internal control over financial reporting and procedures. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with the IFRS and interpretations issued by the IFRS Interpretations Committee. Our management has not completed a formal assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to:

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inability to implement a system of internal control over financial reporting considering the following components: (i) a control environment with standards, processes and structure to provide basis for carrying out internal control activities across the organization; (ii) a risk assessment process for identifying and assessing risks for the achievement of financial reporting objectives; (iii) governance and structure to manage and control access to in-scope application systems and changes to programs; and (iv) formal structure and controls related to “segregation of duties” around the critical elements of our financial reporting processes, including revenue recognition and significant or unusual transactions (among others); and

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insufficient accounting resources and processes necessary to comply with the IFRS and SEC reporting requirements, specifically: (i) ineffective design, implementation and operation of controls within the financial reporting process relating to preparation and review of the financial statements, including the technical application of IFRS and SEC applicability of required disclosures; (ii) ineffective design, implementation and operation of controls within the financial process covering the maintenance of proper accounting records and supported by formal accounting policies, especially related to the accounting for complex transactions; (iii) lack of sufficient level of knowledge, experience and training of the finance team in respect to financial reporting requirements for a US public company; (iv) design and maintain formal accounting policies and procedures, as well as analyze, record and disclose complex accounting matters timely and accurately, and (v) lack of comprehensive governance structure, including the lack of an audit committee in relation to financial reporting oversight.

Each of the material weaknesses described above may result in a misstatement of one or more account balances or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute material weaknesses.

We have started to take necessary actions to design and implement formal accounting policies, procedures and controls required to remediate these material weaknesses. This includes hiring additional finance and accounting personnel with the requisite experience and knowledge. It also includes designing our financial control environment, including the establishment of controls to account for and disclose complex transactions. However, we cannot assure you that our efforts will be effective or prevent any future material weakness in our internal control over financial reporting.

As of the date of this prospectus, other than those related to the hiring of new personnel to support our growing business and to transition to life as a public company, we have not yet incurred material expenses to address those matters giving rise to the material weaknesses we identified and intend to focus efforts starting in the last quarter of 2022. We are currently unable to predict how long it will take and how much it will ultimately cost for us to implement the remediation measures required to address those matters giving rise to the material weaknesses we identified. However, these remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources.

Due to these material weaknesses in our controls over financial reporting, in the process of preparing Semantix financial statements as of and for the year ended December 31, 2021 included in this prospectus, we identified certain errors relating to the accounting of two transactions reflected in our financial statements as of and for the six-month period ended June 30, 2021 (the “June 2021 Financials”). These transactions that were erroneously accounted for relate to certain commitments we made in December 2020 as part of our acquisition of LinkAPI that involved subsequent payments to the former shareholders of LinkAPI in 2022, as follows:

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In January 2022, we paid the former shareholders of LinkAPI R$3.0 million as payment for its data integration platform, which was delivered to us in June 2021 and, therefore, should have been recorded upon delivery within intangible assets, net and other liabilities as of June 30, 2021 in the June 2021 Financials; and

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Also in January 2022, we paid the former shareholders of LinkAPI R$4.8 million as a full-year retention bonus in recognition of their continued employment with us following our acquisition of LinkAPI and the achievement of certain pre-determined operating and financial milestones, which should have been partly reflected as part of our general and administrative expenses and other liabilities as of and for the six-month period ended June 30, 2021 in the June 2021 Financials in the amount of R$2.4 million.

In addition, we also identified R$1.2 million recorded as accumulated loss as of and for the six-month period ended June 30, 2021 in the June 2021 Financials relating to our results from Tradimus, our subsidiary providing data solutions to serve the healthcare sector (in which Excella, a third-party health service management company, also holds a 50.0% non-controlling stake) that should have instead been recorded as non-controlling interest to reflect Excella’s ownership stake.

We corrected these accounting errors in Semantix financial statements as of and for the year ended December 31, 2021 included in this prospectus. The aggregate impacts of the aforementioned errors on our financial statements as of June 30, 2021 and for the six-month period ended June 30, 2021 were (i) an increase in current liabilities of R$3.0 million, with a corresponding increase to intangible assets, net, (ii) an increase in general and administrative expenses in the amount of R$2.4 million, and (iii) an increase in net loss attributable to non-controlling interests of R$1.2 million, with a corresponding increase in accumulated loss in the same amount. As a result, the June 30, 2021 balances presented in our unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 (the “June 2022 Financials”) included in this prospectus were restated to reflect these corrections and, accordingly, our previously issued June 2021 Financials should be disregarded and should not be considered in making any investment decision.

Our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremedied material weaknesses in internal controls over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in those reports is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

We are a public company in the United States subject to the Sarbanes-Oxley Act. If we are unable to successfully remediate our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, we may lose our status as an emerging growth company, investors may lose confidence in our financial reporting, and we could become subject to litigation or investigations by the Nasdaq, the SEC and other regulatory authorities.

Under Section 404 of the Sarbanes-Oxley Act, our management is not required to assess or report on the effectiveness of our internal controls over financial reporting until our second annual report on Form 20-F following consummation of the Business Combination, which will be only in 2024 for the fiscal year ending December 31, 2023. In addition, until we cease to be an “emerging growth company” (see “Risk Factors—Risks Related to Our Ordinary Shares—As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies”) as such term is defined in the JOBS Act, our independent registered public accounting firm is not required to attest to and report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment, identify additional material weaknesses or issue a report that is qualified.

During the course of remediating these material weaknesses and satisfying the requirements of Section 404 of the Sarbanes-Oxley Act, we may identify additional material weaknesses and other deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. If we fail to maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may be unable to timely complete our evaluation testing and any required remediation.

In addition, these new obligations will also require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, financial condition and operating results. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Weaknesses in Internal Controls and Remediation.”

We expect fluctuations in our results of operations, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our share price could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•	fluctuations in demand for or pricing of our solutions;

•	fluctuations in the price of the third-party software licenses that we purchase for resale;

•	our ability to attract new customers;

•	our ability to retain existing customers;

•	customer expansion rates;

•	seasonality;

•	investments in new features and functionality;

•	fluctuations in customer consumption resulting from our introduction of new features or capabilities to our systems that may impact customer consumption;

•	the timing of our customers’ purchases;

•	the speed with which customers are able to migrate data onto our proprietary data platform after purchasing capacity;

•	fluctuations or delays in purchasing decisions in anticipation of new solutions or enhancements by us or our competitors;

•	changes in customers’ budgets, the timing of their budget cycles and purchasing decisions;

•	our ability to control costs, including our operating expenses;

•	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses;

•	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•	the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•	the effects and timing of acquisitions and their integration;

•	general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers and partners participate;

•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;

•	health epidemics or pandemics, such as the COVID-19 outbreak;

•	the impact, or timing of our adoption, of new accounting pronouncements;

•	changes in regulatory or legal environments that may cause us to incur, among other things, expenses associated with compliance;

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the overall tax rate for our business, which may be affected by the mix of income we earn in Brazil and in jurisdictions with different tax rates, the effects of stock-based compensation and the effects of changes in our business;

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the impact of changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

•	fluctuations in the market values of our portfolio or strategic investments and in interest rates;

•	changes in the competitive dynamics of our market, including consolidation among competitors or customers; and

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our solutions.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Ordinary Shares could decline substantially, and we could face costly lawsuits, including securities class actions.

The length of our sales cycle varies by customer and can include high upfront costs. If we are unable to effectively manage these factors, our business may be adversely affected.

Part of our business strategy involves the development of data solutions to better serve large enterprises. Sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, including our ability to partner with third parties that advise such customers or help them integrate their IT solutions, substantial upfront sales costs and less predictability in completing some of our sales. For example, large customers, which make up a considerable portion of our business, may require considerable time to evaluate and test the data solutions that we offer prior to making a purchase decision and placing an order. In addition, large customers may be switching from legacy on-premises solutions when purchasing our solutions, and may rely on third parties with whom we do not have relationships when making purchasing decisions. A number of factors also influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our solutions, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Moreover, large customers often begin to deploy our solutions on a limited basis but nevertheless demand implementation services and negotiate pricing discounts, which increase our upfront investment in the sales effort with no guarantee that sales to these customers will justify our substantial upfront investment. If we fail to effectively manage these risks associated with sales cycles and sales to large customers, our business, financial condition and results of operations may be affected.

If we lose key members of our management team or are unable to attract and retain the executives and employees we need to support our operations and growth (especially skilled software engineers and developers), our business and future growth prospects may be harmed.

Our success depends in part on the continued services of Semantix’s co-founder Leonardo dos Santos Poça D’Água, as well as our other executive officers and key employees in the areas of research and development (particularly, skilled developers), and sales and marketing.

From time to time, there may be changes in our executive management and technical teams or other key employees resulting from the hiring or departure of these personnel. Our executive officers and other key employees are employed on an at-will basis, which means that these personnel could terminate their employment with us at any time. The loss of one or more of our executive officers, or the failure by our executive team to effectively work with our employees and lead our company, including as a result of remote working conditions, could harm our business.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers experienced in designing and developing cloud-based data solutions, experienced sales professionals and expert customer support personnel. We also are dependent on the continued service of our existing software engineers because of the sophistication of our proprietary data platform.

In the past, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications, particularly developers. Increased hiring by technology companies, particularly in Latin America, the United States, Asia and Europe, and increasing worldwide competition for skilled technology professionals may lead to a shortage in the availability of skilled professionals in the locations where we operate and hire. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, or if our existing employees receive significant proceeds from liquidating their previously vested equity awards, it may adversely affect our ability to recruit and retain key employees.

We also believe our culture has been a key contributor to our success to date and that the critical nature of the solutions that we provide promotes a sense of greater purpose and fulfillment in our employees. As our workforce becomes more distributed around the world, we may not be able to maintain important aspects of our culture. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

Increases in wages, equity compensation and other compensation expenses could prevent us from sustaining our competitive advantage and increase our costs.

Wages for technology professionals in emerging countries where we have significant operations are lower than comparable wages in more developed countries. However, wages in the technology industry in these countries may increase at a faster rate than in the past, which may make us less competitive unless we are able to increase the efficiency and productivity of our employees. If we increase operations and hiring in more developed economies, our compensation expenses will increase because of the higher wages demanded by technology professionals in those markets. In all countries in which we operate, wage inflation, whether driven by competition for talent or ordinary course pay increases, may also increase our cost of providing services and reduce our profitability if we are not able to pass those costs on to our clients or charge premium prices when justified by market demand.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations and our ability to invest and hold our cash.

While our functional currency is the Brazilian real, most of our costs and a relevant portion of our sales related to our third-party software business area are denominated in, or linked to, U.S. dollars. As part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere. Although the prices we charge our customers for these software licenses in Brazil are denominated in reais, such prices are necessarily linked to the U.S. dollar in an effort to pass through foreign exchange impacts and, therefore, pricing for these contracts with our customers requires certain assumptions, judgments and estimates from us regarding future foreign exchange behavior, which may not be accurate. Various events and circumstances, including political and macroeconomic events beyond our control or impossible or difficult to foresee, could have a significant impact on the foreign exchange environment, as evidenced by the dramatic volatility of the Brazilian real against the U.S. dollar in recent years (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors Affecting our Results of Operations—Brazilian Macroeconomic Environment—Currency Fluctuations”). Accordingly, while we aim to purchase third-party software licenses only when we have a firm commitment from a customer, we are nevertheless exposed to foreign exchange volatility to the extent we are unable to fully pass through U.S. dollar amounts to our customers in the form of their reais-denominated contracts. In addition, we typically have up to 90 days to pay our suppliers from the time we sign a contract to purchase a software license until the due date for payment to our suppliers, which we consider in our cash flow planning. Accordingly, if there is significant unanticipated foreign exchange movement during the period from when we execute our contracts with suppliers (and set pricing with our customers) to the time we pay our suppliers, we could be forced to pay more for such software licenses in reais-terms without the ability to pass through such amounts to our customers. In addition, while we typically have contractual flexibility to anticipate payment to our suppliers prior to the contractual due date, we may not have the necessary cash on hand to respond quickly to material foreign exchange movements even if it is advantageous from a foreign exchange perspective to do so. We do not currently enter into derivative transactions of any type to hedge our exposure originated by the resale of third-party software licenses. The software licenses we purchase and resell for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency.

Moreover, we have operations internationally that are denominated in foreign currencies, thus exposing us to foreign exchange risk primarily related to fluctuations between our functional currency, the Brazilian real, on the one hand, and the U.S. dollar, the Colombian peso and the Mexican peso, on the other hand. As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates may grow.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies in this scenario. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, since these proprietary solutions offer an alternative that is not directly impacted by the foreign exchange environment.

Currently, we do not hedge our foreign exchange exposure relating to our operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we have U.S. dollar-denominated and Euro-denominated loans. To mitigate our exchange rate exposure in relation to these loans, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the Brazilian interbank deposit certificate (Certificado de Depósito Interbancário, or “CDI rate”). However, the use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

Our payment obligations under our indebtedness may limit the funds available to us and may restrict our flexibility in operating our business.

We have increasing fixed financial costs in connection with our indebtedness and have incurred an increasing amount of debt in recent years to support our operations and development. As of June 30, 2022, we had total outstanding loans and borrowings in an aggregate principal amount of R$250.6 million and R$48.9 million in cash and cash equivalents. Our cash and cash equivalents increased significantly after June 30, 2022 as a result of the Business Combination. Giving pro forma effect to the Business Combination and related transactions as if they had occurred as of June 30, 2022, our cash and cash equivalents would be R$654.5 million as of June 30, 2022 (for additional information, see “Unaudited Pro Forma Condensed Combined Financial Information”).

We may be required to use a portion of our cash flows from operations to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing (or to obtain such financing on acceptable terms) for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. A high level of leverage may also have significant negative effects on our future operations by increasing the possibility of an event of default under the financial and operating covenants contained in our debt instruments.

In addition, we are exposed to interest rate risk related to some of our indebtedness. For additional information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that any such refinancing would be possible or that any additional financing could be obtained. Our inability to obtain such refinancing or financing may have a material adverse effect on our business, financial condition, ratings and results of operations.

Our existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on us, and we were not in compliance with certain financial covenants included in our loan agreements.

Under certain of our loan agreements, we are subject to restrictive and affirmative covenants, including restrictions on our change of control, the change of our ownership structure and corporate reorganization, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends. In addition, certain of our loan agreements include financial covenants. These financial covenants comprise (i) a current assets/current liabilities ratio (current ratio), as calculated on an annual basis which may not be less than 1.2, (ii) a net debt/EBITDA ratio, as calculated on an annual basis, which may not exceed 3.5 on December 31, 2021 and 3.0 thereafter, and (iii) a debt/EBITDA ratio, as calculated on an annual basis, which may not exceed 3.5 on December 31, 2021.

Based on our financial statements as of and for the year ended December 31, 2021, our net debt/EBITDA ratio and our debt/EBITDA ratio were above 3.5 as of December 31, 2021, as calculated in the manner prescribed in the following loan agreements, which we refer to collectively as the “2021 Loan Agreements”:

•	loan agreement entered into with Citibank, N.A. on May 25, 2021, in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025;

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loan agreement entered into with Itaú Unibanco S.A. – Nassau Branch on June 18, 2021, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal to 1.42% and maturing on May 28, 2025;

•	loan agreement entered into with Itaú Unibanco S.A. on June 23, 2021, in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.32% and maturing on May 20, 2025; and

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loan agreement entered into with Banco BTG Pactual S.A. on June 28, 2021, in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024.

As of December 31, 2021, the aggregate outstanding amount under the 2021 Loan Agreements was R$70.1 million. We received waivers from the relevant lenders under the 2021 Loan Agreements pursuant to which they waived and agreed not to enforce any of their rights with respect to our compliance with the applicable financial covenants. As of June 30, 2022, the aggregate outstanding amount under our loan agreements that include financial covenants was R$107.8 million. We measure compliance with our financial covenants on an annual basis considering our performance and financial position as of December 31 of each year. There is no assurance that we will be able to adhere to our covenants based on our results of operations and financial position as of and for the year ended December 31, 2022, or in any subsequent period. If we fail to comply with the covenants under any of our indebtedness in the future or otherwise receive waivers, we may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate their debt obligations. A default under any of our indebtedness could result in cross-defaults under our other indebtedness, which in turn could result in the acceleration of our other indebtedness that would have an adverse effect on our cash flows and liquidity. For a description of certain terms of our material financings, including our financial covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Loans and Borrowings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—Restrictive and Financial Covenants.”

In the future, in order to avoid defaulting on our indebtedness, we may be required to take actions such as reducing or delaying capital expenditures, reducing or eliminating dividends or share repurchases, selling assets, restructuring or refinancing all or part of our existing debt, or seeking additional equity capital, any of which may not be available on terms that are favorable to us or to our shareholders, if at all. Complying with the covenants in our many financing agreements may cause us to take actions that make it more difficult to execute our business strategy successfully and we may face competition from companies not subject to such restrictions. For more information, see “—Our payment obligations under our indebtedness may limit the funds available to us and may restrict our flexibility in operating our business.”

The consummation of the Business Combination exposed us to the risk of acceleration or termination of certain of our loan and operating agreements absent our counterparties’ consent or waiver, which could adversely affect us.

Semantix is a party to several loan and operating agreements, the terms of which provide for the acceleration of the underlying indebtedness or termination in the event of a change of control, a change in share ownership structure or corporate reorganization.

As a result of and in connection with the Business Combination, Semantix went through a corporate reorganization and its direct control and share ownership structure changed. Although our original controlling shareholders remain our current controlling shareholders (for additional information, see “Beneficial Ownership of Securities”), the type of share transfers carried out in connection with the Business Combination required waivers under certain Brazilian law contracts.

Accordingly, we obtained relevant waivers from certain of our counterparties to address and anticipate Semantix’s change in share ownership structure as a result of the Business Combination. We received all of the relevant waivers from our lenders pursuant to which they have agreed not to enforce their rights under the applicable loan agreements in relation to the share ownership changes that occurred as a result of the Business Combination.

If we fail to comply with any covenants under any of our loan agreements, we may be in default under the documents governing such indebtedness, which may entitle the lenders thereunder to accelerate the debt obligations. A default under any of our indebtedness could result in cross-defaults under our other indebtedness, which in turn could result in the acceleration of our other indebtedness, which in turn may have an adverse effect on our cash flows and liquidity.

We did not obtain certain waivers and consents from certain of our customers under contracts that are governed by Brazilian law. Although we concluded that the Business Combination did not result in a change of control under Semantix’s main U.S.-law governed supply contracts (or obtained waivers for certain other of Brazilian law supply contracts), we still have not received waivers for some of our Brazilian law-governed customer contracts, which, absent receipt of a waiver, could, in certain cases, allow for early termination of these contacts. The majority of these agreements with our customers may be terminated without cause with only 30, 60 or 90-day prior notice, thus making early termination of our customer contracts an inherent and constant core business risk that exists irrespective of any share transfers. Nevertheless, a potential event of default under certain of these agreements, including as a result of changes of Semantix share ownership, may result in their immediate termination and the payment of fines. We estimate that the total fines that could be payable by us arising from the termination of customer contracts triggered as a result of the Business Combination and for which we do not have waivers is approximately R$0.2 million. We cannot guarantee that we will be able to replace any lost revenues with new customers or services in the event we lose any contracts as a result of the Business Combination, which could have an adverse effect on us and negatively influence our results of operations.

There are risks for which our insurance policies may not adequately cover or for which we have no insurance coverage. Insufficient insurance coverage or the materialization of such uninsured risks could adversely affect us.

Our insurance policies may not adequately cover all risks to which we are exposed, and we are subject to risks for which we are uninsured, such as war and acts of God, including hurricanes and other force majeure events. In addition, we cannot guarantee that we will be able to maintain our insurance policies in the future or that we will be able to renew them at reasonable prices or on acceptable terms, which may adversely affect our business. The occurrence of a significant loss that is not insured or compensable, or that is only partially insured or compensable, may require us to commit significant cash resources to cover such losses, which may adversely affect us.

We agree to indemnify customers and other third parties, which exposes us to substantial potential liability.

Our contracts with customers, investors, and other third parties may include indemnification provisions under which we agree to defend and indemnify them against claims and losses arising from alleged infringement, misappropriation, or other violation of intellectual property rights, data protection violations, breaches of representations and warranties, damage to property or persons, or other liabilities arising from our data solutions or services or such contracts. Although we attempt to limit our indemnity obligations, we may not be successful in doing so, and an event triggering our indemnity obligations could give rise to multiple claims involving multiple customers or other third parties. There is no assurance that our applicable insurance coverage, if any, would cover, in whole or in part, any such indemnity obligations. We may be liable for up to the full amount of the indemnified claims, which could result in substantial liability or material disruption to our business or could negatively impact our relationships with customers or other third parties, reduce demand for our data solutions and services, and adversely affect our business, financial condition and results of operations.

The resignation of Alpha’s and Semantix’s capital markets and financial advisors in the Business Combination may be an indication that they were unwilling to be associated with the disclosure in the proxy statement/prospectus filed with the SEC in connection with the Business Combination, portions of which were used as base for this prospectus, or the underlying business analysis related to the transaction.

Prior to the Closing, Citigroup Global Markets Inc. (“Citi”), BofA Securities, Inc. (“BofA Securities”) and Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse” and, together with Citi and BofA Securities, the “Advisors”) resigned from their engagements, as the case may be, as underwriters, capital markets advisors and financial advisors to Alpha and Semantix in relation to the Business Combination and disclaimed any responsibility for the contents of the proxy statement/prospectus filed with the SEC in connection with the

Business Combination, portions of which were used as base for this prospectus. In connection with such resignations, the Advisors waived their rights to any fees owed to them, all of which fees related to services that had already been rendered. Such a resignation and fee waiver for services already rendered is unusual. Citi cited the inability to conduct sufficient diligence within the timeline permitted as its reason for the waiver of its fees. While the Advisors did not otherwise provide any additional detail in their resignation letters either to Alpha and Semantix or to the SEC, such resignation may be an indication by such Advisors that such firms do not want to be associated with the disclosure in the proxy statement/prospectus filed with the SEC in connection with the Business Combination, portions of which were used as base for this prospectus, or the underlying business analysis related to the transaction. However, we will not speculate about the reasons why the Advisors withdrew from their roles as capital markets advisors, financial advisors and underwriters, as the case may be, in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

We may become subject to claims, litigation, disputes and other legal proceedings from time to time. We shall evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to our management team at the time of its assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Under the terms of Alpha’s capital markets advisory agreement with Citi and its Underwriting Agreement with Citi and BofA Securities entered into in connection with the Business Combination, Alpha agreed to indemnify and hold harmless each of Citi and BofA Securities, their affiliates and each of their respective directors, officers, agents and employees from and against any losses and claims arising in any manner out of or in connection with the services provided to Alpha thereunder. Under the terms of Semantix’s financial advisory agreement with Credit Suisse entered into in connection with the Business Combination, Semantix agreed to indemnify and hold harmless Credit Suisse, its affiliates and their respective employees, officers and personnel from and against any losses and claims arising in any manner out of or in connection with the services provided to Semantix thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the Advisors in relation to the services it provided to Alpha or Semantix under any of these agreements, then we may be liable to pay for or reimburse such Advisor or Advisors for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence, bad faith or willful misconduct of such Advisor or Advisors or their respective directors, officers, employees, personnel and agents. Further, each of the agreements described above contains a contribution provision in the event that such indemnification is unavailable or otherwise prohibited by law, however, the contribution obligations of each Advisor are limited to the amount of compensation or fees actually paid to such party in respect of the engagement. As a result, the contribution obligations of Citi and BofA Securities under the Underwriting Agreement are limited to the $4,600,000 in underwriting fees paid, in the aggregate, by Alpha to Citi and BofA Securities upon the consummation of Alpha’s IPO, and the Advisors otherwise have no further contribution liability under the other engagements (including the Underwriting Agreement) because they waived their rights to any fees or deferred underwriting commissions in connection with their resignations. Therefore, as a result of the Advisors’ resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, our potential financial liability with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

Even when not merited or whether or not we ultimately prevail, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations. An unfavorable outcome of any legal dispute could imply that we become liable for damages or may have to modify our business model. Further, any liability or negligence claim against us in U.S. courts may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on our business, financial condition, results of operations, cash flows and/or prospects.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of recovery.

Seasonality may cause fluctuations in our results of operations.

Historically, we have received a higher volume of orders from new and existing customers during the second half of the year and, in particular, in the fourth fiscal quarter of each year. We believe that this results from the procurement, budgeting, and deployment cycles of many of our customers, particularly our large enterprise customers. We expect this seasonality to become more pronounced as we continue to target large enterprise customers. This seasonality is particularly relevant for our third-party software business, as we recognize the full amount of revenue from our third-party contracts at the point in time when we transfer possession of the license to our customer (which occurs upon our receipt of the invoice from the supplier from which we purchase the underlying license) and not over time over the course of the contract, as is the case for our proprietary SaaS business line. As a result of the high degree of seasonality in our business, our results for the first six months of any year may not be reflective of our full-year results.

Unfavorable conditions in our industry or the global economy could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in Brazil and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemic (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks, could cause a decrease in business investments, including spending on data solutions, and negatively affect the growth of our business. Competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

The risks arising with respect to the historic business and operations of LinkAPI, Tradimus and Zetta may be different than we anticipate and our strategic partnerships could be challenged, which could significantly increase the costs and decrease the benefits of the acquisition and materially and adversely affect our operations going forward.

Although we performed significant financial, legal, technological and business due diligence with respect to LinkAPI Tecnologia S.A. (“LinkAPI”), Tradimus Consultoria e Serviços em T.I. Ltda. (later changed to Tradimus S.A.) (“Tradimus”) and Zetta, we may not have appreciated, understood or fully anticipated the extent of the risks associated with their business and the acquisitions and integrations. We may discover previously unidentified contingencies of LinkAPI, Tradimus or Zetta for which we may be liable, in our capacity as successor. These contingencies may be of a labor, social security, regulatory, civil and tax nature, among others, or refer to consumer and environmental rights. Pursuant to the share purchase agreements entered into in connection with these acquisitions, we have agreed that we will be indemnified for certain matters in order to mitigate the consequences of any breaches of certain surviving covenants and the risks associated with past operations of LinkAPI, Tradimus and Zetta and a portion of the purchase prices shall be withheld from the sellers to cover such indemnity claims for a period of time. Although we have the benefit of the indemnification provisions of these share purchase agreements, subject to a cap under certain circumstances as described therein, our exercise of due diligence and risk mitigation strategies may not anticipate or mitigate the full risks of the acquisitions and the associated costs, including costs and expenses associated with previously unidentified contingencies. We may not be able to contain or control the costs associated with unanticipated risks or liabilities, which could materially and adversely affect our business, liquidity, capital resources or results of operations.

In addition, we have entered into a shareholders’ agreement with Excella Gestão de Saúde Populacional Ltda. (“Excella”) to govern our relationship as shareholders of Tradimus following Excella’s December 2020 investment in the company. Pursuant to this shareholders’ agreement, we are deemed to control Tradimus as of the date of this prospectus by virtue of the following rights and powers vested in us pursuant to this agreement despite holding an equity interest equal to Excella’s stake:

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Tradimus is managed by a board of directors and an executive board. The board of directors consists of two directors appointed by us and two directors appointed by Excella, with the chairman of the board of directors being appointed by us. Each member of the executive board is responsible for exercising the functions required of them within their area of activity;

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our appointed member has the casting vote in any deadlock on the approval of any resolution by the board of directors until Tradimus is not considered a joint operation by the auditors of both us and Excella; and

•	the directors appointed by us have the right to appoint the chief executive officer.

Based on the above, since our investment in 2020 and through the date of this prospectus, we concluded that we have power over Tradimus and have the ability to direct the relevant activities and operations of Tradimus through the individuals that we appoint to the board of directors and the chief executive officer of Tradimus appointed by us. From May 26, 2023, any deadlocks at the shareholders’ meeting or board of directors’ meeting will be subject to a mandatory mediation procedure, as opposed to being resolved by the casting vote of our appointed member. Accordingly, we will be required to update our analysis at that time (in accordance with IFRS 10—Consolidated financial statements) to determine whether continued consolidation is appropriate and, if not, whether our interest in Tradimus meets the definition of a joint operation or a joint venture (determination made in accordance with IFRS 11—Joint arrangements). As a result of being considered a joint operation or a joint venture, we would no longer be deemed to control Tradimus and, accordingly, Tradimus would no longer be fully consolidated in our financial statements. Moreover, if Excella challenges our control rights pursuant to the shareholders’ agreement, or such provisions vesting us with control are otherwise considered illegal or invalid, we may be unable to fully consolidate Tradimus’ results of operations even prior to May 26, 2023. Our inability to fully consolidate Tradimus in our financial statements would adversely affect our results of operations and financial position. For additional information regarding the material terms of this shareholders’ agreement, please refer to “Business—Tradimus Healthcare Solutions.”

The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, financial condition, results of operations and prospects will depend on future developments, which are highly uncertain and are difficult to predict.

The global impact of the COVID-19 outbreak and measures taken to reduce the spread of the virus have had an adverse effect on the global macroeconomic environment, and have significantly increased economic uncertainty and reduced economic activity. Governmental authorities around the world, including in Brazil, have taken measures to try to contain the spread of COVID-19, including by implementing travel bans and restrictions, quarantines, shelter-in-place or total lock-down orders and business limitations and shutdowns.

Currently, many restrictions have been lifted or relaxed as a result of the implementation of vaccination programs. However, despite advances in the containment of COVID-19 in 2021 and 2022, the COVID-19 pandemic remains a dynamic and continuously evolving situation with unknown short and long-term consequences that could reverse any recent improvements. For example, the spread of new strains and variants of COVID-19 could cause restrictions to be reinstated, again disrupting supply chains and economic activity at a regional or global level. Future outbreaks of COVID-19 may also require us to implement or reinstate measures to manage the risks posed by such outbreaks if and when required by government authorities, or as we determine are in the best interests of our employees, customers and business partners, which could adversely affect our business and operations. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19.

We experienced, and may continue to experience, a modest adverse impact on certain parts of our business as a result of the COVID-19 pandemic, including (i) delayed progress in the development of proprietary solutions due to stalled research and development efforts and (ii) the slower than anticipated international expansion of our business, particularly in the United States, where we commenced operations in early 2020.

We have taken numerous actions to protect our employees and our business following the spread of COVID-19 (such as implementing a “work from home” model and adopting other measures to manage the risks posed by COVID-19, including restricting employee travel, developing social distancing plans for our employees and canceling physical participation in, and sponsorship of, events, conferences and seminars). In addition, our management team has spent, and may continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on our business and workforce.

As of this time, the COVID-19 outbreak has not severely impacted the industry verticals to which we sell a significant portion of our data solutions and services in the past two fiscal years (financial services, telecom, healthcare, industrials, agribusiness and retail). In fact, our most significant customers, which are large enterprises that have been resilient in light of the effects of the COVID-19 pandemic, have in certain circumstances accelerated their demand for the implementation of digital transformation solutions over the next few years. As a result, the extent to which the COVID-19 outbreak impacts our business, financial condition, results of operations and prospects in the longer term will depend on future developments, which are highly uncertain and are difficult to predict, including, but not limited to, the duration, spread and severity of the outbreak, the actions taken to contain COVID-19 or treat its impact, how quickly and to what extent normal economic and operating conditions broadly resume, and the extent of the impact of these and other factors on our employees, suppliers, partners and customers. In addition, while the restrictions imposed by the COVID-19 pandemic have prompted a shift to digital solutions and services that benefited our business in 2020, 2021 and in the first half of 2022, there can be no assurance that this shift will continue and that we will continue to benefit from our customer’s increased spending on digital transformation efforts in response to the COVID-19 pandemic. Accordingly, once the COVID-19 pandemic is sufficiently controlled, we may experience decreases or decreased growth rates in sales of our data solutions and services to customers, as our prospective and existing customers may be less dependent on digital solutions, which would negatively affect our business, financial condition and operating results.

In addition, while our main customers have not been materially impacted by the COVID-19 pandemic, as the effects of the COVID-19 pandemic persist, certain of our customers or partners may experience future downturns or uncertainty in their own business operations or results resulting from the spread of COVID-19, which may decrease or delay their spending, or lead to requests for pricing discounts or renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for us. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect accounts receivable from these customers. Competitors may also respond to market conditions by lowering prices and attempting to lure away our customers. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.

The COVID-19 pandemic and related restrictions could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, make us and our service providers more vulnerable to security breaches, denial of service attacks or other hacking or phishing attacks, or have other unpredictable effects.

Our operations may be adversely affected by a failure to renew our leases on commercially acceptable terms, or at all, and to timely obtain or renew any licenses required to operate our occupied properties.

All of our offices and our data laboratory are located in leased properties. The leases are subject to renewal, and we may not be able to renew them on terms that we deem acceptable, or at all. If we do not renew our leases, we may not be able to locate suitable replacement properties for our offices, or may be delayed in finding a new location, which could lead to an interruption in our operations and potentially adversely affect us. In addition, any inability to renew our leases at terms that we deem acceptable, or at all, may have an adverse impact on us, including the interruption of our operations.

The operation of the properties we occupy or may come to occupy are subject to certain license and certification requirements under applicable law, including operation and use licenses (alvará de licença de uso e funcionamento) from the municipalities in which we operate and certificates of inspection from applicable local fire departments. Our operations may be adversely affected by a failure to timely obtain or renew any licenses required to operate our occupied properties. We have not yet obtained licenses for all of our occupied properties, and we cannot assure that we will be able to obtain the licenses for which we have applied in a timely manner, as applicable. In addition, we cannot assure you that we will obtain such licenses in a timely manner for the opening of new properties.

If we are unable to renew or obtain such licenses, we may be subject to certain penalties, which include the imposition of fines and/or the suspension or termination of our operations at the respective property. The imposition of such penalties, or, in extreme scenarios, the sealing off of the premises by relevant public authorities pending compliance with all the requirements demanded by the municipalities and fire departments, may adversely affect our operations and our ability to generate revenues at the relevant location.

Risks Related to Our Growth Strategy

Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record.

Our historical operations consisted primarily of the resale of third-party software licenses. However, since 2019, we have derived an increasing portion of our revenues from our proprietary SaaS business, which consists of revenue from fees charged to our customers for our proprietary data platform software, and we expect the expansion of our proprietary SaaS business to be the main driver of growth going forward. For the years ended December 31, 2021 and 2020, our proprietary SaaS business accounted for 18.8% and 4.7% of our revenues, respectively. In the six-month periods ended June 30, 2022 and 2021, our proprietary SaaS business accounted for 23.9% and 17.2% of our revenues, respectively.

While we have been offering data solutions in Brazil since 2010, the development of our proprietary data platform in its current form is relatively recent and still evolving. The recent of growth of this business area may not be reflective of future growth and could slow, decline or never reach its full potential for a number of reasons, including less than expected demand for our proprietary data platform, an unwillingness of our current third-party customers to migrate to our propriety platform, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure to identify and capitalize on opportunities to grow or otherwise. We have confronted, and will continue to confront, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties and the future revenue growth potential of our proprietary SaaS business are incorrect or change, or if we do not address these risks successfully, we may fail to realize our growth strategy, resulting in future operating and financial results materially different from our expectations.

We believe our future success, growth and profitability depend significantly on the expansion of our proprietary SaaS business, and our growth estimates rely to a significant degree on our achievement of exponential growth of our proprietary SaaS business. Accordingly, if we are unable to achieve this objective, whether due to competitive difficulties, cost factors, an inability to attract clients or any other reason, our capacity to fully execute our business strategy may be limited, and our operating and financial results could differ materially from our expectations and projections, causing our business to suffer.

Our current operations are international in scope, and we plan further geographic expansion, creating a variety of operational challenges.

A component of our growth strategy involves the expansion of our operations and customer base internationally. We currently have customers with operations in approximately 15 countries. Revenues generated from our operations outside Brazil represented 12.0% and 21.5% of our revenues for the years ended December 31, 2021 and 2020, respectively. For the six-month periods ended June 30, 2022 and 2021, revenues generated from our operations outside Brazil represented 13.7% and 16.8% of our revenues, respectively. We are continuing to adapt to and develop strategies to address international markets, but there is no guarantee that such efforts will have the desired effect. For example, we anticipate that we will need to establish relationships with new partners in order to expand into certain countries, and if we fail to identify, establish and maintain such relationships, we may be unable to execute on our expansion plans. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Our current and future international business and operations involve a variety of risks, including:

•	slower than anticipated public cloud adoption by international businesses;

•	changes in a specific country’s or region’s political, economic, or legal and regulatory environment, including the effects of pandemics, tariffs, trade wars or long-term environmental risks;

•	the need to adapt and localize our solutions for specific countries;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	unexpected changes in trade relations, regulations or laws;

•	new, evolving, and more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

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challenges inherent in efficiently managing, and the increased costs associated with, an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs that are specific to each jurisdiction;

•	difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems and regulatory systems;

•	increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	currency exchange rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions if we choose to do so in the future;

•	limitations on, or charges or taxes associated with, our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	laws and business practices favoring local competitors or general market preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties obtaining, maintaining, protecting or enforcing our intellectual property rights, including our trademarks and patents;

•	political instability or terrorist activities;

•

COVID-19 or any other pandemics or epidemics that could result in decreased economic activity in certain markets, additional costs associated with travel, return to work or other restrictions that are specific to certain markets, decreased use of our data solutions and services, or in our decreased ability to import, export or sell our data solutions and services to existing or new customers in international markets;

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exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. bribery laws, the U.K. Bribery Act, and similar laws and regulations in other jurisdictions;

•	burdens of complying with laws and regulations related to labor and taxation; and

•	regulations, adverse tax burdens, and foreign exchange controls that could make it difficult or costly to repatriate earnings and cash.

We expect to invest substantial time and resources to further expand our international operations and, if we are unable to do so successfully and in a timely manner, our business and results of operations will be adversely affected.

If we fail to maintain or grow our brand recognition, our ability to expand our customer base will be impaired and our financial condition may suffer.

We believe that maintaining and growing the Semantix brand is important to supporting continued acceptance of our existing and future data solutions and services, attracting new customers to our proprietary data platform, and retaining existing customers, particularly as our growth strategy depends on our self-developed proprietary data platform, as we aim to reduce our dependence on third-party software.

We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide a reliable and useful platform to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionalities and solutions, and our ability to successfully differentiate our proprietary data platform from competitive data solutions and services.

Additionally, our business partners’ performance may affect our brand and reputation if customers do not have a positive experience. Our efforts to build and maintain our brand have involved and will continue to involve significant expense. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses we incurred in building our brand. We strive to establish and maintain our brand in part by obtaining trademark rights. However, if our trademarks are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed. If we fail to successfully promote, protect and maintain our brand, we may fail to attract enough new customers or retain our existing customers to realize a sufficient return on our brand- building efforts, and our business could suffer.

Acquisitions, strategic investments, partnerships or alliances could be difficult to identify, pose integration challenges, divert the attention of management, disrupt our business, dilute shareholder value and adversely affect our business, financial condition and results of operations.

We have in the past and may in the future seek to acquire or invest in businesses, joint ventures, and platform technologies that we believe could complement or expand our data solutions and services, enhance our technology, or otherwise offer growth opportunities. Any such acquisitions or investments may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable opportunities, whether or not the transactions are completed, and may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, their software is not easily adapted to work with our proprietary data platform or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Any such transactions that we are able to complete may not result in the synergies or other benefits we expect to achieve, which could result in substantial impairment charges. These transactions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations.

If we are unable to maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe a critical component to our success has been our corporate culture. We have invested substantial time and resources in building our team. As we grow and develop our infrastructure as a public company, our operations may become increasingly complex. We may find it difficult to maintain these important aspects of our corporate culture. In addition, we believe that our decision to transition to a fully or predominantly remote work environment in the aftermath of the COVID-19 pandemic may also present significant challenges to maintaining our corporate culture, including employee engagement and productivity. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and to effectively focus on and pursue our corporate objectives.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

This prospectus contains market and industry data, estimates and statistics obtained from third-party sources. While we believe such information to be reliable in general, we have not independently verified the accuracy or completeness of any such third-party information. Such information may not have been prepared on a comparable basis or may not be consistent with other sources. Similarly, this prospectus contains information based on or derived from internal company surveys, studies and research that have not been independently verified by third-party sources. Industry data, projections and estimates are subject to inherent uncertainty as they necessarily require certain assumptions and judgments.

In addition, the market for data solutions is relatively new and will experience changes over time. Data market estimates and growth forecasts, including for our proprietary SaaS business, are uncertain and based on assumptions and estimates that may be inaccurate. Our addressable market depends on a number of factors, including changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. Moreover, geographic markets and the industries we operate in are not rigidly defined or subject to standard definitions. Accordingly, our use of the terms referring to our geographic markets and industries may be subject to interpretation, and the resulting industry data, projections and estimates may not be reliable. Our estimates and forecasts relating to the size and expected growth of our market may prove to be inaccurate and our ability to produce accurate estimates and forecasts may in the future be impacted by the economic uncertainty associated with the COVID-19 pandemic, as well as with other macroeconomic factors to which we are subject (see “—Risks Related to Our Operations in Latin America” below). Even if the market in which we compete meets the size estimates and growth rates we forecast, our business could fail to grow at similar rates, if at all. For these reasons, you should not place undue reliance on such information.

Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our data solutions and proprietary data platform.

We must expand our sales and marketing organization to increase our sales to new and existing customers. We plan to continue expanding our direct and indirect sales force, both domestically and internationally. It may require significant time and resources to effectively onboard new sales and marketing personnel. Once a new customer begins using our data solutions and services, our sales team will need to continue to focus on expanding consumption with that customer. All of these efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. Our business and results of operations will be harmed if our sales and marketing efforts generate increases in revenue that are smaller than anticipated. We may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate and retain talented and effective sales personnel, if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

We may require additional capital to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through equity financings, loans and borrowings from financial institutions and our operations. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial conditions. If we incur new debt, the debt holders would have rights senior to holders of common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock.

Following the Business Combination, we have 18,499,984 Warrants outstanding, each Warrant being exercisable for one Ordinary Share at an exercise price of $11.50. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, or substantially reduce the development of our proprietary SaaS solutions and go-to-market efforts.

Furthermore, if we issue additional equity securities, shareholders will experience dilution, and the new equity securities could have rights senior to those of our Ordinary Shares. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our Ordinary Shares and diluting their interests.

If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay, or discontinue our operations.

If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay, or discontinue our operations. In general, we may be unable to expand our operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to conduct our business as desired, which could materially affect our business, financial condition and results of operations. If we are ultimately unable to continue as a going concern, we may have to seek the protection of bankruptcy laws or liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our securityholders will lose all or a part of their investment.

Our total net revenue declined in the first half of 2022, driven mostly by decreases in revenue from our third-party software and AI & data analytics business areas, which we were unable to offset with revenues from our proprietary SaaS business area, and, if this negative trend persists and we are unable to grow our proprietary SaaS business as planned, this will impact our ability to meet our projected financial targets.

In the first half of 2022, we experienced a decline in our total net revenue causing us to not reach our performance goals for the period, mainly driven by (i) a decrease in third-party software revenue reflecting the non-renewal of two separate one-year contracts each with a relevant customer and the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations and (ii) a decrease in AI & data analytics revenue, mainly due to a decrease of projects delivered during the period. At the same time, we were unable to adequately expand our proprietary SaaS business area to offset these negative impacts. If this negative trend persists and we are unable to increase sales of our proprietary SaaS products, in line with our strategy to adjust product mix, favoring a shift towards proprietary SaaS products, or if we are unable to attract new customers or otherwise efficiently serve our existing customers, we may be unable to meet our projected financial targets according to our timing expectations, or at all. Despite the increase in revenues from our proprietary SaaS business line in the first half of 2022 compared to the same period of the previous year, we may not reach our proprietary SaaS growth targets for the year ending December 31, 2022, which may also impact our ability to meet our projected targets for gross profit, EBITDA and Adjusted EBITDA, particularly since our proprietary SaaS solutions have better margins than our third-party software products. In addition, we have incurred higher than expected operating expenses over the past three quarters, including as a result of increased expenses related to the Business Combination and in preparation of being a U.S. public company. Any general economic, business or industry conditions that cause customers or potential customers to reduce or delay their purchases of data solutions or services, or any inability by us to deliver products or service in accordance with customer expectations, could have a material adverse effect on us and our prospects and projected financial performance. Worldwide economic conditions could have an effect on the demand for our data solutions and services and could result in declining revenue and earnings.

We prepared certain projected financial and operating information in connection with the Business Combination, which relied in large part upon assumptions and analyses developed by us and third-party sources and were based on our ability to achieve, among other factors, certain growth milestones in accordance with our business plans. Certain of the estimates and assumptions on which our projected financial and operating information were based proved, and may again in the future prove, to be inaccurate in light of subsequent events and circumstances, which has caused, and may again in the future cause, our actual results to materially differ from our historical projections, and which may adversely affect our future profitability, cash flows and the market price of our Ordinary Shares.

We prepared projected financial and operating information in connection with the Business Combination (which was considered by the board of directors of Alpha in approving the Business Combination), reflecting certain estimates and beliefs regarding our future performance and ability to grow (the “Projections”). In particular, among other factors, the Projections assumed a pace of growth in relation to our proprietary SaaS business area that remains subject to a significant degree of uncertainty, various contingencies and other variables (for additional information and uncertainties related to the growth of our proprietary SaaS business area, see “—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”). As a result of the difficulty in estimating revenue growth projections, among other factors, we updated our Projections prior to the Closing to, among other matters (i) reduce revenue projections (and adjust expectations regarding product mix), (ii) increase projected selling, general and administrative expenses and (iii) decrease EBITDA projections, all reflecting our evolving understanding of our growth prospects at the time the updated Projections were made.

Important factors may still affect actual results and cause expected results not to be achieved including, among other matters, risks and uncertainties relating to our business, industry performance, and general business and economic conditions as described in this “Risk Factors” section, such as the ongoing impacts of the COVID-19 pandemic, the conflict between Russia and Ukraine and other political and macroeconomic factors, especially considering the outcome of the 2022 presidential elections in Brazil. In addition, actual consumer demand for the data solutions and services we sell, particularly demand for our proprietary data platform, will strongly impact actual results in a way that could be materially different from our Projections, particularly as the Projections substantially relied on a significant shift in our product mix, from third-party software solutions to higher-margin proprietary data solutions, and there is no guarantee that such migration will actually occur (for additional information and uncertainties related thereto, see “—Risks Related to Our Growth Strategy—Our growth strategy is significantly dependent on the accelerated expansion of our proprietary SaaS business, which, in turn, relies to a great extent on receptiveness to, and adoption of, our proprietary data platform that was recently developed by us and, therefore, has a limited operating track record”). The Projections also reflected assumptions as to certain business decisions and strategy that are subject to change.

We believe that our preparation of updated Projections prior to the Closing and our management’s inability to rely on the original Projections as an accurate reflection of our future performance also highlights the inherent limitations of our ability to accurately forecast our future performance due to the significant uncertainties, contingencies and numerous variables that were incorporated into the Projections, many of which are outside of our control. Our actual results for 2022 and 2023 may differ in material ways from the Projections for those same reasons underlying our decision to update the original Projections or otherwise. We may not be able to successfully implement our growth strategies which may cause actual results to differ materially from the Projections.

Accordingly, there can be no assurance that our previously-prepared Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Projections in our proxy statement/prospectus in connection with the Business Combination should not be regarded as an indication that we, Alpha, or any of our or their respective affiliates, officers, directors, advisors or other representatives considered or consider the Projections necessarily predictive of actual future events, and the Projections should not be relied upon as such. None of Semantix, Alpha, or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from such Projections. None of Semantix, Alpha or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any shareholder or other person regarding our ultimate performance compared to the information contained in the Projections or that forecasted results will be achieved. Accordingly, there can be no assurance that our financial condition or results of operations will be consistent with those set forth in the Projections, which could have an adverse impact on the market price of the Ordinary Shares, our liquidity and capital resources and our financial position generally.

In addition, the Projections were not independently verified or confirmed by any third party. In particular, none of PricewaterhouseCoopers Auditores Independentes Ltda. or WithumSmith+Brown, PC have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Projections, and none of them have expressed an opinion or any other form of assurance with respect to such data.

Risks Related to Our Cybersecurity and Intellectual Property

If we, our suppliers or our third-party service providers experience an actual or perceived security breach or unauthorized parties otherwise obtain access to our customers’ data or our data, our data solutions and services may be perceived as not being secure, our reputation may be harmed, demand for our data solutions and services may be reduced and we may incur significant liabilities.

We are heavily dependent upon information technology systems, infrastructure and data to operate our business and solutions. The data solutions that we offer (including our proprietary data platform and the third-party platforms from which we purchase software licenses for resale) process, store, and transmit our customers’ and partners’ proprietary, confidential and sensitive data, such as personal, health and financial information. We also rely on third-party information technology systems in connection with our operations. For example, our proprietary data platform is built to be available on the infrastructure of third-party public cloud providers, such as AWS, Azure and GCP. We also use third-party service providers and sub-processors to help us deliver services to our customers and their end-users. These vendors may store or process proprietary, confidential, and sensitive data such as personal information, protected health information, or other information of our employees, our partners, our customers, or our customers’ end-users. We collect such information from individuals located both in Brazil and abroad and may store or process such information outside the country in which it was collected. While we, our suppliers, our third-party service providers and our sub-processors have implemented or are contractually obligated to implement security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, access, acquisition, modification, misuse, destruction, or loss of our, our customers’, or our partners’ data. Any security breach of our proprietary data platform or that of our suppliers from which we purchase software licenses for resale, our operational systems, physical facilities, or the systems of our third-party service providers or sub-processors, or the perception that one has occurred, could result in litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business. Even though we may not control the security measures of our suppliers, third-party service providers or sub-processors, we may be responsible for any breach of such measures.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware viruses, and social engineering (including phishing) are prevalent in our industry and our customers’ industries and have generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition to such attacks, we and our third-party vendors may experience unavailable systems, unauthorized accidental or unlawful access, acquisition or disclosure of information due to employee error, theft or misuse, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. The techniques used to sabotage or to obtain unauthorized access to our proprietary data platform, systems, networks, or physical facilities in which data is stored or through which data is transmitted change frequently, and we may be unable to implement adequate preventative measures or stop security breaches prior to or while they are occurring. The recovery systems, security protocols, network protection mechanisms, and other security measures that we have integrated into our proprietary data platform, systems, networks and physical facilities, which are designed to protect against, detect, and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure or data loss. We may in the future become, the target of cyber-attacks by third parties seeking unauthorized access to our or our customers’ or partners’ data or to disrupt our operations or ability to provide our services. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks or physical facilities utilized by our suppliers or third-party processors. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups, such as external service providers and hostile foreign governments or agencies. In addition, our or our third party vendors’ systems may be vulnerable to breakdown or other interruptions from system malfunctions, natural disasters, terrorism, war and telecommunication and electrical failures.

We have contractual and other legal obligations to notify relevant stakeholders of security breaches. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers or partners to lose confidence in the effectiveness of our security measures, divert management’s attention, lead to governmental investigations, and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any security breach or effort to mitigate security vulnerabilities could result in unexpected interruptions, delays, cessation of service and other harm to our business and our competitive position.

A security breach of our or our third-party vendor’s systems may cause us to breach customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard proprietary, personal or confidential information. A security breach of our or our third-party vendor’s systems could lead to claims by our customers, their end-users, or other relevant stakeholders that we have failed to comply with such contractual or other legal obligations. As a result, we could be subject to legal action (including the imposition of fines or penalties) and our customers could end their relationships with us. There can be no assurance that any limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our proprietary data platform, systems, networks, or physical facilities could result in litigation with our customers, our customers’ end-users or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our proprietary data platform capabilities in response to such litigation, which could be costly and have an adverse effect on our business. If a security breach were to occur and the confidentiality, integrity or availability of our data or the data of our partners, our customers or our customers’ end-users was disrupted, we could incur significant liability, or our proprietary data platform, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

If we fail to detect or remediate a security breach in a timely manner, or a breach otherwise affects a large amount of data of one or more customers or partners, or if we suffer a cyber-attack that impacts our ability to operate our proprietary data platform, we may suffer material damage to our reputation, business, financial condition and results of operations. Further, the policy coverage of our current or any future cybersecurity insurance may be insufficient. Accordingly, the successful assertion of one or more large claims against us could have an adverse effect on our business. Our risks are likely to increase as we continue to expand our proprietary data platform and geographic footprint, grow our customer and partner base, and process, store and transmit increasingly large amounts of data.

In addition, since the outbreak of the COVID-19 pandemic, our workforce has been working predominantly remotely. More recently, we implemented a “remote first” policy which encourages our employees to work in a fully remote environment while maintaining the option to negotiate different work arrangements (e.g. fully on-site or hybrid work) with their respective managers. In order to foster a secure remote work environment, we constantly issue bulletins on relevant cyber security matters and require our employees to participate in training programs designed to educate them on the different cyber security risks and threats involving remote work. Although our cyber security team is constantly working to enhance our vulnerability detection capabilities, our decision to transition to a primarily remote work environment could increase our cyber security risk, create data accessibility concerns and make us more susceptible to security breaches or business disruptions. In addition, we, our customers and the third party suppliers upon which we rely may be vulnerable to a heightened risk of cyber-attacks as a result of the recent invasion of Ukraine by Russia, the impact of sanctions against Russia and the potential for retaliatory acts from Russia, given that nation-state actors may engage in cyber-attacks for geopolitical reasons and in conjunction with military conflicts and defense activities. For example, there have been publicized threats to increase cyber-attack activity against the critical infrastructure of any nation or organization that retaliates against Russia for its invasion of Ukraine. While we maintain and continue to improve our security measures and reinforce our internal control in anticipation of being a public company, we may be unable to adequately anticipate security threats or to implement adequate preventative measures, in part, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target. Other than reinforcement of our cybersecurity policies in anticipation of being a public company, we have not taken any other specific actions to mitigate the increased risk of cyber-attacks resulting from the ongoing conflict between Russia and Ukraine and do not immediately intend to implement any such actions given our current assessment of risk and the current geographic scope of our operations. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We rely on third-party and open source software for our data solutions. Our inability to obtain third-party licenses for such software, or obtain them on favorable terms, or any errors or failures caused by such software could adversely affect our business, results of operations and financial condition. In addition, our use of open source software could negatively affect our ability to sell our data solutions and subject us to possible litigation.

Some of our offerings include software or other intellectual property licensed from third parties. It may be necessary in the future to renew our license agreements relating to various aspects of our offerings or to seek new licenses for existing or new offerings. Necessary licenses may not be available on acceptable terms that allow our data solutions offerings to remain competitive, or at all. In addition, a third party may assert that we or our customers are in breach of the terms of a license, which could, among other things, give such third party the right to terminate a license or seek damages from us, or both. Termination by the licensor would cause us to lose valuable rights and could prevent us from selling our products and services. Our inability to obtain certain licenses or other rights, or to obtain such licenses or rights on favorable terms, could result in delays in data solution releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into our proprietary data platform, which may have a material adverse effect on our business, results of operations and financial condition. In addition, we may be subject to liability if third-party software that we license is found to infringe, misappropriate or otherwise violate intellectual property rights of others. Third parties may also allege that we are infringing, violating or otherwise misappropriating their intellectual property rights and that additional licenses are required for our use of their software or intellectual property, and we may be unable to obtain such licenses on commercially reasonable terms or at all. The inclusion in our offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could also limit our ability to differentiate our offerings from those of our competitors. To the extent that our data solutions depend upon the successful operation of third-party software, any undetected errors or defects in, or failures of, such third-party software could also impair the functionality of data solutions, delay new feature introductions, result in a failure of our data solutions, and injure our reputation. Many third-party software providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers that could harm our reputation and increase our operating costs.

In addition, some of our data solutions (including our proprietary data platform) incorporate open source software, and we expect to continue to incorporate open source software in our data solutions in the future. Open source software is generally freely accessible, usable and modifiable. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our data solutions. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our data solutions, we cannot be certain that we have not incorporated open source software in our data solutions in a manner that is inconsistent with such policies. If we fail to comply with open source licenses, we may be subject to certain requirements, including requirements that we offer our data solutions that incorporate the open source software for no cost, that we discontinue our data solutions that incorporate the open source software, that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software and that we license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from customers using data solutions that contained the open source software and required to comply with onerous conditions or restrictions on these data solutions. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our data solutions and to re-engineer our data solutions or discontinue offering our data solutions to customers in the event we cannot re-engineer them on a timely basis. Any of the foregoing could require us to devote additional research and development resources to re-engineer our data solutions, could result in customer dissatisfaction and may adversely affect our business, results of operations and financial condition. Additionally, the use of certain open source software can lead to greater risks that the use of third-party commercial software, as open source licensors generally make their open source software available “as-is” and do not provide updates, warranties, support, indemnities or other contractual protections regarding infringement or other intellectual property-related claims or quality of the code.

Our intellectual property rights may not protect our business or provide us with a competitive advantage.

To be successful, we must protect our technology and brand in Brazil and other jurisdictions through trademarks, trade secrets, patents, copyrights, service marks, invention assignments, contractual restrictions, and other intellectual property rights and confidentiality procedures.

We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. Despite our efforts to implement these protections, they may not protect our business or provide us with a competitive advantage for a variety of reasons, including:

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the failure by us to obtain, maintain and defend patents and other intellectual property rights for important innovations or maintain appropriate confidentiality and other protective measures to establish and maintain our trade secrets;

•	uncertainty in, and evolution of, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights;

•	potential invalidation or narrowing of our intellectual property rights through administrative processes or litigation;

•	any inability by us to detect infringement, misappropriation or other violations of our intellectual property rights by third parties; and

•	other practical, resource, or business limitations on our ability to enforce our rights.

Further, the laws of certain countries, including countries where we have not applied for patent protection or trademark or other intellectual property registration, may not be as protective of intellectual property and proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property and proprietary rights may be inadequate. Therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying, infringement or use, which could adversely affect our competitive position. Filing, prosecuting, maintaining, and defending our intellectual property in all or many countries throughout the world may be prohibitively expensive, and we may choose to forgo such activities in some applicable jurisdictions. The lack of adequate legal protections of intellectual property or failure of legal remedies or related actions in jurisdictions outside of the United States or failure to obtain sufficient intellectual property protection could impede our ability to market our products, negatively affect our competitive position and could have a material adverse effect on our business, financial condition, results of operations, and prospects. As a result, we may encounter significant problems in protecting and defending our intellectual property or proprietary rights abroad.

We enter into confidentiality and invention assignment agreements with our employees and consultants. These agreements generally require that all confidential information or intellectual property developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. We cannot assure you that these agreements will be effective in controlling access to, use of, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our employees and consultants, and that all intellectual property developed by the individual during the course of employment be assigned to us. For example, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to data solutions and services.

Additionally, we may also be exposed to material risks of theft or unauthorized reverse engineering of our proprietary information and other intellectual property, including technical data, data sets, or other sensitive information. Our efforts to enforce our intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop, which could have a material adverse effect on our business, financial condition, and results of operations. Moreover, if we are unable to prevent the disclosure of our trade secrets to third parties, or if our competitors independently develop any of our trade secrets, we may not be able to establish or maintain a competitive advantage in our market, which could seriously harm our business.

Litigation may be necessary to enforce our intellectual property or proprietary rights, protect our trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any enforcement of our intellectual property may provoke third parties to assert counterclaims against us, which could result in the loss of our intellectual property rights. If we are unable to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property or are required to incur substantial expenses defending our intellectual property rights, our business, financial condition, and results of operations may be materially adversely affected.

Our success depends, in part, on our ability to develop our business without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of others. Claims by third parties that we infringe, misappropriate or otherwise violate their intellectual property rights could harm our business. Our competitors and other third parties may hold or obtain intellectual property rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our data solutions and services. From time to time, we may be subject to claims of infringement, misappropriation, or other violation of patents or other intellectual property rights and related litigation. If we are found to infringe, misappropriate or otherwise violate any third-party intellectual property, we may be required to obtain a license to such third-party intellectual property, make ongoing royalty or license payments, cease offering our products or using certain technologies, require us to redesign affected products, enter into costly settlement or license agreements or pay substantial damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or comply with other unfavorable terms. Furthermore, we could be found liable for treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. If we are required to obtain a license from any third party, such license may not be available at all or on commercially reasonable terms.

Any litigation, whether or not resolved in our favor and regardless of merit, could result in significant expense to us, be time consuming and divert the efforts of our technical and management personnel. Additionally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during any intellectual property-related litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Any of the foregoing could cause potential customers to refrain from purchasing our data solutions or services or otherwise cause us reputational harm and result in substantial costs, negative publicity and diversion of resources and management attention, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets and know-how, our business and competitive position would be harmed.

We rely on trade secrets and proprietary know-how protection for our confidential and proprietary information, including our software code, and we have taken security measures to protect this information, including by entering into confidentiality agreements with parties who have access to them, such as our employees, collaborators, contract manufacturers, consultants, advisors, and other third parties. These measures, however, may not provide adequate protection for our trade secrets, know-how or other confidential information. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Moreover, there can be no assurance that any confidentiality agreements that we have with our employees, consultants or other third parties will provide meaningful protection for our trade secrets, know-how and confidential information or will provide adequate remedies in the event of unauthorized use or disclosure of such information. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult. Accordingly, there also can be no assurance that our trade secrets or know-how will not otherwise become known or be independently developed by competitors or other third parties, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be materially and adversely harmed.

If our trademarks, service marks and trade names are not adequately protected, we may not be able to build or maintain name recognition in our markets of interest, and our competitive position may be harmed.

The registered or unregistered trademarks, service marks or trade names (collectively, “trademarks”) that we own may be challenged, infringed, circumvented, declared generic or descriptive, lapsed or determined to be infringing on or dilutive of other marks. During trademark registration proceedings, we may receive rejections of our applications by the U.S. Patent and Trademark Office (“USPTO”), or in other foreign jurisdictions. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Furthermore, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. We may not be able to protect our rights in these trademarks, which we need in order to build name recognition with potential customers. In addition, third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion and loss of goodwill. If they succeed in registering or developing common-law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our technologies, products or services. In addition, there could be potential trademark infringement or unfair competition claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks, we may not be able to compete effectively, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Our Compliance, Tax, Legal, and Regulatory Environment

Internet regulation in Brazil is recent and still limited and several legal issues related to the internet are uncertain.

In 2014, Brazil enacted a law, which we refer to as the Brazilian Civil Rights Framework for the Internet (Marco Civil da Internet), setting forth principles, guarantees, rights and duties for the use of the Internet in Brazil, including provisions about internet service provider liability, internet user privacy and internet neutrality. In May 2016, further regulations were passed in connection with the referred law. The administrative penalties imposed by the Brazilian Civil Rights Framework for the Internet include notification, fines (up to 10% of the revenues of the relevant entity’s economic group in Brazil in the preceding fiscal year) and suspension or prohibition from engaging in data processing activities. The Brazilian Civil Rights Framework for the Internet also determines joint and several liability between foreign parent companies and the local Brazilian subsidiary for the payment of fines that may be imposed for breach of its provisions. Administrative penalties may be applied cumulatively. Daily fines may be imposed in judicial proceedings, as a way to compel compliance with a Brazilian court order. If for any reason a company fails to comply with the court order, the fine can reach significant amounts. We may be subject to liability under these laws and regulations should we fail to adequately comply with the Brazilian Civil Rights Framework for the Internet.

However, unlike in the United States, little case law exists around the Brazilian Civil Rights Framework for the Internet and existing jurisprudence has not been consistent. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This legal uncertainty allows for rulings against us and could set adverse precedents, which individually or in the aggregate could seriously harm our business, results of operations and financial condition. In addition, legal uncertainty may harm our customers’ perception and use of our data solutions and services.

We and our customers may be subject to new and evolving privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data.

The privacy and security of personal, sensitive, regulated or confidential data is a major focus in our industry and we and our customers that use our data solutions and services are subject to federal, state, local and foreign privacy and data protection-related laws and regulations that impose obligations in connection with the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. Laws and regulations governing data privacy, data protection and information security are constantly evolving and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. The nature of our business exposes us to risks related to possible shortcomings in data protection and information security laws and regulations. Any perceived or actual unauthorized disclosure of personally identifiable information, whether through breach of our network by an unauthorized party, employee theft, misuse or error or otherwise, including the data protection of our customers, the end-consumers of our customers and employees or third parties, could harm our reputation, impair our ability to attract and retain our customers, or subject us to claims or litigation arising from damages suffered by individuals.

Law No. 13,709/2018 (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into force on September 18, 2020 to regulate the processing of personal data in Brazil. The LGPD applies to individuals or legal entities, either private or governmental entities, that process or collect personal data in Brazil and which processing activities aim at offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for, but not limited to, the collection, use, processing and storage of personal data and affect all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected and processed, whether in a digital or physical environment.

Since the entry into force of the LGPD, all processing agents/legal entities are required to adapt their data processing activities to comply with this new set of rules. We have implemented changes to our policies and procedures designed to ensure our compliance with the relevant requirements under the LGPD. Even so, as it is a recent law, the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, or the “ANPD”) as regulatory agency may raise other relevant issues or provide new guidance that will require further action from the company to remain fully compliant.

The penalties for violations of the LGPD include: (i) warnings imposing a deadline for the adoption of corrective measures; (ii) a fine of up to 2% of the company’s or group’s revenue, subject to the limit of R$50 million per violation; (iii) daily fines; (iv) mandatory disclosure of the violation after it has been investigated and confirmed; (v) the restriction of access to the personal data to which the violation relates up to a six-month period, that can be extended for the same period, until the processing activities are compliant with the regulation, and in case of repeated violation, temporary block and/or deletion of the related personal data, and partial or complete prohibition of processing activities; and (vi) temporary or permanent prohibition against conducting activities related to data processing. Any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could seriously harm our business, financial condition or results of operations. Under the LGPD, security breaches that may result in significant risk or damage to personal data must be reported to the ANPD, the data protection regulatory body, within a reasonable time period. The notice to the ANPD must include: (i) a description of the nature of the personal data affected by the breach; (ii) the affected data subjects; (iii) the technical and security measures adopted; (iv) the risks related to the breach; (v) the reasons for any delays in reporting the breach, if applicable; and (vi) the measures adopted to revert or mitigate the effects of the damage caused by the breach. Moreover, the ANPD could establish other obligations related to data protection that are not described above. In addition to the administrative sanctions, due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by third parties that serve as processors of personal data on our behalf.

In addition to the civil liability, the imposition of the administrative sanctions of the LGPD does not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as Law No. 8,078/1990, or the Brazilian Code of Consumer Defense, and Law No. 12,965/2014, or the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be held liable civilly for violation of these laws.

Similarly, many foreign countries and governmental bodies, including in countries in which we currently operate, have laws and regulations concerning the collection, storage, use, processing, disclosure, protection, transmission, retention and disposal of personal, sensitive, regulated or confidential data. For example, the European Union’s (“EU”) General Data Protection Regulation (EU) 2016/679 (“GDPR”), went into effect in May 2018, and has and will continue to result in significantly greater compliance burdens and costs for companies with users and operations in the EEA by imposing stringent administrative requirements for controllers and processors of personal data of EEA data subjects, including, for example, data breach notification requirements, limitations on retention of information, and rights for data subjects over their personal data. The GDPR also provides that EU member states may make their own further laws and regulations limiting the processing of personal data. Ensuring compliance with the GDPR is an ongoing commitment that involves substantial costs, and despite our efforts, data protection authorities or others(including individual data subjects) may assert that our business practices fail to comply with the GDPR’s requirements. If our operations are found to violate GDPR requirements, we may incur substantial fines and other penalties, including bans on processing and transferring personal data, have to change our business practices, and face reputational harm, any of which could have an adverse effect on our business. In particular, serious breaches of the GDPR can result in administrative fines ranging from €10 million to €20 million or 2.0% or 4.0% of total worldwide annual revenue, whichever is higher. Such penalties are in addition to any civil litigation claims by data controllers, customers and data subjects, which includes the possibility of data subject-led class action claims and injunctions.

In addition, recent legal developments in Europe have created compliance uncertainty regarding transfers of personal data from the EEA to the United States. In July 2020, the Court of Justice of the European Union (“CJEU”), invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses for the transfer of personal data outside of the EEA alone may not be sufficient in all circumstances, in which organizations may be required to take supplementary measures. Authorities in Switzerland have also issued guidance calling the Swiss-U.S. Privacy Shield Framework inadequate and raising similar questions about the standard contractual clauses. At present, there are few, if any, viable alternatives to the standard contractual clauses. If we are unable to implement sufficient safeguards to ensure that our transfers of personal data from the EEA are lawful, we may face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data from the EEA. Loss of our ability to lawfully transfer personal data out of the EEA to these or any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our data solutions or services, and we may be required to increase our data processing capabilities in the EEA at significant expense. Additionally, other countries outside of the EEA have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.

Further, the UK’s withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. As of January 1, 2021 we are required to comply with the GDPR as well as the UK General Data Protection Regulation (“UK GDPR”), the implementation of which exposes us to two parallel data protection regimes in Europe, whereby additional and separate fines under the UK GDPR range from £8.7 million to £17.5 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain. In addition, while the UK data protection regime currently permits data transfers from the UK to the EEA and other third countries covered by a European Commission adequacy decision, and currently includes a framework to permit the continued use of standard contractual clauses and binding corporate rules for personal data transfers from the UK to third countries, this is subject to change in the future, and any such changes could have implications for our transfer of personal data from the UK to the EEA and other third countries.

In the United States, California enacted the California Consumer Privacy Act (“CCPA”), which took effect in January 2020 and limits how we may collect, use and process personal data of California residents. The CCPA establishes a privacy framework for covered companies such as ours by, among other things, creating an expanded definition of personal information, establishing data privacy rights for California residents and creating a potentially severe statutory damages framework and private rights of action for certain data breaches. Further, in November 2020, California voters approved the California Privacy Rights Act (the “CPRA”), which will amend and expand the CCPA. Effective beginning January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding California residents’ rights with respect to their personal data, and by establishing a regulatory agency dedicated to implementing and enforcing the CCPA and CPRA. The effects of the CCPA and CPRA are potentially far-reaching, and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses, and it remains unclear how various provisions will be interpreted and enforced. Certain other state laws in the United States, including the recently enacted Virginia Consumer Data Protection Act, impose similar privacy obligations and all 50 states have laws including obligations to provide notification of certain security breaches to affected individuals, state officials and others. We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data.

While we strive to comply with all applicable privacy, data protection and information security laws and regulations, as well as our contractual obligations, posted privacy policies and applicable industry standards, such laws, regulations, obligations and standards continue to evolve and are becoming increasingly complex, and sometimes conflict among the various jurisdictions and countries in which we operate, which makes compliance challenging and expensive. For example, we continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs. In addition, any failure or perceived failure by us, or any third parties with whom we do business, to comply with laws, regulations, policies, industry standards or contractual or other legal obligations relating to privacy, data protection or information security may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in Brazil and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing Brazilian and foreign privacy and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy and data protection-related matters. Additionally, our customers may be subject to differing privacy laws, rules and legislation, which may mean that they require us to be bound by varying contractual requirements application to certain other jurisdictions. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our data solutions or services in certain countries. These developments could adversely affect our business, results of operations and financial condition.

Changes in tax laws or differing interpretations of tax laws may adversely affect our results of operations.

We conduct business across several jurisdictions and file income tax returns in multiple jurisdictions as a result of our international operations. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms; the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

Furthermore, Brazilian governmental authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil and also in order to simplify the tax system. If these proposals are enacted they may harm our profitability by increasing our tax liabilities, increasing our tax compliance costs, or otherwise affecting our financial condition, results of operations and cash flows. Tax rules in Brazil, particularly at the local level, can change sometimes at short notice given the dynamics allowed by the tax legislation system based on a combination of voting, sanction and veto powers from the many legislators. Additionally, the Brazilian tax system is quite complex and requires substantial compliance costs, time and effort from companies operating in Brazil. Despite the fact that we apply all the proper efforts to manage our tax obligations, we may not always be timely aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

A recent example involves the uncertainty as to the applicable taxes on the licensing and assignment of software rights in Brazil. Certain Brazilian state laws, including laws and decrees enacted by the State of São Paulo, required the payment of taxes on sales (Imposto Sobre Operações Relativas à Circulação de Mercadorias e Serviços de Transporte Interestadual de Intermunicipal e de Comunicações, or “ICMS”) in connection with these transactions, while municipalities also demanded the payment of taxes levied on the provision of services (Imposto sobre Serviço, or “ISS”). In February 2021, the Brazilian Supreme Court decided that only ISS taxes are due on the licensing and assignment of software rights and that the legislation enacted by the State of São Paulo is unconstitutional. Despite our consistent allegation of double taxation and existing case law in our favor, we may be party to tax claims filed by Brazilian municipalities due to our non-collection of ISS prior to the Brazilian Supreme Court judgment.

At the municipal level, the Brazilian government enacted Supplementary Law No. 157/16, which imposed changes regarding the collection of ISS applied to the rendering of part of our services. These changes created new obligations, as ISS will now be due in the municipality in which the acquirer of our services is located rather than in the municipality in which the service provider’s facilities are located. This obligation took force in January 2018, but has been delayed by Direct Unconstitutionality Action No. 5835 (“ADI”), filed by taxpayers. The ADI challenges the constitutionality of Supplementary Law No. 157/16 before the Brazilian Supreme Court, arguing that the new legislation would adversely affect companies’ activities due to the increase of costs and bureaucracy related to the ISS payment to several municipalities and the compliance with tax reporting obligations connected therewith. As a result, the Brazilian Supreme Court granted an injunction to suspend the enforcement of Supplementary Law No. 157/16. In June 2020, the ADI was included in the judgment agenda of the Brazilian Supreme Court but, as of the date of this prospectus, a final decision on this matter is currently pending.

Another example is the benefit provided by Brazilian Law No. 11,196/05 (“Lei do Bem”), which currently grants tax benefits to companies that invest in research and development by reducing annual corporate income tax expenses, provided that some requirements are met. We currently do not meet all the legal minimum requirements under Lei do Bem to take advantage of such tax benefit, but we expect to able to rely on this benefit in the future. If the taxes applicable to our business increase or any tax benefits are revoked and we cannot alter our cost structure to pass our tax increases on to customers, our financial condition, results of operations and cash flows could be adversely affected.

Moreover, we are subject to tax laws and regulations that may be interpreted differently by tax authorities and us. The application of indirect taxes, such as sales and use tax, value-added tax (“VAT”), provincial taxes, goods and services tax, business tax and gross receipt tax, to businesses such as ours is complex and continues to evolve. We are required to use significant judgment in order to evaluate applicable tax obligations. In many cases, the ultimate tax determination is uncertain because it is not clear how existing statutes apply to our business. One or more states or municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions, which could impose the charge of taxes or additional reporting, record-keeping or indirect tax collection obligations on businesses like ours. New taxes could also require us to incur substantial costs to capture data and collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results.

The Brazilian federal government also recently announced and presented to Congress (i) the Bill of Law No. 3,887/2020, focused on several changes on the taxes currently levied on revenues; and (ii) the Bill of Law No. 2,337/2021, the so called “second phase” of the envisaged Brazilian Tax Reform Plan, focused on income taxation, which includes several topics such as the taxation of dividends, adjustments in corporate taxation basis and rates of Brazilian entities, changes in the taxation of income and gains in connection with investments in the Brazilian capital markets, such as financial assets and investment funds, among others. While such legislation has not been enacted, and it is not possible to determine at this time, what changes to tax laws and regulations will come into effect (if any), any such change may have an adverse effect on our results and operations.

Our business, financial condition and results of operations may be adversely affected by the various conflicting and/or onerous legal and regulatory requirements imposed on us by the countries where we operate. In addition, we may be subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

Since we maintain operations and provide services to customers in several jurisdictions, we are subject to numerous, and sometimes conflicting, legal requirements on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, anti-bribery, whistle blowing, internal and disclosure control obligations, data protection and privacy and labor relations and work visa policies. Our failure to comply with these regulations in the conduct of our business could result in fines, penalties, criminal sanctions against us or our officers, disgorgement of profits, prohibitions on doing business and adverse impact on our reputation. Our failure to comply with these regulations in connection with the performance of our obligations to our customers could also result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our customers that we have not performed our contractual obligations. Due to the varying degree of development of the legal systems of the countries in which we operate, local laws might be insufficient to defend us and preserve our rights.

In particular, we are also subject to risks relating to compliance with a variety of Brazilian national and local laws including multiple tax regimes, labor laws, employee health safety and wages and benefits laws. For example, we currently do not comply with the legal minimum hiring quota for persons with disabilities in Brazil. The Law 8,213 of 1991 provides that companies with more than 100 employees are required to fill 2% to 5% of their job positions with disabled employees; and/or employees who have passed through a medical rehabilitation. Therefore, we may be subject to administrative penalties from the relevant labor authorities, as well as to further remedies that may be imposed by the Brazilian Labor prosecution officer. The administrative penalties issued by the Ministry of Economy may vary from R$2,656.61 to R$265,659.51 per person with disability that was not hired to fill out the quota. In the event of any investigation, the labor authority may (a) propose to us the execution of a Commitment Agreement (Termo de Ajustamento de Conduta), which could provide for additional obligations and penalties (normally, fixed per person not hired to fill out the quota, which, in general, may vary from R$500 to R$2,000); and/or (b) file a public civil action seeking the payment of damages and enforcement of our compliance with the legal quota requirements, subject to additional penalties.

In addition, we are and may, from time to time, become subject to legal proceedings and claims, such as claims brought by our customers in connection with commercial disputes, employment claims made by our current or former employees, intellectual property claims, tax claims, or securities class actions or other claims related to any volatility in the trading price of our Ordinary Shares. We may also, from time to time, be subject to litigation resulting from claims against us by third parties, including claims of breach of non-compete and confidentiality provisions of our employees’ former employment agreements with such third parties. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations. If we are unsuccessful in our defense in these legal proceedings, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.

As we expand into new industries and regions, we will likely need to comply with new requirements to compete effectively. The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our data solutions and services, restrict our ability to offer data solutions and services in certain locations, impact our customers’ ability to deploy our data solutions or services in certain jurisdictions, or subject us to sanctions by regulators, including national data protection regulators, all of which could harm our business, financial condition and results of operations. Additionally, although we endeavor to have our data solutions and services comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our internal practices. Our failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may face restrictions and penalties under the Brazilian Consumer Protection Code in the future.

Brazil has a series of strict consumer protection statutes, collectively known as the Consumer Protection Code (Código de Defesa do Consumidor), that are intended to safeguard consumer interests and that apply to all companies in Brazil that supply products or services to Brazilian consumers (either individuals or legal entities). These consumer protection provisions include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. These penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or “PROCONs”), which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or “SENACON”). Companies may settle claims made by consumers via PROCONs by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or “TAC”). Brazilian Public Prosecutor Offices may also commence investigations related to consumer rights violations and this TAC mechanism is also available for them. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutor Offices may also file public civil actions against companies in violation of consumer rights, seeking strict observation to the consumer protection law provisions and compensation for the damages consumers may have suffered. To the extent consumers file such claims against us in the future, we may face reduced revenue due to refunds and fines for non-compliance that could negatively impact our results of operations.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.

We operate in jurisdictions that have a high risk of corruption and we are subject to anti-corruption, anti- bribery anti-money laundering and sanctions laws and regulations, including the Brazilian Federal Law No. 12,846/2013 (the “Clean Company Act”), and the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). Each of the Clean Company Act and the FCPA prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage, and impose liability against companies who engage in bribery of government officials, either directly or through intermediaries.

While we have policies and procedures to address compliance with such laws, there is a risk that our employees, agents, and other third parties with which we do business will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we expand internationally, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, forfeiture of significant assets, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition, and results of operations could be harmed.

Moreover, regulators may increase enforcement of these obligations, which may require us to adjust our compliance and anti-money laundering programs, including the procedures we use to verify the identity of our customers and to monitor our transactions and transactions made through our proprietary data platform. Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records, verify identities of customers, and report any change in such thresholds to the applicable regulatory authorities, which could result in increased costs in order to comply with these legal and regulatory requirements. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow could harm our business, and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned data solutions and services improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our data solutions and services.

We may be held liable for the labor, tax social security and other obligations of third parties.

We outsource certain ancillary activities that support our business, including recruiters to attract talent and maintenance personnel. We do not provide benefits to these outsourced workers. According to Brazilian legislation, if our outsourced service providers fail to comply with their obligations under labor, social security, tax and/or environmental laws, we may be held jointly and severally or secondarily liable for any non-compliance, resulting in fines or other penalties, which may adversely affect us. In addition, if it is judicially determined that these outsourced workers effectively served in the capacity of employees despite being considered outsourced workers by us, we can be liable for payment of unpaid benefits and social security. We may also be liable for bodily injury or death at our offices and our data laboratory of the employees of third parties who provide services to us, which may adversely affect our reputation as well as our business. Further, any environmental damage and/or damage to third parties caused by service providers when undergoing work engaged by us expose us to joint and several liability for redress and/or damages for harm caused.

We are subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

Our proprietary data platform is subject to U.S. export controls, including the U.S. Export Administration Regulations, and we incorporate encryption technology into our proprietary data platform. This encryption technology may be exported outside of Brazil only with the required export authorizations, including by license, a license exception, or other appropriate government authorizations, including the filing of an encryption classification request or self-classification report.

Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, our activities are subject to U.S. economic sanctions laws and regulations administered by various U.S. agencies, including the U.S. Treasury Department’s

Office of Foreign Assets Control, that prohibit the sale or supply of most products and services to embargoed jurisdictions or sanctioned parties. Violations of U.S. sanctions or export control regulations can result in significant fines or penalties and possible incarceration for responsible employees and managers.

If our channel partners fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected through reputational harm, as well as other negative consequences, including government investigations and penalties.

Also, various countries, in addition to the United States, regulate the import and export of certain encryption and other technology, including import and export licensing requirements and have enacted laws that could limit our ability to distribute our proprietary data platform in those countries. Changes in our proprietary data platform or future changes in export and import regulations may create delays in the introduction of our proprietary data platform in international markets, prevent our customers with international operations from using our proprietary data platform globally or, in some cases, prevent the export or import of our proprietary data platform to certain countries, governments, or persons altogether. From time to time, various governmental agencies have proposed additional regulation of encryption technology. Any change in export or import regulations, economic sanctions or related legislation, increased export and import controls, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our proprietary data platform by, or in our decreased ability to export or sell our proprietary data platform to, existing or potential customers with international operations. Any decreased use of our proprietary data platform or limitation on our ability to export or sell our proprietary data platform would adversely affect our business, financial condition, and results of operations.

Risks Related to Our Operations in Latin America

Brazil has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.

Our business is dependent to a certain extent upon the economic conditions prevalent in Brazil. Brazil has historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of Brazil has slowed and the country entered into a mild recession. Additionally, economic and political developments in Brazil, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of our Ordinary Shares and have a material adverse effect on our business, financial condition and results of operations.

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of our Ordinary Shares.

The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. Our business and the market price of our Ordinary Shares may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:

•	growth or downturn of the economy;

•	interest rates and monetary policies;

•	exchange rates and currency fluctuations;

•	inflation;

•	liquidity of the capital and lending markets;

•	import and export controls;

•	exchange controls and restrictions on remittances abroad and payments of dividends;

•	modifications to laws and regulations according to political, social and economic interests;

•	fiscal policy and changes in tax laws and related interpretations by tax authorities;

•	economic, political and social instability, including general strikes and mass demonstrations;

•	labor and social security regulations;

•	energy and water shortages and rationing;

•	commodity prices;

•	public health, including as a result of epidemics and pandemics, such as the COVID-19 pandemic;

•	changes in demographics; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our results of operations, and may also adversely affect the trading price of our Ordinary Shares.

Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. See “—The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm us and the price of our Ordinary Shares.”

As has been true in the past, the current political and economic environment in Brazil has and is continuing to affect the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, which may adversely affect us and our Ordinary Shares.

The ongoing economic uncertainty and political instability in Brazil, particularly in the aftermath of the 2022 elections, may harm us and the price of our Ordinary Shares.

Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil.

The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices as well as due to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the so-called Lava Jato operation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state-owned companies as well as other companies in connection with allegations of political corruption. Among other impacts, the resulting fallout from the Lava Jato operation led to the arrest and conviction in April 2018 of Luiz Inácio Lula da Silva, who served two terms as Brazil’s president from 2003 to 2011 and was recently elected for a third term as president of Brazil, with his inauguration expected in January 2023. President-elect Luiz Inácio Lula da Silva spent over one year in prison on charges of corruption and money laundering until his release from prison following a Brazilian Supreme Court ruling that allows defendants to remain free while their appeals are pending. Subsequently, in March 2021, a Brazilian Supreme Court ruling dismissed the decisions that had convicted former president Luiz Inácio Lula da Silva on a procedural technicality related to lack of jurisdiction, not on the merits. As a result of this ruling, Luiz Inácio Lula da Silva recovered his political rights and successfully ran for president in the 2022 elections in Brazil, receiving 50.9% of the votes tabulated.

In the aftermath of the 2022 election results, there were mass protests and demonstrations throughout Brazil highlighting a deeply polarized electorate amidst a political climate characterized by uncertainty as the country awaits definition regarding the political and economic agenda of the new administration, which could contribute to increased macroeconomic and political instability. As a result of the past corruption allegations against president-elect Luiz Inácio Lula da Silva and the involvement of his political party with those events giving rise to the historical Lavo Jato operations, his forthcoming presidency is a matter of controversy within Brazil, and such conflict could lead to further political uncertainty and impasse and resultant negative macroeconomic impacts, particularly to the extent any improper conduct by him or his party is detected, suspected or otherwise alleged during his term. Further, during the term of current-president, Jair Messias Bolsonaro, who remains president until January 1, 2023, there were several inquiries related to potential misconduct, including a Supreme Court investigation following allegations made by the former Minister of Justice as well as a Parliamentary Committee Inquiry (Comissão Parlamentar de Inquérito, or “CPI”) focused on the president’s handling of the COVID-19 pandemic, including the potential misuse of government funds. Based on the final report of the CPI, the Attorney General’s Office began six new preliminary investigations involving Jair Messias Bolsonaro, members of the Brazilian government and members of the legislative branch, which are under review by the Brazilian Supreme Court.

The potential outcome of these and other inquiries, as well as potential new inquiries involving Jair Messias Bolsonaro that may arise when he leaves office, are uncertain, but they had a negative impact on the general perception of the Brazilian economy and the securities of Brazilian companies and affected and may continue to adversely affect our business, our financial condition and our operating results.

In addition, we cannot predict who Luiz Inácio Lula da Silva will invite to join his administration, or the scope, nature and impact of any policy changes or reforms (or reversals thereof) that the president-elect’s new administration will implement, which could result in further political and economic instability and negatively impact the regulatory framework in which we operate, which, in turn could adversely affect our business, financial condition and operating results.

A failure by the Brazilian government to implement necessary reforms may result in diminished confidence in the Brazilian government’s budgetary condition and fiscal stance, which could result in downgrades of Brazil’s sovereign foreign credit rating by credit rating agencies, negatively impact Brazil’s economy, lead to further depreciation of the real and an increase in inflation and interest rates, adversely affecting our business, financial condition and results of operations.

Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business and the value of our investments in Brazil, and could adversely affect our financial condition, results of operations and the price of our Ordinary Shares.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm the Brazilian economy and the price of our Ordinary Shares.

The market for securities offered by companies such as ours is influenced by economic and market conditions in Brazil and emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, our business may be adversely affected. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging countries have at times significantly affected the availability of credit to companies with significant operations in Brazil and resulted in considerable outflows of funds from Brazil, decreasing the amount of foreign investments in Brazil, impacting overall growth expectations for the Brazilian economy.

Crises and political instability in other emerging market countries, the United States, Europe or other countries, including increased international trade tensions and protectionist policies, could decrease investor demand for securities offered by companies with significant operations in Brazil, such as our Ordinary Shares. These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may harm our business and the price of our Ordinary Shares.

These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may adversely affect the United States and global economies and capital markets, which may, in turn, materially adversely affect the trading price of our Ordinary Shares.

Inflation and certain government measures to curb inflation may adversely affect the Brazilian economy and capital markets, and as a result, harm our business and the price of Our Ordinary Shares.

In the past, high rates of inflation have adversely affected the economy and capital markets of Brazil and the ability of the Brazilian government to create conditions that stimulate or maintain economic growth. Moreover, governmental measures to curb inflation and speculation about possible governmental measures have contributed to the negative economic impact of inflation and have created general economic uncertainty and heightened volatility in the capital markets. As part of these measures, governments have at times maintained a restrictive monetary policy and high interest rates that has limited the availability of credit and economic growth.

Inflation as measured by the Broad National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo, or “IPCA”), which is published by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística, or “IBGE”), was 10.1%, 4.5% and 4.3% as of December 31, 2021, 2020 and 2019, respectively. As of June 30, 2022, the accumulated IPCA over the immediately preceding 12-month period was 11.9%. Inflation measured by the General Market Prices Index (Índice Geral de Preços-Mercado, or “IGP-M”) was 17.8%, 23.1% and 7.3% as of December 31, 2021, 2020 and 2019, respectively. As of June 30, 2022, the accumulated IGP-M over the immediately preceding 12-month period was 10.7%. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government intervening in the economy and introducing policies that could harm our business and the trading price of our Ordinary Shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, as of December 31, 2019, the SELIC rate was 4.50%. On August 8, 2020, the SELIC rate was set at 2.0%, increasing to 4.25% in June 2021 and further increasing to 6.25% in September 2021, and in October 2021, it was set at 7.75% due to concerns with inflationary pressure. On December 8, 2021, the SELIC rate was further increased to 9.25%. On February 2, 2022, the SELIC rate was further increased to 10.75%. On March 16, 2022, the SELIC rate was further increased to 11.75%, and on May 4, 2022, the SELIC rate was further increased to 12.75%. On June 15, 2022, the SELIC rate was increased to 13.25%, and on July 3, 2022, the SELIC rate was further increased to 13.75%. On September 21, 2022 and further on October 26, 2022, the SELIC rate was maintained at 13.75%. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.

The measures taken by the Brazilian government to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and retarding economic growth. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed materially to economic uncertainty in Brazil and to heightened volatility in its securities markets. Periods of higher inflation may slow the growth rate of the Brazilian economy and lead to reduced demand for our data solutions and services. Inflation is also likely to increase some of our costs and expenses, which we may not be able to fully pass on to customers and could adversely affect our operating margins and operating income. In addition, inflation affects our financial liquidity and financial capital resources primarily by exposing us to the variations in our floating-rate loans. As of June 30, 2022, approximately 50.9% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate. Rising interest rates may also impact the costs of our fundraising and indebtedness, increasing our financial expenses. Such an increase could adversely affect our ability to pay our obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for us.

Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.

The Brazilian real has been historically volatile and has been devalued frequently, and the Brazilian government has in the past implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system.

There has been persistently high volatility in the foreign exchange market for the Brazilian real in recent years, especially over the period covered by this prospectus, and the real weakened significantly over this period.

As of December 31, 2019, the real/U.S. dollar exchange rate reported by the Central Bank was R$4.031 per US$1.00. As of December 31, 2020, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.197 per US$1.00. As of December 31, 2021, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.581 per US$1.00. As of June 30, 2022, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.238 per US$1.00. As of November 14, 2022, the real/U.S. dollar exchange rate reported by the Central Bank was R$5.301 per US$1.00. There can be no assurance that the real will not appreciate or further depreciate against the U.S. dollar or other currencies in the future.

A devaluation of the real relative to the U.S. dollar could create inflationary pressures and cause governments to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results of operations. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth. On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy and affect our business, results of operations and profitability.

For additional information on the impact of fluctuations in currency exchange rates on our business, see “—Risks Related to Our Business and Industry—We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations and our ability to invest and hold our cash.”

Changes in the political and economic environments in Latin American countries could adversely affect us.

In addition to Brazil, we have operations in Colombia and Mexico, corresponding to 0.4% and 7.2%, respectively, of our revenues for the year ended December 31, 2021 (2.0% and 9.0%, respectively, for the year ended December 31, 2020). In the six-month period ended June 30, 2022, our operations in Colombia and Mexico corresponded to 0.2% and 12.4% of our revenues, respectively (0.5% and 7.0%, respectively, for the six-month period ended June 30, 2021). In conducting our businesses in emerging markets, we are subject to political, economic, legal, operational and other risks that are inherent to operating in these countries.

We may encounter the following difficulties, among others, related to the foreign markets in which we currently operate or will operate in the future:

•	unforeseen regulatory changes;

•	inability to attract personnel and generate business outside of Brazil;

•	changes in tax law;

•	changes in trade and investment policies and regulations;

•	difficulties in registering and protecting trademarks and software;

•	nationalization, expropriation, price controls and other restrictive governmental actions;

•	adoption of governmental measures that protect, subsidize or otherwise favor competitors native to such foreign markets; and

•	cultural and linguistic barriers.

In addition, the Mexican and Colombian currencies have been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. As of December 31, 2019, the Mexican peso/U.S. dollar exchange rate was 18.92 Mexican pesos per US$1.00. As of December 31, 2020, the Mexican peso/U.S. dollar exchange rate was 19.88 Mexican pesos per US$1.00. As of December 31, 2021, the Mexican peso/U.S. dollar exchange rate was 20.50 Mexican pesos per US$1.00. As of June 30, 2022, the Mexican peso/U.S. dollar exchange rate was 20.10 Mexican pesos per US$1.00. As of December 31, 2019, the Colombian peso/U.S. dollar exchange rate was 3,289.47 Colombian pesos per US$1.00. As of December 31, 2020, the Colombian peso/U.S. dollar exchange rate was 3,439.20 Colombian pesos per US$1.00. As of December 31, 2021, the Colombian peso/U.S. dollar exchange rate was 4,051.27 Colombian pesos per US$1.00. As of June 30, 2022, the Colombian peso/U.S. dollar exchange rate was 4,151.37 Colombian pesos per US$1.00.

If one or more of these risks materialize, and we are not able to overcome these difficulties, our business, results of operations and financial condition may be adversely affected.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

Our performance is impacted by the overall health and growth of the global economy, specifically in Brazil. In Brazil, gross domestic product (“GDP”) growth has fluctuated over the past few years, with contractions of 3.5% and 3.3% in 2015 and 2016, respectively, followed by growth of 1.1% in both 2017 and 2018. In 2019, Brazilian GDP grew by 1.4%, and in 2020, it contracted 4.1%. In 2021, Brazilian GDP grew by 4.6%. In the first half of 2022, Brazilian GDP grew by 2.5% compared to the same period in 2021. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force (particularly in information technology sectors), and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Any further downgrading of Brazil’s credit rating could reduce the trading price of our Ordinary Shares.

Given the current significance of our Brazil operations to our results of operations as a whole, we may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign credit ratings, which are based on a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:

•

Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-stable, which was reaffirmed on June 2, 2021 and June 14, 2022.

•

In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On May 25, 2021, Moody’s maintained Brazil’s credit rating at Ba2-stable, which was reaffirmed on April 12, 2022.

•

Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. On May 27, 2021 and further on July 14, 2022, Fitch reaffirmed Brazil’s credit rating at BB-negative.

Brazil’s sovereign credit rating is currently rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of our Ordinary Shares to decline.

Additionally, a downgrade of the sovereign credit rating of Brazil may affect our own credit rating, hindering our ability to secure loans at competitive rates compared to our competitors, which may impact our ability to grow our business and, consequently, affect the price of our Ordinary Shares.

Public health threats or outbreaks of communicable diseases could have an adverse effect on our operations and financial results.

We may face risks related to public health threats or outbreaks of communicable diseases. The outbreak of communicable diseases could result in a widespread health crisis that could adversely affect the global economy and our ability and our business partners’ ability to conduct business in Brazil for an indefinite period of time.

For example, the outbreak of COVID-19 spread across the globe, resulting in global and regional economic slowdown, a shutdown of production and supply chains and a disruption of international trade, all of which negatively impacted, and could further negatively impact, the Brazilian economy. Disruptions in public and private infrastructure, including communications and financial, could materially and adversely disrupt our normal business operations.

The current COVID-19 pandemic may continue to have a negative impact on global, regional and national economies and to disrupt supply chains and otherwise reduce international trade and business activity. Reflecting this, the COVID-19 pandemic has already caused, since early 2020, equity and other financial markets to decline sharply and to become volatile, and such effects may continue or worsen in the future. This may in turn further impact the stock market in Brazil. The current COVID-19 pandemic and its potential impact on the global economy may affect our ability to meet our financial targets. While we cannot predict the future impacts on our business or if we will be able to achieve our financial targets, we would be materially adversely affected by a protracted downturn in local, regional or global economic conditions.

Risks Related to Our Ordinary Shares

We will incur increased costs as a result of operating as a public company.

We are a public company and will incur significant legal, accounting and other expenses that Semantix did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.

In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.

Any of these effects could harm our business, financial condition and results of operations.

The departure or loss of significant influence of the Founders, particularly Leonardo dos Santos Poça D’Água, would be detrimental to our business and adversely affect our ability to execute our business strategies and continue to grow.

Leonardo dos Santos Poça D’Água is Semantix’s co-founder, Chairman of the Board and Chief Executive Officer and is responsible for our strategic vision and disruptive innovation, as well as the management and growth of our operations. Under the control of Mr. Leonardo Santos, we have been able to take advantage of his technology expertise for the development and the execution of our business strategies, including the management and operation of our businesses.

As of the date of this prospectus, Mr. Leonardo Santos, together with Semantix’s other two co-founders, beneficially owned 32.8% of our Ordinary Shares issued and outstanding. On August 22, 2022, 50.0% of our Ordinary Shares indirectly held by Leandro dos Santos Poça D’Água, Semantix’s co-founder and the brother of our chief executive officer, corresponding to approximately 6.5% of our Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, were transferred to Strong Union Ltd., an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to their recently-agreed divorce proceedings. As a result of the transfer of such Ordinary Shares, our chief executive officer can no longer be deemed to exercise voting power over the Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, nor he has a call option over such Ordinary Shares. Still, the Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água remain subject to the provisions of the Lock-up Agreement and Leonardo dos Santos Poça D’Água has a right of first refusal over such Ordinary Shares. For a more detailed description of our share ownership, see “Beneficial Ownership of Securities.”

Although the Shareholders Agreement contemplates that the Founders are able to appoint a minimum of four directors to our board of directors, and Mr. Leonardo Santos’ continued role as CEO provides him the ability to significantly influence our management decisions, the Founders may not be able to exert the same level of control that they had exerted over us prior to the Business Combination. Absent the control of the Founders, our remaining significant shareholders consist of professional investors and investment funds that may not have specific technology experience.

In addition, there is no guarantee that our Shareholders Agreement will continue to be in effect into the future. For example, pursuant to the terms of the Shareholders Agreement, the Shareholders Agreement would terminate upon a divestment of equity interests in us by Crescera or Inovabra, such that the collective equity interests held by Crescera, Inovabra and the Founders fall below 40% of the total outstanding equity interests in us. If the Shareholders Agreement terminates, the Founders’ ability to elect four directors to our board of directors would no longer be contractually guaranteed and the level of control they would be able to exert over us would be significantly diminished.

Such a decrease in the level of control previously exerted by the Founders, particularly Mr. Leonardo Santos, could have a detrimental effect on our business and operations. Moreover, the absence of a controlling shareholder may also make us more susceptible to the formation of new shareholder alliances, disputes among our shareholders, and other events resulting from the absence of a controlling shareholder or a control group, including our inability to obtain the minimum quorums required to pass on a decision. If a new control group emerges and takes over decision-making power, we could suffer sudden and unexpected changes in our strategies and corporate policies, including through the replacement of our management, which could adversely affect us. Additionally, we cannot assure you that any such new control group would project the same level of influence or support that we have experienced under our current controlling shareholder, which could also adversely affect us.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate covenants to which we may be subject. Accordingly, any of our shareholders could suffer a reduction in the value of their Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value.

As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act), we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies.

As a foreign private issuer and emerging growth company, we are subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we rely on exemptions from certain U.S. corporate governance related rules which permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. See “Management—Foreign Private Issuer Exemptions” for more information.

We follow certain Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, such laws and regulations may not contain any provisions comparable to the U.S. rules relating to the filing of reports on Form 10-Q or 8-K, the U.S. proxy rules, or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. As a foreign private issuer we are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we are subject to Cayman Islands laws and regulations having, in some respects, a similar effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that are material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. Under this act, as an emerging growth company, we are not subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example, as an emerging growth company we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Also, we do not have to comply with future audit rules promulgated by the U.S. Public Company Accounting Oversight Board, or “PCAOB,” (unless the SEC determines otherwise) and our auditors do not need to attest to our internal controls under Section 404(b) of the Sarbanes Oxley Act for up to five years or such earlier time that we are no longer an emerging growth company.

We may follow these reporting exemptions until we are no longer an emerging growth company. As a result, our shareholders may not have access to certain information that they deem important. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual revenues of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds US$700.0 million as of the prior June 30th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three year period. Accordingly, the information about us available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company. We cannot predict if investors will find our Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and the price of our Ordinary Shares may be more volatile.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Ordinary Shares.

As a foreign private issuer, we are permitted to, and we will, follow certain home country corporate governance practices instead of those otherwise required under Nasdaq’s rules for domestic U.S. issuers, provided that we disclose any significant ways in which our corporate governance practices differ from those followed by domestic companies under Nasdaq listing standards. For example, Section 5605 of the Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of certain requirements. See “Management—Foreign Private Issuer Exemptions.”

As a result of our reliance on the corporate governance exemptions available to foreign private issuers under Nasdaq rules, you will not have the same protection afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

Availing of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under Nasdaq’s corporate governance rules. Therefore, any foreign private issuer exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either (a) more than 50% of the voting power of all our outstanding classes of voting securities (on a combined basis) must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of our executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of our assets cannot be located in the United States; and (3) our business must be administered principally outside the United States. We intend to monitor the composition of our shareholder base to determine whether we meet these criteria. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules, and report our financial statements under US GAAP, which may differ materially from IFRS, all of which may involve time, effort and additional costs to implement. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we incur as a foreign private issuer.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.

This prospectus relates, among other things, to the offer and sale from time to time by the Selling Securityholders of (i) up to 9,364,500 Ordinary Shares purchased by certain Selling Securityholders in a private placement under the PIPE Financing consummated in connection with the Business Combination at a purchase price of $10.00 per Ordinary Share; (ii) up to 5,750,000 Ordinary Shares issued to the Sponsor and certain affiliates in exchange for the Alpha Class B Ordinary Shares on a one for one basis. The Alpha Class B Ordinary Shares were acquired by the Sponsor and its affiliates at a purchase price equivalent to approximately $0.004 per share; (iii) up to 61,748,494 Ordinary Shares issued to Semantix Original Shareholders in exchange for securities of Semantix based on a value of $10.00 per Ordinary Share, however, these shares were issued in exchange for securities of Semantix that were acquired by executives, founders, investors and others through private placements, equity award grants and other sales at prices that equate to purchase prices of less than $10.00 per share, and, in some cases, including equity securities acquired at purchase prices as low as approximately $0.003 per share; and (iv) up to 7,000,000 Warrants issued in exchange for Alpha Private Warrants held by the Sponsor and certain affiliates. The Alpha Private Warrants were acquired by the Sponsor and its affiliates at a purchase price of $1.00 per warrant. Each whole warrant is exercisable for one Ordinary Share at an exercise price of $11.50 per share. In addition, this prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to 7,000,000 Ordinary Shares upon exercise of the Warrants issued in exchange for Alpha Private Warrants, which are being registered for resale in this prospectus.

Due to the significant number of Alpha Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 95,362,978 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (80,492,061 outstanding Ordinary Shares as of November 16, 2022, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by DDT Investments Ltd., Cumorah Group Ltd., ETZ Chaim Investments Ltd., Fundo de Investimento em Participações Multiestratégia Inovabra I – Investimento no Exterior and Crescera Growth Master Semantix Fundo de Investimento em Participações Multiestratégia, being the investment vehicles of certain of the largest Semantix Original Shareholders, represent 77.6% of our total outstanding Ordinary Shares and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the largest Semantix Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the largest Semantix Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. For example, (i) the Sponsor and certain affiliates purchased 5,750,000 Ordinary Shares at a purchase price equivalent to approximately $0.004 per share; and (ii) the Semantix Original Shareholders purchased 61,748,494 Ordinary Shares in various rounds of financing at purchase prices as low as (A) approximately $0.003 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for the Founders and (B) approximately $0.312 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for Inovabra and Crescera. Even though the current market price is significantly below the price at the time of the initial public offering of Alpha, certain Selling Securityholders have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than the public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders would experience losses in connection with their investment. In particular, the Sponsor, certain of its affiliates and the Semantix Original Shareholders may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Ordinary Shares referenced above, (i) the Sponsor and certain of its affiliates may experience a potential profit of up to $1.43 per share, (ii) the Founders may experience a potential profit of up to $1.43 per share and (iii) Inovabra and Crescera may experience a potential profit of up to $1.12 per share. As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders for their Ordinary Shares and would not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. Investors who purchase the Ordinary Shares on the Nasdaq following the Business Combination are unlikely to experience a similar rate of return on the Ordinary Shares they purchase due to differences in the purchase prices and the current trading price. Based on the closing price of the Ordinary Shares on November 14, 2022 referenced above and their respective purchase prices, the Selling Securityholders referenced above may receive potential profits ranging from $0.96 per share to up to $1.43 per share. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further.

The exercise of our Warrants for our Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our Warrants to purchase an aggregate of 18,499,984 Ordinary Shares became exercisable on September 2, 2022 in accordance with the terms of the agreement governing those securities. The exercise price of these warrants is $11.50 per share. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Ordinary Shares. However, there is no guarantee that our Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The trading market for our Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Ordinary Shares could decrease, which might cause our share price and trading volume to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment of us or publish inaccurate or unfavorable research about our business, the market price and liquidity for our Ordinary Shares could be negatively impacted.

Future resales of our Ordinary Shares issued to Semantix shareholders and other significant shareholders may cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

Under the Business Combination Agreement, Semantix shareholders received, among other things, 62,000,000 Ordinary Shares (none of which are eligible for sale immediately after the consummation of the Business Combination). Pursuant to the Lock-Up Agreement, Semantix shareholders will be restricted from selling Ordinary Shares for a period of six months following the Closing.

Upon expiration or waiver of the lock-up period, and upon effectiveness of this registration statement filed pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, Semantix shareholders and certain of our other significant shareholders may sell large amounts of Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of the Ordinary Shares. See “Shares Eligible for Future Sale.”

Our shareholders may experience dilution due to the issuance of Semantix Earn-Out Shares following the consummation of the Business Combination.

Certain Semantix shareholders are entitled to Semantix Earn-Out Shares, consisting of up to an additional 2,500,000 newly issued Ordinary Shares to be issued in two equal 1,250,000 tranches based on the achievement of closing share price targets of Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing as of the Closing Date and ending on or prior to the fifth anniversary of the Closing Date.

To the extent the conditions to the issuance of the Semantix Earn-Out Shares are satisfied, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the Semantix Earn-Out Shares may be issued could adversely affect the market price of our Ordinary Shares. In addition, such dilution could, among other things, limit the ability of Alpha shareholders to influence our management through the appointment of directors. However, there can be no assurance the conditions to the issuance of the Semantix Earn-Out Shares will be satisfied by the fifth anniversary of the Closing Date, and as such, the right to receive the Semantix Earn-Out Shares may be forfeited.

An active trading market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if it develops, it may not be sustained. You may be unable to sell your Ordinary Shares and Warrants unless a market can be established and sustained.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of our operations through our subsidiary, Semantix, outside the United States. Substantially all of our assets are located outside the United States, primarily in Brazil. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Latin American region could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are governed by our Articles, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman

Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.

While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.

Shareholders of Cayman Islands exempted companies (such as the Company) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.

We do not anticipate paying dividends in the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that our Ordinary Shares will appreciate in value or that the trading price of the Ordinary Shares will not decline.

We have granted in the past, and we will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

On August 3, 2022, our board of directors adopted, and our shareholders approved the 2022 Plan, which became effective on August 3 2022, and which exists concurrently with the Legacy Plan until the expiration of the Legacy Plan. Initially, the maximum number of Ordinary Shares that may be issued under the 2022 Plan corresponds to an initial share reserve equal to approximately ten percent (10%) of the total number of our Ordinary Shares that were outstanding (on a fully diluted basis) at the date of consummation of the Business Combination. Moreover, all outstanding Unvested Semantix Options at the time of consummation of the Business Combination were converted into unvested options for Ordinary Shares under the Legacy Plan, which totaled 7,515 options exercisable for Ordinary Shares, with an amount and value determined in accordance with the Exchange Ratio. We account for compensation costs for all share options using a fair-value based method and recognize expenses in our consolidated statements of profit or loss in accordance with IFRS. As a result of these grants, we incurred share-based compensation of R$1.8 million in 2020 and R$7.8 million in 2021. For more information on the share incentive plans, see “Executive Compensation.”

We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and as such, we will also grant share-based compensation and incur share-based compensation expenses in the future. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on us and our business and results of operations.

We may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

We may be unable to maintain the listing of our securities in the future. If we are delisted, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for us; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If our performance does not meet market expectations, the price of our securities may decline.

If our performance does not meet market expectations, the price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for our Ordinary Shares or Warrants. Factors affecting the trading price of our Ordinary Shares and Warrants may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about operating results;

•	our operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or our industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•	the volume of Ordinary Shares available for public sale;

•	any significant change in our board or management;

•	sales of substantial amounts of Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism (including the recent conflict in Ukraine).

Broad market and industry factors may depress the market price of our Ordinary Shares and Warrants irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies engaging in technology, big data and artificial intelligence or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Ordinary Shares or Warrants also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

We have the ability to redeem our outstanding Public Warrants at any time prior to their expiration at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares is equal to or exceed $18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrantholders (the price for such period, the “Reference Value”). If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or if we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In addition, we may redeem your Public Warrants at any time prior to their expiration at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants, including because the number of shares received is capped at 0.361 of our Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.

In the event that we elect to redeem all of the outstanding Public Warrants, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid by us not less than 30 days prior to the redemption date to registered holders of the outstanding Public Warrants to be redeemed at their last address as they shall appear on the registration books.

Our management has the ability to require holders of our Warrants to exercise such Warrants on a cashless basis, which will cause holders to receive fewer Ordinary Shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

If we call our Warrants for redemption after the redemption criteria have been satisfied, our management will have the option to require any holder that wishes to exercise their Warrant (including any Warrants held by the Sponsor, Alpha’s former officers or directors or their permitted transferees) to do so on a “cashless basis.” If our management choose to require holders to exercise their Warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.

Risks Relating to Taxation

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus titled “Taxation—U.S. Federal Income Taxation—General”) of our Ordinary Shares or Warrants, such U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based on the composition of our income and assets, including unbooked goodwill, we may be classified as a PFIC for the current taxable year ending on December 31, 2022. Because PFIC status is a factual determination based on the income, assets and activities of the combined company for the entire taxable year, and the market price of our Ordinary Shares (which is subject to fluctuation), it is not possible to determine whether we will be characterized as a PFIC for any taxable year until after the close of the taxable year. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to us and the risks of owning equity securities in a company that may be a PFIC. See “Taxation—U.S. Federal Income Tax Considerations—PFIC Considerations.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022:

•	on an actual basis; and

•	on an unaudited pro forma combined basis, after giving effect to the Business Combination and the PIPE Financing.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2022
	Actual	Pro forma
	(in R$ millions)
Cash and cash equivalents	48.9	654.5

Equity:
Share capital	55.8	0.4
Additional paid-in capital	—	765.0
Other comprehensive income	(5.3)	(5.3)
Capital reserves	18.6	18.6
Accumulated loss	(226.7)	(497.7)
Total (deficit) equity	(157.6)	299.0
Debt:
Loans and borrowings(1)	250.6	250.6
Lease liabilities	2.8	2.8
Total debt	253.4	253.4

Total capitalization	95.8	45.6

(1)

Since June 30, 2022, we fully repaid certain of our loans and borrowings in the principal aggregate amount of R$61.1 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Indebtedness— Loans and Borrowings.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022, combines the historical consolidated balance sheet of Semantix as of June 30, 2022, with the historical balance sheet of Alpha as of June 30, 2022, giving pro forma effect to the Business Combination and related transactions as if they had occurred as of June 30, 2022.

The following unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2022, and the fiscal year ended December 31, 2021, combine the historical statements of operations of Semantix and Alpha for such period on a pro forma basis as if the Business Combination, the PIPE Financing, and the step-acquisition of LinkAPI by Semantix that occurred on June 30, 2021 (for the remaining 49% ownership) had occurred on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, has been derived from:

•	the historical financial statements of Alpha as of and for the six-month period ended June 30, 2022, and the related notes thereto included elsewhere in this prospectus; and

•	the historical consolidated financial statements of Semantix as of and for the six-month period ended June 30, 2022, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2022, has been derived from:

•	the historical financial statements of Alpha as of and for the six-month period ended June 30, 2022, and the related notes included elsewhere in this prospectus; and

•	the historical consolidated financial statements of Semantix as of and for the six-month period ended June 30, 2022, and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, has been derived from:

•	the historical audited financial statements of Alpha as of and for the year ended December 31, 2021, and the related notes included elsewhere in this prospectus; and

•	the historical audited consolidated financial statements of Semantix as of and for the year ended December 31, 2021, and the related notes included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X which incorporates requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”).

This information should be read together with the financial statements and related notes, as applicable, for each of Semantix and Alpha and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands of Brazilian reais)

	Semantix (IFRS Historical)		Alpha (US GAAP, Historical, Translated to reais)		IFRS Conversion and Presentation Alignment (Note 4)		Transaction Accounting Adjustments - Business Combination			Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	R$	48,881	R$	87	R$	—	R$	176,168	A	R$	654,495
								490,456	B
								(19,878)	C(i)
								(9,810)	C(ii)
								(31,409)	C(ii)
Prepaid expenses and other		—		1,221		—		—			1,221
Trade receivables and other, net		50,381		—		—		—			50,381
Tax receivables		6,033		—		—		—			6,033
Cash and investments held in Trust Account		—		1,206,650		—		(176,168)	A		—
								(1,030,482)	E(i)
Other assets		29,928		—		—		(13,788)	C(iv)		16,140

Total current assets		135,223		1,207,958		—		(614,911)			728,270

Non-current assets
Property and equipment, net		3,485		—		—		—			3,485
Right of use asset		2,451		—		—		—			2,451
Intangible assets, net		82,723		—		—		—			82,723
Deferred tax asset		14,790		—		—		—			14,790
Derivatives financial instruments		1,603		—		—		—			1,603
Other assets		588		—		—		—			588

Total non-current assets		105,640		—		—		—			105,640

Total assets	R$	240,863	R$	1,207,958	R$	—	R$	(614,911)		R$	833,910

LIABILITIES
Current liabilities
Loans and borrowings	R$	115,439	R$	—	R$	—	R$	—		R$	115,439
Trade and other payables		93,595		—		—		—			93,595
Lease liabilities		1,145		—		—		—			1,145
Accrued offering costs and expenses		—		19,878		—		(19,878)	C(i)		—
Due to related party		—		562		—		—			562
Promissory note - related party		—		786		—		—			786
Other liabilities		11,404		—		—		—			11,404
Taxes payable		4,942		—		—		—			4,942

Total current liabilities		226,525		21,226		—		(19,878)			227,873

Non-current liabilities
Loans and borrowings		135,125		—		—		—			135,125
Lease liabilities		1,664		—		—		—			1,664
Warrant liability		—		25,435		—		—			25,435

	Semantix (IFRS Historical)		Alpha (US GAAP, Historical, Translated to reais)		IFRS Conversion and Presentation Alignment (Note 4)		Transaction Accounting Adjustments - Business Combination			Pro Forma Combined
Derivatives financial instruments		5,776		—				—			5,776
Other liabilities		17,255		—		1,206,650		(1,206,650)	E(i)		126,913
								109,658	F
Deferred income tax		6,438		—		—		—			6,438

Total non-current liabilities		166,258		25,435		1,206,650		(1,096,992)			301,351

Total Liabilities	R$	392,783	R$	46,661	R$	1,206,650	R$	(1,116,870)		R$	529,224

Net Assets	R$	(151,920)	R$	1,161,297	R$	(1,206,650)	R$	501,959		R$	304,686

Shareholder’s Equity
Commitments and contingencies
Class A ordinary shares subject to possible redemption, 23,000,000 shares at redemption value		—		1,206,650		(1,206,650)		—			—
Equity
Share capital (historical)		55,818		—		—		(55,818)	D		—
Class B Ordinary shares		—		3		—		(3)	E(iii)		—
Share Capital (New Semantix)		—		—		—		49	B		425
								376	E(ii)
Additional paid-in capital (“APIC”)		—		—		—		176,168	E(i)		764,986
								(9,810)	C(ii)
								(31,409)	C(ii)
								32,163	C(iii)
								(13,788)	C(iv)
								55,818	D
								(376)	E(ii)
								3	E(iii)
								220,824	E(iv)
								(109,658)	F
								490,407	B
								(45,356)	G
Other comprehensive income		(5,317)		—		—		—			(5,317)
Capital reserves		18,567		—		—		—			18,567
Accumulated loss		(226,664)		(45,356)		—		(32,163)	C(iii)		(479,651)
								(220,824)	E(iv)
								45,356	G

Equity attributable to owners of the company		(157,596)		(45,353)		—		501,959			299,010
Non-controlling interests		5,676		—		—		—			5,676

Total (deficit) equity	R$	(151,920)	R$	(45,353)	R$	—	R$	501,959		R$	304,686

Total equity and liabilities	R$	240,863	R$	1,207,958	R$	—	R$	(614,911)		R$	833,910

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2022

(in thousands of Brazilian reais, except share and per share amounts)

	Semantix (IFRS, Historical)		Alpha (US GAAP, Historical, Translated to reais)		Transaction Accounting Adjustments - Business Combination			Pro Forma Combined
Revenue	R$	85,542	R$	—	R$	—		R$	85,542
Cost of sales		(57,793)		—		—			(57,793)

Gross profit		27,749		—		—			27,749
Formation and operating costs		—		(17,033)		1,656	AA		(15,377)
Sales and marketing expenses		(24,830)		—		—			(24,830)
General and administrative expenses		(58,327)		—		—			(58,327)
Research and development		(20,565)		—		—			(20,565)
Change in fair value of warrant liability		—		52,748		—			52,748
Debt Forgiveness income		—		40,407		—			40,407
Other expenses		(1,171)		—		—			(1,171)

Operating loss		(77,144)		76,122		1,656			634
Financial income		6,630		1,685		(1,685)	BB		6,630
Financial expenses		(19,208)		—		—			(19,208)

Net financial results		(12,578)		1,685		(1,685)			(12,578)

Profit (loss) before income tax		(89,722)		77,807		(29)			(11,944)
Income tax		3,572		—		—			3,572

Loss for the period	R$	(86,150)	R$	77,807	R$	(29)		R$	(8,372)

Profit(loss) attributed to:
Controlling interests		(86,187)		77,807		(29)			(8,409)
Non-controlling interests		37		—		—			37
Weighted average shares outstanding of Class A ordinary shareholders		1,643,585		23,000,000					79,629,561
Basic and diluted losses per share	R$	(52.43)	R$	2.71				R$	(0.11)
Weighted average shares outstanding of Class B ordinary shares				5,750,000
Basic and diluted losses per share			R$	2.71

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands of Brazilian reais, except share and per share amounts)

	Semantix (IFRS, Historical)		Transaction Accounting Adjustments - Acquisition of LinkAPI			Alpha (US GAAP, Historical, Translated to reais)		Transaction Accounting Adjustments - Business Combination			Pro Forma Combined
Revenue	R$	211,659	R$	—		R$	—	R$	—		R$	211,659
Cost of sales		(125,454)		—			—		—			(125,454)

Gross profit		86,205		—			—		—			86,205
Formation and operating costs		—		—			(12,442)		3,569	AA		(8,873)
Sales and marketing expenses		(36,693)		—			—		—			(36,693)
General and administrative expenses		(81,522)		—			—		—			(81,522)
Research and development		(19,920)		—			—		—			(19,920)
Change in fair value of warrant liability		—		—			3,843		—			3,843
Offering costs allocated to warrants		—		—			(3,074)					(3,074)
Other expenses		(9,205)		—			—		(220,824)	CC		(262,192)
									(32,163)	DD

Operating loss		(61,135)		—			(11,673)		(249,418)			(322,226)
Financial income		6,528					299		(299)	BB		6,528
Financial expenses		(21,508)					—		—			(21,508)

Net financial results		(14,980)		—			299		(299)			(14,980)

Loss before income tax		(76,115)		—			(11,374)		(249,717)			(337,206)
Income tax		7,741					—		—			7,741

Loss for the period	R$	(68,374)	R$	—		R$	(11,374)	R$	(249,717)		R$	(329,465)

Profit(loss) attributed to:
Controlling interests		(68,188)		174	EE		(11,374)		(249,717)			(329,105)
Non-controlling interests		(186)		(174)	EE		—		—			(360)
Weighted average shares outstanding of Class A ordinary shareholders		1,643,585					19,651,099					79,629,561
Basic and diluted losses per share	R$	(41.49)				R$	(0.45)				R$	(4.13)
Weighted average shares outstanding of Class B ordinary shares							5,640,797
Basic and diluted losses per share						R$	(0.45)

Note 1 - Description of the Business Combination

On November 16, 2021, Alpha, Semantix, New Semantix, and the Merger Subs entered into the Business Combination Agreement. As a result of the transactions contemplated by the Business Combination Agreement, each of Alpha and Semantix became wholly-owned subsidiaries of New Semantix with the shareholders of Semantix and the shareholders of Alpha becoming shareholders of New Semantix and receiving Ordinary Shares.

Certain Semantix shareholders are expected to receive additional consideration in the form of earn-out of Ordinary Shares totaling up to an additional 2,500,000 newly issued Ordinary Shares, subject to meeting certain price targets. The Sponsor has agreed that 862,500 Ordinary Shares which were issued to the Sponsor and the current beneficial owners of the Sponsor upon the Closing of the Business Combination in respect of the Alpha Class B Ordinary Shares formerly held by the Sponsor will be unvested and subject to the restrictions and forfeiture provisions, including vesting requirements based on those same earn-out price targets.

In connection with the execution of the Business Combination Agreement, Alpha and New Semantix also entered into separate Subscription Agreements, each dated November 16, 2021, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors collectively subscribed for an aggregate of 9,364,500 Alpha Class A Ordinary Shares for an aggregate purchase price of R$490,456,323 ($93,645,000). The PIPE Financing was consummated immediately prior to the closing of the Business Combination and each Alpha Class A Ordinary Share subscribed for by the PIPE Investors was exchanged for one Ordinary Share, substantially concurrently with the closing of the Business Combination.

Alpha does not qualify as a business as it is a shell company holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination is accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. Refer to Note 3 — Accounting for the Business Combination for more details.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Certain Relationships and Related Person Transactions Related to the Business Combination”.

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined and should not be relied on as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Company will experience. Semantix and Alpha have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 reflects the step-acquisition of LinkAPI by Semantix that occurred on June 30, 2021 (for the remaining 49% ownership) as if it had occurred on January 1, 2021, the beginning of the earliest period presented.

The historical financial statements of Semantix have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Brazilian reais (“BRL”). The historical financial statements of Alpha have been prepared in accordance with U.S. GAAP in its presentation currency of the U.S. dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Semantix. The financial statements of Alpha have been translated into BRL for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•	at the period end exchange rate as of June 30, 2022 of $1.00 to R$5.2374 for the balance sheet;

•

the average exchange rate for the period from January 1, 2021 through December 31, 2021 of $1.00 to R$5.4068 for the statement of operations for the period ending on that date and from January 1, 2022 through June 30, 2022 of $1.00 to R$5.0195 for the statement of operations for the period ending on that date.

Immediately following consummation of the Business Combination, Alpha’s former public shareholders, the Sponsor and the current beneficial owners of the Sponsor, which previously owned the Founder Shares, the PIPE Investors, and former Semantix shareholders, own approximately the following percentages of Ordinary Shares:

Ownership percentage post-business combination[1]	Final redemptions
Semantix shares	62,000,000	77.03%
Public shares (Class A)	3,377,561	4.20%
PIPE Investment shares	9,364,500	11.63%
Founder shares (Class B)[2]	5,750,000	7.14%

Total shares	80,492,061	100.00%

1.	In each case, not giving effect to any shares issuable upon the exercise or conversion of warrants.
2.	Including 862,500 Alpha Earn-Out Shares that are subject to vesting.

The pro forma condensed combined financial information has been prepared considering (i) the redemption of 19,622,439 Alpha Class A Ordinary Shares held by the public shareholders of Alpha into cash at a price of approximately $10.03 per share, and (ii) the Ordinary Shares acquired by the PIPE Investors. The proforma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above do not take into account (i) the Warrants, (ii) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (iii) Semantix Earn-Out Shares and (iv) equity awards to be issued under the 2022 Plan.

Note 3 - Accounting for the Business Combination

The Business Combination is accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, Alpha is considered the “acquired” company for financial reporting purposes, and Semantix is the accounting “acquirer”. This determination is primarily based on the assumption that:

•	Semantix’s former shareholders hold a majority of the voting power of the Company;

•	Semantix’s operations substantially comprise the ongoing operations of the Company;

•	Pursuant to the Shareholders’ Agreement, Semantix’s former shareholders have the ability to nominate the majority of the members of the board of directors of the Company;

•	Semantix is the larger entity in terms of substantive operations and employee base; and

•	Semantix’s senior management comprise the senior management of the Company, including the CEO and CFO roles.

Another determining factor was that Alpha does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination is accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of Alpha are stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of Ordinary Shares issued over the fair value of Semantix’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes the Warrants are accounted for as liabilities in accordance with IAS 32 and, accordingly, are subject to ongoing mark-to-market adjustments through the statement of operations.

Note 4 - IFRS Conversion and Presentation Alignment

The historical financial information of Alpha has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Alpha’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Alpha Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, Alpha’s historical financial information were converted from USD to Brazilian reais in accordance with the presentation of Semantix’s historical financial information, as discussed in Note 2.

Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of are as follows:

A.

To reflect the release of cash and investments held in the Trust Account after taking into account the redemption of Alpha Class A Ordinary Shares which has been reflected as a reduction of other liabilities (see Note E (i)).

B.	To reflect the proceeds from the PIPE Financing with the corresponding issuance of 9.4 million Ordinary Shares, with a nominal value of $0.001, at $10.00 per share, or $93.6 million (R$490.5 million).

C.

To reflect the estimated payment in aggregate that consists of (i) outstanding offering costs and expenses of R$19.9 million, (ii) Business Combination costs incurred by Semantix in the amount of R$31.4 million, and Alpha in the amount of R$9.8 million, respectively, that are direct and incremental costs related to the Business Combination. These costs are reflected as an adjustment to APIC, (iii) additionally, a reclassification is made in order to correctly allocate transaction costs between the liability and equity components of the instruments in proportion to the allocation of proceeds to be received, of R$32.2 million, and (iv) Semantix transaction costs of R$13.8 million that were incurred and booked in Other assets as of June 30, 2022.

D.	To reflect the removal of Semantix Share Capital/Premium to APIC of R$55.8 million.

E.

To reflect the capital reorganization of Semantix, as per the Business Combination Agreement, consisting of (i) the reclassification of non-redeemed shares from liability to permanent equity (ii) the booking of par value shares issued (iii) the removal of historical Alpha equity balances, and (iv) in accordance with IFRS 2, the deemed costs of the shares issued by Semantix in excess of the net assets of Alpha, which primarily consists of cash and marketable securities held in the Trust Account and certain public and private warrants liabilities, is accounted for as stock-based compensation and reflected as an adjustment to accumulated deficit. A one percent change in the market price per share of Alpha Capital Class A Ordinary shares would result in the change of R$3.4 million in the estimated expense. The stock based compensation is calculated as follows:

(in thousands of Brazilian reais)	Final redemptions
Deemed cost of shares issued to Alpha Capital shareholders(1)	R$	341,830
Net assets of Alpha June 30, 2022(2)		1,161,297
Effect redemption of Alpha ordinary shares		(1,030,482)
Less: Alpha’s transaction costs		(9,810)

Adjusted net assets of Alpha as of June 30, 2022		121,006

IFRS 2 charge for listing services(3)	R$	220,824

(1)	Estimated fair value determined based on average quoted market price of $7.09/share as of August 3, 2022 and foreign exchange rate of $1.00 to R$5.2840.
(2)

Calculated based on exchange rate as of June 30, 2022 of $1.00 to R$5.2374 (see Note 2). On the basis of the foreign exchange rate of $1.00 to R$5.2840 as of August 3, 2022, the net assets of Alpha as of August 3, 2022, translated into Brazilian reais is approximately R$1,171.6 million, which would result in a R$10.3 million decrease in the IFRS 2 charge for listing services (on a pro forma basis).

(3)

Estimate of the IFRS 2 charge for listing services after excluding 862,500 Alpha Earn-Out Shares that are subject to vesting would result in a total IFRS 2 charge for listing services of $188.5 million (on a pro forma basis).

F.	To reflect adjustment made for the 2,500,000 Semantix Earn-Out Shares consideration in agreement with the Business Combination Agreement of R$109.7 million.

G.	To reflect the removal of Alpha’s historical accumulated deficit.

Note 6 - Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Operations for the Six-Month period ended June 30, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2022 are as follows:

AA.	To reflect the elimination of office and administrative support fees paid by Alpha to the Sponsor.

BB.	To reflect the elimination of interest and dividend income generated from the cash held in the Trust Account.

Note 7 - Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Operations for the Year Ended December 31, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

AA.	To reflect the elimination of office and administrative support fees paid by Alpha to the Sponsor.

BB.	To reflect the elimination of interest and dividend income generated from the cash held in the Trust Account.

CC.

Represents the preliminary estimated pro forma expense recognized in accordance with IFRS 2 for the excess of the fair value of Ordinary Shares issued over the fair value of Alpha’s identifiable net assets as if the Business Combination was consummated on January 1, 2021 (see Note E (iv)).

DD.	Reflects the transaction costs to be expensed as part of the Business Combination, as described in C(iv).

EE.	Adjustment to remove the Non-Controlling Interest related to LinkAPI due to the step-acquisition of LinkAPI being reflected as if it had occurred as of January 1, 2021.

Note 8 - Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, PIPE Financing, and step-acquisition of LinkAPI. As the Business Combination, PIPE Financing, and step-acquisition of LinkAPI are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. As per Note 2, the following are also not included in calculation of pro forma EPS, (i) Warrants, (ii) equity awards issued at Closing upon rollover of the Unvested Semantix Options, (iii) 2,500,000 Semantix Earn-Out Shares and (iv) equity awards to be issued under the 2022 Plan. The 2,500,000 Semantix Earn-Out Shares are subject to restrictions such that they are not determined to be participating securities at issuance, and are not included in the calculation of pro forma EPS for the six-month period ended June 30, 2022 and for the year ended December 31, 2021. The Options and Warrants issued in connection with the Business Combination are not included in the basic earnings per share calculation as they were not exercised at the date of the consummation of the Business Combination Agreement.

Since Semantix reported a loss for the six-month period ended June 30, 2022, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation. Consequently, the Options and Warrants issued in connection with the Business Combination are not included in the diluted earnings per share calculation as they are antidilutive.

	For the period ended

(in thousands of Brazilian reais, except share and per share data)	June 30, 2022		December 31, 2021
Numerator:
Net loss attributable to common shareholders	R$	(8,409)	R$	(329,105)
Denominator:
Semantix shares		62,000,000		62,000,000
Public shares		3,377,561		3,377,561
PIPE Investment shares		9,364,500		9,364,500
Founder Shares[1]		4,887,500		4,887,500

Total weighted average shares outstanding - basic and diluted		79,629,561		79,629,561

Net loss per share - basic and diluted	R$	(0.11)	R$	(4.13)

1.	Excluding 862,500 Alpha Earn-Out Shares that are subject to vesting.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following tables present our selected consolidated financial and other data. The selected financial information related to our consolidated statements of profit or loss, financial position and cash flows presented in the tables below is derived from Semantix’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and Semantix’s historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021, included elsewhere in this prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of the Company following the Business Combination.

Consolidated Statement of Profit or Loss Data

	For the six-month period ended June 30,			For the year ended December 31,
	2022	2022	2021	2021	2021	2020
			(restated)
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Revenues	16.3	85.5	95.1	40.4	211.7	123.5
Cost of sales	(11.0)	(57.8)	(56.5)	(24.0)	(125.5)	(85.5)
Gross profit	5.3	27.7	38.6	16.5	86.2	38.0
Operating expenses:
Sales and marketing expenses	(4.7)	(24.8)	(15.7)	(7.0)	(36.7)	(14.3)
General and administrative expenses	(11.1)	(58.3)	(23.2)	(15.6)	(81.5)	(33.1)
Research and development	(3.9)	(20.6)	(12.6)	(3.8)	(19.9)	(7.9)
Other expenses	(0.2)	(1.2)	(8.2)	(1.8)	(9.2)	(0.7)

Operating loss	(14.7)	(77.1)	(21.2)	(11.7)	(61.1)	(18.0)

Financial income	1.3	6.6	2.4	1.2	6.5	2.6
Financial expenses	(3.7)	(19.2)	(8.9)	(4.1)	(21.5)	(4.7)

Net financial results	(2.4)	(12.6)	(6.5)	(2.9)	(15.0)	(2.0)

Loss before income tax	(17.1)	(89.7)	(27.6)	(14.5)	(76.1)	(20.0)
Income tax	0.7	3.6	4.6	1.5	7.7	0.6

Loss for the period	(16.4)	(86.2)	(23.1)	(13.1)	(68.4)	(19.4)

Loss per share:
Basic and diluted losses per share (R$)	(10.0)	(52.4)	(14.1)	(7.9)	(41.5)	(12.1)

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 and for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

Consolidated Statement of Financial Position Data

	As of June 30,		As of December 31,
	2022	2022	2021	2021	2020

	(in US$ millions)(1)	(in R$ millions)	(in US$ millions)(1)	(in R$ millions)
ASSETS
Current assets
Cash and cash equivalents	9.3	48.9	9.9	52.1	25.9
Trade receivables and other, net	9.6	50.4	7.0	36.5	31.2
Tax receivables	1.1	6.0	1.0	5.0	3.0
Other assets	5.7	29.9	3.4	18.0	2.4

Total current assets	25.8	135.2	21.3	111.7	62.6

Non-current assets
Property and equipment, net	0.7	3.5	0.7	3.6	3.7
Right of use asset	0.5	2.5	0.6	3.0	2.8
Intangible assets, net	15.8	82.7	14.2	74.6	59.5
Deferred tax asset	2.8	14.8	2.2	11.7	4.6
Derivatives financial instruments	0.3	1.6	0.2	1.3	—
Other assets	0.1	0.6	0.1	0.6	7.0

Total non-current assets	20.2	105.6	18.1	94.7	77.7

Total assets	46.0	240.9	39.4	206.4	140.3

LIABILITIES
Current liabilities
Loans and borrowings	22.0	115.4	8.4	44.1	5.6
Trade and other payables	17.9	93.6	15.0	78.4	41.9
Lease liabilities	0.2	1.1	0.2	1.1	1.4
Other liabilities	2.2	11.4	2.8	14.6	8.1
Taxes payable	0.9	4.9	0.7	3.9	3.8

Total current liabilities	43.2	226.5	27.1	142.0	60.8

Non-current liabilities
Loans and borrowings	25.8	135.1	19.6	102.5	24.4
Lease liabilities	0.3	1.7	0.4	2.3	1.8
Derivatives financial instruments	1.1	5.8	—	—	—
Other liabilities	3.3	17.3	3.2	16.5	62.6
Deferred income tax	1.2	6.4	1.3	7.0	6.9
Total non-current liabilities	31.7	166.3	24.5	128.3	95.8

Total liabilities	75.0	392.8	51.6	270.3	156.6

Net assets	(29.0)	(151.9)	(12.2)	(63.9)	(16.3)

EQUITY
Share capital	10.7	55.8	10.7	55.8	55.8
Other comprehensive income	(1.0)	(5.3)	(0.2)	(1.0)	0.9
Capital reserves	3.5	18.6	3.1	16.0	1.8
Accumulated loss	(43.3)	(226.7)	(26.8)	(140.5)	(81.8)

	(30.1)	(157.6)	(13.3)	(69.7)	(23.3)
Non-controlling interests	1.1	5.7	1.1	5.8	7.0

Total equity	(29.0)	(151.9)	(12.2)	(63.9)	(16.3)

Total liabilities and equity	46.0	240.9	39.4	206.4	140.3

(1)

For convenience purposes only, amounts in reais as of June 30, 2022 and as of December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

Consolidated Statement of Cash Flows Data

	For the six-month period ended June 30,			For the year ended December 31,
	2022	2022	2021	2021	2021	2020
			(restated)
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Net cash outflow from operating activities	(16.9)	(88.3)	(31.3)	(3.1)	(16.3)	(11.1)
Net cash outflow from investment activities	(2.9)	(15.0)	(9.1)	(4.2)	(21.9)	(42.3)
Net cash inflow from financing activities	19.2	100.4	103.4	12.7	66.3	50.1

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 and for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

Non-GAAP Financial Measures

	For the six-month period ended June 30,			For the year ended December 31,
	2022	2022	2021	2021	2021	2020
			(restated)
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
EBITDA(2)	(13.5)	(70.5)	(22.4)	(11.2)	(58.7)	(17.0)
Adjusted EBITDA(3)	(6.9)	(36.2)	(4.5)	(4.8)	(24.9)	(10.0)
Adjusted EBITDA Margin(4)	(42.3)%	(42.3)%	(4.7)%	(11.8)%	(11.8)%	(8.0)%

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 and for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

(2)

We calculate EBITDA as loss for the period plus net interest income (expenses), plus income tax plus depreciation and amortization. EBITDA is a non-GAAP measure. Our calculation of EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “—Reconciliation of Non-GAAP Financial Measures.”

(3)

We calculate Adjusted EBITDA as EBITDA excluding the impacts of certain events that we believe are isolated in nature incurred as part of our recent expansion and, therefore, not reflective of our underlying performance, including (i) isolated research expenses incurred in connection with the recent redesign and relaunch of our proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of our data platform, which we do not expect to incur on an ongoing basis, (ii) non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, with such amount corresponding to our ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by our client, (iii) in the six-month period ended June 30, 2022 and in the year ended December 31, 2021, concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing, (iv) in 2021, earn-out payments to the former shareholders of LinkAPI (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Growth through Acquisitions—LinkAPI”) and (v) expenses related to stock option grants under the 2021 Plan as well as a separate stock option plan adopted by us in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”) which do not relate directly to the performance of our underlying business. Adjusted EBITDA is a non-GAAP measure. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “—Reconciliation of Non-GAAP Financial Measures.”

(4)

We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues. Adjusted EBITDA Margin is a non-GAAP measure. Our calculation of Adjusted EBITDA Margin may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “—Reconciliation of Non-GAAP Financial Measures.”

Reconciliation of Non-GAAP Financial Measures

The following table below sets forth a reconciliation of our loss for the period to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	For the six-month period ended June 30,			For the year ended December 31,
	2022	2022	2021	2021	2021	2020
			(restated)
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Loss for the period	(16.4)	(86.2)	(23.1)	(13.1)	(68.4)	(19.4)
(+/-) Net interest income (expenses)	2.2	11.7	2.3	1.8	9.4	0.7
(+/-) Income tax	(0.7)	(3.6)	(4.6)	(1.5)	(7.7)	(0.6)
(+) Depreciation and amortization	1.4	7.5	2.9	1.5	8.0	2.3
EBITDA	(13.5)	(70.5)	(22.4)	(11.2)	(58.7)	(17.0)
(+) Data platform relaunch research expenses(2)	—	—	1.1	0.0	1.1	3.9
(+) Stock option expenses(3)	0.6	2.9	6.7	2.6	13.4	3.1
(+) Transaction expenses(4)	6.0	31.4	—	1.3	6.7	—
(+) Earn-out payment expenses(5)	—	—	2.4	0.9	4.9	—
(+) Onerous contract provision expenses(6)	—	—	7.7	1.5	7.7	—
Adjusted EBITDA (A)	(6.9)	(36.2)	(4.5)	(4.8)	(24.9)	(10.0)
Revenues (B)	16.3	85.5	95.1	40.4	211.7	123.5
Adjusted EBITDA Margin (A)/(B)	(42.3)%	(42.3)%	(4.7)%	(11.8)%	(11.8)%	(8.0)%

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 and for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

(2)

Consists of isolated research expenses incurred in connection with the recent redesign and relaunch of our proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of our data platform, which we do not expect to incur on an ongoing basis.

(3)

Consists of expenses related to stock option grants under the 2021 Plan and a stock option plan adopted by us in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”), including payroll expenses in the amounts of R$0.6 million and R$4.4 million for the six-month periods ended June 30, 2022 and 2021, respectively, and of R$4.9 million and R$1.3 million for the years ended December 31, 2021 and 2020, respectively.

(4)

Consists of concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in the six-month period ended June 30, 2022 and in the year ended December 31, 2021 in connection with the Business Combination that are not expected to be ongoing.

(5)

Consists of expenses related to earn-out payments made in 2021 to the former shareholders of LinkAPI (for additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Growth through Acquisitions—LinkAPI”).

(6)

Consists of non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, with such amount corresponding to our ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by our client.

USE OF PROCEEDS

All of the Ordinary Shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

We could receive up to an aggregate of approximately $212,750,000 from the exercise of all Warrants, assuming the exercise in full of such Warrants for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Warrants.

Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Each Warrant is exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Risk Factors—Risks Related to Our Business and Industry—We have a history of losses, and we may not be profitable in the future” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors.

BUSINESS

This section sets forth certain information on our business and certain of our financial and operating information appearing elsewhere in this prospectus. It may not contain all the information about us that may be important to you, and we urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Semantix’s financial statements included elsewhere in this prospectus.

Overview

Our mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Our proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Our portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Semantix was founded in 2010. With operations across Latin America and an emerging presence in the United States, we offer proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Our software solutions aim to extract business insights and apply AI automation for our customers across their business processes, with us serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

We embrace a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, we pioneered the data cloud category in Latin America and seek to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

We offer a robust set of proprietary SaaS and third-party software solutions to our customers that allow them to simply, nimbly and securely manage their data. We believe our unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, we have a team of software developers who can support all of our customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While our proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with our strategic plans, the majority of our revenues continue to be derived from the resale of third-party software licenses that we purchase from third-party data platform software providers located outside of Brazil, such as Cloudera and Elastic. In 2021, 62.0% of our revenues derived from our third-party software business line, 18.8% derived from our proprietary SaaS business line and 19.2% derived from our AI & data analytics business line. In the six- month period ended June 30, 2022, 55.3% of our revenues derived from our third-party software business line, 23.9% derived from our proprietary SaaS business line and 20.8% derived from our AI & data analytics business line.

Whether through our own technology or third-party technology, we resolved the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to our data software are also provided by our technical team, which we believe is a key differentiating factor favoring us vis-à-vis global data software providers and provides a diversified revenue stream to us. With an enterprise ready, stack agnostic, all-in-one software development approach, we seek to guide customers with all their data needs supported by 24x7 premium customer care for our SaaS solutions.

Key Business Areas

We offer data solutions through (i) our proprietary SaaS software solutions, primarily our proprietary data integration platform SDP, which we expect to propel future revenue growth at an accelerated pace with attractive margins, (ii) third-party software licenses and (iii) AI and data analytics services, which we offer to customers to further enrich their data journeys. The graphic set forth below summarizes our key business areas:

We pursue a “land and expand” strategy through which we first introduce customers to simple, entry-level data software via third-party licenses and, over time, aim to enhance customers’ data generation and interpretation with the more robust and multifaceted capabilities of SDP, thus, in the process, migrating these customers to higher margin products through this transition to SDP software. We have been able to make this transition happen. In 2019, 99.0% of our revenues from data software products were derived from the resale of third-party software licenses. However, by the first half of 2022, approximately 23.9% of our revenues were derived from our proprietary SaaS business line, which we believe demonstrates the importance of our proprietary solutions as a growth driver.

This increasing relevance of our proprietary SaaS platform was accelerated following our December 2020 acquisition of LinkAPI, through which we acquired the capability to build, monitor and manage integration and application programming interfaces (“APIs”), thus fortifying’s SDP’s functionality by allowing SDP to access data from any and all data lakes with over 200 pre-ready components to facilitate speedy integration (for additional information regarding the LinkAPI investment, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Growth through Acquisitions—LinkAPI”).

Given this substantial momentum driving our proprietary SaaS business area, we seek to further expand this business area as follows (i) migrate customers using third party platforms to SDP and (ii) in some cases, offer SDP initially to certain new customers, while for other new customers, we will develop a data plan to start with third-party software and then eventually advance to SDP.

We resell licenses of international software providers such as Cloudera, Elastic, Confluent, among others, to our customers, focusing on licenses for data lake creation, data search and data visualization in particular. While third-party software remains a relevant part of our business, our focus going forward will be to deploy and implement SDP as our core offering in the future. Our SDP SaaS business has become increasingly more significant to our revenue mix, particularly since 2020.

SDP Overview

Our SDP data platform is an all-in-one solution that enables companies to pursue a complete digital journey and supports a growing variety of industry verticals and data needs. The data cloud collection, storage and utilization processes of SDP are summarized below:

•	First stage—data sources: several pre-formatted connectors capture data from different systems, files, data bases and APIs, thus enabling the building and handling of data lakes with greater ease;

•

Second stage—data loaders: with the captured data, data loaders enable the construction of a data lake in properly organized, normalized and clean layers (consisting of the raw layer of unaltered ingested data, which users can then transform on a trusted layer and finally make it available for business intelligence reports and consumption on the service layer);

•	Third stage—data visualization: after data is available for consumption, our platform creates reports and dashboards to facilitate greater data insight for our customers;

•

Fourth stage—machine learning development (data sandbox): at this point, our platform applies data science and hypothesis testing to create algorithms, machine learning models, deep learning and other applications; and

•	Fifth stage—data sharing (monetization): management of APIs and connections, allowing monetization of data in secure, governed, and compliant ways.

Through our SDP solution, customers are able to combine their existing data with newly generated data for a broader and more comprehensive data view, while simultaneously enhancing data insights and even facilitating the creation of new revenue streams to improve efficiency and profitability across business processes.

Moreover, we provide AI & data analytics services, including cloud monitoring, data integration, data science and data engineering, in addition to providing training related to SDP’s software.

Key Performance and Operating Indicators

As our customers experience the powerful benefits of a data-centric platform and the improvements of an accelerated digital transformation, they typically expand the scope of products and services provided by us significantly. This is evidenced by a stable net revenue retention rate (“NRR”), which is a key KPI that we use to measure our strategy.

We calculate NRR on a monthly basis by dividing: (i) revenues from our proprietary SaaS and third-party software business lines during a defined period by (ii) revenues from our proprietary SaaS and third-party software business lines for the same period of the previous year using the same base/cohort of customers for each period. As of December 31, 2021, our NRR was 136.0%.

Moreover, 83% of our contracts with customers in the year ended December 31, 2021 had a term of at least 12 months, with our proprietary SaaS and third-party software contracts typically having a term of around three years.

In addition, we had 11 customers that contributed more than US$1.0 million to revenue in the trailing 12 months as of June 30, 2022.

For additional information on the calculation of our NRR and customers with trailing 12-month revenue greater than US$1 million, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.”

Growth Strategies

We believe we are well-positioned to expand our presence as a data leader across Latin America and globally. This expansion strategy is bolstered by structural competitive advantages provided by our own integrated platform and proprietary technologies with vast untapped potential to be further unlocked. In particular, we intend to pursue the following vectors for sustainable growth:

•

Roll-up of proprietary products and solutions: we aim to accelerate the expansion of our proprietary SaaS data software solutions and increase this business area’s relevance in terms of our revenue mix. Guided by a clear “land and expand” strategy with companies and with a product roadmap aimed to better serve large and mid-sized enterprises, we believe that certain of our customers will naturally migrate away from third-party products offerings to our proprietary solutions. In this way, we expect to be able to extract further value from our existing client portfolio, with our legacy business serving as a strong source of referrals for our proprietary platforms and solutions. Moreover, our increased offering of AI & data analytics services facilitates a deepening of our customer relationships, which, in turn, presents additional cross-selling and upselling opportunities for our proprietary solutions.

•

Expand global footprint through selective geographic extension to attract diverse customers across geographies: We believe that most organizations will eventually universally embrace a data-centric business approach, as evidenced by an increase in public cloud adoption, and, therefore, that there is a substantial opportunity to continue to grow our customer base globally. We intend to pursue geographic expansion through focusing on increasing penetration in countries where we are already present, such as in Brazil, Colombia, Mexico and the United States, while landing and expanding into new locations, including other Latin American and European markets and eventually Asia. We believe that this increased global penetration will be driven by the expansion of LatAm-based customers who decide to expand outside of their local markets, as well as multinationals that develop a software solution to serve their Latin American operations and then seek to implement it across their operations around the globe. We believe we are well-positioned to capture this global expansion trend with a portfolio of products with global reach, internationally competitive pricing and the ability to provide 24x7 support in English. In recognition of such qualities, several of our international technology partners with operations outside of Brazil have already indicated interest in having us serve regional and local customers in these other jurisdictions. To drive new customer growth, we intend to continue investing in sales and marketing both in Brazil as well as in our core expansion markets. We intend to expand our operations internationally both organically and via acquisitions. For the six-month period ended June 30, 2022, 13.7% of our revenue was generated outside Brazil. For the year ended December 31, 2021, 12.0% of our revenue was generated outside Brazil.

•

Expand relationships with existing customers and focus on cross and up-selling opportunities: As customers realize the manifold benefits of our SDP software platform, they typically increase their platform consumption by processing, storing and sharing more data, and gradually replacing third-party software products. In this way, our client relationships typically begin with offering a single software product or service and, over time, evolve to encompass a full range of data solutions across a broader range of platforms. To this end, we intend to continue to expand the scope of the technical services provided by our software engineers as well as build to suit data software solutions to existing clients, particularly through increased investments in enhanced upselling and cross-selling efforts. We intend to focus such endeavors on large customers with expansive data needs in order to promote scale and operating leverage in our software and technical services.

•

Execute bolt-on acquisitions with strategic value: We intend to pursue selected strategic acquisitions, joint ventures, investments and alliances that can (i) accelerate the execution of our business plan, (ii) maximize cross and up-selling opportunities, and (iii) strengthen our relationships with regional, pan-LatAm and multinational players to expand awareness and usage of our product portfolio. In addition, we intend to pursue acquisition opportunities that may expand our technological and software development capabilities, add proprietary intellectual property and bring experienced, talented and dedicated professionals to the team. An example of this is the 2020 bolt-on acquisition of LinkAPI, through which we were able to capture certain technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to our big data and artificial intelligence solutions. Another example is the acquisiton of Zetta in August 2022, which we expect to complement the SDP offering and strengthen the healthcare business vertical, which caters to a sizeable and fast-growing market. Currently, we are in preliminary discussions with potential acquisition targets that we may consider acquiring.

An overview of our growth strategies is set forth in the graphic below:

Market Opportunity

We believe we are poised to capitalize on positive industry trends on multiple fronts across business areas. Recent technology and market trends are transforming the ways organizations use data, which we believe will favor us, including:

•

Companies must digitally transform their businesses to maintain competitiveness. We have observed that the digitalization journey is a top priority for nearly all global organizations irrespective of industry with a fundamental shift in the way organizations use technology to interact with their customers and compete. Today, software applications are a critical driver of business performance. In turn, poor technology performance negatively impacts user experience and results in lost revenue, customer churn, negative brand perception and reduced employee productivity. In response to this, companies across industries are heavily investing to digitally transform their businesses and enhance customer experience.

•

Data is at the heart of business innovation. We believe data is the key input in a company’s digital transformation, enabling richer insights for business optimization. Data has transformed the parameters for managing customer relationships, delivering engaging and personalized customer experiences, anticipating new market trends, predicting customer behavior and informing new business strategies. We believe organizations everywhere are seeking ways to transform their businesses by capturing, analyzing, and mobilizing data.

•

Data creation and replication is growing at a rapid pace and at a faster rate than installed storage capacity. The increase of cloud-based applications and connected devices have led to an explosion of digital data. According to the International Data Corporation (“IDC”), a global provider of market intelligence for the information technology and consumer technology markets, 2020 marked record growth in terms of data created and replicated, due in part to the dramatic increase in the number of people working, learning, and entertaining themselves from home, reaching 64 zettabytes of data created or replicated in 2020. According to IDC forecast studies, this figure is expected to grow to up to 181 zettabytes of data by 2025, representing a potential estimated CAGR of 23% between 2020 and 2025. Also according to IDC, data creation and replication is expected to grow at a faster rate than installed storage capacity. This data contains valuable insights for organizations to improve agility, accelerate innovation and better manage costs.

•

Increasing demand for innovation based on data. According to industry forecasts, worldwide big data and analytics markets are expected to grow substantially between 2020 and 2024, reaching a projected total addressable market of US$88.6 billion by 2024, of which (i) the analytical data stores market is expected to reach US$32.6 billion, (ii) the transactional databases market is expected to reach US$48.2 billion and (iii) the data integration/intelligence software market is expected to reach US$7.9 billion. We believe such trends support a long runway for high growth for us, as data analytics solutions coupled with cloud-based platforms offer an attractive share gain opportunity against legacy (mainly on-premise) incumbents and also creates a market expansion opportunity on the back of increasing demand for more innovation.

The Artificial Intelligence Opportunity

Big data and AI have a powerful synergistic relationship, with data essentially fueling AI, thus furthering potential opportunities for us as organizations seek partners to guide their AI efforts as a natural part of their overall data journeys.

Organizations seeking to develop AI projects internally would need to assemble dedicated teams to develop complex analytical models and devote significant time and financial resources to build big data infrastructure and data governance management, resulting in high aggregated costs and related risks in the development of an AI infrastructure with limited access to high performance technologies. Consequently, 53% of organizations rated their own ability to mine and exploit data as “limited,” according to data compiled by the technology research and consulting company Gartner, Inc. in 2020, which we believe reinforces the need for companies to rely on external providers to fill the gap and to support their data journey.

In addition, Gartner predicts that until 2022, 85% of AI projects will deliver erroneous outcomes due to data bias, failures in algorithms or shortcomings of the teams responsible for managing these AI projects.

In order to address these challenges, we aim to streamline and reorient the data journey for companies in a frictionless way via an all-in-one platform that encompasses the entire AI lifecycle, infrastructure automation, data integration, data engineering and data visualization.

Our Corporate History

We were founded in 2010 in São Paulo, Brazil with an early focus on the resale of third-party software licenses as well as educational initiatives to spread awareness on the powers of big data and AI through courses and consulting services.

In 2013, we developed our first machine learning/AI project with algorithms focused on better serving the Brazilian financial sector and were recognized by Cloudera with their 2013 Training Award. In 2014, we developed our first big data project for a client in the Brazilian financial sector.

In 2015, while other competitors were still exclusively offering software subscription for traditional on-premises data platforms, we were the pioneer in the creation of the data cloud category in Latin America through the launch of our proprietary data platform combined with a public cloud infrastructure.

In 2017, we received an investment from a venture capital fund established through Inovabra, the technology investment and innovation arm of Bradesco, one of Brazil’s largest financial institutions, which allowed us to further invest in our proprietary platform.

In 2018, we built a data laboratory in the city of Campinas, Brazil, in partnership with the University of Campinas, with the purpose of fostering innovation, creating and sharing knowledge with the community and training and retaining qualified personnel.

In 2019, we received an investment from a venture capital fund managed by an affiliate of Crescera Capital, which enabled us to pursue our inorganic growth strategy and international expansion. Accordingly, in that same year, we acquired an omnichannel algorithm focused on providing solutions to the retail sector from Fast Omni Ltda.

In 2020, we acquired 100.0% of the shares of Tradimus, a company that began its operations in 2012 and offers a comprehensive data software solution focused on improving the operational efficiency of hospitals, clinics and imaging and diagnostics companies. In December 2020, Excella, a subsidiary of Caledonia S.A., a health service management company, became a shareholder of Tradimus, holding a 50.0% non-controlling stake, thus effectively diluting our stake in Tradimus.

In December 2020, we also acquired 51.0% of the shares of LinkAPI, a company that offers software to build and manage integrations and APIs with performance, scalability, control and security. The strategic rationale for our acquisition of the LinkAPI stake was to harness the technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to our big data and artificial intelligence solutions. In June 2021, we exercised a call option to acquire the additional 49.0% of the LinkAPI outstanding capital.

In August 2022, we completed the Business Combination and the listing of our Ordinary Shares and Warrants on Nasdaq. In addition, in that same month, we acquired 100.0% of the shares of Zetta, a company that offers a robust variety of SaaS data solutions to enhance data-driven decision-making by healthcare organizations, leveraging client insights to improve care and costs and deepen epidemiological analysis. For additional information, see “Prospectus Summary—Recent Developments—Acquisition of Zetta.”

As of the date of this prospectus, we distribute our solutions and services throughout Latin America and the United States, with offices in the cities of São Paulo, Miami, Mexico City and Bogota.

Our current corporate structure is presented below:

Products and Solutions

We offer a powerful set of data solutions to guide our customers’ data journeys built on a cloud-native architecture to achieve a high level of scalability.

Software as a Service (SaaS) – Proprietary Data Platform

Our proprietary SDP platform has become increasingly significant to our revenue mix, particularly since 2020. We expect this trend to accelerate as our customers increasingly migrate from third-party platforms to SDP. SDP offers data integration, data operations (DataOps), machine learning operations (ML Ops), data governance, data sharing and data visualization with an intuitive user-friendly interface.

Our proprietary SaaS solutions utilize a flexible pricing model adaptable to diverse customer needs with variable pricing based on size and usage capacity along three main metrics: (i) storage (cloud) space utilized, (ii) number of pipelines or flows of data and (iii) number of platform users.

SDP – The Multi-Cloud Data Platform

The SDP is a multi-cloud, native SaaS data platform aimed to facilitate quicker implementation of big data and data science projects using public clouds with access to pre-configured dashboards and algorithms available through our AI Store. Our customers may select which public cloud they want to use at the onset of their SDP engagement, and may migrate from one cloud provider to another after implementing the data solution.

The SDP infrastructure is set forth on the graphic below:

We believe our SDP creates value for our customers by enabling the following main business objectives for our customers:

•

Driving deeper insights towards becoming a data-driven business and unlocking new monetization streams. Our platform allows customers to implement big data projects through the elimination of data silos while still maintaining a high level of data governance. SDP offers embedded tools that enable organizations to drive greater insights, improve products and services and pursue new business opportunities.

•

Increasing agility while reducing time spent managing infrastructure. Our platform consolidates data into a single, analytics-ready source of truth, simplifying governance and minimizing errors, complexity, and costs associated with managing data silos. As a result, organizations have the power to map, extract, ingest and treat real time data.

•	Implementing a cross-border multi-cloud strategy. Our platform allows customers to pursue a global multi-cloud strategy, aiming to provide the most appropriate cloud strategy that best fits each data challenge in each region. By doing so, the platform can optimize the best features and functionality that each public cloud provides, without relying specifically on a single public cloud provider.

•

Access data with security. We believe that our platform adopts best practices in terms of data security and governance, including the encryption of data stored or in transit, providing security to share data within an organization or to any other party.

Organizations use SDP to power the following use cases:

•	Data Integration: SDP allows customers to capture data from any source using modular functionalities with a full set of integration tools available on demand for structured and unstructured data.

•	DataOps: SDP allows customers to accelerate the process of deriving value from data, creating agile pipelines to explore and transform data from data lakes, improving the quality of insights.

•

MLOps: SDP allows customers to standardize and streamline the continuous delivery of high- performing models instantaneously, creating pipelines, training models, auto scaling, and monitoring AI models.

•	Data Governance: SDP allows customers to monitor data to predict and prevent failures, providing real-time visibility into the data’s current state, with data catalog, data discovery and data lineage.

•	Data Sharing: SDP allows customers to share live data within an organization and externally with governance and security, while maintaining a single source of truth.

•	Data Visualization: SDP allows customers to create reports and dashboards using data from modules already integrated in the platform.

Our AI Store plays an important complementary role along the end-to-end journey of big data projects, consisting of a store with pre-configured algorithms classified by use case or industry. The AI Store enables customers to work with machine learning, advanced analytics and AI models using the functionalities of SDP.

The graphic below shows the data journey of our customers through SDP:

In the first half of 2022, we have taken the following steps to the further development of SDP: (i) release of Semantix Data & AI Marketplace, with a new array of features that significantly streamline the analytical journey for users of SDP, providing an app store-like experience that puts frequently used data sets and pre-

packaged, vertical specific algorithms at the fingertips of data scientists and business analysts; (ii) launch of Analytics Chat, a new feature that enables users of SDP to gain analytical insights into their businesses’ performance via an easy-to-use chat interface; (iii) introduction of a new data catalog governance feature, which allows centralized management and lineage of data through SDP, adding a new layer of security, data governance and privacy; and (iv) addition of a real time and streaming capabilities to SDP, that can potentially cater to a US$50 billion total addressable market, according to calculations performed by Confluent in December 2020.

Below is a description of certain key data functions applying AI to enhance customer business performance across industries using our solutions:

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Finance: We serve financial institutions using data to predict customer behavior, offer real time stock market insights, fraud detection and prevention, risk analysis and manual processes automation. We also provide solutions to the credit market, to support the operational flow of credit, credit scoring, portfolio management and transaction security.

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Health: We serve hospitals, clinics and imaging and diagnostics facilities using data to collect patients’ records and monitor hospital and healthcare facility performance. Big data applications in healthcare can also help prevent epidemics, treat diseases, reduce medical costs, improve financial indicators and better manage medical accounts receivables.

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Retail: We apply data from retail operations to deepen understanding of consumer spending habits and help attract new customers. Big data in retail also enables companies to provide targeted marketing to consumers and recommend specific products and services to customers based on insights from customers’ data and purchase history, resulting in personalized shopping experiences and improved customer service. Within the retail category, we, through our Live Shopping solution, offer an additional service to retailers to enhance brand awareness and marketing when launching new products via a live video streaming online shopping experience. In addition, we offer our Smart ID solution to retailers with the objective of facilitating easy, safe and fast customer authentication, e-service registration and digital consent. Finally, through our Intelligent Chat solution, we facilitate real-time conversations among companies, customers, partners, vendors, suppliers and other external parties to improve customer confidence and loyalty.

Third-Party Software

We also sell third-party software licenses that we purchase from third-party data platform software providers located outside of Brazil. Such third-party software providers have a variety of use cases overlapping with SDP, including solutions for data ingestion and storage, and performance of data analysis and visualization, as well as other solutions that are not native to SDP, such as search (for workplace search, app search and site search) and observability (for logging, metrics and application performance management). In addition to being sold as separate features, we may add certain of these third-party software functionalities into SDP on a case-by-case basis.

We serve various sectors through our third-party software business line, including the finance, retail, telecommunications, healthcare, industrials and other sectors.

We resell third-party software licenses to our customers through two main modalities:

•	The Marketplace Model, consisting of the resale of third-party software licenses to our customers without any support-related service in connection with the licensed software; and

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The Managed Service Provider Model, which is the main sales model in our third-party software business area (constituting approximately 76.0% and 70.8% of our sales from third-party software licenses for the six-month period ended June 30, 2022 and for the year ended December 31, 2021, respectively), consisting of the resale of third-party software licenses combined with assistance provided by our specialists to our customers in connection with the software installation.

Like us, third-party software providers help companies accelerate their digital transformation and extract real-time insights from data to drive value and competitive differentiation. Accordingly, the third-party software licenses that we resell are designed to enable companies to better manage their data lifecycle, including flow management, streams management, data engineering, data warehousing, streaming analytics, operational databases and machine learning.

Most of the licenses we purchase for resale are denominated and payable in U.S. dollars to suppliers located outside of Brazil. Accordingly, although the price we charge our customers for these licenses in Brazil is denominated in reais, the prices charged to our Brazilian customers are linked to the U.S. dollar to minimize foreign exchange exposure.

Pricing of contracts for the resale of software licenses is based on the price of the underlying license, consisting typically of a fixed amount set forth in the contract depending on the specific license, subject to adjustment for inflation and foreign exchange variation. Certain relevant customers may be able to set a maximum exchange rate pursuant to which the variation of the price of software licenses may be subject.

Despite being a reseller, most of the third-party software contracts executed with our customers provide that we are responsible for any software-related issues given that the customers have a relationship with us, not with the software providers. However, we are contractually entitled to receive indemnification from our suppliers in connection with damages incurred by our customers in relation to the third-party software so long as such indemnification is sought within 12-months of the incident giving rise to such obligations. In addition, third-party software contracts under the managed service provider model establish certain service level metrics by which the effectiveness of the services provided by us is monitored. Third-party software contracts may not be early terminated by our customers unless we are entitled to terminate our contract with the relevant supplier without penalty.

AI & Data Analytics Services

We also provide AI & data analytics services, including consulting, cloud monitoring, data integration, data science and data engineering, in addition to providing training related to our proprietary platform. In this way, we seek to leverage data gathered via third-party software and SDP to support the creation of algorithms focused on AI and data analytics, data visualization and data sharing. Revenues from our AI & data analytics service contracts are based on the hours of services provided and the rate per hour for the employees providing the services.

For addition information regarding our data science and software engineering teams, see “—Software Engineering and Research & Development” below.

Our Technology Lifecycle

SDP offers a complete system for the creation and implementation of big data projects: from the data source, to data ingestion, then data preparation and, finally, data modelling. We integrate data from various data lakes (raw, trusted, services layers), allowing the creation of algorithms for consumption via API management (data sharing) as well as visualization of insights via dashboards and reports. We are also able to provide 24x7 support to guide our proprietary data solutions and an array of complementary AI & data analytics services.

We developed integrated and innovative technologic tools across our SDP to power our data solutions, including for data storage, data interaction, data sharing and security and authentication.

Data Ingestion

One of the biggest challenges in implementing big data projects is consolidating data from various sources, which SDP resolves through data ingestion from multiple sources, including relational databases, APIs and custom connectors in order to address diverse customer needs. This powerful data ingestion is facilitated via LinkAPI’s solution incorporated into SDP, which provides an abstraction for ingestion between the source and the platform, as further described below:

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Multiple Sources: SDP’s data ingestion system includes over 200 connectors available for tools, databases and preexisting systems. This allows the ingestion of data from the user source to SDP at a fast pace with limited configuration.

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Partitioning: SDP automatically segments data by ingestion time, making the raw layer easily accessible, and allowing customers full control over the partitions they are managing to improve scalability and optimize performance.

•	Scheduler Groups: We offer ways to group different tables of the same database in different segments, allowing multiple scheduler configurations for each specific group.

Data Storage

From the moment of data ingestion into SDP, all data and files are maintained on a reliable object storage, with virtually no storage limit. This allows engineers to be able to focus on the transformations without having to worry about capacity limitations.

•	Cache: SDP maintains a cache layer between the data warehouse and the object storage for performance enhancement.

•	Format Flexibility: SDP allows the user to choose between multiple formats, including CSV, Parquet, Avro and others, to better fit its application.

•	Storage Options: Users can opt between cloud data storage solutions provided by Google (Google Cloud Storage, or “GCS”), Amazon (Amazon Simple Storage Service, or “S3”) or Microsoft’s Azure.

Data Interaction

SDP’s data warehouse and processing environment allows customers to utilize Structured Query Language (“SQL”) to make queries, execute python scripts or spark scripts, which are then integrated with all layers of the data lake:

•	Data Warehouse: Our data warehouse provides an ACID (Atomicity, Consistency, Isolation, Durability) compliant environment and fast processing of large datasets (petabytes).

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Jobs: The Jobs module provides an interface in which users can schedule SQL, python and/or spark scripts in a versioned manner (using the git programming language). Alongside with the SQL/python editors, the user can also make use of automated ready-to-go transformations that make engineers’ jobs easier.

•	Sandbox: We also provide notebooks inside SDP with access to the data lake where users can interact and enter an exploratory mode.

•	SQL Lab: SDP offers an easy-to-use SQL assistant with auto-complete on the data lake layers, which means that engineers can quickly test queries and gather information.

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Organized Layers: The ingested data is written in SDP’s raw layer, so users can transform the data on the trusted layer and make it available to business intelligence reports on the service layer. These are the recommended default layers, however, the user has full power to overwrite the existing layers as well as to create new ones.

Data Sharing

SDP enables sharing via SQL Lab in small quantities and through an API account that makes the data available for other systems. Only users with permission can access this endpoint.

Data Visualization

SDP includes a visualization module where users can create different screens and dashboards. This visualization module is already integrated at all data layers of the platform, as well as access permissions layers, so only users with access to specific visualization/dashboards can view.

Security and Authentication

SDP allows profiles with different permissions. The authentication is very simple to use and is valid throughout all platform extensions.

•	Authentication: SDP has its own single sign-on (“SSO”) authentication, meaning that once users are authenticated they can access every service they have permission to access.

•	Role Access: SDP provides a role-based security model access control, with granular privileges on system objects and actions.

•	Encryption: SDP encrypts all data at rest, as the data in motion is maintained in an isolated environment, always with a high security level.

Customers

As of June 30, 2022, we had over 300 customers with operations in more than 15 countries in the finance, retail, telecommunications, healthcare, industrials and other sectors. Our customers consist of large and medium enterprises as well as small and midsize businesses.

Our solutions support various use cases for the benefit of its customers. Companies’ management teams benefit from our solutions in order to bring efficiency, speed, assertiveness and optimization to decisions. Chief Information Officers (CIOs) benefit from transforming raw data into analytics. Project and business leaders benefit by capturing optimization metrics for their most relevant businesses. Data scientists optimize their capabilities for building new algorithms. CEOs benefit from having a strong ally capable of increasing their revenues and enabling effective cloud management.

During the six-month periods ended June 30, 2022 and 2021, our largest customer, based on revenues, accounted for 10.1% and 11.5% of our revenues, respectively, and our ten largest customers together accounted for 54.0% and 57.0% of our revenues, respectively. For the years ended December 31, 2021 and 2020, our largest customer, based on revenues, accounted for 11.4% and 10.2% of our revenue, respectively, and our ten largest customers together accounted for 53.8% and 59.7% of our revenue, respectively. For additional information regarding customer concentration, see “Risk Factors—Risks Related to Our Business and Industry—A significant portion of our revenue is derived from a small number of customers and partial or full loss of revenues from any such customer may adversely affect us.”

Our largest customers typically engage us for more than one software product or solution together with complementary data analytics and other support services, each pursuant to separate contracts with varying scopes and durations based on the type of product or service.

Below is a summary of our existing contracts with our largest customers:

License and Service Contracts with Leading Banking Institution

Since 2017, we have licensed third-party software to one of the largest banking institutions in Brazil and Latin America and, in connection with such software, have also provided various support services. Our contracts with this customer are governed by Brazilian law and range in duration from 12 to 36 months, subject to renewal.

Pursuant to these contracts, we must indemnify the banking institution and its affiliates for losses arising from (i) a failure or delay to adhere to the terms of the contracts, (ii) acts or omissions related to the provision of our products or services, (iii) breaches of representations and warranties and (iv) any complaints from third parties arising from the breach or nonperformance of our contractual obligations. Our indemnification liability is typically capped under these contracts, subject to exceptions, including in the event of willful misconduct, fraud or infringement of third-party rights.

Each party may terminate the contracts without cause by providing 30-days prior notice, and at will in case of insolvency type events. In addition, each party may terminate at will if the other party breaches any obligation under the contracts, in which case a penalty shall be applied. Moreover, the banking institution may terminate at will certain of the contracts executed with us in case there is a direct or indirect change in our control. We obtained a waiver from this customer in connection with the Business Combination.

In the six-month period ended June 30, 2022 and the year ended December 31, 3021, this customer accounted for 10.1% and 11.4% of our revenues, respectively, considering all engagements and various contracts with this customer in the aggregate.

License and Service Contracts with Leading Credit Reporting Company

Third-party Software and AI & Data Analytics Services

Since 2018, we have licensed third-party software to a leading credit reporting company in Brazil and, in connection with such software, have provided various support services. Our contracts with this customer are governed by Brazilian law and range in duration from 18 to 36 months, subject to renewal. In addition, we provide separate consulting and data analytics services to this credit reporting company pursuant to contracts typically with a term of less than one year.

Pursuant to certain of these contracts, we must indemnify the credit reporting company for all losses arising from their commercial relationship.

In all of our contracts with this customer, the credit reporting company may terminate the contracts without cause by providing 30-days prior notice, and we may terminate without cause by providing 120- days prior notice. In addition, each party may immediately terminate the contracts if the other party commits an unremedied breach or the other party suffers insolvency type events. Each party may also immediately terminate as a result of acts or facts that prevent the performance of the contracts, or a change in corporate structure or corporate purpose that may impact the performance of the contracts or impact any third-party rights. We obtained a waiver from this customer in connection with the Business Combination. Moreover, the credit reporting company may immediately terminate the contracts if we file a legal proceeding against it to dispute any matter. If the termination is in response to any action, inaction or fault of us, we will be subject to penalty.

Proprietary SaaS

Furthermore, since 2020, we have licensed Open Galaxy and our ID proprietary SaaS software to this credit reporting company and, in connection with such software, also provide various consulting and support services. We offer these proprietary solutions to this customer pursuant to a Brazilian law governed contract with an initial term of 38 months, expiring December 5, 2023, which will automatically be extended for successive terms of 38 months if neither party expressly disagrees.

Under the contract, we will not be liable for any indirect or incidental damages arising from, or related to, the credit reporting company’s inability to use our products.

Each party may terminate the contract without cause by providing 90-days prior notice. In addition, each party may immediately terminate the contract if (i) the other party commits an unremedied breach, (ii) the other party suffers insolvency type events, or (iii) the contract is suspended due to legal violations or acts of God and force majeure events. We may also immediately terminate as a result of a change in our relationship with the partners used for the provision of our services or if compelled by law or court order.

License and Service Contracts with Large Telecom Company

Since 2018, we have licensed third-party software to a large telecom company and, in connection with such software, have also provided various support services. Our contracts with this customer are governed by Brazilian law and range in duration from 12 to 24 months, subject to renewal.

Pursuant to these contracts, we must indemnify the telecom company for all losses arising from their commercial relationship.

The telecom company may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contract at will if the other party commits an unremedied breach or suffers insolvency type events. Each party may also immediately terminate as a result of (i) cancelation of licenses necessary for the performance of the contracts, (ii) negligence or bad performance, (iii) acts or facts that prevent the performance of the contracts or (iv) the assignment or transfer of the contracts.

License and Service Contracts with Large Financial Institution

Since 2017, we have licensed third-party software to a large financial institution and, in connection with such software, have also provided various support services. Our contracts with this customer are governed by Brazilian law and range in duration from 12 to 24 months, subject to renewal. In addition, we provide separate consulting and data analytics services (mainly data engineering) to this financial institution pursuant to a Brazilian law governed contract with a 36-month term.

Pursuant to these contracts, each party must indemnify the other party for all losses arising from negligence and willful misconduct, provided that a pro rata contribution shall apply if the other party contributed to the damages.

Each party may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contracts at will if the other party commits an unremedied breach or a legal violation, or files a legal proceeding that may affect the rights and obligations under the contracts. The financial institution may also immediately terminate at will if we suffer insolvency type events or there is a change in our ownership structure that may (i) compromise the performance of, or conflict with, this customer’s interests and activities, (ii) violate governmental regulation or (iii) compromise our technical and/or financial aptitude. Moreover, the financial institution may immediately terminate at will if we commit any act that is harmful to public order or if it has reasonable belief that any such act was committed by us.

License and Service Contracts with Next

Since 2021, we provide big data AI & analytics solutions to Next Tecnologia e Serviços Digitais S.A. (“Next”), Banco Bradesco S.A.’s digital banking subsidiary, pursuant to a service contract initially valid until April 2022, subject to renewal. On April 27, 2021, Next expanded the scope of contracted serviced to also include API development services related to open banking also through April 2022, subject to renewal. On March 29, 2022, Next renewed the service contract with us until April 2023. For additional information, see “Certain Relationships and Related Party Transactions—Other Related Party Transactions—License and Service Agreements—Software and Service Agreements with Bradesco.”

Pursuant to these contracts, we must indemnify Next for all losses arising from negligence and willful misconduct.

Each party may terminate the contracts without cause by providing 30-days prior notice. In addition, each party may immediately terminate the contracts at will if the other party commits an unremedied breach or suffers insolvency type events. Next may immediately terminated the contracts at will if our authorization to provide its services and products is cancelled, we suspend our activities over 30 days or if we breach any labor, confidentiality and data protection obligations.

Case Studies

The following are examples of how we empowered important customers to transform their data into actionable insights:

•	Luxury Automotive Company

•	Background: the customer is one of the largest luxury automotive manufacturers in the world

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selling luxury passenger cars and off-road vehicles, trucks, vans, and buses. In Brazil specifically, it is one of the country’s largest manufacturers of trucks and buses. The manufacturer was facing disruptions in its production lines, leading to operational interruptions.

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Our Solution: the manufacturer used third-party software licenses coupled with AI and data analytics services to develop and implement AI models to monitor production disruption and identify the problem source.

•	Key Benefits:

•	significant reduction in production lines disruption;

•	higher efficiency in vehicle delivery audit;

•	reduction of assembly problems arising from ecosystem moisture; and

•	accelerated identification of defective parts in the production process.

•	Multinational Electronics Company

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Background: the customer is a manufacturer and seller of electronics and computer gadgets. It is one of the largest electronics companies and one of the most valuable brands in the world, with presence in Brazil for over 30 years. The electronics manufacturer needed an all-in-one integration solution and APIs to connect all of its e-commerce operations in Latin America.

•	Our Solution: the manufacturer implemented our data integration solution to integrate its e-commerce operations in Latin America.

•	Key Benefits:

•	real time data insights; and

•	significant improvement in the integration of its global activities and operations, by means of an important increase in the number of APIs used per year.

•	Large Financial Institution

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Background: the customer is one of the world’s largest financial institutions, with a strong presence in Brazil. The financial institution was experiencing a shortage of AI experts and big data technology to build its business intelligence infrastructure, comply with regulatory requirements and prevent fraudulent transactions.

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Our Solution: the financial institution used third-party software licenses coupled with AI and analytics provided by us to create a real time big data consumption API in order to deliver customized offerings to clients, comply with regulatory requirements and reduce fraudulent transactions.

•	Key Benefits:

•	real time business intelligence;

•	real time fraud prevention system; and

•	development of other projects as a result of the implementation of the solution, such as fraud monitoring and compliance.

•	Large Telecom Company

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Background: the customer is a mobile telecommunications services provider that offers service both in Brazil and abroad and encourages mobile phone users to earn credits through a loyalty program. The telecom company was lacking real time control of user consumption, with the effect of thwarting optimization of its customers’ lifetime value.

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Our Solution: the telecom company used third-party software licenses combined with AI and data analytics services to deliver a real time big data consumption API in order to provide customized offerings to its clients.

•	Key Benefits:

•	real time data consumption monitoring of every device;

•	the offering of customized products and services driving boosts in customer lifetime value; and

•	the telecom company being now positioned as one of the largest machine-to-machine (“M2M”) companies in Brazil.

Sales Channels and Marketing

We sell our products and services to enterprises and governmental organizations through our direct sales team, consisting of 40 individuals (account executives, sales development representatives, and pre-sales personnel). Our direct sales team is segmented as follows:

•	Key Accounts Team: focused on telecom companies, major Brazilian financial institutions and governmental entities;

•	Corporate Accounts Team: focused on companies with over 1,000 employees in other industries; and

•	Middle Market Team: focused on companies with 500 to 1,000 employees.

To the extent of marketing to companies with under 500 employees, which comprises a very minor portion of our marketing strategy, such marketing is through indirect sales channels.

Our current marketing strategies are focused on strengthening brand awareness to consolidate SDP as the platform of choice for customers. We establish well-defined marketing strategies in digital and physical channels to generate leads and drive demand. Recent marketing initiatives included a 30-day free trial of SDP to increase usage, digital marketing strategies to drive traffic to the website and participation at physical events to enhance brand awareness.

Suppliers

We believe we have developed solid relationships with the well-established data platform providers from which we purchase software licenses for resale. We are the largest Cloudera partner in Latin America, and were recognized as Elastic’s second largest Managed Services Provider Global Partner in 2020.

We have a relationship with approximately 115 suppliers, the most relevant of which are based outside of Brazil.

Of our gross revenues for the six-month periods ended June 30, 2022 and 2021, (i) 37.0% and 34.0%, respectively, were attributable to the resale of software licenses of Cloudera (via numerous supply contracts with such supplier and resale contracts with various clients) and (ii) 13.0% and 27.0%, respectively, were attributable to the resale of software licenses of Elastic (via numerous supply contracts with such supplier and resale contracts with various clients). Of our gross revenues for the years ended December 31, 2021 and 2020, (i) 37.6% and 31.5%, respectively, were attributable to the resale of software licenses of Cloudera and (ii) 16.9% and 30.1%, respectively, were attributable to the resale of software licenses of Elastic. Reseller programs are tier-based, based on the number of certified professionals that the reseller has for the software product, sales history and payment track record of the reseller. Depending on its tier, a reseller may obtain discounts from suppliers and better business opportunities. Accordingly, we focus on building sustainable long-term relationships and a consistent payment track record with our suppliers, while also maintaining a high number of certified professionals for each type of software.

Our relationship with our suppliers is initially established via one-time agreements, which, dependent on the scope and nature of the supplier relationship, may eventually lead to the establishment of a future master reseller agreement between us and the supplier. The one-time agreement allows us to resell the supplier’s products in a specific transaction and is usually executed to test whether we could be considered a reliable partner. After the testing phase through one or more one-time reseller agreements and the demonstration that we have savvy personnel to provide pre-sales and post-sales support, we and the supplier may enter into a master reseller agreement. Currently, we have master reseller agreements in place with our main suppliers. Our suppliers may terminate these agreements with or without cause, and, in the case of termination without cause, subject only to prior notice ranging from 30 to 90 days dependent on the supplier.

The agreements between us and the suppliers are entered into on a non-exclusive basis. Accordingly, we may resell software licenses from several different suppliers and may also compete with our own proprietary solutions. If any conflict of interest arises due to our role as reseller of third-party software licenses and as proprietary SaaS provider, we disclose such conflict to the relevant supplier to resolve the conflict in the best possible way for both parties and in view of maintaining a solid commercial relationship with the supplier.

In addition, to ensure that our customers can operate our proprietary platform and/or third-party software in any environment, we maintain relationships with public cloud providers (AWS, Azure and GCP) to integrate and achieve the highest interoperability across architectures.

We have entered into standard form umbrella contracts with each of AWS, Azure and GCP pursuant to which these providers provide standard cloud storage capacity for use by our customers in exchange for timely payment by us. These providers may generally terminate their relationship with us with or without cause, as follows:

Our agreement with AWS allows AWS to terminate for any reason with 30 days’ advance notice or, in case of a breach of contract, if such breach is uncured for 30 days. AWS may also terminate immediately upon notice if (i) AWS determines that our use of its service poses a security risk, could otherwise adversely impact AWS’ systems, could subject AWS to liability or could be fraudulent, (ii) we fail to pay AWS in accordance with the agreement, (iii) we cease to operate in the ordinary course, make an assignment for the benefit of creditors or become the subject of any bankruptcy, reorganization, liquidation, dissolution or other similar proceeding or (iv) to comply with the law or the requests of governmental entities.

Our agreement with Azure allows Azure to terminate for any reason with 15 days’ advance notice, or in case of a breach of contract, if such breach is uncured for 15 days.

Our agreement with GCP allows GCP to terminate for any reason with 30 days’ advance notice, or in case of a breach of contract if such breach is uncured for 30 days. GCP may also terminate immediately upon notice if we cease to operate in the ordinary course or become the subject of any bankruptcy proceeding.

Software Engineering and Research & Development

Our technical area is formed by engineers, scientists and programmers that work as developers to enhance our current products and develop new features for our customers.

Some of the key technical roles within our data science and software engineering teams are as follows:

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Data analytics and software engineer manager: responsible for (i) ensuring adherence to our technology roadmap, (ii) developing the features and improvements strategy and (iii) managing our data solutions growth and go-to-market strategy;

•	Four big data specialists: responsible for testing new data solutions and other tools, components and features of SDP;

•	Seven system engineers: responsible for creating the coding structure of SDP;

•	DevOps engineer: responsible for ensuring SDP’s infrastructure automation and creating performance indicators;

•	Two back-end developers: responsible for building and maintaining all of the API layers needed to power the user-facing component of SDP; and

•	Front-end developer: responsible for the creation and maintenance of the user interface with the SDP.

In addition, our research and development (“R&D”) teams serve as the bedrock for innovation, driving product enhancement and the development of new features. We believe that these teams will allow us to expand and refine our portfolio of data-centric products, functioning as a hub to attract and retain new talent to power our technology evolution. In the six-month periods ended June 30, 2022 and 2021, expenses with R&D accounted for 24.0% and 13.3%, respectively, of our revenues. For the years ended December 31, 2021 and 2020, expenses with R&D accounted for 9.4% and 6.4%, respectively, of our revenues.

We have several initiatives to support R&D as follows:

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We promote an Entrepreneurs in Residence (“EiRs”) program as well as events with scientists and engineers (hackathon challenges) bringing together talent both internally and externally to foster product development and enhancements;

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We have recently partnered with Massachusetts Institute of Technology—MIT’s Industrial Liaison Program (ILP) where we will help monitor emerging technology trends and work directly with faculty on forthcoming research and recruitment efforts;

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We have established a data lab at, and in partnership with, the University of Campinas (Universidade de Campinas, or “UNICAMP”), one of the top universities in Brazil, with programs to attract talent coordinated by our teams devoted to visual computing and AI; and

•	We welcome opportunities for co-innovation of data-centric solutions with ecosystem players focused on strategic verticals.

Competition

The markets in which we operate are highly competitive and rapidly evolving with the constant introduction of new technologies and innovations. Our current competition primarily includes the following:

•	public cloud providers who offer proprietary data management, machine learning and analytics services, such as AWS, Azure and GCP;

•	large, well-established, public and private data platform providers, including the suppliers from which we purchase software licenses for resale, such as Cloudera, Elastic and Confluent;

•	private and public companies who also act as resellers of third-party software licenses, such as Logicallis;

•	less-established public and private cloud companies with products that compete in some of our markets;

•	other established vendors of legacy database solutions and big data offerings, such as HP, IBM, Oracle and Teradata;

•	other vendors who offer data and business intelligence solutions that can be incorporated into our platform, including Databricks, Alteryx, Fivetran, Tableau, Microsoft’s Power BI, and Qlikview; and

•	technology companies and systems management vendors who offer on-premise infrastructure monitoring, including IBM, Microsoft, Micro Focus, BMC and Computer Associates.

We believe we compete favorably based on the following competitive factors:

•	ability to efficiently and seamlessly ingest large quantities of diverse data types in one location at scale;

•	ability to provide and innovate around architectures purpose-built for the cloud;

•	ability to provide advanced AI, data analytics and machine learning solutions;

•	ability to provide unified, real-time observability of IT environments;

•	ability to drive business value and generate additional return to customers;

•	ability to support multiple use cases in one platform;

•	ability to provide seamless and secure access of data to many simultaneous users;

•	ability to seamlessly and securely share and move data across public clouds or regions;

•	ability to monitor any combination of public clouds, private clouds, on-premise and multi-cloud hybrids;

•	ability to provide a consistent user experience across multiple public cloud providers;

•	ability to provide pricing transparency and optimized price-performance benefits;

•	ability to elastically scale up and scale down in high-intensity solutions;

•	extensibility across an enterprise, including development, operations and business users;

•	ability to enable collaboration between development, operations and business users;

•	ease of deployment in any region of the world;

•	performance, scalability, and reliability;

•	built-in security and governance; and

•	award-wining AI and analytics platform company, with high customer satisfaction.

Awards and Accolades

We have received various awards and accolades in recognition of our operational and technical excellence, innovative solutions and collaborative work environment, as follows:

•	In 2021, we were recognized as a leader in data preparation and integration platforms in Brazil in a survey conducted by ISG Provider Lens;

•	Also in 2021, we were ranked as one of the top 10 startups in the AI sector in the report prepared by Distrito Inteligência Artificial;

•	We were named Leading Innovators in Big Data and AI Business Solutions Platforms in Brazil by Acquisition International magazine in 2020;

•	Both Semantix and LinkAPI were ranked among the 20 Most Promising Latin America Tech Companies by CIO Review in 2020, occupying the eleventh and sixth places, respectively;

•	Semantix’s co-founder, Leonardo Santos, was named one of the Top Transformational Business Leaders by Industry Wired in 2019; and

•	We were also considered one of the best companies to work for in Brazil (GPTW) as of May 2021.

Seasonality

Consistent with other data solutions and software providers, we historically have received a higher volume of orders from new and existing customers in the second half of the year and, in particular, in the fourth fiscal quarter of each year. We believe that this results from the procurement, budgeting, and deployment cycles of many of its customers, particularly our large enterprise customers.

Tradimus Healthcare Solutions

On May 26, 2021, Semantix Participações and Excella (together with Semantix Participações, the “Tradimus Shareholders”), and as an intervening and consenting party, Tradimus, entered into a shareholders’ agreement (the “Tradimus Shareholders’ Agreement”) to govern the relationship among the parties as partners in a company providing data solutions to serve the healthcare sector. For the six-month period ended June 30, 2022, Tradimus generated R$2.0 million in revenues. For the years ended December 31, 2021 and 2020, Tradimus generated R$2.2 million and R$1.8 million in revenues, respectively.

The Tradimus Shareholders’ Agreement is governed under Brazilian law with an initial term of 20 years, subject to automatic renewal. Pursuant to the terms of the Tradimus Shareholders’ Agreement and the rights and powers of the parties described therein, Semantix Participações enjoys effective control over Tradimus.

Below is a summary of the main terms and conditions of the Tradimus Shareholders’ Agreement. The agreement described below has been filed as exhibit to the registration statement of which this prospectus forms a part. The summary below is qualified in its entirety by reference to the full text of the agreement.

Management

Board of Directors

The board of directors of Tradimus must be composed of four members, each serving a two-year term, of which two shall be appointed by Semantix Participações and two by Excella so long as each of them holds 50% of Tradimus’s voting and total share capital. Should at any time a Tradimus Shareholder individually hold more than 50% of Tradimus’s voting and total share capital, such Tradimus Shareholder shall have the right to appoint three directors, in which case the other Tradimus Shareholder shall have the right to appoint one director, provided that it still holds at least 45% of Tradimus’s voting and total share capital. In the event that any of the Tradimus Shareholders ceases to hold at least 45% of Tradimus’s voting and total share capital, it shall lose any rights to appoint members to the board of directors.

Notwithstanding the equal representation of the parties on the Tradimus board of directors, the Tradimus Shareholders’ Agreement stipulates that any deadlock on the approval of any resolution by the board of directors shall be decided by the casting vote of a Semantix-appointed member unless Tradimus is considered a joint operation by the auditors of both Tradimus Shareholders (which is currently not the case).

Board of Executive Officers

The board of executive officers of Tradimus shall be composed of a minimum of two and a maximum of four officers serving for a two-year term, which must include one chief executive officer, one chief financial officer, and the remaining officers with no specific designation. For as long as each of the Tradimus Shareholders holds 50% of Tradimus’s voting and total share capital, all officers shall be elected by a majority of the members of the board of directors, provided that (i) the directors appointed by Semantix Participações shall have the right to appoint the chief executive officer and up to one additional officer with no specific designation, and (ii) the directors appointed by Excella shall have the right to appoint up to two officers, without specific designation. Should at any time a Tradimus Shareholder hold an interest in Tradimus equal to or greater than 45% but lower than 50% of its voting and total share capital, the director appointed by such party shall have the right to appoint one officer with no specific designation.

Voting Rights

For as long as each of the Tradimus Shareholders holds 50% of Tradimus’s voting and total share capital, all resolutions adopted at the general shareholders’ meeting require their mutual consent, except if Tradimus is deemed to be in a situation of financial stress, in which case a Tradimus Shareholder may, under certain specific circumstances, unilaterally decide to grant a loan to Tradimus that, if defaulted, may be converted into new shares via capital increase. Should a Tradimus Shareholder at any point hold an interest in Tradimus lower than 50% but equal to or greater than 45% of its voting and total share capital, the approval of certain matters shall still be subject to the affirmative vote of such Tradimus Shareholder, including but not limited to (i) amendments to the bylaws, (ii) corporate reorganizations, (iii) issuance or sale of securities exchangeable for or convertible into shares, (iv) capital increases and (v) liquidation or dissolution.

Additionally, all resolutions adopted at a board of directors meeting require the approval by a simple majority of its members. However, should at any time a Tradimus Shareholder hold an interest in Tradimus that entitles it to appoint solely one member to the board of directors, the approval of certain matters shall still be subject to the affirmative vote of such director, including but not limited to (i) capital increases, (ii) certain acquisitions, sales, assignments, disposals or any other form of transfer of equity interests, (iii) the approval or amendment to annual budget and/or business plan, (iv) incurring indebtedness in excess of R$200,000,000.00, either individually or in the aggregate, during the preceding 12 months, and (v) the granting of collateral to a third party.

Moreover, beginning on May 26, 2023 and for as long as each Tradimus Shareholder holds 50% of Tradimus’s voting and total capital, any deadlocks at the shareholders’ meeting or at the meeting of the board of directors should be subject to a mandatory mediation procedure. Should the mediation be fruitless, the disputed matter shall be considered not approved, in which case it may only be submitted for further deliberation after six months.

If the Tradimus Shareholders or the members of the board of directors fail to reach a consensus after three consecutive mediations held in accordance with the stipulated procedures or following five mediations held within a period of 18 months, a corporate deadlock will be declared (the “Deadlock”), in which case any Tradimus Shareholder may, within up to 60 days of the Deadlock, notify Tradimus and the other Tradimus Shareholder of its intention of initiating a procedure for the sale of all of its equity interest in Tradimus.

Transfer Rights

The Tradimus Shareholders are subject to a lock-up period in respect of both their direct and indirect interest in Tradimus until May 26, 2023, provided that they continue to hold 50% of Tradimus’s voting and total share capital. As a result, any transfer of shares to third parties (other than affiliates) during the lock-up period must be pre-approved by the non-selling Tradimus Shareholder.

Right of First Refusal and Tag Along Rights

If a Tradimus Shareholder decides to sell all or part of its equity interest in Tradimus, the other Tradimus Shareholder shall have the right of first refusal for the purchase of all (and no less than all) offered shares. In the event the Tradimus Shareholder offeree does not exercise its right of first refusal and the Tradimus Shareholder offeror decides to sell its shares to a third party, the Tradimus Shareholder offeree shall have tag along rights pursuant to which it may sell a number of shares proportional to the shares offered by the Tradimus offeror relative to its equity interest in Tradimus and under the same terms and conditions agreed for such sale.

Non-Compete

Each of the Tradimus Shareholders and its respective affiliates will not, for two years from the date on which they cease to be a shareholder of Tradimus, directly or indirectly, engage in any business activity in which Tradimus and/or its subsidiaries are also engaged in, including but not limited to the development and sale of proprietary solutions aimed at enhancing business capabilities of players in the healthcare industry.

Employees

As of June 30, 2022, we grew our workforce by 21.8%, compared to December 31, 2021 (from 559 to 681 people).

The table below shows the number of employees by activity as of the dates indicated:

	As of June 30,	As of December 31,
	2022	2021	2020
Management	6	5	8
Administrative	76	46	26
Sales & Marketing	105	72	27
Data Analytics and Software Development	331	294	163
R&D	163	142	89

Total	681	559	313

As of June 30, 2022, over 98.0% of our employees were located in Brazil.

We offer competitive compensation and benefits that are in line with the software industry. Consistent with market practice, our compensation program for all employees includes base pay, variable compensation and benefits. In addition, certain of our employees also receive stock-based compensation. We offer a wide array of benefits including health care, dental plan, life insurance, transportation vouchers, meal tickets or restaurant vouchers. For additional information, see “Executive Compensation.”

In accordance with Brazilian labor law, all employees may join unions. However, less than 2.0% of our employees are unionized, represented by the Union of Workers in Data Processing and Information Technology in the State of São Paulo (Sindicato dos Trabalhadores em Processamento de Dados e Tecnologia da Informação do Estado de São Paulo, or “SINDPD”), as of the date of this prospectus. We have not experienced any work stoppages and believe we have good working relationship with SINDPD. We have entered into a collective bargaining agreement related to variable compensation (profit sharing plan) with SINDPD and renegotiate such agreement on an annual basis, usually in January of each year.

We have outsourced certain ancillary activities that support our business that are not directly related to our core business, including recruiters to attract talent and maintenance functions. We do not provide benefits to our outsourced workers. For additional information, see “Risk Factors—Risks Related to Our Business and Industry—We may be held liable for the labor, environmental, tax and social security obligations of third parties.”

Intellectual Property

Intellectual property rights are important to the success of our business. We rely on a combination of patent, copyright (including software), trademark, domain name and trade secret laws in Brazil and other jurisdictions, as well as license agreements, reseller agreements, confidentiality procedures, non-disclosure agreements with our own employees and third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how, and brand. We also use open source software in our services.

As of the date of this prospectus, we had one registered patent in Brazil. We also held one patent application in foreign jurisdictions.

As of the date of this prospectus, Semantix held 31 registered trademarks and one application in Brazil. Zetta held 21 registered trademarks and 28 applications in Brazil. LinkAPI held one registered trademark and one trademark application in Brazil. Moreover, Tradimus held four registered trademarks in Brazil.

As of the date of this prospectus, Semantix held title to eight registered and several unregistered proprietary software in Brazil. Zetta held title to four registered proprietary software in Brazil. Moreover, Tradimus held title to one registered proprietary software in Brazil.

As of the date of this prospectus, Semantix held 30 domain names registered with the Registro.br (the Brazilian internet domain name registry) and 31 other domain names registered with other internet domain name registries in foreign jurisdictions. Zetta held six domain names registered with the Registro.br. LinkAPI also held one domain name registered with the Registro.br. We continually review our development efforts to assess the existence and patentability of new intellectual property.

Although we rely on intellectual property rights, including patents, copyrights (including software), trademarks, domain names and trade secrets, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new services, features and functionality, and frequent enhancements to our platform are more essential to establishing and maintaining our competitive position.

Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software, trademarks, domain names and other technology. Any significant impairment of our intellectual property rights could adversely affect our business or our ability to compete.

We control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners.

We require our employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements, and we control and monitor access to our software, documentation, proprietary technology, and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes, and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners.

Facilities

Our headquarters are located in the city of São Paulo, Brazil. We also have a data laboratory at the University of Campinas in the city of Campinas, Brazil. In addition, we have offices in the city of Bogotá,

Colombia, in the city of Mexico City, Mexico, and in the city of Miami, United States. Our headquarters, data laboratory and offices are leased from third parties. We believe that our current facilities are adequate to meet our current needs.

Our property and equipment consist mostly of furniture and fixtures and leasehold improvements. As of June 30, 2022, the total book value of our property and equipment was R$3.5 million. As of December 31, 2021, the total book value of our property and equipment was R$3.6 million, as set forth in the table below:

As of December 31, 2021
(R$ millions)
Furniture and fixtures	1.1
IT and telecom equipment	1.1
Leasehold improvements	1.3
Total	3.6

Regulatory Overview

Data Protection and Privacy

We use, collect, store, transmit and process customer data to run our business. As a result, our compliance with local, state, federal, and foreign laws and regulations dealing with the use, collection, storage, transmission, disclosure, disposal and other processing of personal data is core to the operation of our business. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. The applicability of these laws and regulations to us, and their scope and interpretation, are constantly evolving, often uncertain, and may conflict between jurisdictions, and we anticipate the number of data privacy laws and the scope of individual data privacy and protection rights will increase, and as a result, our associated compliance burdens and costs could increase in the future. It may be costly to implement security or other measures designed to comply with these laws and regulations, as well as any new or updated laws or regulations. Any actual or perceived failure to safeguard data adequately, destroy data securely, or otherwise comply with the requirements of these laws and regulations, may subject us to litigation, regulatory investigations or enforcement actions under federal, state or foreign data security, unfair practices or consumer protection laws and contractual penalties, and result in monetary damages, damage to our reputation or adversely affect our ability to retain customers or attract new customers.

A number of the jurisdictions in which we operate have adopted or are considering adopting data protection and privacy laws and regulations, including Brazil and the United States.

Brazil

In September 2020, Brazilian Federal Law No. 13,709, of August 14, 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”), came into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals and public or private companies in operations involving processing of personal data in Brazil, including but not limited to the collection, use, processing and storage of personal data, in all economic sectors, including in the relationship between customers and suppliers of goods and services, employees and employers, and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among other things, the rights of the data subjects, the legal bases applicable to the processing of personal data, the requirements to obtain consent, the obligations and requirements related to security incidents and leakages and transfers of personal data, the obligations of a data controller and a data processor, as well as the creation of the Brazilian Data Protection Authority (Autoridade Nacional de Proteção de Dados, or “ANPD”), which is the entity responsible for the inspection, promotion, disclosure, regulation, and application of the LGPD.

Federal Law No. 14,010, June 10, 2020 amended certain provisions of the LGPD. As a result, in case of noncompliance with the LGPD, Semantix is subject to administrative sanctions applicable by the ANPD as of August 1, 2021 onwards, on an isolated or cumulative basis, that can range from warnings, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of our revenue, or revenue of our group of companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50 million per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, to the partial or total prohibition to exercise activities related to data processing.

The imposition of LGPD administrative sanctions does not inhibit the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. These administrative sanctions can be applied by other public authorities, such as the Attorney General’s Office and consumer protection agencies. We can also be subject to civil liabilities for violation of any of these laws.

In addition to the administrative sanctions due to the noncompliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers that serve as data processors on our behalf.

The United States

In the United States, various laws and regulations apply to the security, collection, storage, use, disclosure and other processing of certain types of data. For example, California adopted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to California consumers and allows California consumers to request a copy of the personal information collected about them, request deletion of their personal information and request to opt out of certain sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action. Further, in November 2020, California voters passed the California Privacy Rights Act (the “CPRA”), which expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, other states, such as Virginia, have also adopted or are considering adopting similar data privacy laws and all 50 states have adopted laws requiring notice to consumers of a security breach involving their personal information.

European Union and the United Kingdom

The European Union’s (EU) General Data Protection Regulation (EU) 2016/679 (the “GDPR”) became effective in May 2018, and is applicable to companies processing personal data of data subjects in the European Economic Area (the “EEA”). The GDPR is wide-ranging in scope and implements stringent requirements in relation to the collection, use, retention, protection, disclosure, transfer and other processing of personal data relating to EEA data subjects, with substantial monetary penalties for violations. Personal data as defined under the GDPR includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates more stringent administrative requirements for controllers and processors of personal data, including, for example, notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting. In the case of noncompliance with the obligations under the GDPR, companies may be exposed to significant fines ranging from €10 million to €20 million or 2.0% to 4.0% of total worldwide annual revenue, whichever is higher. The GDPR also provides that EU member states may enact their own additional laws and regulations in relation to certain data processing activities. Recent legal developments in the EU have also created complexity and uncertainty regarding transfers of personal data from the EEA to “third countries,” especially the United States. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) in Schrems II invalidated the EU-U.S. Privacy Shield Framework, a mechanism for the transfer of personal data from the EEA to the United States, and made clear that reliance on standard contractual clauses may not be sufficient in all circumstances, whereby organizations may be required to take supplementary measures. Furthermore, on June 4, 2021, the European Commission published a new set of modular standard contractual clauses which are designed to take into account the CJEU’s judgement in Schrems II and must be used for all new contracts entered into – and new processing operations undertaken – as of September, 27 2021.

The United Kingdom’s (“UK”) withdrawal from the EU and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following the UK’s withdrawal from the EU on January 31, 2020 (“Brexit”), pursuant to the transitional arrangements agreed to between the UK and EU, the GDPR continued to have effect in law in the UK, and continued to do so until December 31, 2020 as if the UK remained a member state of the EU for such purposes. Following December 31, 2020, and the expiry of those transitional arrangements, the data protection obligations of the GDPR continue to apply to UK-related processing of personal data in substantially unvaried form by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended, which, together with the amended UK Data Protection Act of 2018, transposes the GDPR in UK national law (“UK GDPR”). However, going forward, there may be increasing scope for divergence in application, interpretation and enforcement of data protection laws as between the UK and the EEA, and the relationship between the UK and the EEA in relation to certain aspects of data protection laws remains uncertain. For example, the new set of standard contractual clauses only apply to the transfer of personal data outside of the EEA and not the UK. Although the European Commission adopted an adequacy decision with respect to the UK on June 28, 2021, allowing the flow of personal data from the EEA to the UK to continue, this decision will be regularly reviewed and may be revoked if the UK diverges from its current adequate data protection laws following Brexit. The UK Information Commissioner’s Office has consulted on, and is developing, its own international data transfer requirements, including its own specific international data transfer agreement and a UK addendum to the standard contractual clauses. We are accordingly monitoring these developments, but we may, in addition to other impacts, experience additional costs associated with increased compliance burdens and be required to engage in new contract negotiations with third parties that aid in processing personal data on our behalf or localize certain data.

Regulators in the EEA and UK are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. National laws in the EEA that implement the ePrivacy Directive are likely to be replaced by the ePrivacy Regulation, which will significantly increase fines for non-compliance, although it will not have effect in the UK as a result of Brexit. This again introduces the possibility that we will be subject to separate and additional legal regimes with respect to ePrivacy, which may result in further costs and may necessitate changes to our business practices. The GDPR and UK GDPR require opt-in, informed consent for the placement of cookies on a customer’s device, and imposes conditions on obtaining valid consent (e.g. a prohibition on pre-checked consents). Increased regulation of cookies may lead to broader restrictions and impairments on our online activities and may negatively impact our ability to understand its customers, and there has been a notable rise in enforcement activity from supervisory authorities across the EEA in relation to cookies-related violations.

Cybersecurity

Brazil

In the cases in which we provide services to financial institutions, payment institutions and other entities licensed to operate by the Brazilian Central Bank, we may be required by such institutions to comply with certain requirements set forth in the Cybersecurity Regulations (as defined below). The Brazilian National Monetary Council Resolution No. 4,893, dated as of February 26, 2021 (“Resolution 4,893/21”) and the Brazilian Central

Bank Resolution No. 85, dated as of April 8, 2021 (“Resolution 85/21” and, together with Resolution 4,893/21, “Cybersecurity Regulations”) provide general rules related to (i) the cybersecurity policy that needs to be implemented by such entities, as well as (ii) their engagement of data storage, data processing and cloud computing service providers.

Particularly in relation to data processing and cloud computing service providers, the Cybersecurity Regulations define a series of rules related to the engagement of third parties to provide “material services” of such nature in Brazil and offshore. The rules create minimum criteria and conditions for the engagement of third parties, establishing “indirect” rules for such outsourced entities.

As part of the controls required by the Cybersecurity Regulations, regulated entities are required to adopt corporate governance and management practices in proportion to the relevance of the service to be provided and the related risks. In other words, regulated entities should have their own governance mechanisms for engaging material cloud computing, data processing and data storage services, and be liable for that.

Among the abovementioned controls, regulated entities must verify if the third parties performing such material services are able to ensure the following: (i) compliance with the legislation and regulations in force; (ii) access to the regulated entity to the data and information to be processed or stored by the service provider; (iii) confidentiality, integrity, availability and retrieval of data and information processed or stored by the service provider; (iv) adherence to the certifications required by the regulated entity for the provision of the services to be contracted; (v) access to the reports prepared by an independent specialized auditing firm engaged by the service provider, regarding the procedures and controls used to provide the services to be contracted; (vi) provision of adequate information and management resources to monitor the services to be provided; (vii) identification and segregation of customer data of the institution through physical or logical controls; and (viii) the quality of access controls aimed at protecting the data and information of the regulated entity’s clients.

We currently provide services related to data processing for Brazilian regulated institutions, including the largest local banks, such as Banco Bradesco S.A., Banco Santander (Brasil) S.A. and Itaú Unibanco S.A. The agreements executed by us with such institutions establish responsibilities for non-compliance with the Cybersecurity Regulations, which include fines and reimbursement of financial losses on behalf of the regulated entities. Therefore, in case of incidents involving the data processed under the scope of such agreements, we may be liable for such events.

Anti-corruption and Sanctions

We are subject to anti-corruption, anti-bribery, anti-money laundering and sanction laws and regulations, including the Brazilian Federal Law No. 12,846/2013 (“Clean Company Act”), the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and the Proceeds of Crime Act, as amended. The Clean Company Act, the FCPA and the Proceeds of Crime Act prohibit corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. These laws and regulations prohibit, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such a person. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, we are subject to U.S. and foreign laws and regulations that restrict our activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

Legal Proceedings

We are and, from time to time, may become, subject to various legal and administrative proceedings that arise in the ordinary course of its business, including tax, labor, regulatory, environmental and civil proceedings. As of June 30, 2022, we did not record any provisions for legal proceedings.

Tax Proceedings

On February 27, 2020, the São Paulo State Revenue Service issued a tax assessment against us seeking the payment of state taxes on sales (ICMS) allegedly due on the resale of third-party software licenses between July 2018 and December 2018. In July 2020, a partially favorable decision was issued and we appealed to the relevant administrative court in order to revert the unfavorable portion of this decision. We are currently awaiting a judgement on this appeal. As of June 30, 2022, the estimated value involved in this proceeding was R$2.5 million. Based on the advice of both in-house and external counsels, we believe that the risk of loss in this lawsuit is remote.

On December 13, 2021, the Municipality of São Paulo Revenue Service issued a tax assessment against us seeking the payment of municipal taxes and fines due on the provision of services (ISS) arising from (i) the alleged underpayment of ISS taxes in the city of São Paulo between January 2016 and February 2017, claiming that our reporting of our headquarters in the city of Cotia, another municipality in the state of São Paulo, was improper and unsubstantiated and (ii) our resale of third-party software licenses between 2016 and 2018. In January 2022, we filed our answer before the administrative court. In August 2022, an unfavorable decision was issued and we appealed to the relevant administrative court in order to revert this decision. As of June 30, 2022, the estimated value involved in this proceeding was R$8.7 million. Based on the advice of both in-house and external counsels, we estimate that the risk of loss in this proceeding is remote in relation to R$2.1 million and possible in relation to R$6.6 million. We do not currently intend to record any provisions or make judicial deposits in respect of such amounts. This decision may be reassessed by us once the related administrative proceeding is concluded, which is currently expected to occur between 2024 and 2026. Any judicial proceedings on this matter would likely require us to make judicial deposits in the amounts involved.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Historical Financial Data” and Semantix’s consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements,” which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Operating Results” to “we,” “our” and “Semantix” refer to the business and operations of Semantix Tecnologia em Sistema de Informação S.A. and its consolidated subsidiaries.

Overview

Our mission is to empower organizations to optimize their data journeys by providing a data-centric platform to accelerate digital transformation and enhance business performance through seamless, low-code and low-touch data analytics solutions. Our proprietary data software is designed to allow customers to access data from any source and develop appropriate analytics to meet their industry and business needs. Our portfolio of products enables companies to commence their data lifecycle with simple solutions that can be later scaled-up and tailored with the objective of satisfying specific analytic demands and business circumstances.

Semantix was founded in 2010. With operations across Latin America and an emerging presence in the United States, we offer proprietary SaaS data solutions and third-party software licenses together with highly complementary AI and data analytics services designed to enable companies to manage data effectively. Our software solutions aim to extract business insights and apply AI automation for our customers across their business processes, with us serving over 300 companies across a broad range of sectors, including finance, retail, telecommunications, healthcare, industrials and agribusiness, among others, with a varied client portfolio of all sizes, from small businesses to large enterprises.

We embrace a data-driven world where companies can harness the use of data to unlock insights for their businesses to improve efficiency and profitability. In furtherance of this vision, we pioneered the data cloud category in Latin America and seek to replicate this early success globally by offering build to suit data solutions that allow organizations to unify and connect to a single copy of all of their data effortlessly and securely. These data solutions eliminate silos and inefficiencies created by data storage in various cloud formats and on-premise data centers.

We offer a robust set of proprietary SaaS and third-party software solutions to our customers that allow them to simply, nimbly and securely manage their data. We believe our unique value proposition is an internally-developed, frictionless, end-to-end proprietary SaaS data platform, which we refer to as the Semantix Data Platform (SDP).

SDP seeks to reduce the complexity in the implementation of big data projects via an all-in-one proprietary platform that guides customers through their entire data lifecycles, from capturing data, to structuring that data in the form of a data lake, then providing easy access to such data for exploration and interaction and, finally, creating reports, dashboards and algorithms fueled by the data to enhance business performance. SDP also provides customers with the flexibility, scalability, and performance of having access to a global cloud from any of the leading platforms such as Microsoft’s Azure, Amazon’s AWS and Alphabet’s Google Cloud. This broad access is combined with a high degree of cost predictability that customers appreciate, particularly as SDP largely eliminates exchange rate risk in the pricing of services for Latin American customers that they would be otherwise exposed to licensing data solutions from international suppliers who primarily price their services in U.S. dollars. In addition, we have a team of software developers who can support all of our customers on a global basis at competitive rates.

The graphic below highlights the key features and competitive advantages of SDP:

While our proprietary SaaS business line has gained substantial momentum since 2020 and is expected to be a key growth driver in accordance with our strategic plans, the majority of our revenues continue to be derived from the resale of third-party software licenses that we purchase from third-party data platform software providers located outside of Brazil, such as Cloudera and Elastic. In 2021, 62.0% of our revenues derived from our third-party software business line, 18.8% derived from our proprietary SaaS business line and 19.2% derived from our AI & data analytics business line. In the six- month period ended June 30, 2022, 55.3% of our revenues derived from our third-party software business line, 23.9% derived from our proprietary SaaS business line and 20.8% derived from our AI & data analytics business line.

Whether through our own technology or third-party technology, we resolved the challenges posed by multiple data silos and data governance by providing frictionless data access to users in a scalable and safe manner with almost no maintenance requirements. Any and all enhancements to our data software are also provided by our technical team, which we believe is a key differentiating factor favoring us vis-à-vis global data software providers and provides a diversified revenue stream to us. With an enterprise ready, stack agnostic, all-in-one software development approach, we seek to guide customers with all their data needs supported by 24x7 premium customer care for our SaaS solutions.

Business Combination

On August 3, 2022, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among New Semantix (formerly known as Alpha Capital Holdco Company), Alpha, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix. For additional information on the expected main impacts of the Business Combination on our results of operations, balance sheet and cash flow statement, see “—Liquidity and Capital Resources.”

Prior to the Closing Date, Alpha public shareholders exercised their redemption rights in respect of 19,622,439 Alpha Class A Ordinary Shares. As a result, immediately prior to the Closing Date, there were 3,377,561 Alpha Class A Ordinary Shares outstanding.

The Business Combination was unanimously approved by Alpha’s board of directors and at the Extraordinary General Meeting. Alpha’s shareholders also voted to approve all other proposals presented at the

Extraordinary General Meeting. As a result of the Business Combination, Semantix has become a wholly owned indirect subsidiary of New Semantix. On August 4, 2022, the Ordinary Shares and the Warrants commenced trading on the Nasdaq under the symbols “STIX” and “STIXW,” respectively. For additional information on the Business Combination, see “Prospectus Summary—Recent Developments—Business Combination.”

Significant Factors Affecting our Results of Operations

Impact of the COVID-19 Pandemic

The COVID-19 pandemic caused general business disruption worldwide. To contain the spread of the virus, governments around the world, including in Brazil, enacted various policies limiting social interaction and commercial activity for the general population, including but not limited to, lockdown periods, reduced business hours, cancelation of large events and festivities and travel bans for passengers from selected countries, among others.

Currently, many restrictions have been lifted or relaxed as a result of the implementation of vaccination programs. However, despite advances in the containment of COVID-19 in 2021 and 2022, the COVID-19 pandemic remains a dynamic and continuously evolving situation with unknown short and long-term consequences that could reverse any recent improvements. For example, the spread of new strains and variants of COVID-19 could cause restrictions to be reinstated, again disrupting supply chains and economic activity at a regional or global level. Future outbreaks of COVID-19 may also require us to implement or reinstate measures to manage the risks posed by such outbreaks if and when required by government authorities, or as we determine are in the best interests of our employees, customers and business partners, which could adversely affect our business and operations. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19.

We experienced, and may continue to experience, a modest adverse impact on certain parts of our business as a result of the COVID-19 pandemic, including (i) delayed progress in the development of proprietary solutions due to stalled research and development efforts, and (ii) the slower than anticipated international expansion of our business, particularly in the United States, where we commenced operations in early 2020.

We have also experienced, and may continue to experience, a positive impact on other aspects of our business, especially considering that the restrictions imposed by the COVID-19 pandemic prompted a shift to digital solutions and services that benefited our business in 2020, 2021 and the first half of 2022. Moreover, we have observed a reduction of certain operating expenses in 2020 and 2021 due to reduced business travel and the cancelation of physical participation in, and sponsorship of, events, conferences and seminars. In 2020, we also experienced a decrease in office leasing expenses as well as a related reduction in maintenance, electricity and certain other ordinary course operating expenses. Our results of operations, cash flows, and financial condition have not been adversely impacted by the COVID-19 pandemic to date. However, as certain of our customers or partners experience downturns or uncertainty in their own business operations or results resulting from the spread of COVID-19, they may decrease or delay their spending, request pricing discounts, or seek renegotiations of their contracts, any of which may result in decreased revenue and cash receipts for us. In addition, we may experience customer losses, including due to bankruptcy or our customers ceasing operations, which may result in an inability to collect accounts receivable from these customers.

The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Given the uncertainty, we cannot reasonably estimate the ongoing impact of the COVID-19 pandemic on our future results of operations, cash flows, or financial condition. For additional details, see the section titled “Risk Factors.”

Brazilian Macroeconomic Environment

As the majority of our operations and services are performed in Brazil, we are generally affected by macroeconomic conditions, economic growth and political stability in Brazil and, to a lesser extent, in Latin America. Such factors affect us more broadly through the resulting impact on the demand for technology services, financing costs, the general availability of financing and exchange rate fluctuations between the Brazilian real and foreign currencies, mainly the U.S. dollar, the Mexican peso and the Colombian peso, as a result of our operations outside of Brazil and our relevant revenues and costs denominated or linked to the U.S. dollar despite only having limited operations in the United States.

Brazil is the largest economy in Latin America, as measured by gross domestic product (“GDP”). The following table shows sets forth certain data relating to GDP, inflation and interest rates in Brazil and the U.S. dollar/real exchange rate as of the dates and for the periods indicated.

	As of and for the six-month period ended June 30,	As of and for the years ended December 31,
	2022	2021	2020
Real growth (contraction) in GDP	2.5%	4.6%	(3.9)%
Inflation (IGP-M)(1)	8.2%	17.8%	23.1%
Inflation (IPCA)(2)	5.5%	10.1%	4.5%
Long-term interest rates—TJLP (average)(3)	6.8%	4.8%	4.9%
CDI interest rate (average)(4)	5.4%	4.4%	2.8%
Period-end exchange rate—reais per US$1.00	5.238	5.581	5.197
Average exchange rate—reais per US$1.00(5)	5.078	5.396	5.158
Appreciation (depreciation) of the real against the US$ in the period(6)	6.1%	(7.4%)	(22.4%)

Source: FGV, IBGE, Central Bank and Bloomberg.

(1)	Inflation (IGP-M) is the general market price index measured by the FGV.
(2)	Inflation (IPCA) is a broad consumer price index measured by the IBGE.
(3)	TJLP is the Brazilian long-term interest rate (average of monthly rates for the period).
(4)	The CDI interest rate is an average of interbank overnight rates in Brazil (daily average for the period).
(5)	Average exchange rate on each business day of the period.
(6)	Takes into consideration the U.S. dollar selling exchange rate at closing as reported by the Central Bank at the end of the period’s last day and the day immediately prior to the period’s first day.

GDP

Trends in Brazil’s GDP tend to impact our results of operations, mainly by generally affecting the overall purchasing power of our customers. Brazil’s GDP is also impacted to a large degree by the political environment.

Recently, the Brazilian political and economic environment has experienced high levels of volatility and instability, including, until 2017, a contraction of Brazil’s GDP followed by slight GDP growth of 1.3% in 2018 and 1.4% in 2019, which was erased as a result of the COVID-19 pandemic. This sluggish macroeconomic environment brought sharp fluctuations of the real against the U.S. dollar, high levels of unemployment and low levels of consumer confidence and spending.

In the first half of 2020, Brazil’s GDP decreased 5.9% compared to the same period in 2019 (an 11.4% decrease in the second quarter of 2020 compared to the same period in 2019). Such decrease was mainly attributable to the ongoing effects of the COVID-19 pandemic. The quarantines imposed by governments around the world to flatten the contagion curve of the pandemic resulted in recession. Governments and central banks around the world subsequently announced a series of stimulus measures to provide support during the crisis. In

Brazil, the stimulus package and the flattening of the contagion curve of the pandemic resulted in positive effects on the economy, with the Brazilian Central Bank’s data demonstrating a 7.7% increase in GDP in the third quarter of 2020 compared to the second quarter of 2020. In the fourth quarter of 2020, Brazil’s GDP increased by 3.2% compared to the third quarter of 2020. However, even with this recovery, the full-year 2020 GDP drop was the worst since 1990.

In the first quarter of 2021, Brazil’s GDP grew by 1.2% year-over-year, mainly boosted by agricultural exports despite the worsening of the COVID-19 pandemic. In the second quarter of 2021, Brazil’s GDP decreased 0.3% compared to the first quarter of 2021 driven by a retraction of agriculture, industry and investments, and by stagnation in household consumption. In the third quarter of 2021, Brazil’s GDP decreased 0.1% compared to the second quarter of 2021 mainly driven by a retraction of agriculture. In the fourth quarter of 2021, Brazil’s GDP increased 0.5% compared to the third quarter of 2021 mainly driven by an increase in services and industry. The full-year 2021 GDP increased 4.6% compared to 2020.

In the first half of 2022, Brazilian GDP grew by 2.5% compared to the same period in 2021, mainly driven by an increase in services.

The negative macroeconomic environment in Brazil in recent years was in part due to economic and political uncertainties resulting from a global decrease in commodities prices, the effects of the COVID-19 pandemic as well as due to corruption investigations of Brazilian state-owned and private sector companies, politicians and business executives, which, in turn, led to the ouster and arrest of several prominent politicians. Launched by the Office of the Brazilian Federal Prosecutor at the end of 2014, the so-called Lava Jato operation investigated members of the Brazilian government and other members of the legislative branch, as well as senior officers and directors of large state- owned companies as well as other companies in connection with allegations of political corruption.

Among other impacts, the resulting fallout from the Lava Jato operation contributed to the arrest and conviction in April 2018 of Luiz Inácio Lula da Silva, who served two terms as Brazil’s president from 2003 to 2011 and was recently elected for a third term as president of Brazil, with his inauguration expected in January 2023. President-elect Luiz Inácio Lula da Silva spent over one year in prison on charges of corruption and money laundering until his release from prison following a Brazilian Supreme Court ruling that allows defendants to remain free while their appeals are pending. Subsequently, in March 2021, a Brazilian Supreme Court ruling dismissed the decisions that had convicted former president Luiz Inácio Lula da Silva on a procedural technicality related to lack of jurisdiction, not on the merits. As a result of this ruling, Luiz Inácio Lula da Silva recovered his political rights and successfully ran for president in the October 2022 elections in Brazil, with Luiz Inácio Lula da Silva winning the presidential elections with only a slight margin, receiving 50.9% of the votes tabulated.

In the aftermath of the 2022 election results, there were mass protests and demonstrations throughout Brazil highlighting a deeply polarized electorate amidst a political climate characterized by uncertainty as the country awaits definition regarding the political and economic agenda of the new administration, which could contribute to increased macroeconomic and political instability. As a result of the past corruption allegations against president-elect Luiz Inácio Lula da Silva and the involvement of his political party with those events giving rise to the historical Lavo Jato operations, his forthcoming presidency is a matter of controversy within Brazil, and such conflict could lead to further political uncertainty and impasse and resultant negative macroeconomic impacts, particularly to the extent any improper conduct by him or his party is detected, suspected or otherwise alleged during his term.

In addition, during the term of current-president, Jair Messias Bolsonaro, who remains president until January 1, 2023, there were several inquiries related to potential misconduct, including a Supreme Court investigation following allegations made by the former Minister of Justice as well as a Parliamentary Committee Inquiry (Comissão Parlamentar de Inquérito, or “CPI”) focused on the president’s handling of the COVID-19 pandemic, including the potential misuse of government funds. Based on the final report of the CPI, the Attorney General’s Office began six new preliminary investigations involving Jair Messias Bolsonaro, members of the Brazilian government and members of the legislative branch, which are under review by the Brazilian Supreme Court.

The potential outcome of these and other inquiries, as well as potential new inquiries involving Jair Messias Bolsonaro that may arise when he leaves office, are uncertain, but they had a negative impact on the general perception of the Brazilian economy and the securities of Brazilian companies and affected and may continue to adversely affect our business, our financial condition and our operating results.

We cannot predict who Luiz Inácio Lula da Silva will invite to join his administration, or the scope, nature and impact of any policy changes or reforms (or reversals thereof) that the president-elect’s new administration will implement, which could result in further political and economic instability and negatively impact the regulatory framework in which we operate, which, in turn could adversely affect our business, financial condition and operating results.

A failure by the Brazilian government to implement necessary reforms may result in diminished confidence in the Brazilian government’s budgetary condition and fiscal stance, which could result in downgrades of Brazil’s sovereign foreign credit rating by credit rating agencies, negatively impact Brazil’s economy, lead to further depreciation of the real and an increase in inflation and interest rates, adversely affecting our business, financial condition and results of operations. For more information, see “Risk Factors—Risks Related to Our Operations in Latin America—The ongoing economic uncertainty and political instability in Brazil, including as a result of ongoing corruption investigations, may harm us and the price of Our Ordinary Shares.”

Inflation and Interest Rates

The two primary inflation indices in Brazil are the IPCA and the IGP-M.

The IPCA averaged 3.88% per annum between 2017 and 2020 against an average of 6.71% per annum between 2000 and 2016. The IPCA reached 4.52% per annum as of December 31, 2020 on an accumulated basis, and 10.06% as of December 31, 2021 on an accumulated basis. In the six-month period ended June 30, 2022, the IPCA rate was 5.5% on an accumulated basis for the period. As of June 30, 2022, the accumulated IPCA rate over the immediately preceding 12-month period was 11.9%. As a result, the Central Bank decreased the SELIC rate from an average of 14.17% per annum between 2000 and 2016 to an average of 6.40% per annum between 2017 and 2020. The SELIC rate reached a historic low of 2.00% in August 2020. The SELIC rate has increased throughout 2021 as a result of increases in inflation, reaching 9.25% as of December 31, 2021. On February 2, 2022, the SELIC rate was further increased to 10.75%. On March 16, 2022, the SELIC rate was further increased to 11.75%, and on May 4, 2022, the SELIC rate was further increased to 12.75%. On June 15, 2022, the SELIC rate was increased to 13.25%, and on July 3, 2022, the SELIC rate was further increased to 13.75%. On September 21, 2022 and further on October 26, 2022, the SELIC rate was maintained at 13.75%. As of the date of this prospectus, the SELIC rate was 13.75%.

The IGP-M is calculated by attributing increased weight to certain wholesale and other prices when compared to the IPCA. As a result, the IGP-M and the IPCA have diverged significantly in recent years, with the IGP-M averaging 9.36% per year between 2017 and 2020 and reaching 23.14% per annum as of December 31, 2020 on an accumulated basis, and 17.8% as of December 31, 2021 on an accumulated basis. In the six-month period ended June 30, 2022, the IGP-M rate reached 8.2% on an accumulated basis for the period. As of June 30, 2022, the accumulated IGP-M over the immediately preceding 12-month period was 10.7%.

Inflation affects our results of operations and financial performance primarily by affecting our revenues from services, which are supported by contracts with annual inflation-adjustment clauses. Inflation also affects our results by increasing costs and prices pursuant to inflation-indexed supply contracts, wage expenses through our collective bargaining agreements and other miscellaneous operating expenses, primarily electricity, as well as affecting expenditures and investments in software and equipment. In addition, some of our indebtedness is generally adjusted with reference to inflation indexes. For example, a significant portion of our real-denominated debt bears interest based on the CDI rate, which is partially adjusted for inflation.

We are exposed to interest rate risk primarily on our loans. Inflation affects our financial liquidity and financial capital resources primarily by exposing us to the direct variations in our floating-rate loans, with respect to our indebtedness that bears interest rates that are partially adjusted by inflation, such as the CDI rate. Rising interest rates may also impact the costs of our fundraising and indebtedness, increasing our financial expenses. Such an increase could adversely affect our ability to pay our obligations to the extent it reduces cash on hand. Mismatches between rates contracted in assets versus liabilities and/or high volatility in interest rates may result in financial losses for us.

As of June 30, 2022, approximately 50.8% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate, reflecting new loans and financings since the end of 2020. As of December 31, 2020, none of our loans and borrowings were subject to floating interest rates, with 100.0% of our then outstanding borrowings accruing interest at fixed interest rates.

Currency Fluctuations

Our functional currency is the Brazilian real. However, we have operations internationally that are denominated in foreign currencies. This exposure to foreign exchange variation is primarily related to fluctuations between the Brazilian real, on the one hand, and the U.S. dollar, the Colombian peso and the Mexican peso, on the other hand. Our subsidiaries outside of Brazil use their local currency as their functional currency.

The following table shows the balance of our trade receivables, net and trade and other payables denominated in foreign currency and translated into Brazilian reais as of the dates indicated:

	As of June 30, 2022			As of December 31, 2021			As of December 31, 2020
	COP	MXN	USD	COP	MXN	USD	COP	MXN	USD
	(in R$ millions)
Trade receivables, net	1.9	6.3	—	2.4	3.1	—	2.5	4.2	2.0
Trade and other payables.	(0.5)	(5.1)	(33.5)	(0.5)	(4.3)	(7.6)	(0.8)	(3.0)	(0.5)

Of our trade receivables as of June 30, 2022, R$6.3 million, or 12.5%, was exposed to the real/Mexican peso exchange rate variation and R$1.9 million, or 3.8%, was exposed to the real/Colombian peso exchange rate variation. As of June 30, 2022, we did not have trade receivables exposed to the real/U.S. dollar exchange rate variation. Of our trade and other payables as of June 30, 2022, R$5.1 million, or 5.4%, was exposed to the real/Mexican peso exchange rate variation, R$0.5 million, or 0.5%, was exposed to the real/Colombian peso exchange rate variation and R$33.5 million, or 35.8%, was exposed to the real/U.S. dollar exchange rate variation.

Of our trade receivables as of December 31, 2021, R$3.1 million, or 8.5%, was exposed to the real/Mexican peso exchange rate variation and R$2.4 million, or 6.6%, was exposed to the real/Colombian peso exchange rate variation. As of December 31, 2021, we did not have trade receivables exposed to the real/U.S. dollar exchange rate variation. Of our trade and other payables as of December 31, 2021, R$0.5 million, or 0.6%, was exposed to the real/Mexican peso exchange rate variation, R$4.3 million, or 5.5%, was exposed to the real/Colombian peso exchange rate variation and R$7.6 million, or 9.7%, was exposed to the real/U.S. dollar exchange rate variation.

Of our trade receivables as of December 31, 2020, R$4.2 million, or 13.5%, was exposed to the real/ Mexican peso exchange rate variation, R$2.5 million, or 8.0%, was exposed to the real/Colombian peso exchange rate variation and R$2.0 million, or 6.4%, was exposed to the real/U.S. dollar exchange rate variation. Of our trade and other payables as of December 31, 2020, R$3.0 million, or 7.2%, was exposed to the real/Mexican peso exchange rate variation, R$0.8 million, or 1.8%, was exposed to the real/Colombian peso exchange rate variation and R$0.5 million, or 1.2%, was exposed to the real/U.S. dollar exchange rate variation.

Moreover, as part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, most of which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere outside the United States. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. In this way, we believe our business provides a built-in hedge in relation to foreign exchange exposure, as we have been historically able to largely offset our U.S.-dollar denominated costs via corresponding revenue streams linked to the U.S.-dollar. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer reinforces this natural hedge, as we are able to price our contracts with customers for resale substantially concurrently with our purchase orders with third-party suppliers/licensors, thus limiting the window of foreign exchange exposure. The licenses we purchase for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency. For additional information, see “—Description of Principal Line Items—Revenues—Third-party software.”

We recognize foreign exchange gains and losses arising from exchange rate variation during the period between the date we sign a purchase order for a software license and the date we actually pay for such third-party software licenses that we acquire for resale. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, as we typically have approximately three months to deliver payment once we finalize a purchase order. However, we have the flexibility to pay our suppliers prior to the payment due date in case we project or expect a significant currency fluctuation that is not favorable to us.

For the six-month periods ended June 30, 2022 and 2021, we recorded net foreign exchange gains in profit before income tax in the amount of R$2.3 million and R$0.2 million, respectively. For the years ended December 31, 2021 and 2020, we recorded net foreign exchange losses in profit before income tax in the amount of R$4.0 million and R$1.1 million, respectively.

Notwithstanding the above, despite the built-in hedge that is inherent to operations, from time to time, we may elect to enter into derivative transactions, including currency swaps and non-deliverable forwards transactions, to hedge our exposure originated by the resale of software licenses. At this juncture, we do not hedge our foreign exchange exposure relating to either our U.S.-dollar denominated third-party software licensing costs or our international operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we entered into U.S. dollar-denominated and Euro-denominated loans in the year ended December 31, 2021 and in the six-month period ended June 30, 2022, with an aggregate balance of R$99.4 million as of June 30, 2022. To mitigate our exchange rate exposure, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the CDI rate. For the six-month periods ended June 30, 2022 and June 30, 2021, we recorded losses of R$1.6 million and R$2.6 million, respectively, in connection with derivative financial instruments. For the year ended December 31, 2021, we recorded profit of R$1.3 million in connection with derivative financial instruments.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our domestic revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, the pricing of which is not linked to the U.S. dollar variation.

Growth through Acquisitions

LinkAPI

On December 21, 2020, we acquired 51.0% of the shares of LinkAPI, a company that offers software to facilitate application integration and Application Programming Interfaces (APIs) with scalability, control and security, for R$29.1 million. The strategic rationale for the acquisition of LinkAPI shares by Semantix was to harness the technological capabilities developed by LinkAPI to enhance data integration and reduce friction in relation to Semantix’s big data and artificial intelligence solutions. With the acquisition of our controlling stake, we began to consolidate the results of LinkAPI as of the date of acquisition on December 21, 2020, with the 49.0% attributable to non-controlling shareholders reflected as a non-controlling interest on our balance sheet prior to June 2021.

In June 2021, we exercised our call option to acquire the additional 49.0% of the LinkAPI outstanding share capital for R$51.5 million. Since that date, we no longer report non-controlling interest related to LinkAPI. For the six-month period ended June 30, 2022, LinkAPI generated R$12.2 million in revenues. For the year ended December 31, 2021, LinkAPI generated R$19.4 million in revenues. For the period from December 21, 2020 to December 31, 2020, LinkAPI did not generate material revenues.

Tradimus

On February 21, 2020, we acquired 100.0% of the shares of Tradimus, a company that began its operations in 2012 and offers a comprehensive solution focused on improving the operational efficiency of hospitals, clinics and imaging and diagnostics companies, for R$4.4 million. For the six-month period ended June 30, 2022, Tradimus generated R$2.0 million in revenues. For the years ended December 31, 2021 and 2020, Tradimus generated R$2.2 million and R$1.8 million in revenues, respectively.

As part of the formation of a partnership to develop valued-based healthcare solutions, on December 30, 2020, Tradimus and Excella, a subsidiary of Caledonia S.A., a third-party health service management company, entered into a memorandum of understanding pursuant to which Excella undertook the obligation to invest at the minimum R$10.0 million in Tradimus, subject to the fulfillment of certain conditions. On March 5, 2021, this investment was approved by the Brazilian antitrust regulator. On May 26, 2021, Excella became a shareholder of Tradimus as a result of a R$5.0 million investment, holding a 50.0% non-controlling stake, thus effectively diluting our stake in Tradimus. We expect that the remaining R$5.0 million investment will be made by Excella in the second half of 2022.

Zetta

On August 31, 2022, we acquired 100.0% of the shares of Zetta, a company that offers a robust variety of SaaS data solutions to enhance data-driven decision-making by healthcare organizations, leveraging client insights to improve care and costs and deepen epidemiological analysis. For additional information, see “Prospectus Summary—Recent Developments—Acquisition of Zetta.”

This acquisition was completed on August 31, 2022 and, accordingly, it was not yet reflected in our consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021.

Organic Growth and International Expansion

We are in the early stages of our international expansion and intend to continue expanding into new markets. As detailed below, in 2019 and 2020, we expanded internationally to the United States, Mexico and

Colombia because we identified customer needs and opportunities in these markets that were similar to those in Brazil. We expect that our international activities will continue to grow for the foreseeable future as we continue to pursue opportunities in existing and new international markets, which will require significant dedication of management attention and financial resources.

Mexico and Colombia

As part of the consolidation of our international operations, Semantix Colômbia S.A.S. (“Semantix Colombia”) and Semantix México, S. de R.L. de C.V. (“Semantix Mexico”), which were our sister entities under common control with us, became our indirect subsidiaries as a result of our acquisition of 100.0% of the shares of Semantix Participações S.A. (“Semantix Participações”) on June 19, 2019. For the six-month period ended June 30, 2022, Semantix Colombia and Semantix Mexico generated R$11.7 million in aggregated revenues. For the years ended December 31, 2021 and 2020, Semantix Colombia and Semantix Mexico generated R$17.0 million and R$13.8 million, respectively, in aggregated revenues.

United States

On February 26, 2020, we formed Semantix Corp. (“Semantix US”), a South Dakota corporation established for the purpose of expanding our offering of solutions in the United States. For the years ended December 31, 2021 and 2020, Semantix US generated R$8.4 million and R$12.7 million in revenues, respectively, in each period reflecting revenue from a data project for a customer with U.S. operations that subsequently cancelled its contract with us. Following this contract cancelation, Semantix US’s operations were very limited, only generating R$23.0 thousand in revenues for the six-month period ended June 30, 2022. We believe this decelerated launch of our United States operations was mainly a result of the COVID-19 pandemic, particularly our inability to find a marketing point person to brand ourselves in the United States coupled with the effects of the cancelation of physical participation in, and sponsorship of, events, conferences and seminars. We aim to increase our presence in the United States as part of our strategic objectives.

Development of SDP—our Proprietary Data Platform

Since 2019, we have derived an increasingly relevant portion of our revenues from our proprietary SaaS business, which consists of revenue from fees charged to our customers for our proprietary data solutions, including our proprietary data platform (SDP) software, and the provision of support-related services. In particular, our December 2020 acquisition of LinkAPI served to accelerate our proprietary SaaS business due to the expanded technological capabilities of SDP resulting from the technology acquired through that acquisition (for additional information, see “—Growth through Acquisitions—LinkAPI”). We believe our future success depends significantly on the growth of our proprietary SaaS business, which has become the core focus of our growth strategy. As a result, our sales efforts have and will continue to deploy most of our resources to develop this business line. We believe that a useful indicator to assess the growth of our proprietary SaaS business line is to measure the percentage increase or decrease of annual recurring revenue (“ARR”) across periods. Our proprietary SaaS ARR consists of the total gross revenue we expect to receive from our proprietary SaaS customers over the following 12 months based on contractual commitments, assuming no increases or reductions in their subscriptions or usage. Our proprietary SaaS ARR increased by 62.0% year-over-year as of June 30, 2022.

Key Business Metrics

We monitor the key business metrics set forth below to help us measure the effectiveness of our sales and marketing efforts and customer satisfaction, which we believe, in turn, allows us to better evaluate our business and growth trends. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

	As of and for the six-month ended June 30,		As of and for the year ended December 31,
	2022	2021	2021	2020
Net revenue retention rate	—	—	136.0%	103.0%
Customers with trailing 12-month revenue greater than US$1 million	11	10	11	9

Net Revenue Retention Rate

We measure the retention and growth of revenue from existing customers through our net revenue retention rate (“NRR”), which is a metric to track the effect on our revenues of customer renewals, expansion, contraction, and churn. We calculate NRR on a monthly basis by dividing our revenues from our proprietary SaaS and third-party software business lines during a defined period by our revenues from our proprietary SaaS and third-party software business lines for the same period of the previous year using the same base/cohort of customers for each period. In this way, we believe NRR is reflective of customer satisfaction and is useful in demonstrating positive as well as negative changes with respect to customer retention and the effectiveness of our upselling strategy.

For purposes of this calculation, we consider a cohort to be any group of customers that became active during the same specified period of time (usually a month or a year), as measured by the existence of a valid, unexpired contract in place with such customer. In addition, for purpose of our NRR calculation, we exclude any revenues for initial installation of our software solutions, as such revenue is only realized by its very nature during the initial period of measurement and, therefore, distorts comparability between periods and obscures revenue growth (or retraction) linked to performance. For the same reason, we also exclude certain variable fees corresponding to take rate on total payments value (TPV), as such amounts are based only on the value of our customers’ transactions and, therefore, we believe not reflective of our performance.

As of December 31, 2021, our NRR was 136.0%, compared to 103.0% as of December 31, 2020. This increase was mainly due to new third-party software licenses sold to existing customers during the year ended December 31, 2021, which we believe demonstrates the success of our upselling strategy with current customers.

Customers with Trailing 12-Month Revenue Greater than US$1 Million

Large customer relationships lead to scale and operating leverage in our business model. Compared with smaller customers, large customers present a greater opportunity for us to sell additional capacity because they have larger budgets, and a wider range of potential use cases. As a measure of our ability to scale with our customers and attract large enterprises, we count the number of customers that contributed more than US$1 million in revenues in the trailing 12 months. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity. As of December 31, 2021, we had 11 customers that contributed more than US$1 million in revenues in the trailing 12 months, compared to nine customers as of December 31, 2020. This increase was mainly due to an increase in revenues from our third-party software business line. As of June 30, 2022, we had 11 customers that contributed more than US$1 million in revenues in the trailing 12 months, compared to ten customers as of June 30, 2021. This increase was mainly attributable to our third-party software business line.

Non-GAAP Financial Measures

This prospectus presents our EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the convenience of the investors. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. A non-GAAP financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that excludes or includes amounts that would not be adjusted in the most comparable GAAP measure.

We use these non-GAAP financial measures for decision-making purposes and to assess our financial and operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of our non-GAAP measures provides useful supplemental information to investors and financial analysts and other interested parties in their review of our operating performance. Additionally, we believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period-to-period comparisons of results of operations. The non-GAAP financial measures described in this prospectus are not a substitute for the IFRS measures of earnings. Additionally, our calculations of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable IFRS measure, see “Selected Consolidated Historical Financial Data of Semantix—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”

	For the six-month period ended June 30,			For the year ended December 31,
	2022	2021	2021	2021	2021	2020
			(restated)
	(in US$ millions)(1)	(in R$ millions)		(in US$ millions)(1)	(in R$ millions)
Loss for the period	(16.4)	(86.2)	(23.1)	(13.1)	(68.4)	(19.4)
EBITDA(2)	(13.5)	(70.5)	(22.4)	(11.2)	(58.7)	(17.0)
Adjusted EBITDA(3)	(6.9)	(36.2)	(4.5)	(4.8)	(24.9)	(10.0)
Adjusted EBITDA Margin(4)	(42.3)%	(42.3)%	(4.7)%	(11.8)%	(11.8)%	(8.0)%

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 and for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

(2)

We calculate EBITDA as loss for the period plus net interest income (expenses), plus income tax plus depreciation and amortization. EBITDA is a non-GAAP measure. Our calculation of EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “Selected Consolidated Historical Financial Data—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”

(3)

We calculate Adjusted EBITDA as EBITDA excluding the impacts of certain events that we believe are isolated in nature incurred as part of our recent expansion and, therefore, not reflective of our underlying performance, including (i) isolated research expenses incurred in connection with the recent redesign and relaunch of our proprietary data platform with the purpose of enhancing its functionality arising in relation to a single contract with a single supplier over a three-year period starting in 2019 and, following the relaunch of our data platform, which we do not expect to incur on an ongoing basis, (ii) non-cash expenses recorded under provisions relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, with such amount corresponding to our ongoing payment obligations under an onerous contract with the third-party software supplier despite the early termination of the resale contract by our client, (iii) in the six-month period ended June 30, 2022 and in the year ended December 31, 2021, concentrated expenses of an extraordinary nature related to third-party advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing, (iv) in 2021, earn-out payments to the former shareholders of LinkAPI (for additional information, see “—Growth through Acquisitions—LinkAPI”) and (v) expenses related to stock option grants under the 2021 Plan as well as a separate stock option plan adopted by us in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”) which do not relate directly to the performance of our underlying business. Adjusted EBITDA is a non-GAAP measure. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “Selected Consolidated Historical Financial Data—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”
(4)

We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues. Adjusted EBITDA Margin is a non-GAAP measure. Our calculation of Adjusted EBITDA Margin may be different from the calculation used by other companies, including our competitors in the industry, and therefore, our measures may not be comparable to those of other companies. For further information, see “Selected Consolidated Historical Financial Data—Non-GAAP Financial Measures—Reconciliation of Non-GAAP Financial Measures.”

Critical Accounting Estimates and Judgments

Our financial statements are prepared in conformity with IFRS. In preparing our financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in note 4 to our historical audited annual consolidated financial information as of and for the years ended December 31, 2021 and 2020 and in note 3 to our historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021, included elsewhere in this prospectus.

Recent Accounting Pronouncements

For information about recent accounting pronouncements that will apply to us in the near future, see note 5 to our historical audited annual consolidated financial information as of and for the years ended December 31, 2021 and 2020 and in note 2 to our historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021, included elsewhere in this prospectus.

Description of Principal Line Items

Revenues

Our revenues consist of the fees we charge our customers for the following solutions, products and services:

•

Third-party software: the majority of our revenue is currently derived from the resale of licenses to our customers that we purchase from third-party data platform software providers, such as Cloudera, Elastic, Confluent, among others, with a particular focus on licenses for data lake creation, data search and data visualization.

Most of the licenses we purchase for resale are denominated and payable in U.S. dollars to suppliers located outside of Brazil. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer enables us to price our contracts for resale substantially concurrently with our purchase orders with suppliers.

We offer third-party software licenses through two main modalities:

i.	The Marketplace Model, consisting of the resale of third-party software licenses to our customers without any installation or support-related service in connection with the licensed software; and

ii.

The Managed Service Provider Model, consisting of the resale of third-party software licenses combined with assistance provided by our specialists to our customers in connection with the software installation.

Revenue from third-party software is recognized at the point in time when we transfer possession of the license to our customer which occurs upon our receipt of the invoice from the supplier from which we purchase the underlying license. Pricing is based on the price of the underlying license, consisting typically of a fixed amount set forth in the contract depending on the specific license provided by us, subject to adjustment for inflation and foreign exchange variation, if material. Our customers are not able to purchase these third-party software licenses directly from the relevant suppliers, as these suppliers use distributors like us to increase their presence and capillarity worldwide. We typically bill our customers annually, with this annual payment due upfront at the time of contract. Our customer contracts typically have a term of around three years, and are subject to annual price adjustments to reflect potential material foreign exchange variation and inflation.

•

Proprietary software as a service (SaaS): consists of revenue from (i) fees charged to our customers for our proprietary data platform software and (ii) the provision of support-related services. We recognize revenue from proprietary SaaS ratably over the term of each contract when the performance obligation has been fulfilled. We use a time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. Our customer contracts typically have a term of around three years. The transaction price for our proprietary data platform contracts consists of the following components: (i) a fixed fee element, (ii) a variable fee, which is a take rate on the total payments value (TPV) of transactions effected through our proprietary solutions, (iii) a usage-based fee, reflecting a fixed amount per usage metric, considering as metrics storage (cloud), number of pipelines or flows of data, and number of platform users and (iv) certain potential discounts applied if the stated service- level in the contract is not met. If the proprietary software that we sell is not delivered concurrently with related support services, or they do not have the same pattern of transfer, we establish stand-alone selling prices for each performance obligation and allocate the transaction price accordingly. Our proprietary SaaS business has become increasingly significant to our revenue mix, particularly since 2020, and we expect this trend to accelerate as our customers increasingly migrate from third-party platforms (for which we receive licensing fees) to our proprietary platform.

•

AI & data analytics services: consists of revenue from providing technical and advisory services, including consulting, cloud monitoring, data integration, data science and data engineering, in addition to providing training related to our proprietary platform. Each AI & data analytics service is distinct and represents a single performance obligation. We recognize service revenue over time by application of the input method (i.e. hours spent on contract) pursuant to which we recognize revenue from our AI & data analytics service contracts based on the hours of services provided and the rate per hour for the employee providing the services. Our customer contracts for AI & data analytics services typically have a term ranging from three months to two years.

•

Other revenue: consists primarily of revenue from training related to big data, data architecture and other technology-related training offered to our customers. Revenue is recognized over time. The progress of the performance obligation is measured based on the hours incurred.

Foreign currency transactions are translated into Brazilian reais based on the exchange rate on the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at period-end exchange rates, are generally recognized in profit or loss.

Cost of Sales

Our cost of sales includes cost of services provided and cost of sales of goods:

•

Cost of sales of goods: consists primarily of the costs we incur to purchase third-party software licenses to resell to our customers. Most of the software licenses we purchase for resale are denominated and payable to companies located outside of Brazil in U.S. dollars; and

•

Cost of services provided: consists primarily of personnel costs in connection with our proprietary SaaS business line, in addition to personnel costs to provide the AI & data analytics services for a specific customer project, including fixed and variable compensation, benefits and social and payroll taxes.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of personnel-related expenses associated with our sales and marketing operations, including fixed and variable compensation, benefits and social and payroll taxes. Sales and marketing expenses also include sales commissions paid to our sales force and commercial representatives, traveling expenses and expenses for events, conferences and seminars. For the six-month period ended June 30, 2021 and for the year ended December 31, 2021, our sales and marketing expenses also included expenses with a loss allowance established following the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations. In addition, for the year ended December 31, 2021, our sales and marketing expenses also included a write-off in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect. We expect that our sales and marketing expenses will increase in absolute value as we grow our business. However, we expect that our sales and marketing expenses will decrease as a percentage of our revenues over time.

General and Administrative Expenses

General and administrative expenses consist of personnel, outsourced services, depreciation and amortization, facilities and certain other expenses, as described below:

•

Personnel: consist of compensation-related expenses for our finance, legal, human resources, administrative personnel and personnel that provide services that are not allocated into specific projects, including fixed and variable compensation, stock option, benefits and social and payroll taxes;

•

Outsourced services: include expenses incurred with consultants, recruiters, legal advisers, audit services, information technology providers, third-party cloud infrastructure, and software dedicated for use for our general and administrative functions;

•

Depreciation and amortization: relate mainly to software licenses for our administrative functions, furnishings, information technology and telecommunication equipment, which are used in our head office, back-office and other support-related operations. In addition, depreciation and amortization include goodwill recorded in connection with acquisitions and capitalization of internal-use software development;

•	Facilities: relate to lease expenses for our office space, office maintenance, electricity, office supplies, among other miscellaneous expenses related to facility upkeep; and

•	Other expenses: include expenses in connection with our data lab in the city of Campinas, in the State of São Paulo, and other administrative expenses.

We expect administrative expenses to increase as a result of becoming a publicly-traded company and adhering to the compliance framework required by the Sarbanes-Oxley Act. Public company costs include expenses associated with annual and quarterly reporting, investor relations, registrar and transfer agent fees, incremental insurance costs, accounting and legal services, and other investments to strengthen corporate governance and internal controls. For additional information, see “Risk Factors—Risks Related to Our Ordinary Shares—We will incur increased costs as a result of operating as a public company.”

Research and Development

Our research and development expenses consist primarily of personnel-related expenses associated with our research and development team, including fixed and variable compensation, benefits and social and payroll taxes. Research and development expenses also include outsourced services fees, third-party cloud infrastructure expenses incurred in developing our proprietary platform, computer equipment, software, and research subscription services used by our research and development teams. We expect that our research and development expenses will increase in absolute value as our business grows, particularly as we incur additional costs related to continued investments in our proprietary platform. In addition, we capitalize development expenses that qualify as internal-use software development costs in varying amounts that may fluctuate significantly from period to period. These costs consist of labor expenses associated with hiring developers, among others, including the third-party cloud infrastructure used in the internal development phases.

Other Expenses

Other expenses consist of (i) for the six-month period ended June 30, 2021 and for the year ended December 31, 2021, provisions recorded relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations (see “—Sales and Marketing Expenses” above) reflecting our ongoing payment obligations under an onerous contract with the third-party software supplier despite our client’s cancelation, (ii) municipal property taxes (Imposto sobre a Propriedade Predial e Territorial Urbana, or “IPTU”) due on the property where our office is located, (iii) federal income taxes on foreign exchange transactions, in addition to other taxes applied in foreign exchange transactions (Imposto sobre Operações Financeiras, or “IOF”) due on payments made abroad to our international suppliers when purchasing software licenses with funds originating from Brazil, (iv) municipal taxes levied on the provision of services (Imposto sobre Serviço, or “ISS”) due on the purchase of software licenses from our international suppliers and on the services provided by our international suppliers which we resell in Brazil, and (v) federal contributions levied on services provided by non-Brazilian residents (Contribuição sobre Intervenção do Domínio Econônomico, or “CIDE”) due on the services provided by our international suppliers which we resell in Brazil.

Financial Result

Financial result consists of financial income minus financial expenses. Financial income consists of interest income from financial assets (fixed income and certificates of banking deposits (Certificados de Depósito Bancário)), foreign exchange gains and other financial income. Financial expenses consist of foreign exchange losses, interest on loans, interest on leases and other financial expenses.

Given that most of the software licenses we purchase for resale are denominated and paid in U.S. dollars, we recognize foreign exchange gains and losses due to the exchange rate variation between the date of purchase and the date of payment of such third-party software licenses purchased for resale to our suppliers. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, but we have the flexibility to pay our suppliers in advance of the expected payment date in case we project or expect a significant currency fluctuation that would make it more advantageous to pay sooner.

Income Tax

The current Brazilian corporate income tax (“CIT”) is calculated at a nominal rate of approximately 34%. CIT is composed of (i) an income tax rate of 15% with an additional rate of 10% for taxable income in excess of R$20,000.00 per month and (ii) the social contribution rate of 9%, totaling 34% applicable to non-financial institutions in Brazil. Deferred income tax and social contribution relate to taxes payable arising from temporary and recognition differences between tax laws and accounting methods.

Results of Operations

Six-Month Period Ended June 30, 2022 Compared to the Six-Month Period Ended June 30, 2021

The following table sets forth our income statement data for the periods indicated:

	For the six-month period ended June 30,
	2022	2022	2021	Variation (%)
			(restated)
	(in US$ millions)(1)	(in R$ millions, except for percentages)
Revenues	16.3	85.5	95.1	(10.1)%
Cost of sales	(11.0)	(57.8)	(56.5)	2.3%

Gross profit	5.3	27.8	38.6	(28.2)%

Operating expenses
Sales and marketing expenses	(4.7)	(24.8)	(15.7)	58.0%
General and administrative expenses	(11.1)	(58.3)	(23.2)	151.3%
Research and development	(3.9)	(20.6)	(12.6)	62.7%
Other expenses	(0.2)	(1.2)	(8.2)	(85.7)%

Operating loss	(14.7)	(77.1)	(21.2)	264.7%

Financial income	1.3	6.6	2.4	171.6%
Financial expenses	(3.7)	(19.2)	(8.9)	115.2%

Net financial results	(2.4)	(12.6)	(6.5)	93.9%

Loss before income tax	(17.1)	(89.7)	(27.6)	224.7%
Income tax	0.7	3.6	4.5	(21.7)%

Loss for the period	(16.4)	(86.2)	(23.1)	273.4%

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America— Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of Our Ordinary Shares.”

Revenues

Revenues for the six-month period ended June 30, 2022 were R$85.5 million, a decrease of R$9.6 million, or 10.1%, from R$95.1 million for the six-month period ended June 30, 2021, reflecting mainly a decrease in revenues associated with our third-party software business line. This effect was partially offset by an increase in revenues associated with our proprietary SaaS business line reflecting our strategy to adjust product mix, favoring a shift towards proprietary SaaS products, which, in general, generate higher margins than third-party products.

The table below shows our revenues and percentage of revenues by business line for the periods indicated:

	For the six-month period ended June 30,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except for percentages)
Third-party software	9.0	47.3	60.0	(21.2)%
AI & data analytics services	3.4	17.8	18.3	(2.6)%
Proprietary software as a service (SaaS)	3.9	20.4	16.3	24.9%
Other revenue	—	—	0.5	—
Total	16.3	85.5	95.1	(10.1)%
Percentage of revenues:
Third-party software		55.3%	63.1%
AI & data analytics services		20.8%	19.2%
Proprietary software as a service (SaaS)		23.9%	17.2%
Other revenue		—	0.5%
Total		100.0%	100.0%

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America— Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

As mentioned above, the decrease in revenues was primarily due to:

•

Third-party software: a decrease of R$12.7 million, or 21.2%, in third-party software revenues to R$47.3 million in the six-month period ended June 30, 2022, from R$60.0 million in the six-month period ended June 30, 2021, driven primarily by (i) a decrease of R$17.2 million in revenues as a result of the non-renewal of two separate one-year contracts each with a relevant customer that generated revenue during the six-month period ended June 30, 2021 but no corresponding revenue during the same period of 2022 and (ii) a decrease of R$8.4 million in revenues as a result of the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations. These effects were partially offset by (i) an increase in solutions and services purchased by our existing customers (excluding the customers that did not renew or that cancelled their contracts with us, as described above), generating as increase of R$4.7 million in revenues in the period as compared to the previous period and (ii) an increase in solutions and services purchased by new clients, generating an increase of R$8.9 million in revenues in the period as compared to the previous period. The number of customers that contributed more than US$1 million in revenues in the trailing 12 months increased to 11 customers as of June 30, 2022 from ten customers as of June 30, 2021, with such variation driven almost entirely by our third-party software business line.

•

Proprietary software as a service (SaaS): an increase of R$4.1 million in proprietary SaaS revenues to R$20.4 million in the six-month period ended June 30, 2022 from R$16.3 million in the six-month period ended June 30, 2021, mainly due to increased sales volume related to the wider adoption of our SDP proprietary data platform among our customers, while at the same time reflecting less than expected overall volume due to an inability to attract new customers at a rapid pace.

•

AI & data analytics services: a decrease of R$0.5 million in AI & data analytics services revenues to R$17.8 million in the six-month period ended June 30, 2022 from R$18.3 million in the six-month period ended June 30, 2021, mainly due to a decrease of projects delivered in the period.

The table below shows our revenues by geography for the periods indicated:

	For the six-month period ended June 30,
	2022	2022	2021
	(in US$ millions)(1)	(in R$ millions)
Brazil	14.1	73.9	79.1
Latin America (other than Brazil)	2.2	11.7	7.6
United States of America	—	—	8.4
Total	16.3	85.5	95.1

(1)

For convenience purposes only, amounts in reais for the six-month period ended June 30, 2022 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

Of our revenues for the six-month period ended June 30, 2022, R$73.9 million were attributable to our operations in Brazil, R$11.7 million were attributable to our operations in Latin America (other than Brazil) and R$23.0 thousand were attributable to our operations in the United States, compared to R$79.1 million in Brazil, R$7.6 million in Latin America (other than Brazil) and R$8.4 million in the United States for the six-month period ended June 30, 2021. This variation in geographic mix reflects (i) a decrease in sales in Brazil driven mainly by the decrease in revenues from our third-party software business line described above, (ii) an increase in sales in Latin America mainly driven by an increase in sales of third-party software in Mexico, and (iii) a decrease in sales in the United States mainly driven by the early contract termination by a single client described above, reflecting the decelerated launch of our United States operations as a result of the COVID-19 pandemic and the corresponding effects on our marketing momentum in the region, particularly due to our inability to identify a marketing point person to brand ourselves in the United States as well as the cancelation of physical participation in, and sponsorship of, events, conferences and seminars in the country.

Cost of sales

Cost of sales for the six-month period ended June 30, 2022 was R$57.8 million, an increase of R$1.3 million, or 2.3%, from R$56.5 million for the six-month period ended June 30, 2021. This increase was primarily due to (i) an increase of R$1.5 million in personnel costs arising from our proprietary SaaS and AI & data analytics services business lines, reflecting both salary increases for current employees and new hires, and (ii) to a lesser extent, an increase in cost associated with our third-party software business line, reflecting an increase in the price of licenses purchased.

Gross profit

For the reasons described above, gross profit for the six-month period ended June 30, 2022 was R$27.7 million, a decrease of R$10.9 million, or 28.2% from R$38.6 million for the six-month period ended June 30, 2021, reflecting mainly the decrease in revenues in our third-party software business line, offset by the positive effects of the increased revenues in our proprietary SaaS business line, coupled with relative stability in relation to costs.

Sales and marketing expenses

Sales and marketing expenses for the six-month period ended June 30, 2022 were R$24.8 million, an increase of R$9.1 million, or 58.0%, from R$15.7 million for the six-month period ended June 30, 2021. This increase was primarily due to (i) an increase of R$17.8 million in personnel expenses due to an increase in salary expenses, reflecting both salary increases for existing employees coupled with new hires and (ii) an increase of

R$1.8 million in marketing expenses in line with our go-to market strategy. These effects were partially offset by (i) a decrease of R$8.1 million in expenses with loss allowance as a result of the allowance established in the six-month period ended June 30, 2021 following the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operation, with no corresponding effect for the six-month period ended June 30, 2022 and (ii) the cancellation of an outstanding invoice owed by us in the amount of R$4.3 million and forgiveness of the corresponding payment obligations owed to one of our third-party software suppliers after the early termination by one of our clients of a third-party software contract with us, due to failure of the third-party provider to deliver software services in the manner agreed.

General and administrative expenses

General and administrative expenses for the six-month period ended June 30, 2022 were R$58.3 million, an increase of R$35.1 million, or 151.3%, from R$23.2 million for the six-month period ended June 30, 2021. This increase was primarily due to (i) concentrated expenses of an extraordinary nature of R$31.4 million related to advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing, (ii) an increase of R$2.2 million in outsourced services expenses mainly recruiting services related to the hire of new directors and management level to comply with SEC and corporate governance requirements, and (iii) an increase of R$1.8 million in depreciation and amortization expenses mainly due to goodwill amortization related to our acquisition of Tradimus and LinkAPI.

Research and development

Research and development expenses for the six-month period ended June 30, 2022 were R$20.6 million, an increase of R$7.9 million, or 62.7%, from R$12.6 million for the six-month period ended June 30, 2021. This increase was mainly due to (i) an increase of R$4.7 million in personnel-related expenses, mainly due to the expansion of our research and development team, (ii) an increase of R$3.1 million in depreciation and amortization expenses due to the amortization of software development costs, (iii) an increase of R$2.7 million in third-party cloud infrastructure expenses incurred in connection with our proprietary platform, and (iv) to a lesser extent, an increase in outsourced services expenses corresponding to consulting services that we received related to database development and maintenance. These effects were partially offset by a write-off in the amount of R$1.9 million recorded in the six-month period ended June 30, 2021 in connection with licenses purchased for software development purposes, with no corresponding effect for the six-month period ended June 30, 2022.

Other expenses

Other expenses for the six-month period ended June 30, 2022 were R$1.2 million, a decrease of R$7.0 million, or 85.7%, from R$8.2 million for the six-month period ended June 30, 2021. This decrease was primarily due to the onerous contract provision of R$7.7 million established in the six-month period ended June 30, 2021 relating to the early termination by a single client of a three-year contract to purchase third-party software in the early phases our U.S. operations (see “—Sales and marketing expenses” above), with no corresponding expenses during the same period of 2022. This decrease was partially offset by an increase of R$0.8 million in tax expenses mainly due to an increase in municipal taxes levied on the provision of services (ISS) due on the purchase of software licenses from our international suppliers as a result of a change in the interpretation by the Brazilian Supreme Court with respect to which taxes are applicable on the licensing and assignment of software rights in Brazil, which may result in increased ISS taxes going forward.

Operating loss

For the reasons described above, operating loss for the six-month period ended June 30, 2022 was R$77.1 million, an increase of R$56.0 million, from a R$21.2 million loss for the six-month period ended June 30, 2021.

Financial income

Financial income for the six-month period ended June 30, 2022 was R$6.6 million, an increase of R$4.2 million, from R$2.4 million for the six-month period ended June 30, 2021. This increase was due to (i) an increase of R$3.0 million in interest income from financial assets mainly as a result of an increased volume of investments during the period (from an average of R$27.4 million for the six-month period ended June 30, 2021 to R$47.4 million for the six-month period ended June 30, 2022) due to an increase in lending activity after June 30, 2021, and (ii) an increase of R$1.3 million in foreign exchange gains resulting from the exchange rate variation between the date we purchase and the date we pay our suppliers for third-party software licenses purchased for resale.

Financial expenses

Financial expenses for the six-month period ended June 30, 2022 were R$19.2 million, an increase of R$10.3 million, from R$8.9 million for the six-month period ended June 30, 2021. This increase was primarily due to an increase of R$12.4 million in interest on loans reflecting an increase in lending activity after June 30, 2021, with an outstanding loan balance of R$250.6 million as of June 30, 2022, compared to R$134.8 million as of June 30, 2021. This effect was partially offset by (i) a decrease of R$0.8 million in foreign exchange losses due to the variation of the real/U.S. dollar exchange rate between the purchase date and the payment date of certain third-party software licenses purchased for resale, and (ii) a decrease of R$1.1 million in losses from fair value of derivative financial instruments as a result of the swap instruments we entered into during the period in connection with our U.S.-denominated and Euro-denominated loans.

Loss before income tax

For the reasons described above, loss before income tax for the six-month period ended June 30, 2022 was R$89.7 million, an increase of R$62.1 million, from R$27.6 million loss for the six-month period ended June 30, 2021.

Income tax

Income tax for the six-month period ended June 30, 2022 resulted in gains of R$3.6 million as compared to gains of R$4.6 million for the six-month period ended June 30, 2021. This R$1.0 million decrease of gains reflects the recognition of less deferred tax credits in the six-month period ended June 30, 2022.

Loss for the period

For the reasons described above, loss for the six-month period ended June 30, 2022 was R$86.2 million, an increase of R$63.1 million, from R$23.1 million loss for the six-month period ended June 30, 2021.

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

The following table sets forth our income statement data for the periods indicated:

	For the year ended December 31,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except for percentages)
Revenues	40.4	211.7	123.5	71.4%
Cost of sales	(24.0)	(125.5)	(85.5)	46.8%

Gross profit	16.5	86.2	38.0	126.8%

Operating expenses
Sales and marketing expenses	(7.0)	(36.7)	(14.3)	156.6%
General and administrative expenses	(15.6)	(81.5)	(33.1)	146.2%
Research and development	(3.8)	(19.9)	(7.9)	151.9%
Other expenses	(1.8)	(9.2)	(0.7)	1,214.3%

Operating loss	(11.7)	(61.1)	(18.0)	239.4%

Financial income	1.2	6.5	2.6	150.0%
Financial expenses	(4.1)	(21.5)	(4.7)	357.4%

Net financial results	(2.9)	(15.0)	(2.0)	650.0%

Loss before income tax	(14.5)	(76.1)	(20.0)	280.5%
Income tax	1.5	7.7	0.6	1,183.3%

Loss for the year	(13.1)	(68.4)	(19.4)	252.6%

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America— Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of Our Ordinary Shares.”

Revenues

Revenues for the year ended December 31, 2021 were R$211.7 million, an increase of R$88.2 million, or 71.4%, from R$123.5 million for the year ended December 31, 2020, reflecting mainly (i) an increase in revenues associated with our third-party software business line due to an increase in demand for our managed service provider model, and (ii) an increase in revenues associated with our proprietary SaaS business line as a result of our acquisition of LinkAPI in December 2020, thus introducing an additional solution to our SaaS portfolio, as well as an increase in revenues from the sale of our SDP proprietary solution.

The table below shows our revenues and percentage of revenues by business line for the periods indicated:

	For the year ended December 31,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except for percentages)
Third-party software	25.1	131.3	81.3	61.5%
AI & data analytics services	7.7	40.5	35.7	13.4%
Proprietary software as a service (SaaS)	7.6	39.8	5.8	586.2%
Other revenue	—	0.1	0.7	(85.7)%

Total	40.4	211.7	123.5	71.4%

Percentage of revenues:
Third-party software		62.0%	65.8%
AI & data analytics services		19.2%	28.9%
Proprietary software as a service (SaaS)		18.8%	4.7%
Other revenue		—	0.6%

Total		100.0%	100.0%

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America— Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

As mentioned above, the increase in revenues was primarily due to:

•

Third-party software: an increase of R$50.0 million, or 61.5%, in third-party software revenues to R$131.3 million for the year ended December 31, 2021 from R$81.3 million for the year ended December 31, 2020, driven primarily by an increase in solutions and services purchased by our existing customers, reflecting (i) an increase in demand for our managed service provider model which pairs installation services (for which we charge additional amounts) together with the resale of third-party software licenses, with our managed service model generating R$92.3 million in revenues during the period, reflecting in part the migration of existing customers from our marketplace model and (ii) a general trend of existing customers increasing the scope of their orders with us, as reflected in (A) the increase of our NRR over the period, increasing to 136.0% as of December 31, 2021 from 103.0% as of December 31, 2020, with such increase driven almost entirely by our third-party software business line over the period and (B) an increase in the number of customers that contributed more than US$1 million in revenues in the trailing 12 months, to 11 customers as of December 31, 2021 from nine customers as of December 31, 2020, with such variation driven almost entirely by our third-party software business line;

•

Proprietary software as a service (SaaS): an increase of R$34.0 million in proprietary SaaS revenues to R$39.8 million for the year ended December 31, 2021 from R$5.8 million for the year ended December 31, 2020, mainly due to (i) an increase of R$19.4 million in revenues from the sale of proprietary solutions, driven primarily by the sale of application integration solutions and APIs following our acquisition of LinkAPI in December 2020 and (ii) an increase of R$9.3 million in revenues from increased sales volume related to wider adoption of our SDP proprietary data platform among our customers; and

•

AI & data analytics services: an increase of R$4.8 million, or 13.4%, in AI & data analytics services revenues to R$40.5 million for the year ended December 31, 2021 from R$35.7 million for the year ended December 31, 2020, mainly due to increased volume of contracts for projects with existing customers.

The table below shows our revenues by geography for the periods indicated:

	For the year ended December 31,
	2021	2021	2020
	(in US$ millions)(1)	(in R$ millions)
Brazil	35.6	186.3	96.9
Latin America (other than Brazil)	3.2	17.0	13.8
United States of America	1.6	8.4	12.7
Total	40.4	211.7	123.5

(1)

For convenience purposes only, amounts in reais for the year ended December 31, 2021 have been translated to U.S. dollars using an exchange rate of R$5.238 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares.”

Of our revenues for the year ended December 31, 2021, R$186.3 million were attributable to our operations in Brazil, R$17.0 million were attributable to our operations in Latin America (other than Brazil) and R$8.4 million were attributable to our operations in the United States, compared to R$96.9 million in Brazil, R$13.8 million in Latin America (other than Brazil) and R$12.7 million in the United States for the year ended December 31, 2020. This variation in geographic mix reflects (i) an increase in sales in Brazil and in Latin America, driven mainly by those factors described above, and (ii) in each period, revenues in the United States from a data project for a customer with U.S. operations that subsequently cancelled its contract with us (for additional information, see “—Sales and marketing expenses” and “—Other expenses” below), reflecting the decelerated launch of our United States operations as a result of the COVID-19 pandemic and the corresponding effects on our marketing momentum in the region, particularly due to our inability to identify a marketing point person to brand ourselves in the United States as well as the cancelation of physical participation in, and sponsorship of, events, conferences and seminars in the country.

Cost of sales

Cost of sales for the year ended December 31, 2021 was R$125.5 million, an increase of R$40.0 million, or 46.8%, from R$85.5 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase in cost associated with our third-party software business line due to an increase of R$26.8 million in costs to purchase third-party software licenses, mainly due to an increase in volume and (ii) R$9.5 million in costs associated with our proprietary SaaS and AI & data analytics services business lines due to a R$7.5 million increase in personnel costs mainly reflecting the integration of new employees as a result of the acquisition of LinkAPI in December 2020, coupled with an increase of R$2.0 million in salary and other employee-related expenses due to promotions and new hires in response to the growing demand for our AI & data analytics services.

Gross profit

For the reasons described above, gross profit for the year ended December 31, 2021 was R$86.2 million, an increase of R$48.2 million, or 126.8% from R$38.0 million for the year ended December 31, 2020, reflecting mainly the increased revenues in our managed service provider model in our third-party software business line and the positive effects of the increased revenues in our proprietary SaaS business line.

Sales and marketing expenses

Sales and marketing expenses for the year ended December 31, 2021 were R$36.7 million, an increase of R$22.4 million, from R$14.3 million for the year ended December 31, 2020. This increase was primarily due to

(i) a write-off of R$9.4 million in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect, (ii) an increase of R$8.6 million in expenses with a loss allowance established following the early termination by a single client of a three-year contract to purchase third-party software in the early phases of our U.S. operations, and (iii) an increase of R$4.3 million in personnel expenses due to an increase in salary expenses, coupled with new hires.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2021 were R$81.5 million, an increase of R$48.4 million, from R$33.1 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase of R$20.6 million in expenses incurred in connection with outsourced services mainly due (A) to concentrated expenses of an extraordinary nature of R$6.7 million related to advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing following the Closing, (B) an increase of R$ 6.0 million in expenses with information technology providers to support the growth of our business and (C) expenses of R$4.9 million related to the one-time earn- out payment to former shareholders of LinkAPI who continued providing services to us after the acquisition, including data integration services, (ii) R$13.4 million in expenses incurred in connection with stock option grants under the 2021 Plan and a stock option plan adopted by Semantix in 2020 (for more information, see “Executive Compensation—Share Incentive Plans”), including an increase of R$4.9 million in payroll expenses related to such plans, (iii) an increase of R$9.8 million in personnel expenses due to an increase in salary expenses, coupled with new hires and (iv) an increase of R$6.8 million in facilities expenses mainly due to an increase of R$4.0 million in expenses with the improvement of our telecommunications infrastructure, particularly due to the return of in-person work.

Research and development

Research and development expenses for the year ended December 31, 2021 were R$19.9 million, an increase of R$12.0 million, from R$7.9 million for the year ended December 31, 2020. This increase was mainly due to (i) an increase of R$5.1 million in personnel-related expenses, mainly due to the expansion of our research and development team as a result of the acquisition of LinkAPI in December 2020 and (ii) an increase of R$3.7 million in third-party cloud infrastructure expenses incurred in connection with our proprietary platform.

Other expenses

Other expenses for the year ended December 31, 2021 were R$9.2 million, an increase of R$8.5 million, from R$0.7 million for the year ended December 31, 2020. This increase was primarily due to expenses of R$7.7 million related to provisions recorded relating to early termination by a single client of a three-year contract to purchase third-party software in the early phases our U.S. operations (see “—Sales and marketing expenses” above) reflecting our ongoing payment obligations under an onerous contract with the third-party software supplier despite our client’s cancelation and (ii) an increase of R$0.8 million in municipal taxes levied on the provision of services (ISS) due on the purchase of software licenses from our international suppliers as a result of a change in the interpretation by the Brazilian Supreme Court with respect to which taxes are applicable on the licensing and assignment of software rights in Brazil, which may result in increased ISS taxes going forward.

Operating loss

For the reasons described above, operating loss for the year ended December 31, 2021 was R$61.1 million, an increase of R$43.1 million, from an R$18.0 million loss for the year ended December 31, 2020.

Financial income

Financial income for the year ended December 31, 2021 was R$6.5 million, an increase of R$3.9 million, from R$2.6 million for the year ended December 31, 2020. This increase was due to (i) an increase of

R$1.4 million in interest income from financial assets mainly as a result of increased volume of investments during the period (from R$10.7 million as of December 31, 2020 to R$35.8 million as of December 31, 2021) due to an increase in lending activity during the year ended December 31, 2021, (ii) an increase of R$1.3 million in income from fair value of derivative financial instrument as a result of the swap instruments we entered into during the period in connection with our U.S.-denominated and Euro-denominated loans and (iii) an increase of R$1.1 million in foreign exchange gains resulting from the exchange rate variation between the date we purchase and the date we pay our suppliers for third-party software licenses purchased for resale.

Financial expenses

Financial expenses for the year ended December 31, 2021 were R$21.5 million, an increase of R$16.8 million, from R$4.7 million for the year ended December 31, 2020. This increase was primarily due to (i) an increase of R$10.2 million in interest on loans reflecting an increase in lending activity during the year ended December 31, 2021, with an outstanding loan balance of R$146.6 million as of December 31, 2021, compared to R$30.0 million as of December 31, 2020, (ii) an increase of R$4.0 million in foreign exchange losses due to the variation of the real/U.S. dollar exchange rate between the purchase date and the payment date of certain third-party software licenses purchased for resale and (iii) an increase of R$2.8 million in other financial expenses mainly due to an increase in taxes on foreign exchange transactions (IOF) arising from our foreign currency loan transactions during the period.

Loss before income tax

For the reasons described above, loss before income tax for the year ended December 31, 2021 was R$76.1 million, an increase of R$56.1 million, from R$20.0 million loss for the year ended December 31, 2020.

Income tax

Income tax for the year ended December 31, 2021 resulted in gains of R$7.7 million as compared to gains of R$0.6 million for the year ended December 31, 2020. This R$7.1 million increase of gains reflects the recognition of less deferred tax credits in 2020.

Loss for the year

For the reasons described above, loss for the year ended December 31, 2021 was R$68.4 million, an increase of R$49.0 million, from R$19.4 million loss for the year ended December 31, 2020.

Liquidity and Capital Resources

As of June 30, 2022, we had R$48.9 million in cash and cash equivalents (R$52.1 million and R$25.9 million as of December 31, 2021 and 2020, respectively). Our cash and cash equivalents include cash on hand and immediate demand deposits with financial institutions. For more information, see note 5 to our historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021 and note 15 to our historical audited annual consolidated financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this prospectus.

On August 3, 2022, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among New Semantix (formerly known as Alpha Capital Holdco Company), Alpha, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix. For additional information, see “Prospectus Summary—Recent Developments—Business Combination.” As a result of the completion of the Business Combination, we raised US$127.0 million (approximately R$671.2 million based on the exchange rate of R$5.285 to US$1.00, the commercial selling rate for U.S. dollars as of August 3, 2022, as reported by the Central Bank), before transaction-related expenses, to fund future organic and inorganic growth initiatives. Total direct transaction costs of Semantix and Alpha was approximately R$43.5 million (approximately $8.2 million based on the exchange rate of R$5.285 to US$1.00, the commercial selling rate for U.S. dollars as of August 3, 2022, as reported by the Central Bank), substantially all of which will be recorded as a reduction to additional paid-in capital as costs related to the reverse recapitalization. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, legal, and filing fees.

Our management believes that the proceeds from the Business Combination, along with the rest of our current available cash and cash equivalents and the cash flows from our operating activities, will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. While our available cash and cash flows generated from our operating activities may vary in relation to our targets and projections based on, among other factors, our ability to retain and properly serve existing customers while at the same time attracting new customers, particularly new business for our higher-margin proprietary SaaS business area, we believe that our total revenues for 2022 should be substantially aligned with our expectations (for a summary of factors that may impact our ability to meet our targets, see “Risk Factors—Risks Related to Our Growth Strategy and —Risks Related to Our Business and Industry”). As part of the inherent seasonality of our business, we generally receive a higher volume of orders from new and existing customers during the second half of the year and, in particular, in the fourth fiscal quarter of each year. We believe that this is due to the procurement, budgeting, and deployment cycles of many of our customers, particularly our large enterprise customers. This seasonality is especially pronounced for our third-party software business, as we recognize the full amount of revenue from our third-party contracts at the point in time when we transfer possession of the license to our customer (which occurs upon our receipt of the invoice from the supplier from which we purchase the underlying license) and not over time over the course of the contract, as is the case for our proprietary SaaS business line. As a result of the high degree of seasonality in our business, our results for the first six months of 2022 may not be reflective of our full-year results (see “Risk Factors—Risks Related to Our Business and Industry—Seasonality may cause fluctuations in our results of operations”). In addition, we monitor and track our results and establish our targets in Brazilian reais, which is our functional currency considering that the majority of our operations are currently in Brazil. Accordingly, any translation of our results, historical results or projections into any other currency for comparison purposes, including U.S. dollars, may be distorted by foreign exchange effects due to the volatility of the Brazilian real (for additional information regarding the volatility of the Brazilian real against the U.S. dollar, see “Risk Factors—Risks Related to Our Operations in Latin America—Exchange rate instability may have adverse effects on the Brazilian economy, our business and the trading price of our Ordinary Shares”).

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the cost of any future acquisitions of technology or businesses. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all. We may seek additional capital through equity and/or debt financings depending on market conditions, particularly if the cash generated from operating activities is not in accordance with our expectations. If we are required to raise additional funds by issuing equity securities, dilution to public shareholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our Ordinary Shares. If we raise funds by issuing debt securities, such debt securities would have rights, preferences and privileges senior to those of holders of Ordinary Shares. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.

In addition, there is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the

Ordinary Shares, the last reported sales price for which was $1.43 per share on November 14, 2022. Each Warrant is exercisable for one Ordinary Share at an exercise price of $11.50. Therefore, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $212,750,000 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on August 3, 2027, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed above to continue to fund our operations. See “Risk Factors—Risks Related to Our Business and Industry—We have a history of losses, and we may not be profitable in the future.”

Cash Flows

The following table shows the generation and use of cash for the periods indicated:

	For the six-month period ended June 30,		For the year ended December 31,
	2022	2021	2021	2020
		(restated)
	(in R$ millions)
Cash Flow Data
Net cash (outflow) from operating activities	(88.3)	(31.3)	(16.3)	(11.1)
Net cash (outflow) from investment activities	(15.0)	(9.1)	(21.9)	(42.3)
Net cash inflow from financing activities	100.4	103.4	66.3	50.1

Operating Activities

Our net cash outflow from operating activities was R$88.3 million for the six-month period ended June 30, 2022. This cash outflow was primarily due to: (i) our R$86.2 million loss for the six-month period ended June 30, 2022 reflecting higher operating expenses, (ii) trade receivables of R$14.3 million reflecting sales of third-party software licenses made at the end of the second quarter of 2022, the payment of which was due after June 30, 2022 and (iii) prepaid expenses and other assets of R$11.9 million, mainly reflecting expenses with advisory and support services incurred in connection with the Business Combination that are not expected to be ongoing. These effects were partially offset by accounts payable and accrued expenses of R$19.5 million primarily due to better payment terms generally negotiated with our suppliers.

Our net cash outflow from operating activities was R$31.3 million for the six-month period ended June 30, 2021. This cash outflow was primarily due to: (i) our R$23.1 million loss for the six-month period ended June 30, 2021, and (ii) trade receivables of R$37.9 million reflecting an increase in sales of third-party software licenses made at the end of the second quarter of 2021, the payment of which was due after June 30, 2021. These effects were partially offset by (i) accounts payable and accrued expenses of R$12.3 million primarily due to better payment terms generally negotiated with our suppliers and (ii) the impact of certain non-recurring losses during the period that affected our net income but did not have a cash effect, including (A) loss allowance of R$8.6 million, reflecting expenses with loss allowance established in connection with the early termination by a single client of a three-year contract to purchase third-party licenses under our U.S. operations and (B) an onerous contract provision of R$7.7 million established in connection with the early termination of the same contract described above, reflecting ongoing payment obligations we still have to our supplier despite the termination by our client.

Our net cash outflow from operating activities was R$16.3 million for the year ended December 31, 2021. This cash outflow was primarily due to: (i) our R$68.4 million loss for the year ended December 31, 2021, and (ii) trade receivables of R$23.6 million reflecting an increase in sales of third-party software licenses made at the end of the fourth quarter of 2021, the payment of which was due after December 31, 2021. These effects were partially offset by (i) accounts payable and accrued expenses of R$36.5 million primarily due to better payment terms generally negotiated with our suppliers and (ii) the impact of certain non-recurring losses during the period that affected our net income but did not have a cash effect, including (A) a write-off of R$9.4 million in connection with receivables from a single client related to third-party software licenses sold which we do not expect to collect, (B) loss allowance of R$9.0 million, mainly reflecting expenses of R$8.6 million with loss allowance established in connection with the early termination by a single client of a three-year contract to purchase third-party licenses under our U.S. operations and (C) an onerous contract provision of R$7.7 million established in connection with the early termination of the same contract described above, reflecting ongoing payment obligations we still have to our supplier despite the termination by our client.

Our net cash outflow from operating activities was R$11.1 million for the year ended December 31, 2020. This cash outflow was primarily due to: (i) our R$19.4 million loss for the year ended December 31, 2020, and (ii) trade receivables of R$16.9 million primarily due to an increase in sales of third-party software licenses made at the end of the fourth quarter of 2020, the payment of which was due after December 31, 2020. These effects were partially offset by (i) accounts payable and accrued expenses of R$14.8 million primarily due to better payment terms generally negotiated with our suppliers, in particular as a result of the COVID-19 pandemic and (ii) our recording of other liabilities of R$7.1 million primarily due to the establishment of a provision for operating risks that impacted our income statement but had no cash effect.

Investment Activities

Our net cash outflow from investment activities was R$15.0 million for the six-month period ended June 30, 2022, primarily due to (i) as the primary driver, R$14.7 million in net cash used to capitalize our development expenses for our proprietary data platform during the period and (ii) R$0.3 million in net cash used to purchase property and equipment.

Our net cash outflow from investment activities was R$9.1 million for the six month period ended June 30, 2021, primarily due to (i) as the primary driver, R$8.9 million in net cash used to capitalize our development expenses for our proprietary data platform during the period and (ii) R$0.3 million in net cash used to purchase property and equipment.

Our net cash outflow from investment activities was R$21.9 million for the year ended December 31, 2021, primarily due to (i) as the primary driver, R$21.2 million in net cash used to capitalize our development expenses for our proprietary data platform during the period and (ii) R$0.6 million in net cash used to purchase property and equipment.

Our net cash outflow from investment activities was R$42.3 million for the year ended December 31, 2020, primarily due to (i) as the primary driver, R$26.6 million in net cash used to purchase our controlling equity stake in LinkAPI and Tradimus and (ii) a R$15.1 million increase in cash used to capitalize our development expenses during the period for our proprietary data platform.

Financing Activities

Our net cash inflow from financing activities was R$100.4 million for the six-month period ended June 30, 2022, primarily due to R$122.0 million in cash inflow from new lending over the period, reflecting our loans from Banco Santander (Brasil) S.A., Citibank, N.A., Banco Bradesco S.A. and Itaú Unibanco S.A. that period. This effect was partially offset by (i) payment of loans and financing of R$21.2 million during the period and (ii) payment of lease expenses of R$0.5 million during the period.

Our net cash inflow from financing activities was R$103.4 million for the six-month period ended June 30, 2021, primarily due to (i) as the primary driver, R$105.2 million in cash inflow from new lending over the period, reflecting our loans from Itaú Unibanco S.A., Banco Bradesco S.A., Banco do Brasil S.A., Citibank, N.A., Banco BMG S.A. and Banco BTG Pactual S.A. that period and (ii) to a lesser extent, R$5.0 million in cash inflow from proceeds from non-controlling interest related to the investment made by Excella to purchase a 50.0% non-controlling stake in Tradimus. This effect was partially offset by (i) the earn-out payment to the former shareholders of LinkAPI in the amount of R$3.8 million, (ii) payment of loans and financing of R$2.1 million during the period and (iii) payment of lease expenses of R$0.9 million during the period.

Our net cash inflow from financing activities was R$66.3 million for the year ended December 31, 2021, primarily due to (i) as the primary driver, R$120.2 million in cash inflow from new lending over the period, reflecting our loans from Itaú Unibanco S.A., Banco Bradesco S.A., Banco do Brasil S.A., Citibank, N.A., Banco BMG S.A. and Banco BTG Pactual S.A. that year and (ii) to a lesser extent, R$5.0 million in cash inflow from proceeds from non-controlling interest related to the investment made by Excella to purchase a 50.0% non-controlling stake in Tradimus. This effect was partially offset by (i) payment of our acquisition of LinkAPI’s shares in the amount of R$47.8 million, (ii) payment of loans and financing of R$9.8 million during the period and (iii) payment of lease expenses of R$1.2 million during the period.

Our net cash inflow from financing activities was R$50.1 million for the year ended December 31, 2020, primarily due to (i) a R$29.5 million in cash inflow from new lending over the period, reflecting our working capital loans from Banco Daycoval S.A., Itaú Unibanco S.A. and Banco Bradesco S.A. that year and (ii) the effects of our R$21.6 million inflow from the payment of the second tranche of our capital increase approved in 2019 reflecting Crescera’s investment in us.

Indebtedness

As of June 30, 2022, we had R$250.6 million in outstanding loans and borrowings (R$146.6 million and R$30.0 million as of December 31, 2021 and 2020, respectively) and R$2.8 million in lease liabilities (R$3.3 million and R$3.2 million as of December 31, 2021 and 2020, respectively).

The following table sets forth selected information with respect to our loans and borrowings as of the dates indicated below:

				As of June 30,	As of December 31,
Financial institution	Transaction	Interest	Maturity	2022	2021	2020
					(R$ millions)
Banco Daycoval S.A.	Working capital	12.01% per annum	2024	6.9	8.2	10.0
Itaú Unibanco S.A.	Working capital	10.34% per annum	2024	6.9	8.1	9.7
Banco Bradesco S.A.	Working capital	8.44% per annum	2025	8.9	10.1	10.3
Banco Bradesco S.A.	Working capital	CDI + 4.10% per annum	2026	9.6	10.1	—
Banco do Brasil S.A.	Working capital	CDI + 5.20% per annum	2025	13.8	15.1	—
Citibank, N.A.	4,131 loan	CDI + 4.53% per annum	2025	18.3	21.1	—
Itaú Unibanco S.A.—Nassau Branch	4,131 loan	12.28% per annum	2025	17.8	19.2	—
Banco BMG S.A.	Working capital	CDI + 6.32% per annum	2023	6.2	9.3	—
Banco BTG Pactual S.A.	Working capital	CDI + 5.15% per annum	2024	24.0	30.0	—
Itaú Unibanco S.A.	Financing of LinkAPI acquisition	12.15% per annum	2025	0.3	0.4	—
Banco do Brasil S.A.	Working capital	CDI + 5.30% per annum	2025	15.0	15.0	—
Banco Santander (Brasil) S.A.	Working capital	CDI + 5.98 % per annum	2024	30.0	—	—
Citibank, N.A.	4,131 loan	CDI + 5.16% per annum	2025	10.5	—	—
Itaú Unibanco S.A.—Nassau Branch	4,131 loan	16.35% per annum	2026	10.4	—	—

				As of June 30,	As of December 31,
Financial institution	Transaction	Interest	Maturity	2022	2021	2020
					(R$ millions)
Banco Bradesco S.A.	Working capital	14.77% per annum	2026	29.6	—	—
Itaú Unibanco S.A.—Nassau Branch	4,131 loan	19.71% per annum	2022	42.4	—	—
Total				250.6	146.6	30.0
Current				115.4	44.1	5.6
Non-current				135.1	102.5	24.4

The following is a description of our indebtedness as of June 30, 2022:

Loans and Borrowings

On August 25, 2020, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 8.44% and maturing on August 25, 2025. This loan was guaranteed by certain of our shareholders and by the Investments Guarantee Fund (Fundo Garantidor para Investimentos, or “FGI”), a fund owned by the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social, or “BNDES”). As of June 30, 2022, R$8.9 million was outstanding under this loan. On August 31, 2022, this loan agreement was fully repaid by us.

On September 28, 2020, we entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$9.5 million, with interest accruing at a rate per annum equal to 10.34% and maturing on September 25, 2024. This loan was guaranteed by Semantix Participações. As of June 30, 2022, R$6.9 million was outstanding under this loan. On August 23, 2022, this loan agreement was fully repaid by us.

On September 30, 2020, we entered into a loan agreement with Banco Daycoval S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 12.01% and maturing on September 30, 2024. This loan was guaranteed by certain of our shareholders and FGI, and secured by receivables from trade bills and escrow receivables. As of June 30, 2022, R$6.9 million was outstanding under this loan. On August 23, 2022, this loan agreement was fully repaid by us.

On March 23, 2021, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. This loan was secured by receivables from trade bills and escrow receivables. As of June 30, 2022, R$9.6 million was outstanding under this loan. On August 31, 2022, this loan agreement was fully repaid by us.

On April 7, 2021, we entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.20% and maturing on February 18, 2025. This loan was secured by financial investments. As of June 30, 2022, R$13.8 million was outstanding under this loan. On August 30, 2022, this loan agreement was fully repaid by us.

On May 25, 2021, we entered into a loan agreement with Citibank, N.A. in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025. On the same date, we contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.63% per annum) into an effective annual rate of CDI plus 4.53%. This loan was secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments and derivative financial instruments. As of June 30, 2022, R$18.3 million was outstanding under this loan. On October 14, 2022, this loan agreement was fully repaid by us.

On June 18, 2021, we entered into a loan agreement with Itaú Unibanco S.A.—Nassau Branch, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal to 1.42% and maturing on May 28, 2025. On the same date, we contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (1.42 % per annum) into an effective annual rate of 12.28%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments. As of June 30, 2022, R$17.8 million was outstanding under this loan.

On June 18, 2021, we entered into a loan agreement with Banco BMG S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 5.91% and maturing on June 19, 2023. This loan is secured by escrow receivables. As of June 30, 2022, R$6.2 million was outstanding under this loan.

On June 23, 2021, we entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.15% and maturing on May 20, 2025. This loan is secured by financial investments. As of June 30, 2022, R$0.3 million was outstanding under this loan.

On June 28, 2021, we entered into a loan agreement with Banco BTG Pactual S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024. This loan is currently secured by financial investments and will also be secured by receivables from trade bills and financial investments, and escrow receivables. As of June 30, 2022, R$24.0 million was outstanding under this loan.

On December 22, 2021, we entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.30% and maturing on November 10, 2025. This loan was secured by financial investments. As of June 30, 2022, R$15.0 million was outstanding under this loan. On August 29, 2022, this loan agreement was fully repaid by us.

On January 14, 2022, we entered into a loan agreement with Banco Santander (Brasil) S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024. This loan is secured by a standby letter of credit issued by Banco Santander (Brasil) S.A., as well as receivables from trade bills and financial investments. As of June 30, 2022, R$30.0 million was outstanding under this loan.

On January 31, 2022, we entered into a loan agreement with Citibank N.A. in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%. This loan was secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments. In addition, this loan was guaranteed by Semantix Participações. As of June 30, 2022, R$10.5 million was outstanding under this loan. On October 14, 2022, this loan agreement was fully repaid by us.

On March 4, 2022, we entered into a loan agreement with Banco Bradesco S.A. in the amount of R$30.0 million, with interest accrued at an annual rate equal to 14.77% per annum, maturing on March 4, 2026. The loan is guaranteed by receivables from trade notes and financial investments. As of June 30, 2022, R$29.6 million was outstanding under this loan.

On March 7, 2022, we entered into a loan agreement with Itaú Unibanco S.A.—Nassau Branch, in the amount of US$2.0 million, with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments. As of June 30, 2022, R$10.4 million was outstanding under this loan.

On May 19, 2022, we entered into a loan agreement with Itaú Unibanco S.A.—Nassau Branch in the amount of US$8.1 million, with interest accruing at a rate per annum equal to 3.66% and maturing on

November 21, 2022. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.66% per annum) into an effective annual rate of 19.71%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A, as well as receivables from financial investments and derivative financial instruments. As of June 30, 2022, R$42.4 million was outstanding under this loan.

Restrictive and Financial Covenants

Certain of our loan agreements include financial covenants, as detailed below:

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on September 28, 2020, our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, may not be less than 1.2;

•

under the terms of our loan agreement with Citibank, N.A. entered into on May 25, 2021, our net debt/ EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 (it could not exceed 3.5 on December 31, 2021);

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on June 18, 2021, (i) our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 (it could not exceed 3.5 on December 31, 2021), and (ii) our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, must exceed 1.2;

•

under the terms of our loan agreement with Itaú Unibanco S.A. entered into on June 23, 2021, (i) debt/ EBITDA ratio, as calculated on an annual basis, could not exceed 3.5 on December 31, 2021, (ii) our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 on December 31, 2022 and thereafter, and (iii) our current assets/current liabilities ratio (current ratio), as calculated on an annual basis, may not be less than 1.2;

•

under the terms of our loan agreement with Banco BTG Pactual S.A., entered into on June 28, 2021, our net debt/EBITDA ratio, as calculated on a semiannual basis, may not exceed 3.0 (it could not exceed 3.5 on December 31, 2021);

•	under the terms of our loan agreement with Banco Santander (Brasil) S.A. entered into January 14, 2022, our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0; and

•	under the terms of our loan agreement with Citibank N.A. entered into January 31, 2022, our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0.

The calculation of our net debt, EBITDA, current assets and current liabilities for covenant purposes may differ from those presented in this prospectus.

In addition, under certain of our loan agreements, we are subject to restrictive and affirmative covenants, including restrictions on our change of control, the change of our ownership structure and corporate reorganization, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends.

Based on our financial statements as of and for the year ended December 31, 2021, our net debt/EBITDA ratio and our debt/EBITDA ratio were above 3.5, in each case as of December 31, 2021, as calculated in the manner prescribed in the applicable loan agreements. As a result, we have sought and received waivers from Itaú Unibanco S.A., Banco BTG Pactual S.A. and Citibank, N.A. pursuant to which these lenders waived and agreed not to enforce any of their rights with respect to such financial covenants under the applicable loans. For more information regarding the loans containing financial covenants for which waivers were sought, see “Risk Factors—Related to Our Business and Industry—Our existing loan agreements contain restrictive covenants and events of default that impose significant operating and financial restrictions on us, and we were not in compliance with certain financial covenants included in our loan agreements.” As of June 30, 2022, the aggregate outstanding amount under our loan agreements that include financial covenants was R$107.8 million.

Lease Liabilities

Lease liabilities correspond to lease agreements for certain items in our operations, primarily in connection with leasing office space under agreements that are generally indexed to reais.

Capital Expenditures

Capital expenditures are payments related to the acquisition of subsidiaries, property and equipment/prepayment right of use and intangible assets that are reflected in our net cash outflow from investment activities.

For the six-month period ended June 30, 2022, capital expenditures amounted to R$15.0 million, of which (i) R$14.7 million related to related to the capitalization of development expenses in connection with our proprietary data platform and (ii) R$0.3 million related to the acquisition of property and equipment.

For the six-month period ended June 30, 2021, capital expenditures amounted to R$9.1 million, of which (i) R$8.9 million related to the capitalization of development expenses in connection with our proprietary data platform and (ii) R$0.2 million related to the acquisition of property and equipment.

For the year ended December 31, 2021, capital expenditures amounted to R$21.9 million, of which (i) R$21.2 million related to the capitalization of development expenses in connection with our proprietary data platform and (ii) R$0.6 million related to the acquisition of property and equipment.

For the year ended December 31, 2020, capital expenditures amounted to R$42.3 million, of which (i) R$26.6 million related to the acquisition of our controlling equity stake in LinkAPI and Tradimus, (ii) R$15.1 million related to the capitalization of development expenses in connection with our proprietary data platform and (iii) R$0.6 million related to the acquisition of property and equipment.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2022 and as of December 31, 2021 and 2020.

JOBS Act

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” and may not be required to, among other things, (1) provide an auditor’s attestation report on its system of internal controls over financial reporting pursuant to Section 404; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

These exemptions will apply for a period of five years following the closing of the Business Combination or until we are no longer an “emerging growth company,” whichever is earlier.

Material Weaknesses in Internal Controls and Remediation

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. For additional information regarding the material weaknesses identified, see “Risk Factors—Risks Related to Our Business and Industry—We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.”

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business, including credit risk, liquidity risk, the effects of changes in interest rates and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below and in note 23 to our historical audited annual consolidated financial statements for the years ended December 31, 2021 and 2020 and note 20 to our historical unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021, included elsewhere in this prospectus.

Foreign Exchange Risk

Foreign exchange risk arises from the possibility that changes in exchange rates will affect the values of the financial assets and liabilities denominated in foreign currencies against the Brazilian real, which is our functional currency, in case we do not hedge the currency exposure by hedging instruments.

We have operations internationally that are denominated in foreign currencies. This exposure to foreign exchange variation is primarily related to fluctuations between the Brazilian real and the U.S. dollar, the Colombian peso and the Mexican peso. Our subsidiaries outside of Brazil use their local currency as their functional currency.

The following table shows the balance of our trade receivables, net and trade and other payables denominated in foreign currency and translated into Brazilian reais as of the dates indicated:

	As of June 30, 2022			As of December 31, 2021			As of December 31, 2020
	COP	MXN	USD	COP	MXN	USD	COP	MXN	USD
	(in R$ millions)
Trade receivables, net	1.9	6.3	—	2.4	3.1	—	2.5	4.2	2.0
Trade and other payables.	(0.5)	(5.1)	(33.5)	(0.5)	(4.3)	(7.6)	(0.8)	(3.0)	(0.5)

Moreover, as part of our core business, we purchase third-party software licenses from suppliers located outside of Brazil, most of which are denominated and payable in U.S. dollars, for resale to customers located in Brazil and elsewhere outside the United States. Accordingly, although the prices we charge our customers for these licenses in Brazil are denominated in reais, these prices are linked to the U.S. dollar with the objective to incorporate conservative foreign exchange estimates and projections in our pricing model. In this way, we believe our business provides a built-in hedge in relation to foreign exchange exposure, as we have been historically able to largely offset our U.S.-dollar denominated costs via corresponding revenue streams linked to the U.S.-dollar. Our policy to only purchase software licenses from a third-party once we have a firm commitment from a customer reinforces this natural hedge, as we are able to price our contracts with customers for resale substantially concurrently with our purchase orders with third-party suppliers/licensors, thus limiting the window of foreign exchange exposure. The licenses we purchase for our customers in Colombia and Mexico are purchased and resold in U.S. dollars, not in local currency. For additional information, see “—Description of Principal Line Items—Revenues—Third-party software.”

We recognize foreign exchange gains and losses arising from exchange rate variation during the period between the date we sign a purchase order for a software license and the date we actually pay for such third-party software licenses that we acquire for resale. Our exposure to foreign exchange rate variation for each purchase is 90 days on average, as we typically have approximately three months to deliver payment once we finalize a purchase order. However, we have the flexibility to pay our suppliers prior to the payment due date in case we project or expect a significant currency fluctuation that is not favorable to us.

For the six-month periods ended June 30, 2022 and 2021, we recorded net foreign exchange gains in profit before income tax in the amount of R$2.3 million and R$0.2 million, respectively. For the years ended December 31, 2021 and 2020, we recorded net foreign exchange losses in profit before income tax in the amount of R$4.0 million and R$1.1 million, respectively.

We performed a sensitivity analysis regarding our exposure to the foreign exchange risk as of June 30, 2022 and as of December 31, 2021 and 2020. For this analysis, we estimated an increase or decrease in the current interest rate by 10%. As a result, the balance of trade receivables, net and trade and other payables denominated in foreign currency would be impacted as follows:

	June 30, 2022			December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD	COP	MXN	USD
Increase in exchange rate in 10%	1.6	1.3	(36.9)	2.0	(1.4)	(8.4)	1.9	1.3	1.7
Decrease in exchange rate in 10%	1.3	1.1	(30.2)	1.7	(1.1)	(6.9)	1.6	1.1	1.4

Notwithstanding the above, despite the built-in hedge that is inherent to operations, from time to time, we may elect to enter into derivative transactions, including currency swaps and non-deliverable forwards transactions, to hedge our exposure originated by the resale of software licenses. At this juncture, we do not hedge our foreign exchange exposure relating to either our U.S.-dollar denominated third-party software licensing costs or our international operations in Colombia, Mexico and the United States. As a result, our financial statements may present gains or losses due to translation effects relating to the financial statements of our subsidiaries, particularly as these operations become more relevant.

In addition, we entered into U.S. dollar-denominated and Euro-denominated loans in the year ended December 31, 2021 and in the six-month period ended June 30, 2022, with an aggregate balance of R$99.4 million as of June 30, 2022. To mitigate our exchange rate exposure, we have entered into derivative financial transactions with financial institutions to hedge against the fluctuation of the Euro/real and U.S. dollar/real exchange rates and link our principal and interest to a fixed rate or the CDI rate. For the six-month periods ended June 30, 2022 and June 30, 2021, we recorded losses of R$1.6 million and R$2.6 million, respectively, in connection with derivative financial instruments. For the year ended December 31, 2021, we recorded profit of R$1.3 million in connection with derivative financial instruments.

Furthermore, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to a decrease in our domestic revenues from our third-party software business given that our customers may decide to reduce their spending indexed or linked to foreign currencies. On the other hand, the depreciation of the Brazilian real (or, in the case of our Mexican and Colombian operations, the peso of each country) against relevant foreign currencies may lead to an increase in domestic revenues from our proprietary SaaS business, the pricing of which is not linked to the U.S. dollar variation.

We do not consider our foreign exchange exposure to be material given that it is either hedged or it has a similar and offsetting impact on both our revenues and costs.

Interest Rate Risk

The interest risk arises from the possibility of us incurring losses due to fluctuations in interest rates in respect of fair value of future cash flows of a financial instrument.

Our main exposure to interest rate risk is related to loans and borrowings payable subject to variable interest rate, principally the CDI rate. Our investments are made for capital preservation purposes and we do not enter into investments for trading or speculative purposes. Our trade receivables, accounts payable and other liabilities do not bear interest.

As of June 30, 2022, we had R$250.6 million in outstanding loans and borrowings (R$146.6 million and R$30.0 million as of December 31, 2021 and 2020, respectively). As of June 30, 2022, approximately 50.8% of our loans and borrowings were subject to floating interest rates, particularly the CDI rate (approximately 68.7% as of December 31, 2021). As of December 31, 2020, none of our loans and borrowings were subject to floating interest rates, with 100.0% of our then-outstanding borrowings accruing interest at fixed interest rates.

We performed a sensitivity analysis regarding our exposure to the interest rate risk as of June 30, 2022. For this analysis, we estimated an increase or decrease in the current interest rate by 10%. As a result, our financial expenses would be impacted as follows:

			Basic interest rate shock
(in R$ millions)	Interest Rate Risk	Amount as of June 30, 2022	+10%	(10)%
Loans and financing	CDI	127.4	1.5	(1.5)

The analysis above includes one U.S. dollar-denominated loan and one Euro-denominated loan swapped to CDI in reais.

Liquidity Risk

Liquidity risk is the risk that we may not have sufficient cash or other assets to meet our obligations under our financial liabilities on their respective maturity dates. Our approach to managing liquidity risk is to ensure, to the greatest extent possible, that we maintain sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses.

Our finance department is responsible for managing our cash surplus and any cash required for working capital purposes. As of June 30, 2022, we had investments in fixed income and certificates of banking deposits (Certificados de Depósito Bancário) of R$43.8 million (R$35.8 million and R$10.7 million as of December 31, 2021 and 2020, respectively) that are expected to generate cash inflows promptly to address any potential liquidity issues.

Credit Risk

Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We are exposed to credit risk primarily in respect of our cash and cash equivalents, deposits in banks and other financial institutions, as well as credit exposures to clients, including accounts receivable and committed transactions. If customers are classified by an independent agency, these classifications are used. If there is no independent rating, the credit analysis area evaluates the credit quality of the customer, taking into account their financial position, past experience and other factors. Individual risk limits are determined on the basis of internal or external classifications according to the limits determined by our board of directors. The use of credit limits is monitored regularly.

No credit limit was exceeded during the six-month period ended June 30, 2022 and the years ended December 31, 2021 and 2020, and we do not expect any loss arising from default stems from these counterparties higher than the amount already provisioned.

A default on a financial asset is when the counterparty fails to make contractual payments within 60 days of when they fall due.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of seven directors.

Name	Age	Position/Title
Leonardo dos Santos Poça D’Água	39	Chairman of the Board, Chief Executive Officer, Class III Director (Founders designee)
Ariel Lebowits	45	Class I Director (Founders independent designee)
Veronica Allende Serra	53	Class I Director (Founders independent designee)
Jaime Cardoso Danvila	53	Class II Director (Crescera’s designee)
Rafael Padilha de Lima Costa	41	Class II Director (Inovabra’s designee)
Rafael Steinhauser	63	Class III Director (Alpha’s designee)
Dorival Dourado Júnior	63	Class III Director (Founders independent designee)
Adriano Alcalde	50	Chief Financial Officer
André Guimarães Frederico	41	General Manager Latin America
Mathias Rech Santos	32	Chief Human Resources Officer

Leonardo dos Santos Poça D’Água

Mr. Santos is Semantix’s co-founder, Chairman of the Board and Chief Executive Officer. Mr. Santos is responsible for our strategic vision and disruptive innovation, as well as our management and growth of our operations. Mr. Santos previously served as Chief Technology Officer of Billabong International (GSM Group), a lifestyle & technical apparel brand committed to the leading edge of surf culture and beach fashion, from 2009 to 2014. Prior to that, Mr. Santos served as a technology consultant of Microsoft in Brazil from 2000 to 2003. Mr. Santos has over 20 years of experience in technology, software, and online, offline and omnichannel retail. Mr. Santos holds an international executive MBA degree from FIA—Fundação Instituto de Administração in Brazil and several specializations, including a specialization in strategic leadership of technology and innovation from Stanford University, a specialization in strategy and management omnichannel from the Fashion Institute of Technology and a specialization in accounting and finance from Harvard University.

Ariel Lebowits

Mr. Lebowits serves as a member of our board of directors. Mr. Lebowits served as a director of Alpha from 2020 until the Business Combination. Mr. Lebowits is a senior finance executive with over 20 years’ experience in corporate finance, M&A, raising capital, financial reporting and financial planning. Mr. Lebowits currently serves as Head of M&A of OLX Group, a Prosus-owned company, since 2016. From 2013 to 2016, Mr. Lebowits served as the CFO of OLX Group and from 2006 to 2013, Mr. Lebowits was the CFO of OLX (prior to its acquisition by Prosus). Mr. Lebowits holds a Bachelor of Arts in Economics from the University of Buffalo.

Veronica Allende Serra

Ms. Serra serves as a member of our board of directors. Ms. Serra is the founding partner of Pacific Investments and Innova with 25 years of experience making private and growth equity investments in the U.S. and Latin America. Innova was established in 2009 to focus on innovation and technology. Innova’s investments include leading anti-fraud platform Clear Sale S.A. (B3: CLSA3), fintech platform Celcoin Instituição de Pagamento S.A., digitally native vertical brand Cariuma, among others. Ms. Serra has previously invested in leading LatAm mobile content and services company Movile Mobile Commerce Holdings SL and MercadoLibre, Inc. (Nasdaq: MELI). Before Pacific and Innova, Ms. Serra headed the Latin America investments group of International Real Returns LLC. Prior to that, Ms. Serra worked for Leucadia National Corporation, Goldman

Sachs and Banco BBA. Ms. Serra sits on the nonprofit boards of Endeavor Global, Instituto Sidarta (education) and Harvard Business School’s Latin American Advisory Board. Ms. Serra was an early investor (2001) and director of MercadoLibre, Inc. (2007-2016) (Nasdaq: MELI). Ms. Serra holds an MBA degree from Harvard Business School and a law degree from Universidade de São Paulo (USP).

Jaime Cardoso Danvila

Mr. Danvila serves as a member of our board of directors and, prior to that, as a member of the board of directors of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since June 2019. Mr. Danvila is also a partner at Crescera Partners S.A. (“Crescera Partners”), Crescera Partners’ Co-CEO and responsible for Crescera Partners’ Private Equity platform focused on Consumption, Retail & Services and Health. Mr. Danvila also serves as the Chairman of the board of directors of Crescera Capital Acquisition Corp. and participates as a member of Crescera Partners’ executive committee. Prior to joining Crescera Partners in May 2010, Mr. Danvila served as an Investment Banking Officer at Citibank from June 2000 to April 2008, an M&A Officer at Bradesco Banco de Investimentos from April 2008 to April 2010, and as an Economist at the International Monetary Fund from May 1999 to May 2000. Mr. Danvila also serves or has served as a board member of the Board of Directors for the following companies: Hospital Vera Cruz (from June 2017 to March 2022); Hospital Care Caledônia S.A. (from May 2017 to present date); São Lucas Hospital Care S.A. (from December 2017 to March 2022); Grupo Fartura de Hortifruti S.A. (Rede Oba) (from November 2017 to present date); Vita Participações S.A. (from August 2018 to present date); Grupo Baia Sul (from December 2018 to March 2022); Chicago Prosum Participações S.A. (from July 2020 to present date); Companhia Brasileira de Planos Funerários (Grupo Zelo) (from July 2020 to present date); Allpark Empreendimentos, Participações e Serviços (Estapar) (B3: ALPK3) (from February 2012 to January 2021); Hortigil Hortifruti S.A. (from September 2010 to April 2016); Laticínios São Vicente (from May 2013 to August 2019); Forno de Minas Alimentos S.A. (from January 2014 to March 2018) and TZ Participações S.A. (Terra Zoo) (from February 2022 to present date). Mr. Danvila holds a Master of Arts and C. Phil degree in Economics from UCLA.

Rafael Padilha de Lima Costa

Mr. Padilha serves as a member of our board of directors and, prior to that, as a member of the board of directors of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since 2019. Mr. Padilha is the Managing Director and Head of Private Equity & Venture Capital at Banco Bradesco S.A. Mr. Padilha acts as a board member for Log Commercial Properties e Participações S.A. (B3: LOGG3), 4I For Intelligence Holding S.A. and Asaas Gestão Financeira Institução de Pagamento S.A. Mr. Padilha acted as a board member for R3CEV, LLC (2019) and H. Hemo Hemoterapia Brasil S.A (2019-2020). Prior to joining Bradesco’s Private Equity & Venture Capital team, Mr. Padilha worked at the Investment Banking division of Banco Bradesco BBI S.A. Mr. Padilha holds an MBA degree from the University of Chicago Graduate School of Business and an undergraduate degree in business administration with honors from the University of Miami.

Rafael Steinhauser

Mr. Steinhauser serves as a member of our board of directors. Mr. Steinhauser served as the president and director of Alpha from 2020 until the Business Combination. Prior to that, he served as president of Qualcomm Latin America from 2011 to 2020. Mr. Steinhauser was President for Latin America for Acision from 2009 to 2011 and president of NextWave Latin America from 2006 to 2009. He also served as President of Cisco Brazil from 2002 to 2006, and as president of Brazil Nortel Networks from 2000 to 2002. Earlier in his career, Mr. Steinhauser held executive positions with various telecom service providers, such as Head of Mobile Satellite Services of Eutelsat in Paris and as Executive VP of the Competitive Local Exchange Carrier Vésper in Rio de Janeiro, and as a sales engineer at Standard Electrik Lorenz and Siemens in Germany. Mr. Steinhauser graduated in Aerospace Engineering from the Technische Universität Berlin and in Performing Arts from the Escola Superior Célia Helena in São Paulo. He co-founded in 2015 the B Future Forum, a sustained action-oriented dialog on the future of humanity, and EBAC in 2016, a world-class higher educational institution for the

Creative Arts in Brazil. He was nominated and won various awards including the Shell Prize and twice the State of São Paulo Governor Prize for his work in Performing Arts.

Dorival Dourado Júnior

Mr. Dourado serves as a member of our board of directors and, prior to that, as a member of the board of directors of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since 2017. Mr. Dourado is also a board member and member of various committees (including the compliance and risk committee, audit committee and innovation and strategy committee) of the financial institution Banco BMG S.A. (B3: BMGB4). Mr. Dourado is also a member of the audit committee of BMG Seguros S.A. From March 2018 to June 2020, Mr. Dourado was the Chief Executive Officer of the credit as a service company MOVA Sociedade de Empréstimo Entre Pessoas S.A. and, from June 2017 to April 2019, a member of the consulting committee for the Brazilian Fintech Association. In addition, from January 2019 to May 2021, Mr. Dourado was the Head of Innovation for the financial institution Omni S.A.—Crédito, Financiamento e Investimento (“Omni”). Prior to that, Mr. Dourado served as a board member of Omni group’s microfinance institution Avante.Com.Vc Soluções e Participações S.A. (March 2018 to December 2021) and was the Chief Executive Officer of Vector Inovação e Tecnologia Ltda. (December 2017 to May 2019), the investment arm of Omni group. Mr. Dourado was a co- founder of the credit bureau Boa Vista Serviços SCPC S.A., where he served as the Chief Executive Officer from 2010 to 2015. In 2009 and 2010, Mr. Dourado held the position of Global Senior Vice President of Products for the credit reporting and marketing services at the Experian group. From 2002 to 2010, Mr. Dourado worked for the credit reporting company Serasa S.A. (Serasa Experian Brasil), where he was the Chief Information Officer and Chief Operating Officer. Prior to that, Mr. Dourado served as an advisor to the management committee of the Brazilian Public Key Infrastructure (“ICP-Brasil”), a Brazilian federal certification system, and as an advisor to the Municipal Secretary for Technology and Innovation of the city of São Paulo. From 1978 to 2000, Mr. Dourado worked for the largest Brazilian publishing company, Editora Abril S.A., in several business areas, such as media, internet, cable TV, public TV, yellow pages, data base marketing, subscription, advertising and others. Mr. Dourado has a bachelor’s degree in business administration from FASP – Faculdades Associadas de São Paulo.

Adriano Alcalde

Mr. Alcalde serves as our Chief Financial Officer and, prior to that, as the Chief Financial Officer of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since June 2020. Mr. Alcalde oversees our finance, accounting and legal divisions. Mr. Alcalde has over 20 years of executive management experience across retail, e-commerce, technology and software. Prior to joining us, Mr. Alcalde served as Chief Financial Officer of Petsupermarket Comércio de Produtos Para Animais S.A. (known as Petlove), a Brazilian ecosystem for pet services and products that is an investee of prominent private equity and venture capital funds, including funds managed by Tiger Global Management, LLC, Monashees Gestão de Investimentos Ltda., Kaszek Management S.A., Riverwood Capital, LLC, L. Catterton Management Ltd., and Softbank Group Corp. Mr. Alcalde previously served as Chief Financial Officer of NS2.com Internet S.A. (known as Netshoes), a publicly traded Brazilian e-commerce sporting goods conglomerate. Mr. Alcalde holds a master’s degree in accounting and controllership from Universidade de São Paulo (USP), a bachelor’s degree in accounting and controllership from Universidade de São Paulo (USP), a bachelor’s degree in business administration from Pontifícia Universidade Católica of São Paulo (PUC-SP), and an MBA degree from Business School São Paulo – Universidade Anhembi Morumbi in Brazil.

André Guimarães Frederico

Mr. Frederico serves as our General Manager Latin America and, prior to that, as the General Manager Latin America of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since December 2021. Mr. Frederico oversees our sales process and operations in the Latin America region with a focus on accelerated SaaS growth. Prior to joining us, Mr. Frederico was the head of the Cloud Solutions Business Unit at TIVIT Terceirização de Processos, Serviços e Tecnologia S.A. (“TIVIT”), a Brazilian provider of digital technology solutions, where he was responsible for all cloud results, sales and operations. Until August 2018, Mr. Frederico was the executive officer of M&A, Strategy, Marketing and Investors Relations at TIVIT. Mr. Frederico has had the challenge of helping TIVIT continue its growth, while mixing both organic and spot acquisitions for the business. Mr. Frederico was responsible for the aforementioned activities at TIVIT for all LatAm, reported directly to TIVIT’s CEO and was also a member of TIVIT’s executive committee. Prior to his TIVIT’s experience, Mr. Frederico was the Chief Financial Officer of BRQ Soluções em Informática S.A. and worked at Merrill Lynch’s investment banking division and at Patria Investments’ private equity division. Mr. Frederico has a bachelor’s degree in business administration from Fundação Getulio Vargas (FGV-SP) in Brazil, and an executive MBA from Wharton School of the University of Pennsylvania.

Mathias Rech Santos

Mr. Rech serves as our Chief Human Resources Officer and, prior to that, as the Chief Human Resources Officer of Semantix Tecnologia em Sistema de Informação S.A., our Brazilian subsidiary, since February 2022. Prior to joining us, from April 2021 to January 2022, Mr. Rech served as Head of Business Development for iFood.com Agência de Restaurantes Online S.A., a Brazilian online food delivery portal. Mr. Rech has previously performed important leadership roles in The Kraft Heinz Company both in Latin America and in the U.S., as Human Resources Manager and Head of Performance and Talent Management Latin America from November 2015 to August 2019, and as Global Head of Engagement and Business Transformation Associate Director in the U.S. from August 2019 to April 2021. Prior to that, from October 2012 to November 2015, Mr. Rech served as plant manager for the DIAM Group, a French-based group that supports clients in retail and merchandising projects. Mr. Rech holds a degree in engineering from Universidade Federal do Paraná in Brazil, with one year as an exchange student in Santa Barbara City College, in California.

Family Relationships

There are no familial relationships among our directors and executive officers.

Board of Directors

Pursuant to our Articles, our board of directors must be composed of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. Our board of directors is currently comprised of seven (7) directors.

In accordance with the Articles and for so long as the Shareholders Agreement remains in force and effect, the board of directors will be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. At each annual meeting of shareholders, a class of directors will be appointed for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors will initially serve until the first (1st) annual general meeting of shareholders following the closing of the Business Combination;

•	the Class II directors will initially serve until the second (2nd) annual general meeting of shareholders following the closing of the Business Combination; and

•	the Class III directors will initially serve until the third (3rd) annual general meeting of shareholders following the closing of the Business Combination.

Class I directors correspond to two (2) independent directors appointed (and whose removal can be exclusively requested) by the Founders.

Class II directors correspond to one (1) director appointed (and whose removal can be exclusively requested) by each of Crescera and Inovabra.

Class III directors correspond to one (1) director appointed (and whose removal can be exclusively requested) by the Sponsor and two (2) directors appointed (and whose removal can be exclusively requested) by the Founders. If the director appointed by the Sponsor is not an independent director, one (1) of the directors appointed by the Founders shall be an independent director. In addition, the Founders have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of the Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any Ordinary Shares, or (ii) three years after the closing of the Business Combination, at which time a new director will be appointed by the Founders.

The Shareholders’ Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and the Founders falls below 40% of the total outstanding equity interests in the Company. See “Management—Executive Officers and Directors.”

Each of the Founders have appointed Mr. Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders Agreement. As a result, Mr. Leonardo dos Santos Poça D’Água has the right to take any and all actions or exercise any and all powers to be taken or exercised by the Founders under the Shareholders Agreement on their behalf, and is effectively able to nominate, appoint and remove each of the four directors appointed by the Founders under the Shareholders’ Agreement. In addition, by virtue of his appointment as representative of the Founders, Leonardo dos Santos Poça D’Água may be deemed to exercise voting power over all outstanding Ordinary Shares to be held by the Founders.

Subject to the above, our shareholders may, by a simple majority of votes, appoint any person to be a director and may remove any director and may appoint another person in the director’s stead. Without prejudice to such shareholders’ power to appoint a person to be a director and subject to the appointment rights above, the board of directors, so long as a quorum of directors remains in office, shall have the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

We are a foreign private issuer under the rules of the SEC. As a result, as described below, in accordance with the Nasdaq listing standards, we may rely on home country governance requirements and certain exemptions thereunder rather than on Nasdaq’s corporate governance requirements, including the requirement that, within one year of the completion of the Business Combination, we have a board that is composed of a majority of independent directors.

As of the date of this prospectus, the following directors are independent under applicable Nasdaq listing standards: Dorival Dourado Júnior, Veronica Allende Serra, Ariel Lebowits, Jaime Cardoso Danvila, Rafael Padilha de Lima Costa and Rafael Steinhauser.

Committees of the Board of Directors

We have an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of these committees. The charter of each committee is available on our website.

Audit Committee

Our audit committee consists of Ariel Lebowits, Dorival Dourado Júnior and Rafael Steinhauser, with Ariel Lebowits serving as the chair of the committee. Ariel Lebowits satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Ariel Lebowits, Dorival Dourado Júnior and Rafael Steinhauser satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Members will serve on this committee until the earliest of (1) the moment they cease to be a director, (2) their resignation, (3) the majority of our board of directors favorably votes for a change in the composition of the audit committee, and (4) as otherwise determined by our board of directors. Our audit committee will oversee accounting and financial reporting processes and the audits of financial statements. The audit committee is responsible for, among other things:

•	selecting our independent auditor, approving related fees and terminating our relationship with our independent auditor at the committee’s discretion;

•	pre-approving audit and non-audit services permitted to be performed by the independent auditor;

•

annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and us;

•

reviewing with the independent auditor any audit problems or difficulties and management’s response, as well as resolving any disagreements between management and the independent auditor regarding financial reporting;

•	reviewing and discussing annual and quarterly financial statements with management and the independent auditor;

•	reviewing management’s reports;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	assessing and monitoring risk exposures, as well as the policies and guidelines to risk management process;

•	reviewing all related-party transactions on an ongoing basis;

•	periodically reviewing and reassessing the adequacy of the audit committee charter;

•	any other matters that are specifically delegated to the audit committee by our board of directors from time to time;

•	periodically meeting with management, internal audit team and the independent auditors, separately; and

•	reporting regularly to the full board of directors.

Compensation Committee

Our compensation committee consists of Leonardo dos Santos Poça D’Água, Rafael Steinhauser and Dorival Dourado Júnior, with Dorival Dourado Júnior serving as the chair of the committee. The compensation committee assists our board of directors in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. In addition, the compensation committee has overall responsibility for evaluating and making recommendations to our board of directors regarding our compensation plans, policies and programs. Any member of the compensation committee shall recuse himself or herself from voting on his or her own compensation or any matter or compensation he or she may have a personal direct interest on. Our chief executive officer may not be present, even if serving as a member of the compensation committee, during voting or deliberations related to his or her compensation, and our chief executive officer shall recuse himself or herself from voting on his or her own compensation. As discussed below, as a foreign private issuer whose securities are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the compensation committee must be an independent director as defined under Nasdaq Rule 5605(a)(2).

The compensation committee is responsible for, among other things:

•	establishing and annually reviewing our general compensation policy;

•	managing our employee benefit plans and determining the directors, officers and employees eligible to participate in any of these plans;

•	approving increases in directors’ fees and increases in salaries paid to executive officers;

•

annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, chief financial officer and other executive officers and key employees, evaluating their performance in light of those goals and objectives, and approving their compensation level based on this evaluation; and

•	determining any long-term incentive component of compensation.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Leonardo dos Santos Poça D’Água, Veronica Allende Serra and Jaime Cardoso Danvila, with Jaime Cardoso Danvila serving as the chair of the committee. The nominating and corporate governance committee assists our board of directors in identifying individuals qualified to become members of the board of directors and in determining the composition of the board and its committees. As discussed below, as a foreign private issuer whose securities are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the nominating and corporate governance committee must be an independent director as defined under Nasdaq Rule 5605(a)(2). In addition, the nominating and corporate governance committee is responsible for, among other things:

•	developing and annually reviewing criteria for selection of members of our board of directors and its committees;

•	actively seeking individuals qualified to become members of our board of directors;

•	reviewing and approving our Code of Ethics on an annual basis;

•	monitoring compliance with the Code of Ethics; and

•	reviewing and expressing its opinion about potential conflicts of interest among members of the board of directors and us.

Code of Business Conduct

We have adopted a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our board committees will be provided without charge upon request from us and are available on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Foreign Private Issuer Exemptions

We are considered a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the applicable securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. We intend to take all necessary measures to comply with the requirements of a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules of which were adopted by the SEC and Nasdaq as listing standards and requirements. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

•	a majority of the board of directors consisting of independent directors;

•	a compensation committee consisting of independent directors;

•	a nominating committee consisting of independent directors; or

•	regularly scheduled executive sessions with only independent directors each year.

Accordingly, our shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In addition, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. For further details, see “Risk Factors—Risks Related to Our Ordinary Shares—As a foreign private issuer and an “emerging growth company” (as defined in the JOBS Act),we have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies that, to some extent, are more lenient and less frequent than those of U.S. domestic registrants and non-emerging growth companies.”

EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

In 2021 and 2020, we paid an aggregate of R$6.3 million and R$3.6 million, respectively, in cash compensation to our executive officers and directors as a group.

In 2020, we commenced awarding options to purchase Class A preferred shares of Semantix to certain of our executive officers, directors, employees and service providers. In 2021 and 2020, we incurred R$1.4 million and R$0.9 million, respectively, of share-based compensation expense related to equity awards made to our executive officers and directors. For information regarding options, see the section entitled “—Share Incentive Plans.”

Share Incentive Plans

Legacy Plan

In February 2021, Semantix’s board of directors adopted the 2021 Plan, which was subsequently amended in November 2021. Concurrently with the adoption of the 2021 Plan, Semantix also terminated a previous stock option plan which had been adopted in 2020 and all equity awards under the previous stock option plan.

In total, the 2021 Plan provides for the issuance of up to 45,000 Class A preferred shares of Semantix. As of December 31, 2021, 20,400 Semantix Options had been granted under the 2021 Plan at a weighted average exercise price of R$106.24 per share (of which 18,650 had been granted to Semantix’s executive officers, directors and other members of Semantix’s administrative, supervisory or management bodies at a weighted average exercise price of R$115.20 per share). As of December 31, 2021, 21,337 Class A preferred shares of Semantix remained available to be awarded under the 2021 Plan, and 20,400 Semantix Options were outstanding (3,850 of which were vested and 16,550 remained unvested as of such date). Since December 31, 2021, no additional Semantix Options have been awarded and 1,625 Class A preferred shares of Semantix have been issued upon the exercise of Vested Semantix Options.

On August 3, 2022, our board of directors adopted, and our shareholders approved the 2021 Plan, which became effective on August 3, 2022 (the “Legacy Plan”). In connection with the Business Combination, all outstanding Vested Semantix Options under the 2021 Plan at the time of consummation of the Business Combination were “net-exercised” in full for Ordinary Shares, while all outstanding Unvested Semantix Options under the 2021 Plan at the time of consummation of the Business Combination were converted into unvested options for Ordinary Shares under the Legacy Plan. No further awards will be awarded under the Legacy Plan.

2022 Omnibus Incentive Plan

On August 3, 2022, our board of directors adopted, and our shareholders approved, the 2022 Plan, which became effective on August 3, 2022. The following summarizes the material terms of the 2022 Plan, which is qualified in its entirety by the terms and conditions of the 2022 Plan, a copy of which is attached as Exhibit 10.9.

Eligibility and Administration. Officers, employees, consultants, partners and non-employee directors of the Company and its affiliates are eligible to receive awards under the 2022 Plan.

Our board of directors will administer the 2022 Plan unless they appoint a committee of directors to administer certain aspects of the 2022 Plan. The board of directors or committee administering the 2022 Plan is referred to herein as the “plan administrator.” Subject to applicable laws and regulations, the plan administrator is authorized to delegate its administrative authority under the 2022 Plan to an officer of the Company or other individual or group.

The plan administrator has the authority to exercise all powers either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan, including, without limitation: (i) to select those eligible recipients who will be granted awards; (ii) to determine whether and to what extent awards are to be granted hereunder to participants; (iii) to determine the number of Ordinary Shares or cash to be covered by each award; (iv) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, of each award granted thereunder; (v) to determine the terms and conditions, not inconsistent with the terms of the 2022 Plan, which govern all written instruments evidencing awards; (vi) to determine the fair market value in accordance with the terms of the 2022 Plan; (vii) to determine the duration and purpose of leaves of absence which may be granted to a participant without constituting termination of the participant’s employment, tenure or service for purposes of awards; (viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2022 Plan as it will from time to time deem advisable; (ix) to prescribe, amend and rescind rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the 2022 Plan or the applicable award agreement; and (x) to construe and interpret the terms and provisions of the 2022 Plan and any award issued under the 2022 Plan (and any award agreement relating thereto), and to otherwise supervise the administration of the 2022 Plan and to exercise all powers and authorities either specifically granted under the 2022 Plan or necessary and advisable in the administration of the 2022 Plan.

Shares Available for Awards. The initial reserve for issuance under the 2022 Plan is 11,309,000 Ordinary Shares, as increased on the first day of each fiscal year of the Company beginning in the fiscal year immediately following the effective date of the 2022 Plan by a number of shares equal to the lesser of (x) a number equal to 2% of the Fully-Diluted Shares (as such term is defined in the 2022 Plan) on the final day of the immediately preceding fiscal year and (y) such smaller number of shares as is determined by our board of directors.

Shares issued under the 2022 Plan may consist of authorized but unissued or reacquired Ordinary Shares. If any shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, the shares with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2022 Plan. If an award under the 2022 Plan is paid or settled in cash, is exchanged or withheld as full or partial payment in connection with any option or share appreciation right (“SAR”), or is exchanged or withheld to satisfy the tax withholding obligations related to an award under the 2022 Plan, then any shares subject to such award may, to the extent of such cash settlement, exchange or withholding, be used again for new grants under the 2022 Plan. If an award under the 2022 Plan is forfeited, exchanged, surrendered, cancelled or expires, then any forfeited, exchanged, surrendered, cancelled or expired shares subject to such award may be used for new grants under the 2022 Plan. In addition, (i) to the extent an award is denominated in shares, but paid or settled in cash, the number of shares with respect to which such payment or settlement is made will again be available for grants of awards pursuant to the 2022 Plan and (ii) shares underlying awards that can only be settled in cash will not be counted against the aggregate number of ordinary shares available for awards under the 2022 Plan. For the sake of clarity, shares underlying awards outstanding under the Legacy Plan that were forfeited, cancelled, exchanged or surrendered, or that expired or were otherwise settled in cash, will not again be available for awards under the 2022 Plan.

Awards that are assumed, converted, or substituted under the 2022 Plan as a result of our acquisition of another company (including by way of merger, combination or similar transactions) (each such award a “Substitute Award”) will not reduce the shares available for grant under the 2022 Plan.

The maximum amount of compensation awarded to a non-employee member of our board of directors pursuant to an award under the 2022 Plan for service as a non-employee director for a calendar year, when aggregated with non-employee director cash fees, may not exceed $750,000 (calculating the value of any such awards based on the grant date fair value of such awards for our financial reporting purposes). This limitation will be increased to $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for our financial reporting purposes) for awards granted to non-employee directors in their initial calendar year of service as such on our board of directors.

Equitable Adjustments. The 2022 Plan provides that, in the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend, combination or exchange of shares, change in corporate structure or a similar corporate event affecting our Ordinary Shares (in each case, a “Change in Capitalization”), the plan administrator will make, in its sole discretion, an equitable substitution or proportionate adjustment in (i) the number of ordinary shares reserved under the 2022 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2022 Plan, (iii) the kind, number and purchase price of ordinary shares, or the amount of cash or amount or type of property, subject to outstanding restricted shares, restricted share units, share bonuses and other share-based awards granted under the 2022 Plan and (iv) the performance goals and performance periods applicable to any awards granted under the 2022 Plan. The plan administrator will make other equitable substitutions or adjustments as it determines in its sole discretion.

In addition, in the event of a Change in Capitalization (including a change in control, as described below), the plan administrator may cancel any outstanding awards for the payment of cash or in-kind consideration. However, if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of our Ordinary Shares, cash or other property covered by such award, our board of directors may cancel the award without the payment of any consideration to the participant.

Awards. The 2022 Plan provides for the grant of options (including incentive share options (“ISOs”) and nonqualified share options), SARs, restricted shares, restricted share units (“RSUs”), other share-based awards, share bonuses, cash awards and substitute awards. Certain awards under the 2022 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Plan will be granted pursuant to an award agreement containing terms and conditions applicable to the award, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than ISOs can be granted to employees, consultants, and directors, but ISOs can be granted only to employees. No more than ordinary shares reserved for issuance under the 2022 Plan may be issued pursuant to the exercise of ISOs (subject to equitable adjustments).

Treatment of Outstanding Awards Upon a Change in Control. In the event that a “change in control” (as such term is defined in the 2022 Plan) occurs, each award granted under the 2022 Plan will continue to operate in accordance with its terms, subject to adjustment (including, without limitation, assumption or conversion into equivalent awards of the acquirer’s equity) as described above with respect to Changes in Capitalization.

Except as provided in the applicable award agreement, if (i) a change in control occurs and (ii) either (x) an outstanding award is not assumed or substituted in connection with such change in control or (y) an outstanding award is assumed or substituted in connection with such change in control and a participant’s employment or service is terminated without cause or by the participant for good reason (if applicable) within 12 months following the change in control, then (i) any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any other award granted under the 2022 Plan will lapse, the awards will vest in full and any performance conditions will be deemed to be achieved at the greater of target or actual performance levels.

For purposes of the 2022 Plan, an outstanding award will be considered to be assumed or substituted for if, following the change in control, the award remains subject to the same terms and conditions that were applicable to the award immediately prior to the change in control except that, if the award related to ordinary shares, the award instead confers the right to receive common stock of the acquiring entity (or such other security or entity as may be determined by the plan administrator, in its sole discretion).

Amendment and Termination. The 2022 Plan provides that our board of directors or plan administrator, if one is appointed, may amend, alter or terminate the 2022 Plan, or amend any outstanding awards, but participant consent is required if the action would adversely affect the participant’s rights with respect to outstanding awards. Unless our board of directors determines otherwise, shareholder approval of an amendment, alteration or termination will be obtained if required to comply with applicable law. The plan administrator may amend the terms of any award, prospectively or retroactively, so long as the amendment does not adversely affect the rights of any participant without the participant’s consent.

Effective Date; Term. The 2022 Plan became effective on August 3, 2022. No award will be granted pursuant to the 2022 Plan on or after the tenth anniversary of the effective date of the 2022 Plan, but awards before such date will continue to remain outstanding in accordance with their terms.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of November 16, 2022:

•	each person who beneficially owns 5.0% or more of the outstanding Ordinary Shares;

•	each person who is an executive officer or director; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Pursuant to our Articles, each Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 80,492,061 Ordinary Shares issued and outstanding as of November 16, 2022, prior to the exercise of any Warrants.

Beneficial Owners(1)	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers
Leonardo dos Santos Poça D’Água(2)	26,382,972	32.8%
Dorival Dourado Júnior	45,233	*
Veronica Allende Serra	10,000	*
Jaime Cardoso Danvila	—	—
Rafael Padilha de Lima Costa	—	—
Ariel Lebowits(3)	95,112	*
Rafael Steinhauser(4)	2,428,898	3.0%
Adriano Alcalde	122,999	*
André Guimarães Frederico	—	—
Mathias Rech Santos	—	—
All executive officers and directors as a group (10 individuals)	29,085,214	35.5%
Principal Shareholders
Fundo de Investimento em Participações Multiestratégia Inovabra I—Investimento no Exterior(5)	14,959,509	18.6%
Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia(6)	21,154,177	26.3%
Innova Capital SPAC, LP(7)	6,978,471	8.3%
Lívia Ricardi de Almeida Poça D’Água(8)	5,230,104	6.5%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise noted, the business address for the directors and executive officers of the Company is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(2)

Consists of (i) 10,692,658 Ordinary Shares held by DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leonardo dos Santos Poça D’Água, a co-founder of Semantix, (ii) 5,230,105 Ordinary Shares held by Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leandro dos Santos Poça D’Água, also co-founder of Semantix and the brother of Leonardo dos Santos Poça D’Água and (iii) 10,460,209 Ordinary Shares held by ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands, which is an investment vehicle owned by Leonardo Augusto Oliveira Dias, the third co-founder of Semantix. Each of the Founders has appointed Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders Agreement. As a result, Leonardo dos Santos Poça D’Água has the right to take any and all actions or exercise any and all powers to be taken or exercised by the Founders under the Shareholders Agreement on their behalf, and is effectively able to nominate, appoint and remove each of the four directors to be appointed by the Founders under the Shareholders Agreement. By virtue of his appointment as representative of the Founders, Leonardo dos Santos Poça D’Água is effectively deemed to exercise voting power over all outstanding Ordinary Shares held by the Founders. In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5.0% of the outstanding Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias. On August 22, 2022, 50.0% of the Ordinary Shares held by Cumorah Group Ltd., corresponding to approximately 6.5% of the Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, were transferred to Strong Union Ltd., an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água.
(3)	Consists of (i) 65,112 Ordinary Shares and (ii) 30,000 Warrants.
(4)	Consists of (i) 1,088,898 Ordinary Shares and (ii) 1,340,000 Warrants held by Berger Holdings Ltd., an investment vehicle owned by Rafael Steinhauser.
(5)

Fundo de Investimento em Partipações Multiestratégia Inovabra I – Investimento no Exterior is managed by 2b Capital S.A., an asset management entity that is a direct subsidiary of Banco Bradesco BBI S.A., which is, in turn, a subsidiary of Banco Bradesco S.A. 2b Capital S.A. has sole voting power over the shares held by Inovabra and is managed by Rafael Padilha de Lima Costa and Marlos Francisco de Souza Araújo, who also occupy leading positions at Banco Bradesco BBI S.A and Banco Bradesco S.A. All investment decisions and dispositive control over the shares held by Inovabra are made by a majority vote of an investment committee of 2b Capital S.A. comprised of eleven members. The members of the investment committee who make the investment decisions over the shares held by Inovabra are Rafael Padilha de Lima Costa, Maurício Machado de Minas, Octavio de Lazari Junior, Marcelo de Araújo Noronha, André Rodrigues Cano, Cassiano Ricardo Scarpelli, Eurico Ramos Fabri, Rogério Pedro Câmara, Moacir Nachbar Junior, Leandro de Miranda Araujo and Ivan Luiz Gontijo Junior. No single natural person controls investment or voting decisions with respect to the shares held by Inovabra. The business address of Inovabra is Avenida Presidente Juscelino Kubitschek, 1309, 10th floor, São Paulo, SP, Brazil, CEP 04543-011.

(6)

Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia is managed by Crescera Growth Capital Ltda. (the “Crescera Manager”), which entity has sole voting power over the shares held by Crescera. Jaime Cardoso Danvila, Daniel Arthur Borghi, Priscila Pereira Rodrigues and Natalia Alcantara Curi Galarti are vested with the power and authority to represent Crescera Manager in relation to corporate acts. All investment decisions and dispositive control over the shares held by Crescera are made by a majority vote of an investment committee comprised of five members. The members of the investment committee who make the investment decisions over the shares held by Crescera are Jaime Cardoso Danvila, Daniel Arthur Borghi, Sergio Eraldo Salles, Thomas Keesee and Priscila Pereira Rodrigues. No single natural person controls investment or voting decisions with respect to the shares held by Crescera. The business address of Crescera is Rua Aníbal de Mendonça, 27, 2nd floor, Rio de Janeiro, RJ, Brazil, CEP 22.410-050.

(7)

Innova Capital SPAC LP, a Cayman Islands exempted limited partnership, is the record holder of such shares, and Innovatech Ltd., a Cayman Islands company, serves as the general partner of Innova Capital SPAC LP. Veronica Allende Serra serves as a director of Innovatech Ltd. and, accordingly, shares voting and investment discretion with respect to the shares held of record by Innova Capital SPAC LP and may be deemed to have shared beneficial ownership of such shares directly held by Innova Capital SPAC LP. Ms. Serra disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of Innova Capital SPAC LP and Innovatech Ltd. is Edificio Os Bandeirantes - Av. Brg. Faria Lima, 2179 - Jardins, São Paulo - SP, 01450-010, Brazil. Consists of (i) 3,828,471 Ordinary Shares, including 1,528,471 Ordinary Shares transferred from the Sponsor to Innova at Closing, and (ii) 3,150,000 Warrants, including 2,000,000 Warrants transferred from the Sponsor to Innova at Closing.

(8)

The business address of Lívia Ricardi de Almeida Poça D’Água is Avenida Escola Politécnica, 942, ap. 142 A1, Bairro Rio Pequeno, São Paulo, SP, CEP 05.350-000. On August 22, 2022, 50.0% of the Ordinary Shares held by Cumorah Group Ltd., corresponding to approximately 6.5% of the Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, were transferred to Strong Union Ltd., an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água. As a result of the transfer of such Ordinary Shares, Leonardo dos Santos Poça D’Água can no longer be deemed to exercise voting power over the Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, nor he has a call option over such Ordinary Shares. However, the Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água remain subject to the provisions of the Lock-up Agreement and Leonardo dos Santos Poça D’Água has a right of first refusal over such Ordinary Shares.

SELLING SECURITYHOLDERS

This prospectus relates to the sale from time to time of up to an aggregate of 95,362,978 Ordinary Shares (including Ordinary Shares that may be issued upon exercise of Warrants) and an aggregate of 7,000,000 Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our Ordinary Shares and Warrants after the date of this prospectus.

The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Certain of the Selling Securityholders have an incentive to sell their securities because they have purchased Ordinary Shares and/or Warrants at prices below, in some cases significantly below, the recent trading prices of our securities. Sales by such investors may cause the trading prices of our securities to experience a decline.

Due to the significant number of Alpha Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 95,362,978 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (80,492,061 outstanding Ordinary Shares as of November 16, 2022, prior to the exercise of any warrants). In addition, the Ordinary Shares beneficially owned by DDT Investments Ltd., Cumorah Group Ltd., ETZ Chaim Investments Ltd., Fundo de Investimento em Participações Multiestratégia Inovabra I—Investimento no Exterior and Crescera Growth Master Semantix Fundo de Investimento em Participações Multiestratégia, being the investment vehicles of certain of the largest Semantix Original Shareholders, represent 77.6% of our total outstanding Ordinary Shares and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the largest Semantix Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the largest Semantix Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. For example, (i) the Sponsor and certain affiliates purchased 5,750,000 Ordinary Shares at a purchase price equivalent to approximately $0.004 per share; and (ii) the Semantix Original Shareholders purchased 61,748,494 Ordinary Shares in various rounds of financing at purchase prices as low as (A) approximately $0.003 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for the Founders and (B) approximately $0.312 per share (based on the exchange rate of R$5.301 to US$1.00, the commercial selling rate for U.S. dollars as of November 14, 2022, as reported by the Central Bank) for Inovabra and Crescera. Even though the current market price is significantly below the price at the time of the initial public offering of Alpha, certain Selling Securityholders have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than the public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders would experience losses in connection with their investment. In particular, the Sponsor, certain of its affiliates and the Semantix Original Shareholders may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above.

Based on the closing price of our Ordinary Shares referenced above, (i) the Sponsor and certain of its affiliates may experience a potential profit of up to $1.43 per share, (ii) the Founders may experience a potential profit of up to $1.43 per share and (iii) Inovabra and Crescera may experience a potential profit of up to $1.12 per share. As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders for their Ordinary Shares and would not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. Investors who purchase the Ordinary Shares on the Nasdaq following the Business Combination are unlikely to experience a similar rate of return on the Ordinary Shares they purchase due to differences in the purchase prices and the current trading price. Based on the closing price of the Ordinary Shares on November 14, 2022 referenced above and their respective purchase prices, the Selling Securityholders referenced above may receive potential profits ranging from $0.96 per share to up to $1.43 per share. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The following table sets forth the names of the Selling Securityholders, the number of Ordinary Shares (including Ordinary Shares underlying the Warrants) and Warrants owned by each of them as of the date of this prospectus, the maximum number of Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by such Selling Securityholder) and Warrants which may be offered pursuant to this prospectus, and the number and percentage of Ordinary Shares and Warrants to be beneficially owned by each Selling Securityholder assuming all of the Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by the Selling Securityholders) and Warrants which may be offered by such Selling Securityholder pursuant to this prospectus are sold.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Ordinary Shares or Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares or Warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities beneficially owned prior to the offering				Securities to be sold in the offering		Securities beneficially owned after the offering
Name of Selling Securityholder	Ordinary Shares(1)	%(2)	Warrants	%	Ordinary Shares	Warrants	Ordinary Shares (1)	%(2)	Warrants	%
DDT Investments Ltd.(3)	10,692,658	13.3%	—	—	10,692,658	—	—	—	—	—
Cumorah Group Ltd.(4)	5,230,105	6.5%	—	—	5,230,105	—	—	—	—	—
ETZ Chaim Investments Ltd.(5)	10,460,209	13.0%	—	—	10,460,209	—	—	—	—	—
Dorival Dourado Júnior(6)	45,233	*	—	—	45,233	—	—	—	—	—
Veronica Allende Serra(7)	10,000	*	—	—	10,000	—	—	—	—	—
Ariel Lebowits(8)	95,112	*	30,000	*	95,112	30,000	—	—	—	—
Adriano Alcalde(9)	122,999	*	—	—	122,999	—	—	—	—	—
Strong Union Ltd.(10)	5,230,104	6.5%	—	—	5,230,104	—	—	—	—	—
Fundo de Investimento em Participações Multiestratégia Inovabra I – Investimento no Exterior(11)	14,959,509	18.6%	—	—	14,959,509	—	—	—	—	—
Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia(12)	21,154,177	26.3%	—	—	21,154,177	—	—	—	—	—
Drakkar Investment Inc.(13)	158,000	*	—	—	158,000	—	—	—	—	—
Reunion (Investment) Limited(14)	200,000	*	—	—	200,000	—	—	—	—	—
Winterset Corporation(15)	350,000	*	—	—	350,000	—	—	—	—	—
Colombier Investment LTD(16)	500,000	*	—	—	500,000	—	—	—	—	—
Cygnus Fund Icon(17)	100,000	*	—	—	100,000	—	—	—	—	—
Stichting Depositary INPAR Investment Fund(18)	1,500,000	1.9%	—	—	1,500,000	—	—	—	—	—
Global Classifieds LLC(19)	100,000	*	—	—	100,000	—	—	—	—	—
FJ Labs Archangel I, LP(20)	45,000	*	—	—	45,000	—	—	—	—	—
FJ Labs Entrepreneurs Fund 2021, a series of FJ Labs Funds, LP(21)	2,500	*	—	—	2,500	—	—	—	—	—
FJ Labs LP(22)	331,061	*	235,490	1.3%	331,061	235,490	—	—	—	—
Banco BTG Pactual S.A. - Cayman Branch on behalf of Client 19256(23)	250,000	*	—	—	250,000	—	—	—	—	—
Alpha Capital Sponsor LLC(24)	111,305	*	20,000	*	111,305	20,000	—	—	—	—
Alpha Impact LLC(25)	3,644,247	4.4%	2,010,000	10.9%	3,644,247	2,010,000	—	—	—	—
Berger Holdings Ltd.(26)	2,428,898	3.0%	1,340,000	7.2%	2,428,898	1,340,000	—	—	—	—
FJ Labs Co-Invest III LP(27)	1,162,550	1.4%	859,510	4.6%	1,162,550	859,510	—	—	—	—
Innova Capital SPAC LP(28)	6,978,471	8.3%	3,150,000	16.0%	3,528,471	2,000,000	3,450,000	4.2%	1,150,000	6.5%
Innovatech Ltd.(29)	81,000	*	—	—	81,000	—	—	—	—	—
Irvin Jacobs(30)	135,261	*	100,000	*	135,261	100,000	—	—	—	—
Lydia Ventura Patterson(31)	33,815	*	25,000	*	33,815	25,000	—	—	—	—
Nenad Marovac(32)	77,631	*	50,000	*	77,631	50,000	—	—	—	—
Alfredo Capote(33)	222,613	*	40,000	*	222,613	40,000	—	—	—	—
David Lorié(34)	75,000	*	—	—	75,000	—	—	—	—	—
Alpha Danzon LLC(35)	72,613	*	40,000	*	72,613	40,000	—	—	—	—
RNL III LLC(36)	652,923	*	250,000	1.4%	652,923	250,000	—	—	—	—
Iara Heredia(37)	10,000	*	—	—	10,000	—	—	—	—	—
Amos Genish(38)	50,000	*	—	—	50,000	—	—	—	—	—
David Leonard(39)	10,000	*	—	—	10,000	—	—	—	—	—
Fabrice Grinda(40)	10,000	*	—	—	10,000	—	—	—	—	—
Diego Cassinera(41)	10,000	*	—	—	10,000	—	—	—	—	—
Stephanie Feldman(42)	10,000	*	—	—	10,000	—	—	—	—	—

*	Represents beneficial ownership of less than one percent.
(1)	The number of Ordinary Shares listed for each Selling Securityholder assumes the exercise of all of the Warrants beneficially owned by such Selling Securityholder.
(2)

In calculating the percentages of Ordinary Shares outstanding, (a) the numerator is calculated by adding the number of Ordinary Shares held by such beneficial owner and the number of Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the total aggregate number of Ordinary Shares outstanding, the number of Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner, if any (but not the number of Ordinary Shares issuable upon the exercise of Warrants held by any other beneficial owner).
(3)

The business address of DDT Investments Ltd. is Wickmans Cay II, Road Town, British Virgin Islands, VG1110. DDT Investments Ltd., a BVI business company incorporated in the British Virgin Islands, is an investment vehicle owned by Leonardo dos Santos Poça D’Água, a co-founder of Semantix and our chief executive officer and chairman of our board of directors. By virtue of his appointment as representative of the Founders, Leonardo dos Santos Poça D’Água is effectively deemed to exercise voting power over all outstanding Ordinary Shares held by the Founders.

(4)

The business address of Cumorah Group Ltd. is Wickmans Cay II, Road Town, British Virgin Islands, VG1110. Cumorah Group Ltd., a BVI business company incorporated in the British Virgin Islands, is an investment vehicle owned by Leandro dos Santos Poça D’Água, also co-founder of Semantix and the brother of Leonardo dos Santos Poça D’Água. Each of the Founders has appointed Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders. Agreement. As a result, Leonardo dos Santos Poça D’Água has the right to take any and all actions or exercise any and all powers to be taken or exercised by the Founders under the Shareholders Agreement on their behalf, and is effectively able to nominate, appoint and remove each of the four directors to be appointed by the Founders under the Shareholders Agreement. By virtue of his appointment as representative of the Founders, Leonardo dos Santos Poça D’Água is effectively deemed to exercise voting power over all outstanding Ordinary Shares held by the Founders. In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5.0% of the outstanding Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias. On August 22, 2022, 50.0% of the Ordinary Shares held by Cumorah Group Ltd., corresponding to approximately 6.5% of the Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, were transferred to Strong Union Ltd., an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água.

(5)

The business address of ETZ Chaim Investments Ltd. is Wickmans Cay II, Road Town, British Virgin Islands, VG1110. ETZ Chaim Investments Ltd., a BVI business company incorporated in the British Virgin Islands, is an investment vehicle owned by Leonardo Augusto Oliveira Dias, the third co-founder of Semantix. Each of the Founders has appointed Leonardo dos Santos Poça D’Água as their representative pursuant to the Shareholders Agreement. As a result, Leonardo dos Santos Poça D’Água has the right to take any and all actions or exercise any and all powers to be taken or exercised by the Founders under the Shareholders Agreement on their behalf, and is effectively able to nominate, appoint and remove each of the four directors to be appointed by the Founders under the Shareholders Agreement. By virtue of his appointment as representative of the Founders, Leonardo dos Santos Poça D’Água is effectively deemed to exercise voting power over all outstanding Ordinary Shares held by the Founders. In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5.0% of the outstanding Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias.

(6)	Dorival Dourado Júnior is a member of our board of directors. The business address of Dorival Dourado Júnior is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(7)	Veronica Allende Serra is a member of our board of directors. The business address of Veronica Allende Serra is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(8)	Ariel Lebowits is a member of our board of directors. The business address of Ariel Lebowits is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(9)	Adriano Alcalde is our chief financial officer. The business address of Adriano Alcalde is Avenida Eusébio Matoso, 1.375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.
(10)

The business address of Strong Union Ltd. is Avenida Escola Politécnica, 942, ap. 142 A1, Bairro Rio Pequeno, São Paulo, SP, CEP 05.350-000. Strong Union Ltd., a BVI business company incorporated in the British Virgin Islands, is an investment vehicle owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água. On August 22, 2022, 50.0% of the Ordinary Shares held by Cumorah Group Ltd., corresponding to approximately 6.5% of the Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, were transferred to Strong Union Ltd.

(11)

The business address of Fundo de Investimento em Participações Multiestratégia Inovabra I – Investimento no Exterior is Avenida Presidente Juscelino Kubitschek, 1309, 10th floor, São Paulo, SP, Brazil, CEP 04543-011. Fundo de Investimento em Partipações Multiestratégia Inovabra I – Investimento no Exterior is managed by 2b Capital S.A., an asset management entity that is a direct subsidiary of Banco Bradesco BBI S.A., which is, in turn, a subsidiary of Banco Bradesco S.A. 2b Capital S.A. has sole voting power over the shares held by Inovabra and is managed by Rafael Padilha de Lima Costa and Marlos Francisco de Souza Araújo, who also occupy leading positions at Banco Bradesco BBI S.A and Banco Bradesco S.A. All investment decisions and dispositive control over the shares held by Inovabra are made by a majority vote of an investment committee of 2b Capital S.A. comprised of eleven members. The members of the investment committee who make the investment decisions over the shares held by Inovabra are Rafael Padilha de Lima Costa, Maurício Machado de Minas, Octavio de Lazari Junior, Marcelo de Araújo Noronha, André Rodrigues Cano, Cassiano Ricardo Scarpelli, Eurico Ramos Fabri, Rogério Pedro Câmara, Moacir Nachbar Junior, Leandro de Miranda Araujo and Ivan Luiz Gontijo Junior. No single natural person controls investment or voting decisions with respect to the shares held by Inovabra. Includes 5,871,500 Ordinary Shares held by Inovabra as a result of its commitment to purchase Ordinary Shares under the PIPE Financing.

(12)

The business address of Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia is Rua Aníbal de Mendonça, 27, 2nd floor, Rio de Janeiro, RJ, Brazil, CEP 22.410-050. Crescera Growth Capital Master Semantix Fundo de Investimento em Participações Multiestratégia is managed by Crescera Growth Capital Ltda. (the “Crescera Manager”), which entity has sole voting power over the shares held by Crescera. Jaime Cardoso Danvila, Daniel Arthur Borghi, Priscila Pereira Rodrigues and Natalia Alcantara Curi Galarti are vested with the power and authority to represent Crescera Manager in relation to corporate acts. All investment decisions and dispositive control over the shares held by Crescera are made by a majority vote of an investment committee comprised of five members. The members of the investment committee who make the investment decisions over the shares held by Crescera are Jaime Cardoso Danvila, Daniel Arthur Borghi, Sergio Eraldo Salles, Thomas Keesee and Priscila Pereira Rodrigues. No single natural person controls investment or voting decisions with respect to the shares held by Crescera.
(13)	The business address of Drakkar Investment Inc. is Rua Iposeira 260, São Conrado, Rio de Janeiro – RJ, Brazil.
(14)	The business address of Reunion (Investment) Limited is Bahamas Financial Centre, Floor 2, Shirley & Charlotte Streets, P.O. Box N-4899, Nassau, Bahamas.
(15)	The business address of Winterset Corporation is Trident Chambers, Wickhams Cay, Road Town, Tortula, British Virgin Islands.
(16)	The business address of Colombier Investment LTD is Praia do Botafogo, 501, 5th floor, Rio de Janeiro, RJ, Brazil.
(17)	The business address of Cygnus Fund Icon is Praia do Botafogo, 501, 5th floor, Rio de Janeiro, RJ, Brazil.
(18)	The business address of Stichting Depositary INPAR Investment Fund is Sarphatistraat 370, Unit B13, Amsterdam, Netherlands.
(19)	The business address of Global Classifieds LLC is 1201 N Orange Street, Suite 700, #7532, Wilmington, DE, ZIP Code 19801, United States.
(20)	The business address of FJ Labs Archangel I, LP is 19 West 24th S, Floor 10, New York, NY, ZIP Code, 10010, United States.
(21)	The business address of FJ Labs Entrepreneurs Fund 2021, a series of FJ Labs Funds, LP is P.O. Box 3217, Seattle, WA, ZIP Code 98114, United States.
(22)	The business address of FJ Labs LP is 19 W 24th St, Floor 10, New York, NY, ZIP Code 10010, United States.
(23)	The business address of Banco BTG Pactual S.A. - Cayman Branch on behalf of Client 19256 is Praia do Botafogo, 501, 5th floor, Rio de Janeiro, RJ, Brazil.
(24)	The business address of Alpha Capital Sponsor LLC is 1230 Avenue of the Americas, 16th floor, New York, NY, ZIP Code 10020, United States.
(25)	The business address of Alpha Impact LLC is 936 SW 1st Avenue, 247, Miami, FL, ZIP Code 33130, United States.
(26)

The business address of Berger Holdings Ltd. is Rua de Barcas, 514, São Paulo, SP, Brazil. Berger Holdings Ltd. is an investment vehicle owned by Rafael Steinhauser, a member of our board of directors.

(27)	The business address of F&J Labs Co-Invest III LP is 19 W 24th St, Floor 10, New York, NY, ZIP Code 10010, United States.
(28)	The business address of Innova Capital SPAC LP is Avenida Brigadeiro Faria Lima, 2179, Cj. 71, São Paulo, SP, Brazil.
(29)	The business address of Innovatech Ltd. is Avenida Brigadeiro Faria Lima, 2179, Cj. 71, São Paulo, SP, Brazil.
(30)	The business address of Irvin Jacobs is 2710 Inverness Ct, La Jolla, CA, ZIP Code 92037, United States.
(31)	The business address of Lydia Ventura Patterson is 602 E Sunnycrest Ct, Urbana, IL, ZIP Code 61801, United States.
(32)	The business address of Nenad Marovac is C/O DN Capital, 2 Queens Anne’s Gate Guildings, Dartmouth Street, London, U.K.
(33)	The business address of Alfredo Capote is Avenida Bernardo Quintana, 50 int. 10, Col. La Loma Santa Fe, Mexico City, Mexico.
(34)	David Lorié is our corporate secretary. The business address of David Lorié is 103 Devin DR, Moraga, CA, ZIP Code 94556, United States.
(35)	The business address of Alpha Danzon LLC is Devin DR, Moraga, CA, ZIP Code 94556, United States. Alpha Danzon LLC is an investment vehicle owned by David Lorié, our corporate secretary.
(36)	The business address of RNL III LLC is 475 Brickell Ave, Apt. 5507, Miami, FL, ZIP Code 33131, United States.
(37)	The business address of Iara Heredia is 732 Washington Ave, 1BN, Brooklyn, New York, NY, ZIP Code 11238, United States.
(38)	The business address of Amos Genish is 2 Hanover Terrace, Regents Park, London, U.K.
(39)	The business address of David Leonard is 5588 Ponderosa Dr., Parker, CO, ZIP Code 80134, United States.
(40)	The business address of Fabrice Grinda is 310 E Houston St Frnt 1, New York, NY, ZIP Code 10002, United States.
(41)	The business address of Diego Cassinera is 6251 NE 159th St., Kenmore, WA, ZIP Code 98028, United States.
(42)	The business address of Stephanie Feldman is 4979 Beauchamp Ct., San Diego, CA, ZIP Code 92130, United States.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions Related to the Business Combination

Certain other related agreements have been entered into in connection with the Business Combination. This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

Voting and Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha, Semantix and certain of the Semantix shareholders entered into the Voting and Support Agreement, pursuant to which, prior to the First Effective Time, such Semantix shareholders agreed to, among other things, vote to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which the approval of the Semantix shareholders and the Newco shareholders was required.

Lock-up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha and the Semantix shareholders entered into the Lock-up Agreement, pursuant to which, the Semantix shareholders agreed, among other things, to certain transfer restrictions on the Ordinary Shares issued to such Semantix shareholders for a period of six months following the Closing Date, subject to the following exceptions of permitted transfers (i) if such shareholder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such shareholder’s immediate family or any trust for the direct or indirect benefit of such shareholder or the immediate family of such shareholder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers (as defined in the Lock-up Agreement) made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such shareholder shall, and shall cause any such transferee of his, her or its Lock-up Shares (as defined in the Lock-up Agreement), to enter into a written agreement, in form and substance reasonably satisfactory to Alpha, agreeing to be bound by the Lock-up Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of the Lock-up Agreement applicable to the transferring shareholder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of the Lock-up Agreement.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than us, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) Ordinary Shares beneficially owned by either Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such Ordinary Shares. For additional information, see “Beneficial Ownership of Securities.”

PIPE Financing (Private Placement)

Concurrently with the execution and delivery of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, pursuant to which the PIPE Investors committed to subscribe for and purchase for an aggregate purchase price of $93,645,000, 9,364,500 Alpha Class A Ordinary Shares (at $10.00 per share), which included subscriptions by two affiliates of the Sponsor that agreed to subscribe for 100,000 Alpha Class A Ordinary Shares in the aggregate and two affiliates of Semantix that agreed to subscribe for 6,146,500 Alpha Class A Ordinary Shares in the aggregate. Such subscribed shares were converted to our Ordinary Shares in connection with the Business Combination. The Company granted certain customary registration rights to the PIPE Investors in connection with the PIPE Financing.

Shareholder Non-Redemption Agreement

Concurrently with the execution and delivery of the Business Combination Agreement and the Subscription Agreements, and as an inducement to Alpha’s and Semantix’s willingness to enter into the Business Combination Agreement, a certain shareholder of Alpha and affiliate of the Sponsor owning, in the aggregate, 2,300,000 of the outstanding Alpha Class A Ordinary Shares entered into the Shareholder Non-Redemption Agreement with Alpha, under which, among other things, such Alpha shareholder agreed to vote in favor of transactions contemplated in the Business Combination Agreement for which the approval of such Alpha shareholder was required and agreed not to redeem or exercise any right to redeem any Alpha Class A Ordinary Shares that such Alpha shareholder held of record or beneficially. Semantix and Newco were named third-party beneficiaries under the Shareholder Non-Redemption Agreement.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement pursuant to which the Sponsor agreed to (i) vote all of its Alpha Class B Ordinary Shares in favor of the Business Combination and related transactions and to take certain other actions in support of the Business Combination Agreement and related transactions and (ii) waive any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the amended and restated memorandum and articles of association of Alpha (the “Existing Governing Documents”)), including those rights that would otherwise apply pursuant to Section 17.3 of the Existing Governing Documents as a result of the issuance of our Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment such that the Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of Ordinary Shares issuable upon conversion of the Alpha Class B Ordinary Shares pursuant to Section 17.3 of the Existing Governing Documents (which for the avoidance of doubt did not include the Sponsor’s rights under Section 17.8 of the Existing Governing Document, which provided that in no event may any Alpha Class B Ordinary Share convert into Ordinary Shares at a ratio that is less than one-for-one), to which it would otherwise be entitled to in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

In addition, the Sponsor agreed that 862,500 Ordinary Shares issued in respect of the Alpha Class B Ordinary Shares held by the Sponsor as of the date of the Sponsor Letter Agreement are subject to vesting requirements (the “Alpha Earn-Out Shares”). The Alpha Earn-Out Shares will vest in two equal 431,250 tranches based on the achievement of closing share price targets of the Ordinary Shares of $12.50 and $15.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing at any time after the Closing Date and ending on or prior to the fifth anniversary of the Closing Date. A given share price target described above is also achieved if there is a transaction during the relevant period that results in our Ordinary Shares being converted into the right to receive cash or other consideration having a per share value (in the case of any non-cash consideration, as provided in the definitive transaction documents for such transaction, or if not so provided, as determined by our board of directors in good faith) in excess of the applicable closing share price target set forth above. The Alpha Earn-Out Shares that have not vested by the fifth anniversary of the Closing shall, automatically and without further action on our part or any holder thereof, be forfeited and cancelled for no consideration. Prior to vesting or forfeiture the Alpha Earn-Out Shares will, with the exception of the right to receive dividends and other limited exceptions, be entitled to all rights of other Ordinary Shares.

Moreover, the Sponsor agreed to a lock-up until the earlier of (A) (i) with respect to 4,887,500 Ordinary Shares issued as a result of the Business Combination (the “Retained Founder Shares”), one year after the Closing or (ii) solely with respect of any Alpha Earn-Out Shares, one hundred and eighty days following the Closing and (B) subsequent to the Closing, (x) with respect to Retained Founder Shares only, the closing share price of the Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any consecutive 30 trading day period commencing at least 150 days after the Closing or (y) the consummation of an Acceleration Event (as defined in the Sponsor Letter Agreement) or other transaction contemplated by Section 2(d)(ii) of the Sponsor Letter Agreement is consummated.

Shareholders’ Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, the Sponsor and certain shareholders of Semantix entered into a shareholders agreement (the “Shareholders Agreement”), pursuant to which, among other things, immediately after the Closing of the Business Combination, our board of directors should consist of seven directors, of which (i) four directors designated by the Founders (with at least two such directors being independent if the director designated by the Sponsor is independent or, if the director designated by the Sponsor is not independent, with at least three of such directors being independent), (ii) one director designated by Crescera, (iii) one director designated by Inovabra, and (iv) one director designated by the Sponsor. The directors are divided into three staggered classes designated as Class I, Class II and Class III. In addition, the Founders have the right to appoint the chairperson of the board of directors, subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding.

Under the Shareholders Agreement, the right of the Founders, Crescera and Inovabra to appoint directors as described above is subject to the maintenance of a number of Ordinary Shares representing at least seven and one-half percent (7.5%) of the Ordinary Shares then issued and outstanding. The Sponsor’s right to appoint a director shall terminate at the earliest of (i) the date when the Sponsor no longer holders any Ordinary Shares, or (ii) three years after the Closing of the Business Combination, at which time a new director will be appointed by the Founders.

The Shareholders Agreement will terminate upon the occurrence of certain triggering events, including, without limitation, in the event that the collective equity interests held by Crescera, Inovabra and the Founders fall below 40% of our total outstanding equity interests. See “Management—Executive Officers and Directors.”

On April 13, 2022, New Semantix, the Sponsor and certain Semantix shareholders executed an amendment and restatement to the Shareholders Agreement to correct certain scrivener’s errors contained in the Shareholders Agreement.

On August 1, 2022, New Semantix, the Sponsor and certain Semantix shareholders executed an amendment and restatement to the Shareholders Agreement to correct certain scrivener’s errors contained in the Shareholders Agreement.

Exchange Agreement

On November 17, 2021, New Semantix, Alpha, Semantix, the Semantix shareholders and the Semantix option holders entered into an exchange agreement (the “Exchange Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the Closing), the Semantix shareholders agreed to, among other things, exchange with Newco all of the issued and outstanding equity of Semantix for newly issued Newco Ordinary Shares and, after giving effect to the Pre-Closing Exchange, Semantix became a wholly owned subsidiary of Newco.

In addition, under the Exchange Agreement, DDT Investments Ltd., which is the investment vehicle owned by Leonardo dos Santos Poça D’Água, shall have the right, but not the obligation, to purchase on one or more occasions, from the Closing of the Business Combination until the fifth anniversary of the Closing, up to 5% of the outstanding Ordinary Shares held by each of Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, and ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias.

A&R Registration Rights Agreement

At the consummation of the Business Combination, we, the Sponsor and certain persons named therein entered into the A&R Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement was amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities (as defined in A&R Registration Rights Agreement) have the right to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, we shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the Closing. We also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

Share Incentive Plans

See “Executive Compensation—Share Incentive Plans.”

Other Related Party Transactions

Loans and Borrowings with Bradesco

We have entered into three loan agreements with Banco Bradesco S.A. (“Bradesco”), one of Brazil’s largest financial institutions and an indirect investor in the Company via its investment in the venture capital fund Inovabra that is 100% funded with Bradesco proprietary capital as part of Bradesco group’s innovation program. The head of Private Equity and Venture Capital at Bradesco serves as a member on our board of directors. For additional information, see “Beneficial Ownership of Securities.”

On August 25, 2020, we entered into a loan agreement with Bradesco in the amount of R$10.0 million, with interest accruing at a rate per annum of 8.44% and maturing on August 25, 2025. As of June 30, 2022, R$8.9 million was outstanding under this loan.

On March 23, 2021, we entered into a loan agreement with Bradesco in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. As of June 30, 2022, R$9.6 million was outstanding under this loan.

On March 4, 2022, we entered into a loan agreement with Bradesco in the amount of R$30.0 million, with interest accruing at a rate per annum equal to 14.77% and maturing on March 4, 2026. As of June 30, 2022, R$29.6 million was outstanding under this loan.

For additional information on such loan agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness— Loans and Borrowings.”

License and Service Agreements

Certain of our customers are affiliated with our shareholders. Accordingly, in the ordinary course of our business, we provide data solutions and complementary professional services to these customers, including AI services, data analytics services and related support, as memorialized in software and service agreements negotiated with these customers at arm’s length.

In particular, we provide data solutions and related professional services to Bradesco, who is also our indirect shareholder via Inovabra (see “—Loans and Borrowings with Bradesco” above and “Beneficial Ownership of Securities” for additional information regarding this relationship).

Additionally, we (including through our subsidiary, Tradimus) provide data solutions and related professional services to Hospital Care Caledônia S.A. (“Hospital Care”), a health services management holding company that is a portfolio company of the same investment fund managed by Crescera Capital (“Crescera Asset Management”) that also invests in Semantix since 2019.

Furthermore, we also provide data solutions and related professional services to Grupo Fartura de Hortifrut S.A. (“OBA”), a grocery store chain that is a portfolio company of another investment fund managed by an affiliate of Crescera Asset Management.

We, OBA and Hospital Care each had the same two individuals (that are managing partners of Crescera Capital) serving as board members for each company, and following the Business Combination, one individual remained as our board member. For additional information regarding Crescera, see “Beneficial Ownership of Securities.”

Software and Service Agreements with Bradesco

Since 2019, we have licensed third-party software to Bradesco for a 36-month term and, in connection with such software, provided various support and data analytics services to Bradesco. In addition, we have provided separate data analytics services as well as consulting and general IT support to Bradesco pursuant to contracts typically with a one-year term, subject to termination and renewal.

Furthermore, since March 2021, we also provide big data AI & analytics solutions to Next Tecnologia e Serviços Digitais S.A. (“Next”), Bradesco’s digital banking subsidiary, pursuant to a service contract initially valid until April 2022. On April 27, 2021, Next expanded the scope of contracted serviced to also include API development services related to open banking also through April 2022. On March 29, 2022, Next renewed the service contract with us until April 2023.

Since June 2021, we also license third-party data solutions to Banco Bradescard S.A., a Bradesco subsidiary that issues credit cards, pursuant to a one year contract.

As a result of the above, we generated revenue from Bradesco (including through Next and Banco Bradescard S.A.) corresponding to R$4.9 million, R$5.2 million, R$14.5 million and R$11.8 million, respectively, for the six-month periods ended June 30, 2022 and 2021, and for the years ended December 31, 2021 and 2020.

License and Service Agreements with OBA

Since 2019, we have licensed our “Open Galaxy” proprietary software to OBA and have also provided related support services to OBA in connection with our software and technology infrastructure. These agreements are typically effective for 24 months, subject to certain renewal and termination rules.

Additionally, since 2020, we have licensed to OBA the use of our “Smarter Sales” proprietary retail platform, and have also provided installation, integration and infrastructure services related thereto, in accordance with an agreement effective for 60 months, subject to certain renewal and termination rules. In 2021, the scope of this relationship was expanded in order to include additional software and services powered by LinkAPI (i.e., Enterprise Cloud Dedicada, API Management Enterprise and Squad Integration Experience), for a term of 60 months.

As a result of the above, Semantix generated revenue from OBA corresponding to R$1.4 million, R$1.6 million, R$3.0 million and R$1.8 million, respectively, for the six-month periods ended June 30, 2022 and 2021, and for the years ended December 31, 2021 and 2020.

License and Service Agreements with Hospital Care

Since 2019, we (including through our subsidiary Tradimus) have licensed to Hospital Care Tradimus’ proprietary data solution aimed at improving operating efficiencies at hospitals and have also provided related platform installation support services and data-analytics services in relation thereto. These agreements range from 60 to 84 months, subject to certain termination and renewal rules.

In 2021, the parties expanded the scope of their relationship so that certain add-on proprietary solutions, including solutions powered by LinkAPI (i.e., SDP, Integration Platform and API Management) and certain services (i.e., installation, support, training) related to such data solutions are provided to Hospital Care. This agreement is valid for a period of 84 months, subject to the certain renewal and termination rules.

As a result of the above, we generated revenue from Hospital Care corresponding to R$0.7 million, R$0.4 million, R$0.7 million and R$0.7 million, respectively, for the six-month periods ended June 30, 2022 and 2021, and for the years ended December 31, 2021 and 2020.

Transactions with Officers and Directors

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In 2021 and 2020, we paid an aggregate of R$6.3 million and R$3.6 million, respectively, in cash compensation to our executive officers and directors as a group. In addition, starting in 2020, we began offering stock options to purchase Class A preferred shares of Semantix to our executive officers and directors. For information regarding options, see the section entitled “Executive Compensation—Share Incentive Plans.”

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In February 2021, our board of directors adopted the 2021 Plan, which was subsequently amended in November 2021. The 2021 Plan awards executive officers and directors with outstanding performance with options to purchase Class A preferred shares of Semantix. For more details on the 2021 Plan, see “Executive Compensation.”

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our share capital. This summary is not intended to be complete and it is qualified by reference to our Articles, a copy of which is included elsewhere in this registration statement.

General

We are an exempted company incorporated with limited liability in the Cayman Islands. Our affairs are governed by our Articles and the Companies Act.

Our authorized share capital is US$287,500 consisting of 287,500,000 Ordinary Shares, par value US$0.001 per Ordinary Share. As of the date of this prospectus, there were 80,492,061 Ordinary Shares issued and outstanding.

Shares

General

All of the issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.

Register of Members

We must keep a register of members in accordance with the Companies Act, and there shall be entered therein:

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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. As a result, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Issue of Shares

Subject to the Articles and the rules of Nasdaq, our board of directors may issue, allot and dispose of or grant options over all shares and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. Subject to the description in “—Variation of Rights of Shares” below, the issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any of our existing shares.

Dividends

Subject to the Companies Act and the special rights attaching to shares of any class, our directors may, in their absolute discretion, declare dividends on shares in issue and authorize payment of the dividends out of our funds lawfully available for those purposes. Dividends must be paid out of our realized or unrealized profits, out of our share premium account, or as otherwise permitted by the Companies Act. A dividend may not be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.

Except as otherwise provided by the rights attached to shares, or as otherwise determined by the directors, all dividends in respect of shares must be declared and paid according to the par value of the shares that a shareholder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.

For the purpose of determining the shareholders entitled to receive payment of any dividend, our directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the directors declaring such dividend is adopted will be the record date.

Voting Rights

Each Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll is demanded by the chairman of the board of directors or any shareholder present in person or by proxy.

General meetings require a quorum to be present. Quorum is met by the presence, in person or by proxy, of one or more persons holding at least twenty per cent in par value of the issued Ordinary Shares that confer the right to attend and vote at that meeting.

A special resolution will be required for important matters such as a reduction of our share capital, registration by way of continuation, approval of a plan of merger or consolidation, making changes to the Articles, or our voluntary winding up.

An ordinary resolution of our shareholders requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at our general meeting may be taken by resolution in writing of all the shareholders.

Variation of Rights of Shares

All or any of the rights attached to any class of our shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Transfer of Ordinary Shares

Any shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by the Nasdaq or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members.

Redemption of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the shareholder, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors and agreed with the shareholder or are otherwise authorized by our Articles. Subject to the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits, its capital, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum as the resolution prescribes;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•	sub-divide our existing shares into shares of a smaller amount than that fixed by our Articles or into shares without par value; and

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cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Companies Act and our Articles, our shareholders may by special resolution reduce our share capital.

Liquidation

On our winding up, if the assets available for distribution among our shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.

Warrants

General

There are currently outstanding an aggregate of 11,499,984 Public Warrants. The Public Warrants, which entitle the holder to purchase one Ordinary Share at an exercise price of $11.50 per share (“Exercise Price”), became exercisable on September 2, 2022, which is 30 days after the completion of the Business Combination. The Public Warrants will expire on August 3, 2027 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

Upon the completion of the Business Combination, there were also 7,000,000 Private Warrants held by the Sponsor (before the distribution from the Sponsor to its members in connection with the Closing). The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) are entitled to registration rights. Private Warrants that are transferred to persons other than permitted transferees shall upon such transfer cease to be Private Warrants and shall become Public Warrants.

Exercise

A Warrant may be exercised by delivering to the warrant agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any Warrant we will issue a book-entry position or certificate, as applicable, for the Ordinary Shares. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.

Adjustments

We may, in our sole discretion, lower the Exercise Price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least three days prior written notice of such reduction to registered holders of the Warrants and that any such reduction shall be identical among all of the Warrants.

The number of Ordinary Shares issuable upon the exercise of the Warrants is subject to customary adjustments in certain circumstances, such as a share sub-division, dividend or reclassification of our Ordinary Shares, as described in the Warrant Agreement. In the event the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

If, by reason of any adjustment made pursuant to the events described above, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

Warrant holders also have replacement rights in the case of certain reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, Warrant holders will have the right to purchase and receive (in lieu of our Ordinary Shares) the kind and amount of shares or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the Warrants were exercised immediately prior to such event.

Upon any adjustment of the Exercise Price or the number of Ordinary Shares issuable upon exercise of a Warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant. We will also provide notice of any adjustment described above to each Warrant holder at the last address set forth in the warrant register stating the date of the event.

Cashless Exercise

We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the Warrants. If any such registration statement has not been declared effective by the 60th business say following the closing of the Business Combination, Warrant holders have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.” In a cashless exercise, holders may exchange their Warrants for a number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) over the Exercise Price by (y) the Fair Market Value and (B) 0.361. “Fair Market Value” in this paragraph means the volume weighted average price of the Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.

If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

Redemption

We have the right to redeem all the Public Warrants (but not less than all the Public Warrants), at any time while they are exercisable and prior to their expiration, at the price of $0.01 per Warrant if (i) the last reported sale price of our Ordinary Shares has been at least $18.00 per share (subject to certain adjustments), on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date. These redemption rights do not apply to the Private Warrants unless and until they are transferred to persons other than the Sponsor and its permitted transferees.

We may also redeem the Public Warrants in whole (but not in part) at any time while they are exercisable and prior to their expiration, at the price of $0.10 per Warrant if the last reported sale price of our Ordinary Shares has been at least $10.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given. If the last reported sale price of our Ordinary Shares has been less than $18.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given, the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day redemption period, Warrant holders may elect to exercise their Warrants on a “cashless basis” and receive a number of Ordinary Shares as described under “—Cashless Exercise” above.

If we choose to redeem our Warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the Warrants at least 30 days prior to the redemption date. We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered Warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.

On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the redemption price.

Transfers and Exchanges

Warrants may be exchanged or transferred upon surrender of the Warrant to the warrant agent, together with a written request for exchange or transfer. Upon any transfer, a new Warrant representing an equal aggregate number of Warrants will be issued and the old Warrant will be cancelled by the warrant agent.

Book-entry Warrants may be transferred only in whole and Warrants bearing a restrictive legend may transferred or exchanged only if the Warrant agent has received an opinion of counsel stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

No Rights as a Shareholder

A Warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive right to vote or to consent or the right to receive notice as shareholders in respect of the meetings of shareholders or the appointment of directors of our company or any other matter.

Directors

Appointment and Removal

Our management is vested in a board of directors. The Articles provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. Our board of directors is currently comprised of seven (7) directors.

For so long as the Shareholders Agreement remains in force and effect, the directors must be divided into three (3) classes designated as Class I, Class II and Class III, with as nearly equal a number of directors in each group as possible. Subject to the Articles and the Shareholders Agreement, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

Director nominees must be appointed by an ordinary resolution in accordance with the Articles and the Shareholders Agreement at each annual general meeting to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be appointed for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be appointed for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be appointed for a full term of three (3) years. Subject to the Articles and Shareholders Agreement, at each succeeding annual general meeting, directors shall be appointed for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

Without prejudice to our power to appoint a person to be a director by ordinary resolution and subject to the Articles, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Indemnity of Directors and Officers

In accordance with the Articles, every director and officer must be indemnified out of our assets against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.

In accordance with the Articles, we must purchase directors’ and officers’ liability insurance from time to time in an amount determined by our board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to the Articles serves as our director. We must use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.

Certain Anti-Takeover Provisions in Our Articles

As described in “—Directors” above, our Articles provide that, for so long as the Shareholders Agreement remains in force and effect, our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings.

Our authorized but unissued Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Enforcement of Civil Liabilities – Cayman Islands

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Our Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering – Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection Act – Cayman Islands

We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through investment in us the shareholder will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, references to “we” refers to the Company and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Whom this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

(i)	where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE

As of November 16, 2022, we had 287,500,000 Ordinary Shares authorized and 80,492,061 issued and outstanding, after giving effect to the Business Combination. All of the Ordinary Shares issued in connection with the Business Combination are freely transferable by persons other than by our “affiliates” or Alpha’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to the Business Combination, there has been no public market for Ordinary Shares. We have been approved for listing of the Ordinary Shares on the Nasdaq, but we cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, New Semantix, Alpha and the Semantix shareholders entered into the Lock-up Agreement, pursuant to which, the Semantix shareholders agreed, among other things, to certain transfer restrictions on the Ordinary Shares issued to such Semantix shareholders for a period of six months following the Closing Date, subject to the following exceptions of permitted transfers (i) if such shareholder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, any affiliate of its controlling shareholder or to any members of its controlling shareholder or any of their affiliates, or (ii) if such shareholder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such shareholder’s immediate family or any trust for the direct or indirect benefit of such shareholder or the immediate family of such shareholder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers (as defined in the Lock-up Agreement) made in connection with any forward purchase agreement or similar arrangement; provided, however, that (x) such shareholder shall, and shall cause any such transferee of his, her or its Lock-up Shares (as defined in the Lock-up Agreement), to enter into a written agreement, in form and substance reasonably satisfactory to Alpha, agreeing to be bound by the Lock-up Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of the Lock-up Agreement applicable to the transferring shareholder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of the Lock-up Agreement.

On June 13, 2022, Alpha granted its consent under the Lock-up Agreement to allow Leonardo dos Santos Poça D’Água to pledge a certain amount of his Ordinary Shares as collateral in order to obtain financing from a third-party financial institution other than us, Semantix, Alpha or a related person thereof (as such item is used in Item 404 of Regulation S-K) to acquire (i) Ordinary Shares beneficially owned by either Cumorah Group Ltd., which is the investment vehicle owned by Leandro dos Santos Poça D’Água, or ETZ Chaim Investments Ltd., which is the investment vehicle owned by Leonardo Augusto Oliveira Dias, pursuant to the call option contained in the Exchange Agreement, and (ii) Ordinary Shares beneficially owned by Lívia Ricardi de Almeida Poça D’Água, who is the ex-wife of Leandro dos Santos Poça D’Água, pursuant to the right of first refusal contractually held by Leonardo dos Santos Poça D’Água over such Ordinary Shares. For additional information, see “Beneficial Ownership of Securities.”

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement pursuant to which the Sponsor agreed, among other matters, to a lock-up until the earlier of (A) (i) with respect to 4,887,500 Ordinary Shares issued as a result of the Business Combination (the “Retained Founder Shares”), one year after the Closing or (ii) solely with respect of any Alpha Earn-Out Shares, one hundred and eighty days following the Closing and (B) subsequent to the Closing, (x) with respect to Retained Founder Shares only, the closing share price of the Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any consecutive 30 trading day period commencing at least 150 days after the Closing or (y) the consummation of an Acceleration Event (as defined in the Sponsor Letter Agreement) or other transaction contemplated by Section 2(d)(ii) of the Sponsor Letter Agreement is consummated.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as an officer or director of the Company may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of ours other than by virtue of his or her status as an officer or director of the Company.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which was filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchased equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

At the consummation of the Business Combination, we, the Sponsor and certain persons named therein entered into the A&R Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement was amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities have the right to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of $30 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, we shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the Closing. We have also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

TAXATION

U.S. Federal Income Tax Considerations

General

The following is a discussion of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares and Warrants by U.S. Holders (as defined below). This discussion addresses only U.S. Holders that hold Ordinary Shares and Warrants as “capital assets” (generally, property held for investment) within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and assumes that any distributions made (or deemed made) by us on our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

•	the Sponsor or our officers or directors;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that acquired Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; and

•	persons whose functional currency is not the U.S. dollar.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on net investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding any of the U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take, or that a court would not sustain, any positions contrary to the considerations discussed below.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds our securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any of our securities and persons that are treated as partners of such partnerships should consult their tax advisors.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS, AS WELL AS ANY APPLICABLE TAX TREATIES.

As used herein, a “U.S. Holder” means a beneficial owner of our Ordinary Shares or Warrants (as the case may be) who or that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

U.S. Federal Income Tax Considerations of the Ownership and Disposition of our Ordinary Shares and Warrants

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to passive foreign investment company (“PFIC”) rules discussed below, if we make a distribution of cash or other property to a U.S. Holder of Ordinary Shares, such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of our Ordinary Shares. We may not determine our earnings and profits on the basis of U.S. federal income tax principles, however, in which case any distribution paid by us will be treated as a dividend.

With respect to non-corporate U.S. Holders, dividends will generally be taxed at the preferential long-term capital gains rates only if (i) our Ordinary Shares are readily tradable on an established securities market in the United States or (ii) we are eligible for the benefits of an applicable income tax treaty, in each case provided we are not treated as a PFIC in the taxable year the dividend is paid or in the preceding taxable year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the Alpha ordinary shares may prevent the holder period of Ordinary Shares from commencing prior to the termination of such rights. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our Ordinary Shares.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of our Ordinary Shares which is taxable to the holders of such Ordinary Shares as a distribution. Such constructive distribution would be subject to tax as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Taxation on the Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of Ordinary Shares or Warrants, a U.S. Holder generally will recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or Warrants disposed of. A U.S. Holder’s adjusted tax basis in its Ordinary Shares or Warrants will generally equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital. See “— Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in an Ordinary Share acquired pursuant to the exercise of a Warrant.

Under tax law currently in effect, long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a reduced rate of tax. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Warrants exceeds one year. However, it is unclear whether the redemption rights with respect to the Ordinary Shares may prevent the holding period of the Ordinary Shares from commencing prior to the termination of such rights. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Warrant. An Ordinary Share acquired pursuant to the exercise of a Warrant for cash will generally have a tax basis equal to U.S. Holder’s tax basis in the Warrant, increased by the amount paid to exercise the Warrant. It is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant, in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our Warrants (including after we provide notice of our intent to redeem Warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received would generally equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants.

It is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s adjusted tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus titled “Description of Share Capital – Warrants – Redemption” or if we purchase warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Taxation on the Disposition of Ordinary Shares and Warrants.”

PFIC Considerations

Definition of a PFIC

A foreign (i.e. non-U.S.) corporation will be a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and net gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the foreign corporation was a PFIC, (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years.

PFIC Status of Alpha and the Company

We may be classified as a PFIC for the current taxable year ending on December 31, 2022. Because PFIC status is a factual determination based on the income, assets and activities of the combined company for the entire taxable year, and the market price of our Ordinary Shares (which is subject to fluctuation), it is not possible to determine whether we will be characterized as a PFIC for any taxable year until after the close of the taxable year. As such, there can be no assurance that we will not be considered a PFIC for any taxable year.

Additionally, although a foreign corporation’s PFIC determination will be made annually, absent certain elections described below, a determination that Alpha or the Company is or was a PFIC during the holding period of a U.S. Holder will continue to apply to subsequent years in which a U.S. Holder continues to hold shares in such entity (including a successor entity), whether or not such entity is a PFIC in those subsequent years. Because, following the First Merger and Second Merger (for purposes of this discussion, the “SPAC Mergers”), the Company is treated as the successor to Alpha for U.S. federal income tax purposes, any Company ordinary shares received on the exercise of a Company warrant treated as exchanged for an Alpha warrant in the SPAC

Mergers may, in the absence of certain elections described below, be treated as stock of a PFIC if Alpha was treated as a PFIC during the holding period of a U.S. Holder. Because Alpha was a blank-check company with no active business, it likely met the PFIC income or asset tests for the prior taxable year ending on December 31, 2021 (the “Start-Up Year”), and would likely be classified as a PFIC for the Start-Up Year unless the combined company does not meet either test in the two taxable years subsequent to the Start-Up Year and the start-up exception applies.

We may be a PFIC for the current taxable year, or become a PFIC in the future, depending on the composition of our income or assets, or the market price of our Ordinary Shares, regardless of whether our income and asset composition are as expected or the start-up exception applies. Accordingly, there can be no assurance with respect to the PFIC status of Alpha or the Company for the Start-Up Year, the current taxable year, or any future taxable year.

Application of PFIC Rules to Ordinary Shares and Warrants

If (i) Alpha or the Company are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants and (ii) the U.S. Holder did not make a timely and effective qualified electing fund (“QEF”) election for the first year in its holding period in which Alpha or the Company (as the case may be) is a PFIC (such taxable year as it relates to a U.S. Holder, the “First PFIC Holding Year”), a QEF election along with a purging election, or a mark-to-market election, each as described below, such U.S. Holder will generally be subject to special rules with respect to

•	any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Warrants; and

•

any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may be required to file an IRS Form 8621 (whether or not the U.S. Holder makes one or more of the elections described below with respect to such shares) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE OWNERSHIP OR DISPOSITION OF ORDINARY SHARES AND WARRANTS, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election, Mark-to-Market Election and Purging Election

In general, if Alpha or the Company is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares by making a timely and valid QEF election under Section 1295 of the Code for such holder’s First PFIC Holding Year (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Alpha or the Company (as the case may be). If we determine the Company is a PFIC for any taxable year, we may endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. However, there is no assurance that we will so endeavor, or that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. U.S. Holders should consult their tax advisors with respect to any QEF Election previously made with respect to Alpha ordinary shares.

A U.S. Holder may not make a QEF election with respect to its Warrants to acquire our Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants), any gain recognized will generally be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the Warrants. If a U.S. Holder that exercises such Warrants properly makes a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to our Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value on the last day of the last year in which the Company is treated as a PFIC, and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s Ordinary Shares. U.S. Holders should consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for such holder’s First PFIC Holding Year or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our Ordinary Shares will generally be taxable as capital gain and no interest charge will be imposed under the PFIC rules. U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. Any subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, as described above, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621

(Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for such holder’s First PFIC Holding Year, such holder will generally not be subject to the adverse PFIC consequences described above in respect of its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that Alpha or the Company is treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares in a taxable year in which the Company is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and could generally incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election would not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

The rules dealing with PFICs and with the QEF and mark-to-market elections are complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares or Warrants should consult their tax advisors concerning the application of the PFIC rules to our Ordinary Shares or Warrants in light of their particular circumstances.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of Ordinary Shares.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with the Company that:

(a)	no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of the Company; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The concessions apply for a period of twenty years from January 7, 2022.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 83,862,994 Ordinary Shares and 7,000,000 Warrants to purchase 7,000,000 Ordinary Shares. In addition, we are registering the issuance by us of up to 18,499,984 Ordinary Shares that are issuable by us upon the exercise of Warrants.

We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our Warrants to the extent such Warrants are exercised for cash. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling Ordinary Shares or Warrants received after the date of this prospectus from the Selling Securityholders. We have registered the Ordinary Shares and Warrants covered by this prospectus for offer and sale so that those Ordinary Shares and Warrants may be freely sold to the public by the Selling Securityholders. Registration of the Ordinary Shares and Warrants covered by this prospectus does not mean, however, that those Ordinary Shares and Warrants necessarily will be offered or resold by the Selling Securityholders.

The Selling Securityholders may use any one or more of the following methods when disposing of Ordinary Shares or Warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Ordinary Shares or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	through agreements with broker-dealers, who may agree with the Selling Securityholders to sell a specified number of such Ordinary Shares or Warrants at a stipulated price per share or warrant;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge, mortgage, charge or grant a security interest in some or all of the Ordinary Shares or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our Ordinary Shares or Warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell our Ordinary Shares or Warrants short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares or Warrants offered by this prospectus, which Ordinary Shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of Ordinary Shares or Warrants offered by them will be the purchase price of such Ordinary Shares or Warrants less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or Warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares or Warrants may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, our Ordinary Shares or Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares or Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares or Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

There can be no assurance that the Selling Securityholders will sell all or any of the Ordinary Shares and Warrants offered by this prospectus. In addition, the Selling Securityholders may also sell Ordinary Shares and Warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Ordinary Shares and Warrants against certain liabilities, including liabilities arising under the Securities Act.

Lock-Up Restrictions

Of the Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, some are subject to certain lock-up restrictions, including pursuant to the Lock-up Agreement and the Sponsor Letter Agreement, each as further described elsewhere in this prospectus.

CHANGES IN CERTIFYING ACCOUNTANT

Engagement of PricewaterhouseCoopers Auditores Independentes Ltda. and Dismissal of KPMG Auditores Independentes Ltda.

On October 8, 2021, Semantix approved the engagement of PricewaterhouseCoopers Auditores Independentes Ltda. as Semantix’s independent registered public accounting firm to audit the consolidated financial statements for Semantix as of December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two fiscal years in the period ended December 31, 2020 in accordance with IFRS and PCAOB standards. KPMG Auditores Independentes Ltda. was dismissed on September 21, 2021.

As of and for the year ended December 31, 2020, KPMG Auditores Independentes Ltda. performed the audit of Semantix’s parent company and consolidated financial statements prepared under the accounting practices adopted in Brazil and based on the pronouncements, orientations and interpretations as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC)) and issued its report in accordance with International Standards on Auditing (“ISA”) and Brazilian Auditing Standards (“BR GAAS”).

During the year ended December 31, 2020 and the subsequent interim period through September 21, 2021, in connection with this audit conducted in accordance with BR GAAS and ISA, there were no: (1) disagreements with KPMG Auditores Independentes Ltda. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit report of KPMG Auditores Independentes Ltda. on the parent company and consolidated financial statements of Semantix as of and for the year ended December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2020 and the subsequent interim period through October 8, 2021, neither Semantix nor anyone acting on its behalf consulted with PricewaterhouseCoopers Auditores Independentes Ltda. regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Semantix’s consolidated financial statements, and neither a written report nor oral advice was provided to Semantix that PricewaterhouseCoopers Auditores Independentes Ltda. concluded was an important factor considered by Semantix in reaching a decision as to any accounting, auditing, or financial reporting issue; (2) any matter that was the subject of a disagreement within the meaning of Item 16F(a)(1)(iv) of Form 20-F; or (3) any reportable event within the meaning of Item 16F(a)(1)(v) of Form 20-F.

Subsequent to the dismissal of KPMG Auditores Independentes Ltda. and prior to the issuance of Semantix’s financial statements as of December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two fiscal years in the period ended December 31, 2020, Semantix and PricewaterhouseCoopers Auditores Independentes Ltda. identified material weaknesses in Semantix internal control over financial reporting. See “Risk Factors—Risks Related to Our Business and Industry—We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate such material weaknesses (and any other ones) or establish and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations and/or prevent fraud.”

Semantix has requested that KPMG Auditores Independentes Ltda. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 4, 2022, is incorporated by reference in this registration statement on Form F-1.

Engagement of KPMG Auditores Independentes Ltda. and Dismissal of PricewaterhouseCoopers Auditores Independentes Ltda.

On November 13, 2020, Semantix approved the engagement of KPMG Auditores Independentes Ltda. as Semantix’s independent accounting firm for Semantix’s fiscal year ended on December 31, 2020. PricewaterhouseCoopers Auditores Independentes Ltda. was dismissed on November 9, 2020.

PricewaterhouseCoopers Auditores Independentes Ltda. was previously engaged to audit Semantix’s consolidated financial statements prepared under the accounting practices adopted in Brazil applicable for small and medium-sized entities as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC)) as of and for the year ended December 31, 2019 in accordance with ISA and BR GAAS.

During the period from January 1, 2020 through November 9, 2020, there were no: (1) disagreements with PricewaterhouseCoopers Auditores Independentes Ltda. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report within the meaning of Item 16F(a)(1)(iv) of Form 20-F; or (2) reportable events within the meaning of Item 16F(a)(1)(v) of Form 20-F.

Furthermore, for the period from January 1, 2020 through November 13, 2020, neither Semantix nor anyone acting on its behalf consulted with KPMG Auditores Independentes Ltda. regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to Semantix’s consolidated financial statements, and neither a written report was provided to Semantix or oral advice was provided that KPMG Auditores Independentes Ltda. concluded was an important factor considered by Semantix in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement or a reportable event.

Semantix has requested that PricewaterhouseCoopers Auditores Independentes Ltda. furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 4, 2022, is incorporated by reference in this registration statement on Form F-1.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the Ordinary Shares and Warrants being registered by this registration statement. With the exception of the SEC Registration Fee, all amounts are estimates.

SEC registration fee	$34,034.57
FINRA filing fee	*
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous costs	*
Total	$34,034.57

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

LEGAL MATTERS

Maples and Calder (Cayman) LLP has advised us on certain legal matters as to Cayman Islands law. We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements of Semantix Tecnologia em Sistema de Informação S.A. and its subsidiaries as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Alpha Capital Acquisition Company as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020 included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern) appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of our directors and executive officers, and certain of the experts named in this prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Our registered office address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our principal executive office is Avenida Eusébio Matoso, 1375, 10º andar, São Paulo, São Paulo, Brazil, 05423-180.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://ir.semantix.ai/. We make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

ALPHA CAPITAL ACQUISITION COMPANY

SEMANTIX TECNOLOGIA EM SISTEMA DE INFORMAÇÃO S.A.

Page
Semantix Tecnologia em Sistema de Informação S.A. — Unaudited Interim Condensed Consolidated Financial Statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021	F-44
Unaudited Interim Condensed Consolidated Statement of Financial Position as of June 30, 2022 and December 31, 2021	F-45
Unaudited Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income for the Six-Month Periods ended June 30, 2022 and 2021 (restated)	F-46
Unaudited Interim Condensed Consolidated Statement of Changes in Equity for the Six-Month Periods ended June 30, 2022 and 2021 (restated)	F-47
Unaudited Interim Condensed Consolidated Statement of Cash Flows for the Six-Month Periods ended June 30, 2022 and 2021 (restated)	F-48
Notes to Unaudited Interim Condensed Consolidated Financial Statements as of and for the Six-Month Period ended June 30, 2022	F-49
Semantix Tecnologia em Sistema de Informação S.A. — Consolidated Financial Statements for the Years ended December 31, 2021 and 2020
Report of Independent Registered Public Accounting Firm	F-68
Consolidated Statement of Financial Position as of December 31, 2021 and 2020	F-69
Consolidated Statement of Profit or Loss for the Years ended December 31, 2021 and 2020	F-70
Consolidated Statement of Other Comprehensive Income or Loss for the Years Ended December 31, 2021 and 2020	F-71
Consolidated Statement of Changes in Equity for the Years ended December 31, 2021 and 2020	F-72
Consolidated Statement of Cash Flows for the Years ended December 31, 2021 and 2020	F-73
Notes to Consolidated Financial Statements for the Years ended December 31, 2021 and 2020	F-74

ALPHA CAPITAL ACQUISITION COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022 (Unaudited)	December 31, 2021
Assets
Current assets:
Cash	$16,520	$392,469
Prepaid expenses and other	233,168	314,751

Total current assets	249,688	707,220
Investments held in Trust Account	230,390,952	230,055,287

Total Assets	$230,640,640	$230,762,507

Liabilities, Redeemable Ordinary Shares, and Shareholders’ Deficit
Current liabilities:
Accrued offering costs and expenses	$3,795,356	$1,116,831
Due to related party	107,295	—
Promissory note-related party	150,000	—

Total current liabilities	4,052,651	1,116,831
Derivative warrant liabilities	4,856,442	15,365,022
Deferred underwriting discount	—	8,050,000

Total Liabilities	8,909,093	24,531,853

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at approximately $10.02 and $10.00 per share redemption value at June 30, 2022 and December 31, 2021, respectively	230,390,952	230,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares subject to possible redemption) at June 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(8,659,980)	(23,769,921)

Total Shareholders’ Deficit	(8,659,405)	(23,769,346)

Total Liabilities, Redeemable Shares, and Shareholders’ Deficit	$230,640,640	$230,762,507

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Formation and operating costs	$2,042,465	$264,158	$3,393,352	$560,286

Loss from operations	(2,042,465)	(264,158)	(3,393,352)	(560,286)

Other income (expense)
Interest earned on investments held in Trust Account	310,655	17,443	335,665	23,961
Change in fair value of derivative warrant liabilities	5,940,360	1,237,424	10,508,580	361,253
Debt forgiveness income	8,050,000	—	8,050,000	—
Offering costs allocated to warrants	—	—	—	(568,614)

Total other income (expense), net	14,301,015	1,254,867	18,894,245	(183,400)

Net income (loss)	$12,258,550	$990,709	$15,500,893	$(743,686)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption	23,000,000	23,000,000	23,000,000	23,000,000
Basic and diluted net income (loss) per share, Class A ordinary shares subject to possible redemption	$0.43	$0.03	$0.54	$(0.03)

Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,529,167
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.43	$0.03	$0.54	$(0.03)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS

OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	5,750,000	$575	$—	$(23,769,921)	$(23,769,346)
Net income	—	—	—	3,242,343	3,242,343

Balance as of March 31, 2022 (unaudited)	5,750,000	575	—	(20,527,578)	(20,527,003)

Accretion for Class A ordinary shares to redemption amount				(390,952)	(390,952)
Net income	—	—	—	12,258,550	12,258,550

Balance as of June 30, 2022 (unaudited)	5,750,000	$575	$—	$(8,659,980)	$(8,659,405)

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of December 31, 2020	5,750,000	$575	$24,425	$(51,116)	$(26,116)
Cash received in excess of fair value of private placement warrants		—	883,006	—	883,006
Accretion for Class A ordinary shares to redemption amount	—	(907,431)	(21,615,017)	(22,522,448)
Net loss	—	—	—	(1,734,395)	(1,734,395)
Balance as of March 31, 2021 (unaudited)	5,750,000	575	—	(23,400,528)	(23,399,953)
Net income	—	—	—	990,709	990,709

Balance as of June 30, 2021 (unaudited)	5,750,000	$575	$—	$(22,409,819)	$(22,409,244)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2022	June 30, 2021
Cash flows from Operating Activities:
Net income (loss)	$15,500,893	$(743,686)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Offering costs allocated to warrants	—	568,614
Change in fair value of derivative warrant liabilities	(10,508,580)	(361,253)
Debt forgiveness income	(8,050,000)	—

Interest earned on investments held in Trust Account	(335,665)	(23,961)
Changes in operating assets and liabilities:
Prepaid expenses and other	81,583	(467,411)

Accrued offering costs and expenses	2,678,525	32,146
Due to related party	107,295	(402)

Net cash used in operating activities	(525,949)	(995,953)

Cash Flows from Investing Activities:
Cash deposited into Trust Account	—	(230,000,000)

Net cash used in investing activities	—	(230,000,000)

Cash flows from Financing Activities:
Proceeds from promissory note to related party	150,000	125,000
Proceeds from Initial Public Offering, net of underwriters’ fees	—	225,400,000
Proceeds from private placement	—	7,000,000
Repayment of promissory note to related party	—	(170,000)
Payments of offering costs	—	(482,346)

Net cash provided by financing activities	150,000	231,872,654

Net change in cash	(375,949)	876,701
Cash, beginning of the period	392,469	—

Cash, end of the period	$16,520	$876,701

Supplemental disclosure of noncash financing activity:

Deferred underwriting commissions charged to additional paid-in capital	$—	$8,050,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Business Operations

Organization and General

Alpha Capital Acquisition Company (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity for the period from December 10, 2020 (inception) through June 30, 2022 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liabilities as other income (expense).

The Company’s sponsor is Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s IPO was declared effective on February 18, 2021 (the “Effective Date”). On February 23, 2021, the Company consummated the IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ full exercise of the over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,000,000, which is discussed in Note 4.

Transaction costs amounted to $13,132,346 consisting of $4,600,000 of underwriting discount, $8,050,000 of deferred underwriting discount, and $482,346 of other offering costs. On May 19, 2022, the underwriters waived the deferred underwriting discount of $8,050,000, and thus the Company no longer owed such amount to the underwriters. The Company recorded a debt forgiveness income of $8,050,000 during the three and six months ended June 30, 2022.

Trust Account

Following the closing of the IPO on February 23, 2021, $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, which can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association or (iii) absent an initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”), the Company’s return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares.

Initial Business Combination

The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially $10.00 per public share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares were recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company submits its initial Business Combination to its public shareholders for a vote, the Company will complete its initial Business Combination only if it receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO without the Company’s prior consent.

The Sponsor, officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination, and (b) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (c) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete an initial Business Combination within the Combination Period and (d) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Company will have until 24 months from the closing of the IPO to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, liquidate and dissolve, subject in each case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and holders would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Going Concern

As of June 30, 2022, the Company had $16,520 in its operating bank account and working capital deficit of $3,802,963.

The Company’s liquidity needs up to February 23, 2021, were satisfied through payment from the Sponsor of $25,000 to cover certain offering costs of the Company in exchange for the issuance of the Founder Shares (see Note 5), the loan under an unsecured promissory note from the Sponsor of $170,000, and payment of certain costs of the Company of $18,694 by an officer of the Company. The Company repaid the promissory note and the amount due to the officer in full in February 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

On March 4, 2022, the Company issued an unsecured promissory note in the amount of up to $500,000 to the Sponsor. The promissory note was non-interest bearing and payable on the earlier of (i) June 30, 2022 or (ii) the date on which the Company consummates a Business Combination. In June 2022, the Company amended the promissory note agreement to extend the maturity date to the earlier of (i) July 31, 2022 or (ii) the date on which the Company consummates a Business Combination. As of June 30, 2022, there was $150,000 outstanding under the note.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s offices and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. However, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date of the Company, if it does not complete a Business Combination prior to such date. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. Management plans to alleviate the above doubt through the completion of a Business Combination prior to February 23, 2023.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022 or any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC on March 24, 2022, as well as the Company’s Current Reports on Form 8-K.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated balance sheets and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Investments Held in Trust Account

At June 30, 2022, the assets held in the Trust Account were held in money market mutual funds which invest in U.S. Treasury securities. During the six months ended June 30, 2022 and 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations. Prior to January 13, 2022, the Trust Account consisted of both cash and Treasury Securities. Starting from January 13, 2022, all assets held in the Trust Account were held in money market funds.

The Company classifies its investment in money market funds as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in trust interest income in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments-Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets. The fair values of prepaid expenses and other, due from related party, due from sponsor, accrued offering costs and expenses, and promissory note - related party are estimated to approximate the carrying values as of June 30, 2022 and December 31, 2021 due to the short maturities of such instruments, except for the derivative warrant liabilities.

The fair value of Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. At June 30, 2022 and December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480-10-S99 “Classification and Measurement of Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

Net Income (Loss) Per Ordinary Share

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value. Earnings and losses are shared pro rata between the two classes of shares. The 18,500,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the three and six months ended June 30, 2022 and 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:

	For the three months ended June 30, 2022		For the six months ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$9,806,840	$2,451,710	$12,400,714	$3,100,179
Denominator:
Weighted-average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per ordinary share	$0.43	$0.43	$0.54	$0.54

	For the three months ended June 30, 2021		For the six months ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$792,567	$198,142	$(599,554)	$(144,132)
Denominator:
Weighted-average shares outstanding	23,000,000	5,750,000	23,000,000	5,529,167
Basic and diluted net income (loss) per ordinary share	$0.03	$0.03	$(0.03)	$(0.03)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to temporary equity.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 - Initial Public Offering

Pursuant to the IPO, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriters’ full exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share.

An aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act. As of February 23, 2021, $230,000,000 of the IPO proceeds was held in the Trust Account.

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon no less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Note 4 - Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,000,000, in a private placement. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Note 5 - Related Party Transactions

Founder Shares

On December 11, 2020, the Company temporarily issued to an officer of the Company, and subsequently assigned to the Sponsor, 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), with a consideration of $25,000, or approximately $0.004 per share, to cover certain offering and formation costs of the Company. In January 2021, the founder shares were assigned to the Sponsor for the same purchase price initially paid by the officer of the Company. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

The Sponsor, and certain officers of the Company, have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Promissory Note - Related Party

On December 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to an officer of the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. On January 26, 2021 the Promissory Note was assigned to the Sponsor. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the IPO. As of December 31, 2021, there was $0 outstanding under the Promissory Note. The facility is no longer available.

On March 4, 2022, the Company issued a second unsecured promissory note in the amount of up to $500,000 to the Sponsor. The promissory note was non-interest bearing and payable on the earlier of (i) June 30, 2022 or (ii) the date on which the Company consummates a Business Combination. In June 2022, the Company

amended the promissory note agreement to extend the maturity date to the earlier of (i) July 31, 2022 or (ii) the date on which the Company consummates a Business Combination. As of June 30, 2022, there was $150,000 outstanding under the note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest basis (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2022 and December 31, 2021, the Company had no Working Capital Loans.

Administrative Service Fee

Commencing on the date of the IPO, the Company began paying its Sponsor or an affiliate thereof up to $55,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of the Company’s management team and other expenses and obligations of the Sponsor. Upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2022 and 2021, the Company incurred an aggregate amount of $155,850 and $142,500, respectively, of administrative service fees. For the six months ended June 30, 2022 and 2021, the Company incurred an aggregate amount of $311,700 and $285,289, respectively, of administrative service fees. As of June 30, 2022, $105,000 was unpaid and recorded under due to related party.

Note 6 - Recurring Fair Value Measurements

Investments held in Trust Account

As of June 30, 2022, investment in the Company’s Trust Account consisted of money market funds investing in United States Treasury securities. All of the Company’s investments held in the Trust Account at June 30, 2022 are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

As of December 31, 2021, investment in the Company’s Trust Account consisted of $613 money market funds investing in United States Treasury securities and $230,054,674 in U.S. Treasury Securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments - Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2021 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021

U.S. Treasury Securities	$230,054,674	$2,326	$—	$230,057,000

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$230,390,952	$230,390,952	$—	$—

Liabilities:
Warrant Liability - Public Warrants	$2,999,200	$2,999,200	$—	$—
Warrant Liability - Private Placement Warrants	1,857,242	—	—	1,857,242

Total	$4,856,442	$2,999,200	$—	$1,857,242

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$613	$613	$—	$—
U.S. Treasury Securities held in Trust Account	230,054,674	230,054,674	—	—

	$230,055,287	$230,055,287	$—	$—

Liabilities
Warrant Liability - Public Warrants	$9,200,000	$9,200,000	$—	$—
Warrant Liability - Private Placement Warrants	6,165,022	—	—	6,165,022

Total	$15,365,022	$9,200,000	$—	$6,165,022

The fair value of the Public Warrants at June 30, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As of June 30, 2022 and December 31, 2021, the aggregate value of Public Warrants was $2,999,200 and $9,200,000.

The estimated fair value of the Private Placement Warrants on June 30, 2022 and December 31, 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected share-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per ordinary share equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Expected term (years)	5.08	5.46
Expected volatility	3.2%	14.2%
Risk-free interest rate	3.01%	1.30%
Ordinary share price	$9.88	9.86
Dividend yield	0.00%	0.00%

The following table sets forth a summary of the changes in the fair value of the warrant liability (Level 3) for the three and six months ended June 30, 2022:

Warrant Liability
Fair value as of January 1, 2022	$6,165,022
Change in fair value	(1,994,520)

Fair value as of March 31, 2022	4,170,502
Change in fair value	(2,313,260)

Fair value as of June 30, 2022	$1,857,242

The following table sets forth a summary of the changes in the fair value of the warrant liability (Level 3) for the three and six months ended June 30, 2021:

Warrant Liability
Fair value as of January 1, 2021	$—
Initial fair value of warrant liabilities upon issuance at IPO	16,075,710
Change in fair value	876,171

Fair value as of March 31, 2021	16,951,881
Transfer out of Level 3 to Level 1	(9,315,564)
Change in fair value	(1,237,424)

Fair value as of June 30, 2021	$6,398,893

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There was a transfer out of Level 3 to Level 1 for the fair value of the Public Warrants when they began to trade separately from the Units during the six months ended June 30, 2021.

Note 7 - Commitments and Contingencies

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from February 23, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments. On February 23, 2021, the underwriters fully exercised the over-allotment option.

On February 23, 2021, the Company paid an underwriting discount of $4,600,000. Additionally, the underwriters were entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $8,050,000, upon the completion of the Company’s initial Business Combination. On May 19, 2022, the underwriters waived the deferred underwriting discount of $8,050,000, and thus the Company no longer owed such amount to the underwriters. The Company recorded a debt forgiveness income of $8,050,000 during the three and six months ended June 30, 2022.

Business Combination Agreement

On November 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”), Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (“Semantix”), and the Company. Each of New PubCo, the Merger Subs, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties.”

Pursuant to the Business Combination Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth in the Business Combination Agreement, (i) prior to the closing, Semantix shareholders will contribute their shares of Semantix into a newly incorporated entity in the Cayman Islands (“Newco”) in exchange for ordinary shares of Newco (“Newco Ordinary Shares”) and (ii) on the closing date, substantially concurrently with and immediately after the closing of the PIPE investment, (A) First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving as a direct wholly owned subsidiary of New PubCo, (B) immediately following the First Merger, the Company, as successor in the First Merger, shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo, and (C) as soon as practicable following the Second Merger, Third Merger Sub shall be merged with and into Newco (the “Newco Merger” and, together with the SPAC Merger, the “Mergers”) with Newco surviving as a direct wholly owned subsidiary of New PubCo.

On April 13, 2022, the Company entered into an amendment to the Business Combination Agreement dated as of November 16, 2021 (the “BCA Amendment”). Pursuant to the BCA Amendment, the Business Combination Agreement was revised to correct certain scrivener’s errors contained in the Business Combination Agreement, the form of Shareholders Agreement and the form of A&R Registration Rights Agreement. In addition, the BCA Amendment also revised the list of Semantix shareholders that would be eligible to receive the Semantix Earn-Out Shares upon the achievement of certain price targets described in the Business Combination Agreement.

On April 19, 2022, the Company and Semantix updated its analyst presentation in connection with a planned meeting with a research analyst from one of the underwriters that participated in Alpha Capital’s initial public offering.

For more information about the Business Combination Agreement and the proposed Semantix Business Combination, see the Definitive Proxy Statement filed with the SEC on July 11, 2022.

Note 8 - Class A Ordinary Shares Subject to Possible Redemption

As of June 30, 2022, the Class A ordinary shares reflected on the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,958,716)
Class A ordinary shares issuance costs	(12,563,732)

Plus:
Accretion of carrying value to redemption value	22,913,400

Class A ordinary shares subject to possible redemption	$230,390,952

As of December 31, 2021, the Class A ordinary shares reflected on the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,958,716)
Class A ordinary shares issuance costs	(12,563,732)

Plus:
Accretion of carrying value to redemption value	22,522,448

Class A ordinary shares subject to possible redemption	$230,000,000

Note 9 - Shareholders’ Deficit

Preference shares - The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2022 and December 31, 2021 there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022, and December 31, 2021, there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares - The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 5,750,000 Class B ordinary shares (the “Founder Shares”) issued and outstanding. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Company Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 10 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On August 1, 2022, Alpha Capital Acquisition Company, Alpha Capital Holdco Company, Alpha Merger Sub I Company, Alpha Merger Sub II Company, Alpha Merger Sub III Company, and Semantix Tecnologia em Sistema de Informação S.A. entered into a second amendment (the “BCA Second Amendment”) to the Business Combination Agreement, pursuant to which the Business Combination Agreement was revised to correct certain scrivener’s errors contained in the form of A&R Shareholders Agreement. In addition, the BCA Second Amendment also revised the list of Company shareholders that would be eligible to receive the Semantix Earn-Out Shares upon the achievement of certain price targets described in the Business Combination Agreement.

On August 2, 2022, the Company convened an extraordinary general meeting of shareholders (the “General Meeting”) to approve, among other things, the previously announced business combination of the Company and Semantix.

In connection with the shareholder vote at the General Meeting, the Company’s public shareholders had the right to elect to redeem all or a portion of their Class A ordinary shares for a per share price calculated in accordance with the Company’s organizational documents. The Company’s public shareholders holding 19,622,439 Class A ordinary shares validly elected to redeem their public shares as of 5:00 p.m., Eastern Time, on August 2, 2022.

On August 3, 2022, Semantix, Inc., a Cayman Island exempted company (formerly known as Alpha Capital Holdco Company) (“New Semantix”) and the Company issued a joint press release announcing the closing of the previously announced business combination pursuant to the Business Combination Agreement, and the listing of New Semantix’s ordinary shares and warrants on The Nasdaq Stock Market LLC.

On August 3, 2022, the outstanding promissory note of $150,000 was repaid to the Sponsor.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Alpha Capital Acquisition Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Alpha Capital Acquisition Company (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from December 10, 2020 (inception) through December 31, 2020), in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 23, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 23, 2022

PCAOB ID Number 100

ALPHA CAPITAL ACQUISITION COMPANY

BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash	$392,469	$—
Prepaid expenses and other	314,751	—
Deferred offering costs	—	185,996

Total current assets	707,220	185,996
Investments held in Trust Account	230,055,287	—

Total Assets	$230,762,507	$185,996

Liabilities, Redeemable Shares, and Shareholders’ Deficit
Current liabilities:
Accrued offering costs and expenses	$1,116,831	$166,710
Due to related party	—	402
Promissory note — related party	—	45,000

Total current liabilities	1,116,831	212,112
Derivative warrant liabilities	15,365,022	—
Deferred underwriting discount	8,050,000	—

Total Liabilities	24,531,853	212,112

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares and 0 shares at $10 per share redemption value at December 31, 2021 and 2020, respectively	230,000,000	—

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding (excluding 23,000,000 shares and 0 shares subject to possible redemption) at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2021 and 2020, respectively	575	575 (1)
Additional paid-in capital	—	24,425
Accumulated deficit	(23,769,921)	(51,116)

Total Shareholders’ Deficit	(23,769,346)	(26,116)

Total Liabilities, Redeemable Shares, and Shareholders’ Deficit	$230,762,507	$185,996

(1)

Included an aggregate of up to 750,000 Class B ordinary shares that were intended to be forfeited if the over-allotment option is not exercised in full or in part by the underwriters. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from December 10, 2020 (Inception) Through December 31, 2020
Formation and operating costs	$2,301,149	$51,116

Loss from operations	(2,301,149)	(51,116)
Other income (expense)
Interest earned on investments held in Trust Account	55,287	—
Change in fair value of derivative warrant liabilities	710,688	—
Offering costs allocated to warrants	(568,614)	—

Total other income, net	197,361	—

Net loss	$(2,103,788)	$(51,116)

Weighted average shares outstanding of Class A ordinary shares	19,651,099	—

Basic and diluted net loss per share, Class A ordinary shares	$(0.08)	$—

Weighted average shares outstanding of Class B ordinary shares	5,640,797	5,000,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.08)	$(0.01)

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 10, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(51,116)	(51,116)

Balance as of December 31, 2020	—	$—	5,750,000	$575	$24,425	$(51,116)	$(26,116)
Cash received in excess of fair value of private placement warrants	—	—	—	—	883,006	—	883,006
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(907,431)	(21,615,017)	(22,522,448)
Net loss	—	—	—	—	—	(2,103,788)	(2,103,788)

Balance as of December 31, 2021	—	$—	5,750,000	$575	$—	$(23,769,921)	$(23,769,346)

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from December 10, 2020 (Inception) Through December 31, 2020
Cash flows from Operating Activities:
Net loss	$(2,103,788)	$(51,116)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by an officer of the company in exchange for the issuance of Class B ordinary shares	—	5,714
Offering costs allocated to warrants	568,614	—
Change in fair value of derivative warrant liabilities	(710,688)	—
Interest earned on investments held in Trust Account	(55,287)	—
Operating cost paid by Sponsor	—	402
Operating costs paid by Sponsor loan	—	45,000
Changes in operating assets and liabilities:
Prepaid expenses and other	(314,751)	—
Accrued offering costs and expenses	1,136,117	—
Due to related party	(402)	—

Net cash used in operating activities	(1,480,185)	—

Cash Flows from Investing Activities:
Cash deposited into Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

Cash flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	225,400,000	—
Proceeds from private placement	7,000,000	—
Proceeds from promissory note to related party	125,000	—
Repayment of promissory note to related party	(170,000)	—
Payments of offering costs	(482,346)	—

Net cash provided by financing activities	231,872,654	—

Net change in cash	392,469	—
Cash, beginning of the period	—	—

Cash, end of the period	$392,469	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions	$8,050,000	$—

Deferred offering costs included in the accrued offering costs	$—	$166,710

Deferred offering costs paid by an officer of the Company in exchange for the issuance of Class B ordinary shares	$—	$19,286

The accompanying notes are an integral part of the financial statements.

ALPHA CAPITAL ACQUISITION COMPANY

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Organization and General

Alpha Capital Acquisition Company (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 10, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from December 10, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liabilities as other income (expense).

The Company’s sponsor is Alpha Capital Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s IPO was declared effective on February 18, 2021 (the “Effective Date”). On February 23, 2021, the Company consummated the IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ full exercise of the over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,000,000, which is discussed in Note 4.

Transaction costs amounted to $13,132,346 consisting of $4,600,000 of underwriting discount, $8,050,000 of deferred underwriting discount, and $482,346 of other offering costs.

Trust Account

Following the closing of the IPO on February 23, 2021, $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account, which can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association or (iii) absent an initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”), the Company’s return of the funds held in the Trust Account to the Company’s public shareholders as part of the redemption of the Public Shares.

Initial Business Combination

The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account is initially $10.00 per public share. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares were recorded at redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company submits its initial Business Combination to its public shareholders for a vote, the Company will complete its initial Business Combination only if it receives an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO without the Company’s prior consent.

The Sponsor, officers and directors have agreed (a) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination, and (b) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (c) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a initial Business Combination within the Combination Period and (d) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Company will have until 24 months from the closing of the IPO to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, liquidate and dissolve, subject in each case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and holders would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $0.4 million in its operating bank account and working capital deficit of approximately $0.4 million.

The Company’s liquidity needs up to February 23, 2021, were satisfied through payment from the Sponsor of $25,000 to cover certain offering costs of the Company in exchange for the issuance of the Founder Shares

(see Note 5), the loan under an unsecured promissory note from the Sponsor of $170,000, and payment of certain costs of the Company of $18,694 by an officer of the Company. The Company repaid the promissory note and the amount due to the officer in full in February 2021. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied through the proceeds from the consummation of the Private Placement not held in the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Going Concern

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through February 23, 2023, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Investments Held in Trust Account

Investments held in Trust Account consist of money market funds investing in United States Treasury securities and United States Treasury securities.

The Company classifies its money market funds as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “Trust interest income” line item in the statements of operations. Trust interest income is recognized when earned.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets. The fair values of prepaid expenses and other, accounts payable and accrued expenses, due to related party, and promissory note are estimated to approximate the carrying values as of December 31, 2021 and 2020 due to the short maturities of such instruments.

The fair value of Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. At December 31, 2021 and 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480-10-S99 “Classification and Measurement of

Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Net Loss Per Ordinary Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. Earnings and losses are shared pro rata between the two classes of shares. The 18,500,000 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:

	Year Ended December 31, 2021		For the Period from December 10, 2020 (Inception) December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(1,634,585)	$(469,203)	$—	$(51,116)
Denominator:
Weighted-average shares outstanding	19,651,099	5,640,797	—	5,000,000
Basic and diluted net loss per share	$(0.08)	$(0.08)	$—	$(0.01)

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed, and offering costs associated with the Class A ordinary shares are charged to temporary equity.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the warrants are a derivative instrument.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt –debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’ Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’ Own Equity (“ASU2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. For smaller reporting companies, this update is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. Management is currently evaluating the new guidance but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the IPO, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriters’ full exercise of the over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share.

An aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and can only be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act. As of February 23, 2021, $230,000,000 of the IPO proceeds was held in the Trust Account.

Public Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the IPO. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon no less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 7,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,000,000, in a private placement. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the

Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Note 5 — Related Party Transactions

Founder Shares

On December 11, 2020, the Company temporarily issued to an officer of the Company, and subsequently assigned to the Sponsor, 5,750,000 Class B ordinary shares, par value $0.0001 (the “Founder Shares”), with a consideration of $25,000, or approximately $0.004 per share, to cover certain offering and formation costs of the Company. In January 2021, the founder shares were assigned to the Sponsor for the same purchase price initially paid by the officer of the Company. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

The Sponsor, and certain officers of the Company, have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”). Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the Lock-up.

Promissory Note — Related Party

On December 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to an officer of the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000. On January 26, 2021 the Promissory Note was assigned to the Sponsor. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the completion of the IPO. As of December 31, 2021 and 2020, there were $0 and $45,000, respectively, outstanding under the Promissory Note. The facility is no longer available as of December 31, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on anon-interest basis (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, the Company had no Working Capital Loans.

Administrative Service Fee

Commencing on the date of the IPO, the Company began paying its Sponsor or an affiliate thereof up to $55,000 per month for office space, utilities, salaries or other cash compensation paid to consultants to the Sponsor, secretarial and administrative support services provided to members of the Company’s management team and other expenses and obligations of the Sponsor. Upon completion of the initial Business Combination or its liquidation, the Company will cease paying these monthly fees. During the year ended December 31, 2021, the Company incurred an aggregate amount of $629,389 of administrative service fees.

Note 6 — Recurring Fair Value Measurements

Investments Held in Trust Account

As of December 31, 2021, investment in the Company’s Trust Account consisted of $613 money market funds investing in United States Treasury securities and $230,054,674 in U.S. Treasury Securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2021 are as follows:

	Carrying Value/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities	$230,054,674	$2,326	$—	$230,057,000

	$230,054,674	$2,326	$—	$230,057,000

Recurring Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	Total	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$613	$613	$—	$—
U.S. Treasury Securities held in Trust Account	230,054,674	230,054,674	—	—

	$230,055,287	$230,055,287	$—	$—

Liabilities:
Warrant Liability — Public Warrants	$9,200,000	$9,200,000	$—	$—
Warrant Liability — Private Placement Warrants	6,165,022	—	—	6,165,022

	$15,365,022	$9,200,000	$—	$6,165,022

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2020.

Initial Measurement

The estimated fair value of the Warrants on February 23, 2021 was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected share-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per ordinary share equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the warrant liabilities were as follows at initial measurement:

Input	February 23, 2021 (Initial Measurement)
Expected term (years)	6.53
Expected volatility	14.5%
Risk-free interest rate	0.85%
Ordinary share price	$9.57
Dividend yield	0.00%

Subsequent Measurement

The fair value of the Public Warrants at December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As of December 31, 2021, the aggregate value of Public Warrants was $9,200,000.

The estimated fair value of the Private Placement Warrants on December 31, 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected share-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. Once the warrants become exercisable, the Company may redeem the outstanding warrants when the price per ordinary share equals or exceeds $18.00. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows at December 31, 2021:

Input	December 31, 2021
Expected term (years)	5.46
Expected volatility	14.2%
Risk-free interest rate	1.30%
Ordinary share price	$9.86
Dividend yield	0.00%

The following table sets forth a summary of the changes in the fair value of the warrant liability (Level 3) for the year ended December 31, 2021:

Warrant Liability
Fair value as of January 1, 2021	$—
Initial fair value of warrant liabilities upon issuance at IPO	16,075,710
Transfer out of Level 3 to Level 1	(9,315,564)
Change in fair value	(595,124)

Fair value as of December 31, 2021	$6,165,022

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There was a transfer out of Level 3 to Level 1 for the fair value of the Public Warrants when they began to trade separately from the Units during the year ended December 31, 2021.

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from February 23, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments. On February 23, 2021, the underwriters fully exercised the over-allotment option.

On February 23, 2021, the Company paid an underwriting discount of $4,600,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $8,050,000, upon the completion of the Company’s initial Business Combination.

Business Combination Agreement

On November 16, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Alpha Capital Holdco Company, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Alpha Merger Sub I Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Alpha Merger Sub II Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Alpha Merger Sub III Company, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”), and Semantix Tecnologia em Sistema de Informação S.A., a sociedade anônima organized under the laws of Brazil (the “Semantix”).

Please refer to the Form 8-K filed with SEC on November 17, 2021 for details.

Note 8 — Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480-10-S99 “Classification and Measurement of Redeemable Securities.” Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

As of December 31, 2021, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$230,000,000
Less:
Proceeds allocated to Public Warrants	(9,958,716)
Class A ordinary shares issuance costs	(12,563,732)

Plus:
Accretion of carrying value to redemption value	22,522,448

Class A ordinary shares subject to possible redemption	$230,000,000

Note 9 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020 there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, and 2020, there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 and 0 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,750,000 Class B ordinary shares (the “Founder Shares”) issued and outstanding. The Founder Shares included an aggregate of up to 750,000 shares that were intended to be forfeited depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the IPO. In connection with the underwriters’ full exercise of their over-allotment option on February 23, 2021, the 750,000 shares are no longer subject to forfeiture.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Company Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 7, 2022, the Company issued an unsecured promissory note in the amount of up to $500,000 to the Sponsor.

Semantix Tecnologia em Sistema de Informação S.A.

Unaudited interim condensed consolidated financial statements as of June 30, 2022 and for the six-month periods ended June 30, 2022 and 2021

Semantix Tecnologia em Sistema de Informação S.A.

Unaudited Interim Condensed Consolidated Statement of Financial Position

As of June 30, 2022 and December 31, 2021

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	5	48,881	52,149
Trade receivables and other, net	6	50,381	36,525
Tax receivables		6,033	4,993
Prepaid expenses and other assets	7	29,928	18,019

Total current assets		135,223	111,686

Non-current assets
Property and equipment, net		3,485	3,555
Right of use asset		2,451	2,976
Intangible assets, net	9	82,723	74,628
Deferred tax asset	8	14,790	11,698
Derivatives financial instruments	20	1,603	1,308
Prepaid expenses and other assets	7	588	584

Total non-current assets		105,640	94,749

Total assets		240,863	206,435

LIABILITIES
Current liabilities
Loans and borrowings	10	115,439	44,060
Trade and other payables	6	93,595	78,389
Lease liabilities		1,145	1,094
Other liabilities	11	11,404	14,628
Taxes payable		4,942	3,859

Total current liabilities		226,525	142,030

Non-current liabilities
Loans and borrowings	10	135,125	102,534
Lease liabilities		1,664	2,250
Derivatives financial instruments	20	5,776	—
Other liabilities	11	17,255	16,487
Deferred income tax	8	6,438	7,029

Total non-current liabilities		166,258	128,300

Total liabilities		392,783	270,330

Net assets		(151,920)	(63,895)

EQUITY
Share capital	12	55,818	55,818
Capital reserves		18,567	15,999
Other comprehensive income		(5,317)	(1,022)
Accumulated loss		(226,664)	(140,477)

		(157,596)	(69,682)
Non-controlling interests	13	5,676	5,787

Total equity		(151,920)	(63,895)

The above unaudited interim condensed consolidated statement of financial position should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Unaudited Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income

For the six-month periods ended June 30,

(In thousands of Brazilian reais, except loss per share)

	Notes	2022	2021 (restated)
Revenues	14	85,542	95,110
Cost of sales	15	(57,793)	(56,475)

Gross profit		27,749	38,635
Operating expenses
Sales and marketing expenses	15	(24,830)	(15,720)
General and administrative expenses	15	(58,327)	(23,217)
Research and development	15	(20,565)	(12,639)
Other expenses	15	(1,171)	(8,209)

Operating loss		(77,144)	(21,150)

Financial income	16	6,630	2,441
Financial expenses	16	(19,208)	(8,927)

Net financial results		(12,578)	(6,486)

Loss before income tax		(89,722)	(27,636)
Income tax	8	3,572	4,562

Loss for the period		(86,150)	(23,074)

Net loss attributed to:
Controlling interests		(86,187)	(23,217)
Non-controlling interests	13	37	143

		(86,150)	(23,074)

Other comprehensive income (loss)
Items that are or may be reclassified subsequently to profit or loss
Foreign currency translation differences		(400)	1,603
Gain (Loss) — Hedge activities		(3,895)	—

Other comprehensive loss for the period		(4,295)	1,603

Total comprehensive loss for the period		(90,445)	(21,471)

Comprehensive loss attributed to:
Controlling interests		(90,482)	(21,614)
Non-controlling interests	13	37	143

		(90,445)	(21,471)

Loss per share:
Basic and diluted losses per share (R$) (restated for June 30, 2021, see note 4)	18	(52.43)	(14.14)

The above unaudited interim condensed consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Unaudited Interim Condensed Consolidated Statement of Changes in Equity

For the six-month periods ended June 30, 2022 and 2021

(In thousands of Brazilian reais, unless otherwise stated)

			Attributable to the owners of the Group
				Other comprehensive income
		Share capital	Capital reserves	Gain (Loss) - Hedge activities	Foreign exchange variation of investees located abroad	Accumulated loss	Total	Non- controlling interest	Total Equity
Balance as of December 31, 2020		55,818	1,800	—	896	(81,832)	(23,318)	7,029	(16,289)

Profit (Loss) for the period (restated)						(23,217)	(23,217)	143	(23,074)
Foreign currency translation differences					1,603	—	1,603		1,603

Total comprehensive income (loss) for the period		—	—	—	1,603	(23,217)	(21,614)	143	(21,471)
Transactions with owners of the Group:
Transaction with non-controlling interest-Tradimus						3,888	3,888	6,146	10,034
Share-based payment	19		2,305				2,305		2,305
Transaction with non-controlling interest-LinkAPI						8,248	8,248	(7,202)	1,046

Balance as of June 30, 2021 — restated		55,818	4,105	—	2,499	(92,913)	(30,491)	6,116	(24,375)

Balance as of December 31, 2021		55,818	15,999	—	(1,022)	(140,477)	(69,682)	5,787	(63,895)

Profit (Loss) for the period						(86,187)	(86,187)	37	(86,150)
Foreign currency translation differences					(400)		(400)		(400)
Hedging gains and losses and costs of hedging of loans and borrowings				(3,895)			(3,895)		(3,895)

Total comprehensive income (loss) for the period		—	—	(3,895)	(400)	(86,187)	(90,482)	37	(90,445)
Transactions with owners of the Group:
Share-based payment	19		2,292				2,292		2,292
Transaction with non-controlling interest-Tradimus							—	(148)	(148)
Exercise of stock option	19		276				276		276

Balance as of June 30, 2022		55,818	18,567	(3,895)	(1,422)	(226,664)	(157,596)	5,676	(151,920)

The above unaudited interim condensed consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Unaudited Interim Condensed Consolidated Statement of Cash Flows

For the six-month periods ended June 30,

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2022	2021 restated
Cash flows from operating activities
Loss for the period		(86,150)	(23,074)
Adjustments for:
Depreciation and amortization	15	7,471	2,925
Deferred income tax	8	(3,683)	(4,477)
Onerous contract provision	15	(477)	7,746
Fair value adjustment of derivatives financial instruments	16	1,586	2,648
Share based payment	19	2,292	2,305
Loss allowance	15	484	8,630
Provision for contingencies	11	774	4,428
Interest expense	16	14,979	2,189
Write-off of creditor invoice	15	(4,301)	—

Adjusted profit (loss) for the period		(67,025)	3,320
Change in operating assets and liabilities
Trade receivables		(14,340)	(37,944)
Recoverable taxes		(1,040)	(1,294)
Prepaid expenses and other assets		(11,913)	(6,416)
Account payables and accrued expenses		19,507	12,279
Taxes payable		1,083	(1,081)
Other liabilities		(2,753)	377

Cash used in operations		(76,481)	(30,759)
Interest paid		(11,815)	(518)

Net cash outflow from operating activities		(88,296)	(31,277)

Cash flows from investment activities
Purchase and development of intangible assets	9	(14,652)	(8,867)
Acquisitions of property and equipment		(319)	(281)

Net cash outflow from investment activities		(14,971)	(9,148)

Cash flows from financing activities
Proceeds from exercise of stock options	19	276	—
Loans obtained	10	122,016	105,196
Proceeds from non-controlling interest		(148)	5,016
Payments of acquisition of subsidiaries		—	(3,767)
Payment of loans and financing	10	(21,210)	(2,069)
Principal elements of lease payments		(535)	(931)

Net cash inflow from financing activities		100,399	103,445

Increase/(decrease) in cash and cash equivalents		(2,868)	63,020

Cash and cash equivalents at the beginning of the period	5	52,149	25,936
Cash and cash equivalents at the end of the period	5	48,881	90,559
Exchange rate effect		(400)	1,603

Increase/(decrease) in cash and cash equivalents		(2,868)	63,020

Supplementary non-cash information
Other receivables related to the sale of non-controlling interest		—	5,016

The above unaudited interim condensed consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 1. General Information

Semantix Tecnologia em Sistema de Informação S.A. (“Company” or “Semantix”) is a privately held corporation, based in São Paulo — SP, which began operations in 2007. The Company and its subsidiaries (jointly, “the Group”) are engaged in the provision of big data, data analytics and artificial intelligence, developing disruptive solutions and platforms as a one-stop-shop for data driven solutions. The Group provides software as a service (“SaaS”) and platform as a service (“PaaS”) as its core business, with a focus on providing complete solutions in data integration, data engineering, analytics, data sharing and governance, and artificial intelligence and machine learning tools to assist with automation.

The issuance of the unaudited interim condensed consolidated financial statements was authorized by the Board of Directors on August 31, 2022.

Note 2. Basis of preparation and accounting

a)	Basis for preparation of the unaudited interim condensed consolidated financial statement

The unaudited interim condensed consolidated financial statements for the six-month period ended June 30, 2022 have been prepared in accordance with IAS 34 — Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”).

The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in an annual consolidated financial statements. Accordingly, this report is to be read in conjunction with the Group’s annual consolidated financial statements as of and for the year ended December 31, 2021. Additionally, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period, except for the hedge accounting (see note 3) and the adoption of new and amended standards as set out below.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for financial instruments that have been measured at fair value.

The unaudited interim condensed consolidated financial statements are presented in Brazilian reais (“BRL”), which is the Company’s functional and presentation currency. All amounts are rounded to the nearest thousands, except when otherwise indicated.

b)	New standards, interpretations, and amendments adopted by the Group

Certain new accounting standards and interpretations have been published that are not mandatory for the June 30, 2022 reporting periods and have not been early adopted by the Group. The Group is still in the process of analyzing the complete impact of such new standards for future periods.

c)	Critical estimates and accounting judgments

Management has made judgments and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, revenues, and expenses. Actual results may differ from these

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

estimates. Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

In preparing these unaudited interim condensed consolidated financial statements, the significant judgments and estimates made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that are set at the consolidated financial statements as of and for the year ended December 31, 2021 and no retrospective adjustments were made.

Note 3. Significant new accounting policies adopted by the Group

Derivatives and hedging activities

The Group designated certain loan contracts as hedging instruments, which included derivatives to cover foreign currency risk, as cash flow hedges.

Cash Flow Hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income and accumulated under the heading valuation of the effective portion of derivative financial instruments. The gain or loss relating to the ineffective portion is recognized immediately in the fair value of derivative financial instrument line item within the consolidated statement of profit or loss.

The Group designates certain non-derivative financial liabilities, such as foreign currency borrowings, as hedging instruments for hedge of foreign currency risk associated with highly probable forecasted transactions. Accordingly, the Group applies cash flow hedge accounting to such relationships. Remeasurement gain/loss on such non-derivative financial liabilities is recorded in the Group’s hedging reserve as a component of equity and reclassified to the consolidated statement of profit or loss as revenue in the period corresponding to the occurrence of the forecasted transactions.

Upon initial designation of a hedging instrument, the Group formally documents the relationship between the hedging instrument and hedged item, including the risk management objectives and strategy in undertaking the hedge transaction and the hedged risk, together with the methods that will be used to assess the effectiveness of the hedging relationship.

Amounts previously recognized in other comprehensive income and accumulated in equity are reclassified to consolidated statement of profit or loss in the periods when the hedged item is recognized in the consolidated statement of profit or loss, in the same line of the consolidated income statement as the recognized hedged item. However, when the hedged forecast transaction results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously recognized in other comprehensive income and accumulated in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

When a derivative expires or is sold, when hedge accounting criteria are no longer met or when the entity revokes the hedge accounting designation, any cumulative gain or loss existing in other comprehensive income will be reclassified to income at the time the expected transaction occurs or is no longer expected to occur.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

a) Hedge ineffectiveness

Hedge effectiveness is determined at the inception of the hedge relationship, and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument.

To evaluate the effectiveness and to measure the ineffectiveness of such strategies, the Group uses the dollar offset method. The dollar offset method is a quantitative method that consists of comparing the change in fair value or cash flows of the hedging instrument with the change in fair value or cash flows of the hedged item attributable to the hedged risk.

Note 4. Restatement of previous financial statements

LinkAPI Transactions

In connection with the preparation of the Group’s financial statements as of December 31, 2021, the Company determined it should restate its previously reported financial statements as of and for the six-month period ended June 30, 2021. Previously the Group did not consider accounting for two transactions that were incurred in the six-month period ended June 30, 2021, as follows: (a) the Group committed to make a payment on January 31, 2022 in the amount of R$3,000 for the acquisition of a data integration platform from LinkAPI’s sellers upon delivery to Semantix. In June 2021, this data integration platform was delivered to Semantix. As such, an intangible asset and liability should have been recorded; and (b) as part of the LinkAPI acquisition, the Group committed to make a payment on January 31, 2022 in the amount of R$4,858, to LinkAPI’s sellers if they remained with the Group and certain LinkAPI financial performance metrics were met to incentivize retention and performance of LinkAPI’s sellers.

Accordingly, effective with this filing, the Group presents: (a) adjustments to record the data integration platform within Intangible assets, net and the liability for the future payment of R$3,000 to LinkAPI’s sellers within Other liabilities, and (b) the retention and performance bonuses for key personnel of LinkAPI in General and Administrative Expenses.

The impact of the restatement on the Group’s financial statements as of and for the six-month period ended June 30, 2021 is reflected in the following table:

Statement of Financial Position as of June 30, 2021	As previously reported	Adjustments	As restated
Intangible assets, net	66,375	3,000	69,375
Trade and other payables	51,710	2,429	54,139
Other liabilities	66,142	3,000	69,142
Accumulated loss	(89,310)	(2,429)	(91,739)

Statement of Profit or Loss for the six-month period ended June 30, 2021	As previously reported	Adjustments	As restated
General and administrative expenses	20,788	2,429	23,217
Basic and diluted losses per share (R$)	(12.66)	(1.48)	(14.14)

Non-controlling Interest — Tradimus

In connection with the preparation of the Group’s financial statements as of December 31, 2021, the Company determined it had inappropriately calculated the non-controlling interest related to its Tradimus investment and should restate its previously reported financial statements as of June 30, 2021 in the amount of R$1,174.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Accordingly, effective with this filing, the Group adjusted Accumulated Loss and Non-controlling Interest, resulting in an adjustment to the Statement of Financial Position and the Statement of Changes in Equity.

The impact of the restatement on the Group’s financial statements as of and for the six-month period ended June 30, 2021 is reflected in the following table:

Statement of Financial Position as of June 30, 2021	As previously reported	Adjustments	As restated
Non-controlling interests	4,942	1,174	6,116
Accumulated loss	(89,310)	(1,174)	(90,484)

	As previously reported		Adjustments		As restated
Statement of Profit or Loss for the six-month period ended June 30, 2021	Accumulated Loss	Non-controlling interest	Accumulated Loss	Non-controlling interest	Accumulated Loss	Non-controlling interest
Transaction with non-controlling interest — Tradimus	5,062	4,972	(1,174)	1,174	3,888	6,146

Note 5. Cash and cash equivalents

	June 30, 2022	December 31, 2021
Cash and bank accounts	5,116	16,349
Short-term investments	43,765	35,800

	48,881	52,149

The Group’s investments are concentrated in automatic applications offered by Itaú (auto plus application) and Bradesco (Invest Fácil) banks and the remunerations follow the CDI (Interbank Deposit Certificates) rate of Brazil fixed at the time of application. The rates that paid for financial investments as of June 30, 2022 and December 31, 2021 were approximately 5.40% and 4.42% p.a., respectively.

Financial investments have immediate convertibility characteristics in a known amount of cash and are not subject to risk of significant change in value, being recorded by the increased cost values of income earned up to the statement of financial position dates, which do not exceed their market or realization value.

Note 6. Trade receivables and payables

a)	Trade and other receivables

Trade receivables and other, net are as follows:

	June 30, 2022	December 31, 2021
Trade receivables	47,384	31,651
Contract assets (a)	12,835	15,102
Loss allowance (b)	(9,838)	(10,228)

	50,381	36,525

(a)	Amounts to be received for unbilled work during the six-month period ended June 30, 2022.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

(b)

The loss allowance was calculated based on the provision matrix calculated by the Group and relates to one historical loss experienced on its trade receivables in accordance with IFRS 9. The Group further added qualitative management overlays to arrive at management’s best estimate.

The movement for the loss allowance balance is as follows:

Opening balance as of January 1, 2022	(10,228)
Additions, net	(484)
Foreign exchange rate	585
Write-off	289

Closing balance as of June 30, 2022	(10,127)

The trade receivables by aging are distributed as follows:

	June 30, 2022	December 31, 2021
Current	32,289	13,561
Overdue between:
From 1 to 30 days	863	1,841
From 31 to 60 days	151	1,635
More than 61 days	14,081	14,614

	47,384	31,651

b)	Trade and other payables

Trade and other payables are as follows:

	June 30, 2022	December 31, 2021
Suppliers	68,669	53,951
Labor and social obligations	24,909	24,438
Other accounts payables	17	—

	93,595	78,389

Current	93,595	78,389

Note 7. Prepaid expenses and other assets

Prepaid expenses and other assets are as follows:

	June 30, 2022	December 31, 2021
Costs incurred for the issuance of shares (i)	14,730	5,159
Other receivables (ii)	11,719	11,166
Advances payment	3,222	515
Others	845	1,763

	30,516	18,603

Current	29,928	18,019
Non-current	588	584

(i)	Refers mainly to legal and accounting advisory.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

(ii)	Mainly related to Tradimus transaction.

Note 8. Income tax

a)	Income tax expense

	June 30, 2022	June 30, 2021
Current tax
Current tax on profits for the period	(111)	149

	(111)	149

Deferred tax
Increase in deferred tax	3,683	4,413

	3,683	4,413

Income tax expenses	3,572	4,562

Current tax expense

Corporate income tax and social contribution on net income were calculated in accordance with applicable law. The Group has operations in countries with different tax regimes.

The corporate income tax (“IRPJ”) was calculated at the basic rate of 15% on taxable income plus the additional 10%, according to specific legislation, and the social contribution on profit (“CSLL”) was calculated at the rate of 9% on taxable income. The tax on profit, before tax, differs from the theoretical value that would be obtained with the use of the weighted average tax rate, applicable to the profits of Brazilian companies.

Deferred tax assets

	Balance as of January 1, 2022	Recognized in profit or loss	Balance as of June 30, 2022
Bonus provision	4,032	421	4,453
Contingency	5,899	797	6,696
Right of use asset	178	229	407
Share-based payment	—	779	779
Hedge accounting	—	315	315
Impairment of inventory	857	—	857
Impairment of trade receivables	732	67	799
Effect of changes in foreign exchange rates	—	484	484

Deferred tax assets	11,698	3,092	14,790

Deferred tax liabilities

	Balance as of January 1, 2022	Recognized in profit or loss	Balance as of June 30, 2022
Effect of changes in foreign exchange rates	(600)	591	(9)
Acquisition of subsidiaries	(6,429)	—	(6,429)

Deferred tax liabilities	(7,029)	591	(6,438)

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 9. Intangible assets, net

The following table reconciles the movements in intangible assets during the reporting periods:

	Goodwill	Software	Brands	Contract with customers	Development costs	Total
At December 31, 2021	24,854	5,843	8,633	6,924	28,374	74,628
Acquisitions					14,652	14,652
Amortization		(569)	(150)	(370)	(5,468)	(6,557)

At June 30, 2022	24,854	5,274	8,483	6,554	37,558	82,723

There were no events or changes in circumstances that indicate that the carrying amount of intangible assets with finite useful life may not be recoverable and therefore no impairment charges were recorded for the six-month periods ended June 30, 2022 and 2021.

Note 10. Loans and borrowings

Loans and financing operations are summarized as follows:

Liabilities	Interest rate	Currency	Maturity	June 30, 2022	December 31, 2021
Banco Daycoval S.A.	12.01% per annum	Brazil	2024	6,884	8,188
Itaú Unibanco S.A.	10.34% per annum	Brazil	2024	6,850	8,131
Banco Bradesco S.A.	8.44% per annum	Brazil	2025	8,894	10,098
Banco Bradesco S.A.	CDI + 4.10% per annum	Brazil	2026	9,576	10,060
Banco do Brasil S.A.	CDI + 5.20% per annum	Brazil	2025	13,801	15,103
Citibank, N.A.	CDI + 4.53% per annum	USD	2025	18,305	21,096
Itaú Unibanco S.A. – Nassau Branch	12.28% per annum	EUR	2025	17,813	19,167
Banco BMG S.A.	CDI + 6.32% per annum	Brazil	2023	6,229	9,344
Banco BTG Pactual S.A.	CDI + 5.15% per annum	Brazil	2024	24,040	30,049
Itaú Unibanco S.A.	12.15% per annum	Brazil	2025	279	353
Banco do Brasil S.A.	CDI + 5.30% per annum	Brazil	2025	14,982	15,005
Banco Santander S.A.	CDI + 5.98% per annum	Brazil	2024	30,000	—
Citibank, N.A.	3.62% per annum	USD	2025	10,492	—
Itaú Unibanco S.A. – Nassau Branch	3.05% per annum	USD	2026	10,413	—
Banco Bradesco S.A.	14.77% per annum	Brazil	2026	29,584	—
Itaú Unibanco S.A. – Nassau Branch	3.66% per annum	USD	2022	42,422	—

Total				250,564	146,594

Current				115,439	44,060
Non-current				135,125	102,534

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

The following table shows the changes in loans and borrowings during the period:

Opening balance as of January 1, 2022	146,594
Funds from borrowings	122,016
Payment of borrowings	(21,210)
Interest paid	(11,667)
Accrued interest	14,831

Closing balance as of June 30, 2022	250,564

On January 14, 2022, the Group entered into a loan agreement with Banco Santander (Brasil) S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024. This loan is secured by a standby letter of credit issued by Banco Santander (Brasil) S.A., as well as receivables from trade bills and financial investments.

On January 31, 2022, the Group entered into a loan agreement with Citibank, N.A. in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. A swap was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments. In addition, this loan is guaranteed by Semantix Participações.

On March 4, 2022, the Group entered into a loan agreement with Banco Bradesco (Brasil) SA in the amount of R$30.0 million, with interest accrued at an annual rate equal to 14.77% per annum, maturing on March 4, 2026. The loan is guaranteed by receivables from trade notes and financial investments.

On March 7, 2022, the Group entered into a loan agreement with Itaú Unibanco S.A. — Nassau Branch, in the amount of US$2.0 million (R$10.0 million), with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. The Group contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments.

On May 19, 2022, the Group entered into a loan agreement with Itaú Unibanco S.A. — Nassau Branch, in the amount of US$8.1 million (R$40.0 million), with interest accruing at a rate per annum equal to 3.66% and maturing on November 21, 2022. The Group contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.66% per annum) into an effective annual rate of 19.71%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments.

Certain loans and borrowings are subject to financial covenants, which have certain performance conditions. Details of the compliance of the Group’s financial covenants are set out in note 20.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 11. Other liabilities

The breakdown of Other Liabilities is as follows:

	June 30, 2022	December 31, 2021
Accounts payable from acquisition of subsidiaries	2,314	4,959
Contingent liabilities (i)	16,995	16,221
Onerous contracts (ii)	7,295	7,772
Others	2,055	2,163

	28,659	31,115

Current	11,404	14,628
Non-current	17,255	16,487

(i)

The Group has contingent liabilities related to social security issues resulting from the normal course of the business. The recognized provision reflects the Management’s best estimate of the most likely outcome. The Group understands that the provision recognized is enough to cover the probable losses and Management evaluates and updates the amount on a periodic basis, as needed. There is no contingency classified as possible by the Group. The change in the contingent liabilities is related to increase in R$774, no other change to the provision or consumption in the six-month period ended on June 30, 2022.

(ii)

The Group recorded an onerous contract in the amount of USD 1.4 million in May 2021, corresponding to R$7,295 as of June 30, 2022, with a third party from an unavoidable cost to acquire licenses which will be due in 2022. The provision is measured by the lowest cost to settle the liability. There was no other change to the provision or consumption in the six-month period ended on June 30, 2022.

Note 12. Equity

a)	Subscribed and paid-up share capital

As of June 30, 2022 and December 31, 2021, the share capital amounts to R$55,818 and is composed as follows:

	June 30, 2022
Shareholders	(%) participation	Common shares	Preferred shares
Individuals	50.49%	843,200	8,738
Crescera Growth Capital Master Fundo de Investimento em Participações	33.00%	556,900	—
FIP Inovabra	14.36%	242,400	—
Treasury shares	2.15%	—	36,262

	100.00%	1,642,500	45,000

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

	December 31, 2021
Shareholders	(%) participation	Common shares	Preferred shares
Individuals	50.39%	843,200	7,113
Crescera Growth Capital Master Fundo de Investimento em Participações	33.00%	556,900	—
FIP Inovabra	14.36%	242,400	—
Treasury shares	2.25%	—	37,887

	100.00%	1,642,500	45,000

(i)	Common shares

The common shares do not have a par value and are entitled to one vote per share in the Company’s deliberations.

(ii)	Preferred shares

Class A and B preferred shares issued by the Group, with no par value, have the following characteristics: (a) no voting rights; (b) priority in capital repayment in case of bankruptcy; and (c) right of conversion into common shares, with the same rights, advantages, priorities and preferences granted to the holders of the common shares.

b)	Capital reserves

The Group operates equity-settled share-based compensation plans that are designed to provide long-term incentives for selected directors and employees to deliver long-term shareholder returns. Refer to note 19 for more details.

c)	Other comprehensive income

Other comprehensive income is comprised of changes in the fair value of financial derivatives assets and financial derivatives liabilities at fair value through other comprehensive income, while this financial derivatives are not realized. Also includes gains (losses) on foreign exchange variation of investees located abroad.

Note 13. Non-controlling shareholders

The interest attributable to non-controlling shareholders (“NCI”) was calculated based on the percentage of 50% on the total shareholders’ equity of Tradimus.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Set out below is summarized financial information for NCI that are material to the Group:

Summarized statement of financial position	Tradimus
	June 30, 2022	December 31, 2021
Current assets	9,382	4,529
Current liabilities	(751)	(464)

Current net assets	8,631	4,065
Non-current assets	5,272	9,987
Non-current liabilities	(2,518)	(2,478)

Non-current net assets	2,754	7,509

Net assets	11,385	11,574

Accumulated NCI	5,693	5,787

Summarized statement of comprehensive income	Tradimus
	June 30, 2022	June 30, 2021
Revenue (1)	1,956	1,150
Loss for the period (1)	(74)	(450)
Profit/(loss) allocated to NCI (1)	37	(31)

(1)

For the six-month period ended June 30, 2021, the NCI includes revenue of R$8,286 and profit for the period of R$356, which results in R$174 in profit allocated to NCI from LinkAPI. The total profit allocated amounted to R$143.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 14. Revenues

a)	Disaggregation of revenue from contracts with customers

The Group revenue derives mostly from the resale of third-party software, proprietary software as a services and AI & data analytics services rendered. Disaggregation of revenue by major product lines are as follows:

	June 30, 2022	June 30, 2021
Third-party software	52,246	63,313
Deductions on third-party software	(4,943)	(3,316)

Revenue from third-party software	47,303	59,997

AI & data analytics services	19,076	19,662
Deductions on AI & data analytics services	(1,250)	(1,366)

Revenue from AI & data analytics services	17,826	18,296

Proprietary software as a service (SaaS)	21,839	17,372
Deductions on proprietary software as a service (SaaS)	(1,429)	(1,026)

Revenue from proprietary software as a service (SaaS)	20,410	16,346

Other revenue	3	511
Deductions on other revenue	—	(40)
Other revenue	3	471

Total revenue	85,542	95,110

b)	Contract assets and deferred revenue related to contracts with customers

The Group has recognized the following contract assets and deferred revenue related to contracts with customers:

	June 30, 2022	December 31, 2021
Current contract assets relating to SaaS	12,835	15,102

Total contract assets	12,835	15,102

Contract liabilities relating to SaaS	1,317	1,291

Total contract liabilities	1,317	1,291

c)	Disaggregation by geographic location

(i)	Revenue by region

	June 30, 2022	June 30, 2021
Brazil	73,859	79,096
Latin America (other than Brazil)	11,660	7,618
United States of America	23	8,396

Total	85,542	95,110

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

For the six-month period ended June 30, 2022, 35% of the revenue is represented by five of the Group’s major clients (five clients represent 42% of the Group’s revenue for the six-month period ended June 30, 2021).

(ii)	Non-current assets by region

From the total of non-current assets other than financial instruments and deferred tax assets, 100% is located in Brazil as of June 30, 2022 (December 31, 2021- 100% at Brazil).

Note 15. Costs and expenses by nature

The operating costs and expenses by nature incurred for the six-month periods ended June 30, 2022 and 2021 are as follows:

	June 30, 2022	June 30, 2021 (restated)
Personnel	66,414	44,799
Transaction expense	31,408	—
IT and hosting expenses	4,661	1,054
Outsourced services	8,351	6,601
Traveling	981	120
Depreciation and amortization	7,471	2,925
Facilities	1,864	2,132
Loss allowance	484	8,630
Cost of third party licenses sold	41,703	40,927
Tax expenses	1,162	363
Onerous contract provision (i)	(477)	7,746
Write-off of creditor invoice (ii)	(4,301)	—
Other	2,965	963

Total	162,686	116,260

(-) Cost of services provided	15,305	14,406
(-) Cost of sales of goods	42,488	42,069
(-) Sales and marketing expenses	24,830	15,720
(-) General and administrative expenses	58,327	23,217
(-) Research and development	20,565	12,639
(-) Other expenses	1,171	8,209

Total	162,686	116,260

(i)	Refer to one onerous contract recognized in May 2021, please refer to note 11 for more details.
(ii)	In 2022, the Group concluded negotiation with one of its suppliers which resulted in the forgiveness of the amount owed of approximately USD 800 thousand, corresponding to R$4,301.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 16. Financial income and expenses

	June 30, 2022	June 30, 2021
Interest income from financial assets	3,243	284
Foreign exchange gains	3,387	2,101
Other financial income	—	56

Total financial revenues	6,630	2,441

Foreign exchange losses	1,103	1,909
Losses from fair value of derivative financial instruments	1,586	2,648
Interest on loans	14,832	2,472
Interest on leases	148	118
Other financial expenses	1,539	1,780

Total financial expenses	19,208	8,927

Financial result	(12,578)	(6,486)

Note 17. Related parties

Balances and transactions between the Group and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

There were no reportable transactions between related parties in the Group and members of the key management personnel and their close family members during the six-month period ended on June 30, 2022 and 2021.

Note 18. Losses per share

Basic losses per share is calculated by dividing profit attributable to the Company shareholders by the weighted average number of common shares available during the period. Diluted losses per share is calculated by adjusting the weighted average number of common shares, presuming the conversion of all the potential diluted common shares.

Since the Company reported a loss for the six-month periods ended June 30, 2022 and 2021, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

The tables below show data of income and shares used in calculating basic and diluted losses per share attributable to the common shareholders of the Company:

	June 30, 2022	June 30, 2021 (restated)
Loss for the period	$(86,187)	$(23,217)

Weighted average number of common outstanding shares	1,644	1,642

Basic and diluted losses per share (R$) (restated for June 30, 2021, see note 4)	(52.43)	(14.14)

Note 19. Share-based compensation

During the six-month period ended on June 30, 2022, the Group did not make grants of options (for the six-month period ended June 30, 2021, the Group made one grant of options in May 2021 and determined the fair value of the options granted at the date).

The expense related to the share-based payments plan for the six-month period ended June 30, 2022 was R$2,292 (June 30, 2021 — R$2,305) with its corresponding entry to shareholders’ equity.

Set out below the changes in options granted under the plan:

	Number of Options (in thousands)	Weighted average exercise price
At December 31, 2020	15	14.83
Options Granted	7	36.96

At June 30, 2021	22	21.40

At December 31, 2021	25	93.26
Forfeited (i)	(10)	186.92
Exercised (ii)	(5)	54.56

At June 30, 2022	10	25.19

(i)	This represents options held by participants who left the Group and did not exercise the options already vested, and with no future right to exercise.
(ii)

Exercise of vested options by participants in the Stock Option Plan, in accordance with the Plan’s predetermined rules. For the six-month period ended June 30, 2022, the Group received R$276 regarding the exercise of 5,063 options.

As of June 30, 2022, there were 10,000 options granted of which 2,485 options were vested and 7,515 options were unvested (December 31, 2021 — 24,900 granted options of which 3,850 were vested and 21,050 were unvested).

As of June 30, 2022, there was R$3,584 (December 31, 2021 — R$14,289), of remaining unrecognized compensation cost related to unvested stock options to the Group’s employees. This cost will be recognized over an estimated remaining graded period of 3 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

Note 20. Financial instruments by categories

a)	Classification of financial instruments

The classification of financial instruments measured at amortized cost is presented in the following table:

	June 30, 2022			December 31, 2021
	Measured at amortized cost			Measured at amortized cost
	Financial Assets	Receivables and other	Financial Liabilities	Financial Assets	Receivables and other	Financial Liabilities
Assets
Financial investments	48,881			52,149
Trade receivables and other, net		50,381			36,525
Liabilities
Suppliers			68,669			53,951
Other liabilities			28,659			31,115
Lease liabilities			2,809			3,344
Loans and borrowings			250,564			146,594

Total	48,881	50,381	350,701	52,149	36,525	235,004

Fair value hierarchy

Financial instruments are classified at fair value through profit or loss, when this classification significantly reduces a possible measurement or recognition inconsistency (sometimes referred to as “accounting mismatch”) that would occur due to the measurement of assets or liabilities or the recognition of their gains and losses on different bases. Gains/losses on financial instruments that are measured at fair value through profit or loss are recognized as financial income or expense in the profit or loss for the period.

This section provides details about the judgements and estimates made in determining the fair values of the financial instruments that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, the Group has classified its financial instruments into the three levels prescribed under the accounting standards. An explanation of each level follows underneath the table.

Financial assets	June 30, 2022	December 31, 2021
Derivatives financial instruments — Level 2	1,603	1,308

Financial liabilities	June 30, 2022	December 31, 2021
Derivatives financial instruments — Level 2	5,776	—

Transfers into and out of fair value hierarchy levels are analyzed at the end of each consolidated financial statements. As of June 30, 2022 the Group had no transfers between level 1 and level 2. As of June 30, 2022 and December 31, 2021, there were no financial instruments classified as level 1 and level 3.

Derivative financial instruments and hedging activities

During 2021 and 2022, the Group entered into loans denominated in foreign currency and in order to protect against the risk of change in the foreign exchange rates entered into derivative financial instruments (swap and

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

non deliverable forward “NDF”) with Itau and Citibank (see note 10). Therefore, the derivative financial instruments are not speculative. The Group had a derivative financial asset and derivative financial liability of R$1,603 and R$5,776, respectively, as of June 30, 2022.

The Group has the following derivative financial instruments in the following line items in the consolidated statement of financial position:

	June 30, 2022	December 31, 2021
Non-current assets
Swaps instruments before hedging	—	1,308
Interest rate swaps — cash flow hedges
Itaú Unibanco S.A. USD	1,603	—

Total non-current derivative financial instrument assets	1,603	1,308

Non-current liabilities
Interest rate swaps — cash flow hedges
Itaú Unibanco S.A. EUR	2,283	—
Itaú Unibanco S.A. USD	481	—
Citibank, N.A. USD	3,012	—

Total non-current derivative financial instrument liabilities	5,776	—

The Group’s hedging reserves relate to the following hedging instruments:

Cost of Hedging reserve
New derivatives initially recognized at fair value	2,326
Change in fair value of hedging instrument recognized in OCI	1,569

Closing balance as of June 30, 2022	3,895

The following amounts were recognized in profit or loss in relation to derivatives:

	June 30, 2022	June 30, 2021
Losses on derivative financial instruments	(1,586)	(2,648)

b)	Financial risk management

The Group’s activities expose it to various financial risks: market risk (including foreign exchange risk), credit risk and liquidity risk. The Group’s global risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on financial performance.

Risk management is carried out by the financial board, according to the policies approved by the Board of Directors. The financial board identifies, evaluates and protects the Group against any financial risks. The board provides written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, the use of derivative and non-derivative financial instruments, and investment of excess liquidity.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

The unaudited interim condensed consolidated financial statements do not include all financial risk management information and disclosures required in the annual financial statements; they should be read in conjunction with the Group’s consolidated financial statements for the year ended December 31, 2021. Financial risk factors have not changed since the consolidated financial statements for the year ended December 31, 2021.

c)	Capital Management

The policy of the Group is to maintain a strong capital base to secure investor, creditor, and market confidence and also to sustain future development of the business. Management monitors the return on capital, as well as the dividend yield to ordinary shareholders.

In addition, the Group objectives to manage capital are to safeguard its ability to continue as a going concern to provide returns for shareholders and benefits for other stakeholders, to maintain an optimal capital structure to reduce the cost of capital, and to have resources available for optimistic opportunities.

In order to maintain or adjust the capital structure of the Group, management can make, or propose to the shareholders when their approval is required, adjustments to the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets.

The Group monitors capital based on the net cash / net debt.

The Group’s strategy is to keep a positive net cash.

Financial covenants

On June 30, 2022, the amount of contracts under financial covenants is R$107,779 (December 31, 2021 — R$78,796). The Company has complied with these contract conditions as of June 30, 2022, see note 10.

Eventual failure of the Company to comply with such covenants may be considered as breach of contract and, as a result, considered for early settlement of related obligations.

Note 21. Subsequent events

(i)    SPAC Closing

On August 3, 2022, Semantix, Inc. (“New Semantix”) and Alpha Capital Acquisition Company (“Alpha”) consummated a business combination (the “Business Combination”), pursuant to which (i) the Company became a wholly owned indirect subsidiary of New Semantix and the Company’s shareholders became shareholders of New Semantix at a pre-determined exchange ratio and (ii) Alpha’s shareholders became shareholders of New Semantix in exchange for the net assets of Alpha, which primarily consisted of cash and marketable securities held in the trust account and certain public and private warrants liabilities. The Business Combination was approved at an extraordinary general meeting of Alpha’s shareholders on August 2, 2022.

As a result of the Business Combination, additional cash of R$667.9 million (USD 127.5 million, before payment of Semantix transaction-related expenses) became available to the Group to further service its current debt obligations and expand its business operations

On August 4, 2022, New Semantix’s ordinary shares and warrants commenced trading on the Nasdaq Global Market under the ticker symbols “STIX” and “STIXW”, respectively.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended June 30, 2022

(In thousands of Brazilian reais, unless otherwise stated)

(ii)    Acquisition of Zetta Health Analytics (“Zetta”)

On August 31, 2022, the Group entered into a share purchase agreement with Zetta’s shareholders to acquire 100% of the shares issued by Zetta for R$67.5 million, of which (i) R$25.0 million was paid on August 31, 2022 (concurrently with the execution of the share purchase agreement), (ii) R$22.5 million will be paid on January 18, 2023, (iii) R$5.0 million to be held in escrow to cover potential indemnification obligations owed to the Group, with any residual amounts outstanding after expiration of the applicable statute of limitations (i.e., five years) to be released to sellers, and (iv) R$15.0 million will be paid in two equal installments on December 1, 2023 and April 1, 2025, subject to the achievement of certain operational and financial milestones.

Founded in March 2019, Zetta offers a robust variety of SaaS data solutions to enhance data-driven decision-making by healthcare organizations, leveraging client insights to improve care and costs and deepen epidemiological analysis.

Semantix expects that the acquisition of Zetta will strengthen the Semantix Data Platform (“SDP”) through the addition of a new business vertical to better serve the data needs of clients in the healthcare sector.

Report of independent registered

public accounting firm

To the Board of Directors and Shareholders of

Semantix Tecnologia em Sistema de Informação S.A.

Opinion on the financial statements

We have audited the accompanying consolidated statement of financial position of Semantix Tecnologia em Sistema de Informação S.A. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of profit or loss, of other comprehensive income or loss, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Auditores

Independentes Ltda.

São Paulo, Brazil

April 4, 2022

We have served as the Company’s auditor since 2021

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Financial Position

As of December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2021	2020
ASSETS
Current assets
Cash and cash equivalents	15	52,149	25,936
Trade receivables and other, net	16	36,525	31,245
Tax receivables		4,993	2,964
Other assets	11	18,019	2,444

Total current assets		111,686	62,589

Non-current assets
Property and equipment, net	13	3,555	3,712
Right of use asset	14	2,976	2,780
Intangible assets, net	12	74,628	59,523
Deferred tax asset	10	11,698	4,638
Derivatives financial instruments	23	1,308	—
Other assets	11	584	7,047

Total non-current assets		94,749	77,700

Total assets		206,435	140,289

LIABILITIES
Current liabilities
Loans and borrowings	17	44,060	5,624
Trade and other payables	18	78,389	41,860
Lease liabilities	14	1,094	1,380
Other liabilities	19	14,628	8,101
Taxes payable		3,859	3,788

Total current liabilities		142,030	60,753

Non-current liabilities
Loans and borrowings	17	102,534	24,414
Lease liabilities	14	2,250	1,825
Other liabilities	19	16,487	62,648
Deferred income tax	10	7,029	6,938

Total non-current liabilities		128,300	95,825

Total liabilities		270,330	156,578

Net assets		(63,895)	(16,289)

EQUITY
Share capital	20	55,818	55,818
Capital reserves		15,999	1,800
Foreign currency translation reserve		(1,022)	896
Accumulated loss		(140,477)	(81,832)

		(69,682)	(23,318)
Non-controlling interests	22	5,787	7,029

Total equity		(63,895)	(16,289)

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Consolidated Statements of Profit or Loss

For the years ended December 31, 2021 and 2020

(In thousands of reais, unless otherwise indicated)

	Notes	2021	2020
Revenues	7	211,659	123,453
Cost of sales	8	(125,454)	(85,472)

Gross profit		86,205	37,981

Operating expenses
Sales and marketing expenses	8	(36,693)	(14,288)
General and administrative expenses	8	(81,522)	(33,082)
Research and development	8	(19,920)	(7,876)
Other expenses	8	(9,205)	(739)

Operating loss		(61,135)	(18,004)

Financial income	9	6,528	2,610
Financial expenses	9	(21,508)	(4,652)

Net financial results		(14,980)	(2,042)

Loss before income tax		(76,115)	(20,046)
Income tax	10	7,741	612

Loss for the year		(68,374)	(19,434)

Net loss attributed to:
Controlling interests		(68,188)	(19,434)
Non-controlling interests	22	(186)	—

		(68,374)	(19,434)

Loss per share:
Basic and diluted losses per share (R$)	25	(41.49)	(12.10)

The above consolidated statement of profit or loss should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Other Comprehensive Income or Loss

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	2021	2020
Loss for the year	(68,374)	(19,434)
Other comprehensive income (loss)
Items that are or may be reclassified subsequently to profit or loss
Foreign currency translation differences	(1,918)	843

Total comprehensive loss for the year	(70,292)	(18,591)

Comprehensive loss attributed to:
Controlling interests	(70,106)	(18,591)
Non-controlling interests	(186)	—

The above consolidated statement of other comprehensive income or loss should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Changes in Equity

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Attributable to the owner of the Company
		Share capital	Capital reserves	Foreign currency translation reserve	Accumulated loss	Total	Non-controlling interest	Total Equity
Balance as of December 31, 2019		34,247	—	53	(9,816)	24,484	—	24,484

Loss for the year					(19,434)	(19,434)	—	(19,434)
Foreign currency translation differences				843		843		843

Total comprehensive income for the period		—	—	843	(19,434)	(18,591)	—	(18,591)
Transactions with owners of the Company:
Capital contribution	20	21,571				21,571		21,571
Share-based payment	21		1,800			1,800		1,800
Acquisition of non-controlling interest					(52,582)	(52,582)	7,029	(45,553)

Balance as of December 31, 2020		55,818	1,800	896	(81,832)	(23,318)	7,029	(16,289)

Profit (Loss) for the year					(68,188)	(68,188)	(186)	(68,374)
Foreign currency translation differences				(1,918)		(1,918)		(1,918)

Total comprehensive income (loss) for the period		—	—	(1,918)	(68,188)	(70,106)	(186)	(70,292)
Transactions with owners of the Company:
Transaction with non-controlling interest-Tradimus	22				3,889	3,889	6,147	10,036
Share-based payment	21		14,199			14,199		14,199
Transaction with non-controlling interest-LinkAPI	22				5,654	5,654	(7,203)	(1,549)

Balance as of December 31, 2021		55,818	15,999	(1,022)	(140,477)	(69,682)	5,787	(63,895)

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Consolidated Statement of Cash Flows

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

	Notes	2021	2020
Cash flows from operating activities
Loss for the year		(68,374)	(19,434)
Adjustments for:
Depreciation and amortization	8	7,950	2,308
Deferred income tax	10	(7,741)	(612)
Onerous contract provision	8	7,745	—
Fair value adjustment of derivatives financial instruments	9	(1,308)	—
Share based payment	21	7,757	1,800
Loss on disposals of property and equipment and right of use		90	—
Loss allowance	8	8,950	472
Accounts receivable write-off	8	9,415	—
Provision for contingencies	19	6,148	1,681
Interest accrued	9	11,340	1,213

Adjusted loss for the year		(18,028)	(12,572)
Change in operating assets and liabilities
Trade receivables	16	(23,645)	(16,882)
Recoverable taxes		(2,029)	(1,195)
Other assets	11	(4,094)	(1,863)
Account payables and accrued expenses	18	36,529	14,836
Taxes payable		1,762	224
Other liabilities	19	(762)	7,073

Cash used in operations		(10,267)	(10,379)
Interest paid		(5,116)	(675)
Income tax and social contribution paid		(921)	—

Net cash outflow from operating activities		(16,304)	(11,054)

Cash flows from investment activities
Purchase and development of intangible assets	12	(21,249)	(15,106)
Acquisition of subsidiaries net of cash acquired		—	(26,609)
Acquisitions of property and equipment/prepayment right of use	13	(618)	(623)

Net cash outflow from investment activities		(21,867)	(42,338)

Cash flows from financing activities
Capital increase	20	—	21,571
Loans obtained	17	120,175	29,500
Proceeds from non-controlling interest		5,018	—
Acquisition of non-controlling interest		(47,888)	—
Payment of loans and financing	17	(9,843)	—
Principal elements of lease payments	14	(1,160)	(940)

Net cash inflow from financing activities		66,302	50,131

Increase (decrease) in cash and cash equivalents		28,131	(3,261)

Cash and cash equivalents at the beginning of the year	15	25,936	28,354
Cash and cash equivalents at the end of the year	15	52,149	25,936
Effect of exchange rate changes		(1,918)	843

Increase/(decrease) in cash and cash equivalents		28,131	(3,261)

Supplementary non-cash information
New lease agreements	14	1,728	—
Remeasurement of lease agreement	14	(411)	231
Unpaid amount related to business combination	19	4,959	5,116
Other receivables related to the sale of non-controlling interest	11	5,018	—

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 1. General Information

Semantix Tecnologia em Sistema de Informação S.A. (“Company”) is a privately held corporation, based in São Paulo—SP, which began operations in 2007. The Company and its subsidiaries (jointly, “the Group”) are engaged in the provision of big data, data analytics and artificial intelligence, developing disruptive solutions and platforms as a one-stop-shop for data driven solutions. The Group provides software as a services (“SaaS”) and platform as a services (“PaaS”) as its core business, with a focus on providing complete solutions in data integration, data engineering, analytics, data sharing and governance, and artificial intelligence and machine learning tools to assist with automation.

Consolidated subsidiaries

The Company’s subsidiaries as of December 31, 2021 and December 31, 2020 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

	Place of Business/ Country of Incorporation	Ownership held by Group		Ownership held by NCI		Principal Activities
		2021	2020	2021	2020
		%	%	%	%
Semantix Participações S.A.	Brazil	100.0	100.0	0.0	0.0	Managing share capital
Semantix Colombia S.A.S	Colombia	99.9	99.9	0.1	0.1	SaaS and PaaS provider
Semantix México, S. de RL de C.V.	Mexico	100.0	100.0	0.0	0.0	SaaS and PaaS provider
Semantix Gestão Financeira Ltda.	Brazil	100.0	100.0	0.0	0.0	SaaS and PaaS provider
Tradimus	Brazil	50.0	100.0	50.0	0.0	SaaS and PaaS provider
Semantix Corp	United States	100.0	100.0	0.0	0.0	SaaS and PaaS provider
LinkAPI	Brazil	100.0	51.0	0.0	49.0	SaaS integration provider

The issuance of the consolidated financial statements was authorized by the Board of Directors on April 4, 2022.

COVID-19 Impact

The COVID-19 pandemic spread rapidly in 2020, with a significant number of cases. Measures taken by various governments to contain the virus have affected economic activity. The Group has taken several measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its directors and employees (such as social distancing and working from home).

During 2021, the impact on the business of the Group and results has not been significant. The impact on our business and results has been positive. As the Group is naturally a digital and online service provider, we have found increased demand for our products and services and it is expected to continue increasing.

The Group will continue to follow the various government policies in each country that the Group operates and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

Note 2. Basis of preparation and accounting

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(“IFRS IC”) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements consist of the consolidated statement of profit or loss, consolidated statement of other comprehensive income or loss, consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of cash flows and have been prepared under a historical cost basis, except for certain financial instruments that have been measured at fair value.

Due to the activities of the Group, costs and expenses presented in the consolidated statement of profit or loss and consolidated statement of other comprehensive income or loss were classified according to their function.

The consolidated statement of financial position has been prepared based on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle, or over the 12-month period subsequent to the reporting date.

The consolidated statement of cash flows has been prepared using the indirect method.

The Group prepares and publishes its consolidated financial statements in Brazilian reais (“BRL” or “R$”), and the numbers are rounded to the thousands of BRL unless otherwise stated. Foreign operations are included in accordance with the policies set out in note 2.1.

The accounting policies set out in Note 3. Summary of significant accounting policies have been applied in preparing the consolidated financial statements for the year ended December 31, 2021, the comparative information presented for the year ended December 31, 2020.

The Group has applied the accounting judgments, estimates and significant accounting assumptions described in Note 4 in preparing the consolidated financial statements.

2.1. Functional and presentation currency

The consolidated financial statements are presented in BRL, which is the Group’s presentation currency. Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”).

2.2. Consolidation

The Company consolidates all entities over which it has control (subsidiaries), that is, when it is exposed or has rights to variable returns of its involvement with the investee and has the ability to affect those returns through its power to direct the relevant activities of the entity.

The subsidiaries are fully consolidated from the date the control is transferred to the Group. Consolidation is ceased from the date the Group no longer has control.

The acquisition method of accounting is used to account for business combinations by the Group.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, consolidated statement of other comprehensive income or loss, consolidated statement of changes in equity and consolidated statement of financial position, respectively.

Note 3. Summary of significant accounting policies

The significant accounting policies applied in the preparation of these individual and consolidated financial statements are defined below. These policies were applied consistently in the years presented, unless otherwise stated.

3.1. Segment Reporting

For reviewing the operational performance of the Group and allocating resources purposes, the Chief Operating Decision Maker (“CODM”) of the Group, which is comprised of the Board of Directors of the Group, reviews the consolidated results as a whole. The CODM considers the whole Group a single operating and reportable segment, when monitoring operations, making decisions on fund allocation, and evaluating performance. The CODM reviews relevant financial data on a consolidated basis for all subsidiaries and business lines.

The Group’s revenue, profit or loss, and assets and liabilities for this one reportable segment can be determined by reference to the consolidated financial statements.

For more information regarding the Group’s non-current assets and revenue by geographic area, refer to note 6.

3.2. Business Combination

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

•	fair values of the assets transferred

•	liabilities incurred to the former owners of the acquired business

•	equity interests issued by the Group, and

•	fair values of any liability resulting from a contingent consideration arrangement (“earn out”).

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

Acquisition-related costs are expensed as incurred.

The excess of the consideration transferred over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired,

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

the difference is recognized directly in profit or loss as bargain purchase. In a business combination where a put and/or call option is included in the arrangement for the Group to acquire from or for non-controlling interest (“NCI”) shareholders to sell to the remaining shares held by NCI shareholders (in whole or in part), the Group will evaluate the nature of such option(s) and apply either the ‘present-access’, in which the NCI is already recognized in equity, since the non-controlling shareholders are exposed to substantially risks and has access to the returns associated with its interests, or ‘anticipated acquisition’ method, in which substantially all of risks and returns associated with the underlying ownership interest are transferred to the acquirer and no NCI is recognized, in order to measure goodwill and NCI.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Earn out is classified either as equity or financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with fair value changes recognized in the consolidated statement of profit or loss.

3.3. Foreign currency translation

(i) Transaction and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates, are generally recognized in profit or loss.

(ii) Group companies

The results and financial position of foreign operations (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position,

•

income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•	all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, are recognized in consolidated statement of other comprehensive income or loss.

3.4. Financial Instruments

The Group classifies its financial assets according to the business model and evaluation of the ‘solely payments of principal and interest’ requirements per IFRS 9. The Group’s financial assets consist of ordinary trade receivables that are held to collect and do not include particular unusual terms.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Impairment of trade receivables

The Group recognizes a provision for expected credit losses (“ECL”) on trade receivables and contract assets measured under IFRS 15. To measure the expected credit losses, trade receivables and contract assets have been grouped as they have substantially the same risk characteristics and are related to the same types of contracts; therefore, the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets. The Group applies the ‘simplified’ approach as required by IFRS 9 since generally the Group’s trade receivables do not include a significant financing component and are not consider to be complex. The Group therefore recognizes the lifetime expected credit losses over the life of the trade and other receivables.

The Group evaluates whether ECL would be required to be recorded for other receivables periodically and on an individual basis. Details of the critical estimates and judgements used are disclosed below.

Measurement of impairment

The Group considers that the relative short-term nature of the material portion of the trade receivables (<90 days), the Group deemed the impact of considering multiple probability weighted scenarios, discounting and forward looking elements, not significant. Therefore, historical average loss rates are not further adjusted either up or down.

On an annual basis, the Group updates a provision matrix using the most recent historical loss experience (i.e. the 12 months of the previous fiscal year) and reviews the forecasts of future economic conditions index.

The Group recognizes an impairment loss or (partial) reversal in the aggregate for all trade receivables as a provision with corresponding amount recognized in Sales and marketing expenses.

Based on Group’s historical experience, receivables are deemed uncollectible when it remains more than 360 days past due.

Financial Liabilities

Loans and borrowings are initially recognized at fair value, net of transaction costs incurred. Loans are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the consolidated statement of profit or loss over the period of the borrowings using the effective interest method.

Loans are removed from the consolidated statement of financial position when the obligation specified in the contract is discharged, canceled, or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statement of profit or loss as other income or finance costs.

Loans and financing are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

Derivative financial instruments

The Group holds derivative financial instruments to hedge its foreign currency exposure.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Derivatives are initially measured at fair value. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized in the consolidated statement of profit or loss at the end of each reporting period.

3.5. Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, bank deposits and other short-term highly liquid investments, with original maturities of three months, or less that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

3.6. Trade Receivables

Trade receivables are recognized initially at the amount of consideration expected to be received. They are subsequently measured at amortized cost using the effective interest method, less loss allowance. See note 16 for further information about the Group’s accounting for trade receivables and note 3.4 for a description of the Group’s impairment policies.

3.7. Property and equipment, Net

(i) Recognition and measurement

Property and equipment asset items are measured at the historical cost of acquisition, less depreciation and any impairment loss. The historical cost includes expenditures that are directly attributable to the acquisition of the item.

(ii) Subsequent costs

Subsequent cost of an asset component is included in the carrying amount of an item or as a separate asset, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost can be measured reliably. The carrying amount of any component accounted as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

Gains and losses on the disposal of an item of the property and equipment are determined by comparing the proceeds arising from the disposal with the book value of the asset and are recognized net within other income in the consolidated statement of profit or loss.

(iii) Depreciation

Depreciation is recognized in the consolidated statement of profit or loss based on the straight-line method in relation to the estimated useful lives, since this method is the closest that reflects the consumption pattern of future economic benefits incorporated into the asset. Depreciation is calculated based on the historical book value.

Depreciation methods, useful lives and residual values should be reviewed at each financial year’s close and any adjustments recognized as a change in accounting estimates.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

As of December 31, 2021, the average useful lives applied by the Group remain unchanged as shown below:

Category	Useful life (years)
Buildings	10
Furniture and fixtures	10
IT equipment	5
Telecommunications equipment	5
Leasehold improvement	6 - 10

The assets’ net book values and useful lives are reviewed at each reporting date, and adjusted prospectively, where applicable.

During 2021, the Group reviewed the estimated useful lives of these assets and no significant change was identified.

3.8. Intangible Assets and Goodwill

(i) Goodwill

Goodwill is measured as described in note 12. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

(ii) Customer contracts

Customer contracts acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses, if any.

(iii) Software

Costs associated with maintaining software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets where the following criteria are met:

•	it is technically feasible to complete the software so that it will be available for use

•	management intends to complete the software and use or license it there is an ability to use or sell the software

•	it can be demonstrated how the software will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

•	the expenditure attributable to the software during its development can be reliably measured.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Directly attributable costs that are capitalized as part of the software include employee costs and an appropriate portion of relevant overheads.

Capitalized development costs are recorded as intangible assets and amortized from the point at which the asset is ready for use.

(iv) Brands

Brands acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses, if any.

(v) Useful lives

Amortization is recognized in the consolidated statement of profit or loss based on the straight-line method in relation to the estimated useful lives, since this method is the closest that reflects the consumption pattern of future economic benefits incorporated into the asset. The estimated useful lives of intangible assets are as follows:

Category	December 31, 2021	December 31, 2020
Brands	30	30
Software	From 3 to 7 years	From 3 to 7 years
Customer contracts	10	10

The assets’ net book values and useful lives are reviewed at each reporting date, and adjusted prospectively, where applicable.

During 2021, the Group reviewed the estimated useful lives of these assets and no significant change was identified.

3.9. Impairment of non financial assets

An impairment loss is recognized in the statement of profit or loss for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other non financial assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period. Therefore, impairment losses recognized for goodwill cannot be reversed in a subsequent period.

3.10. Provisions

Provisions are recognized when: (i) the Group has a present or constructive obligation as a result of past events; (ii) it is probable that an outflow of resources will be required to settle the obligation; and (iii) the value can be reliably estimated. Provisions are not recognized for future operating losses.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Provisions are measured at the present value of expenses that must be required to settle the obligation by applying a discount rate plus the effects of taxes on profit, which reflects current market valuations for the value of money over time and for the specific risks of the obligation. The increase in provision due to the passage of time is recognized as financial expense.

3.11. Revenue Recognition

The revenue is composed of Third-party software, Artificial intelligence & analytics services and Software as a services, usually without a significant financing component in its revenue.

(i) Third-party software

The Group offers services of resale of third-party software licenses to its customers which includes: (i) Cloudera Hadoop, (ii) Confluent Enterprise Platinum, (iii) Software ECE, among others. The Group purchases licenses from these third parties and resale the licenses to its end customers. There is a single performance obligation which is transfer of possession of license to its customer. The Group acts as the principal in the resale of licenses. Revenue is recognized on a gross basis at a point in time upon transfer of possession of the license and the transaction price is typically the fixed amount in the contract depending on the specific license provided by the Group.

(ii) Artificial intelligence & data analytics services

The Group offers artificial intelligence (“AI”) and data analytics services to its clients which includes (i) technical support and (ii) consulting services. Each professional service is distinct and represents a single performance obligation. The revenue is recognized over time by application of input method i.e. hours spent on contract. Professional services fees typically determined by the hour of services provided and the rate per hour for the employees providing the services.

(iii) Proprietary software as a service

The Group offers proprietary software as a service (“SaaS”) in its data platform to its clients, which includes (a) SaaS (access to the platform) and (b) support services. The Group considers them as two performance obligations. The two performance obligations are delivered concurrently and have the same pattern of transfer, the Group will treat them as one performance obligation. Revenue is recognized ratably over the contract period as we satisfy the performance obligation. We use a time-based output method to measure progress and recognize revenue on a straight-line basis over the contract term. The transaction price for our proprietary data platform contracts consists of the following components:

•	Fixed fee element. For example, access to the platform for a certain period is at a fixed amount, as well as the usage-based fee is a fixed amount per usage measure.

•	A variable fee calculated once a certain threshold is reached, resulting in a discount provided to the client if the service level agreement (“SLA”) is not met

For variable fees that meet the practical expedient for recognizing revenue as invoiced, the Group will apply the practical expedient and recognize revenue in the amount to which the entity has a right to invoice. For variable considerations that do not meet the practical expedient, the Group will use the most likely method in estimating the variable considerations.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

If in future contracts, the two performance obligations are not delivered concurrently and have the same pattern of transfer, the Group will establish the stand-alone selling price for each performance obligation and allocate the transaction price accordingly.

3.12. Taxes

(i) Current income tax

The income tax expense or credit for the period is the tax payable (or receivable) on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

The current income tax charge is on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Group operates and generates taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Income tax and the current and deferred social contribution are calculated based on the rates of 15%, plus the additional 10% on the excess taxable income of R$240 for income tax and 9% on the taxable profit for social contribution on net income.

(ii) Deferred income tax

Deferred income tax is provided in full, using the liability method and is generated by temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred income tax assets referring to all deductible temporary differences and unused tax losses are recognized to the extent it is probable that future taxable profit will be available against which the temporary differences and unused tax losses can be utilized, except when the deferred income tax asset relating to a deductible temporary difference results from the initial recognition of an asset or liability, in a transaction that is not a business combination, and that at the time of transaction, affects neither the accounting nor the taxable profit or loss.

Unrecognized deferred income tax assets are reviewed at each statement of financial position date and recognized to the extent that it is probable that there will be future taxable profit to allow the recovery of these assets.

Deferred tax liabilities and assets are not recognized for temporary differences between the carrying amount and tax bases of investments in foreign operations where the Group is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are measured at the rates expected to be applicable in the year in which the asset is realized or the liability is settled, based on rates (and tax laws) that are in force or substantively in force at the statement of financial position dates.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(iii) Sales taxes

Net revenue, expenses and assets are recognized net of sales tax, except:

•

When the sales taxes incurred on the purchase of goods or services are not recoverable from tax authorities, in which case the sales tax is recognized as part of the cost of acquiring the asset or expense item, as applicable.

•	When the amounts receivable or payable are stated with the amount of sales taxes included.

The net amount of sales taxes, recoverable or payable to the tax authority, is included as part of taxes receivables or taxes payables in the consolidated statement of financial position, and net of corresponding revenue or cost / expense, in the consolidated statement of profit or loss.

Revenues in Brazil are subject to taxes and contributions, at the following statutory rates:

PIS (“Programa de Integração Social by its acronym in Portuguese”) and COFINS (“Contribuição para o Financiamento da Seguridade Social by its acronym in Portuguese”) are contributions levied by the Brazilian Federal government on gross revenues. These amounts are invoiced to and collected from the Group’s customers and recognized as deductions to gross revenue against tax liabilities, as we are acting as tax withholding agents on behalf of the tax authorities. PIS and COFINS paid on certain purchases may be claimed back as tax credits to offset PIS and COFINS payable.

These amounts are recognized as recoverable taxes and are offset on a monthly basis against taxes payable and presented net, as the amounts are due to the same tax authority. PIS and COFINS are contributions calculated on two different regimes according to Brazilian tax legislation: cumulative method and non-cumulative method. PIS and COFINS are charged based on the cumulative method (at rates 0.65% and 3.00%, respectively) and non-cumulative method (at rates 1.65% and 7.6% respectively) according to the type of revenue.

ISS (Imposto Sobre Serviços by its acronym in Portuguese) is a tax levied by municipalities on revenues from the provision of services. ISS tax is added to amounts invoiced to the Group’s customers for the services the Group renders. These are recognized as deductions to gross revenue against tax liabilities, as the Group acts as agent collecting these taxes on behalf of municipal governments. The rates may vary from 2.90% to 5.00%.

INSS (Instituto Nacional do Seguro Social by its acronym in Portuguese) is a social security charge levied on wages paid to employees.

3.13. Leases

Leases of the Group includes office spaces. Rental contracts are typically made for fixed periods, but may have extension options by Brazilian Law. Contracts may contain both lease and non-lease components. However, the Group elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

At the inception or modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease on the basis of its individual prices.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments for the Group’s leases:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•	variable lease payments that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

Lease payments to be made under reasonable extension options are also included in the measurement of the liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the interest rate implicit in the lease. If this rate cannot be readily determined, then the lessee uses its incremental borrowing rate. The average incremental borrowing rate for the leases is 9.32%.

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance costs. The finance cost is charged to profit or loss over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of a lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.

A lease liability is remeasured upon a change in the lease term, changes in an index or rate used to determine the lease payments or reassessment of exercise of a purchase option. The corresponding adjustment is made to the related right-of-use asset. However, if the carrying amount of the right-of-use asset has already been reduced to zero and there is a further reduction in the measurement of the lease liability, then the Group recognizes any remaining amount of the remeasurement in the consolidated statement of profit or loss.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and all leases of low-value assets are recognized on a straight-line basis as an expense in the consolidated statement of profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise of assets with amount lower than R$25 at the lease inception.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

3.14. Earnings per share

(i) Basic earnings per share

Basic earnings per share are calculated by dividing:

•	the profit attributable to owners of the Group, excluding any costs of servicing equity other than ordinary shares

•	by the weighted average number of ordinary shares outstanding during the financial year and excluding treasury shares if applicable.

(ii) Diluted earnings per share

Diluted earnings per share adjust the figures used in the determination of basic earnings per share to consider the weighted average number of additional ordinary shares that would have been outstanding, assuming the conversion of all dilutive potential ordinary shares.

3.15. Employee benefits

(i) Profit sharing

The Group recognizes a liability and an expense for profit sharing based on the agreement with its employees, which considers the income for the year after certain adjustments. The Group recognizes the liability when it is contractually obligated or when there is a previous practice that has created a constructive obligation over the service period, if applicable.

(ii) Share-based compensation

The Group operates equity-settled share-based compensation plans that are designed to provide long-term incentives for selected directors and employees to deliver long-term shareholder returns.

The cost of equity-settled transactions with employees is measured using their fair value at the date they are granted. The cost is expensed together with a corresponding increase in equity over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). At the end of each period, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in profit or loss, with a corresponding adjustment to equity.

The estimated fair value of the option on the grant date is calculated based on the appraisal or relevant transaction closest to the grant date.

Note 4. Use of critical estimates and judgements

The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Accounting estimates and judgments are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

a) Impairment of non-financial assets

As stated in note 3.9, impairment testing involves calculating the value in use or the fair value less cost of disposal, when applicable, of the cash generating units to which the goodwill or other non-financial assets have been assigned. The value in use is determined by estimating five years of future cash flows, a terminal value and using a discount rate that comprises of three components: time value in money, the appropriate risk premium and uncertainty about the future cash flows. Hence, it relies on a number of critical judgements, estimates and assumptions. For more information on estimates and assumptions used in impairment testing, refer to note 12.

b) Revenue recognition

The Group applies certain judgment in assessing the terms of revenue from contracts with customers to determine whether the contract involves the delivery of SaaS (revenue recognized over time) or a mere sale of license (revenue recognized point in time). The Group evaluates each contract individually, it’s critical terms and business relationship with its customer and any associated third party.

c) Lease term

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has the option, under some of its leases, to lease the assets for additional terms. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. It considers all relevant factors that create an economic incentive for it to exercise the renewal such as contractual terms and conditions for the optional periods compared with market rates and the length of a non-cancellable period of a lease.

After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

d) Capitalization of intangibles development cost

The Group capitalizes qualifying internal use software development costs related to internally developed software associated with Semantix Data Platform (“SDP”), Quios Invest and Smarter Sales. SDP is the platform offered by Semantix for the preparation and creation of analytical data environments in the cloud, Quios Invest is Semantix’s technology platform dedicated to the capital markets clients, and Smart Sales is Semantix’s e-commerce platform, enabling several e-commerce transactions, as such as, business-to-business (“B2B”), (business-to-customer (“B2”), marketplace, among others. The costs consist of labor costs related to the developers and other costs, such as the Cloud used in the internal development phase. The Group then evaluates whether the development costs are to be expensed or capitalized based on the three criteria, technical feasibility, commercial feasibility, and measurability. If the intangible asset meets these criteria, certain development expenses can be capitalized as an intangible asset.

The Group has chosen the straight-line method of amortization based on the estimated useful lives of the items, net of their estimated residual values (if any), which will be applied consistently from period to period unless there is a change in the expected pattern of consumption of the future economic benefits.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

e) Useful life of intangible asset with finite useful lives

Intangible assets are amortized over their useful lives. The useful life is based on management’s estimates for the period in which the assets will contribute to generate revenue and is periodically reviewed. Changes in estimates may result in significant changes in the book value. Revisions to these estimates are recognized prospectively.

f) Control over subsidiaries without majority of shares

Management of the Group has applied judgment in determining that Semantix Participações controls Tradimus and has therefore consolidated Tradimus within the Group’s consolidated financial statements.

Management concluded that the potential voting rights arising from the shareholder agreement signed between Semantix and Excella (see note 22) gives the Group the power and rights to variable returns from Tradimus. In addition to the fact that Semantix has the ability to use its power to affect the amount of its returns and that the CEO appointed by Semantix into Tradimus acts in the benefit of the Group, management concluded that the Group controls the economic outcome of Tradimus.

Note 5. New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for the year ended December 31, 2021 and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Note 6. Segment Reporting

Segment information is presented geographically as required by entity wide disclosures under IFRS 8.

(i) Segment revenue by region

	December 31, 2021	December 31, 2020
Brazil	186,279	96,929
Latin America (other than Brazil)	16,984	13,819
United States of America	8,396	12,705

Total	211,659	123,453

For the year ended December 31, 2021, 40% of the revenue is represented by six of our major clients (seven clients represents 48% of the Group’s revenue the year ended December 31, 2020).

(ii) Segment non-current assets by region

From the total of non-current assets other than financial instruments and deferred tax assets, 100% is located in Brazil as of December 31, 2021 (2020- 100% at Brazil).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 7. Revenues

a) Disaggregation of revenue from contracts with customers

The Group revenue derives mostly from the resale of third-party software, proprietary software as a services and AI & data analytics services rendered. Disaggregation of revenue by major product lines are as follows:

	December 31, 2021	December 31, 2020
Third-party software	139,726	86,588
Deductions on third-party software	(8,421)	(5,373)

Revenue from Third-party software	131,305	81,215

AI & data analytics services	43,392	38,157
Deductions on AI & data analytics services	(2,852)	(2,482)

Revenue from AI & data analytics services	40,540	35,675

Proprietary software as a service (SaaS)	42,536	6,220
Deductions on proprietary software as a service (SaaS)	(2,786)	(374)

Revenue from proprietary software as a service (SaaS)	39,750	5,846

Other revenue	69	803
Deductions on Other revenue	(5)	(86)
Other revenue	64	717

Total revenue	211,659	123,453

b) Contract assets and deferred revenue related to contracts with customers

The Group has recognized the following contract assets and deferred revenue related to contracts with customers:

	December 31, 2021	December 31, 2020
Current contract assets relating to SaaS	15,102	2,071

Total contract assets	15,102	2,071

Contract liabilities relating to SaaS	1,291	1,847

Total contract liabilities	1,291	1,847

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 8. Costs and expenses by nature

The operating costs and expenses by nature incurred for the years 2021 and 2020 are as follows:

	December 31, 2021	December 31, 2020
Personnel	97,561	57,810
IT and hosting expenses	6,386	3,870
Outsourced services	26,637	5,991
Traveling	123	449
Depreciation and amortization	7,950	2,308
Facilities	10,557	3,805
Licenses held for sale write-off	1,681	—
Loss allowance	8,950	472
Accounts receivable write-off	9,415	—
Cost of third party licenses sold	92,493	65,738
Tax expenses	1,473	709
Onerous contract provision	7,745	—
Other	1,823	305

Total	272,794	141,457

(-) Cost of services provided	26,673	17,150
(-) Cost of sales of goods	98,781	68,322
(-) Sales and marketing expenses	36,693	14,288
(-) General and administrative expenses	81,522	33,082
(-) Research and development	19,920	7,876
(-) Other expenses	9,205	739

Total	272,794	141,457

Note 9. Financial income and expenses

	December 31, 2021	December 31, 2020
Interest income from financial assets	1,912	479
Foreign exchange gains	3,215	2,124
Fair value of derivative financial instrument	1,308	—
Other financial income	93	7

Total financial revenues	6,528	2,610

Foreign exchange losses	7,196	3,219
Interest on loans	11,074	927
Interest on leases	266	287
Other financial expenses	2,972	219

Total financial expenses	21,508	4,652

Financial result	(14,980)	(2,042)

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 10. Income tax

a) Current tax expense

Corporate income tax and social contribution on net income were calculated in accordance with applicable law. The Group has operations in countries with different tax regimes.

The corporate income tax (“IRPJ”) was calculated at the basic rate of 15% on taxable income plus the additional 10%, according to specific legislation, and the social contribution on profit (“CSLL”) was calculated at the rate of 9% on taxable income. The tax on profit, before tax, differs from the theoretical value that would be obtained with the use of the weighted average tax rate, applicable to the profits of Brazilian companies.

b) Reconciliation of income tax expense and social contribution

	December 31, 2021	December 31, 2020
Loss before income tax	(76,115)	(20,046)
Income tax at the nominal Brazilian tax rate – 34%	25,879	6,816
Tax paid on profits of overseas subsidiaries	1,486	(492)
Non-deductible expenses	(1,578)	(2)
Deferred tax not recognized	(20,433)	(6,800)
Difference in overseas tax rates	2,445	(553)
Share-based payment	2,642	(612)
Others	(2,700)	2,255

Total adjustments	(18,138)	(6,204)

Income tax as reported	7,741	612

Current income tax	(327)	(1,291)
Deferred income tax	8,068	1,903

The tax expense was determined based on the Brazilian corporate income tax (CIT) rate considering that, currently, the main operation is in Brazil. This table reconciles the expected income tax expense, computed by applying the combined Brazilian tax rate of 34%, to the actual income tax expense. The combined Brazilian tax rate includes the corporate income tax at a 25% rate and the social contribution on net profits at a 9% rate.

Unrecognized deferred tax assets correspond to the tax benefit related to future utilization of net operating losses of the Group. In that case, the deferred tax asset was not recognized due to the lack of expectation of utilization of such net operating losses in the foreseeable future. The net operating loss not recognized are in the amount of R$60,096 (December 31, 2020—R$20,000).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

c) Deferred tax assets

	Balance as of January 1, 2021	Recognized in profit or loss	Balance as of December 31, 2021
Bonus provision	1,822	2,210	4,032
Contingency	1,993	3,906	5,899
Right of use asset	170	8	178
Impairment of inventory	285	572	857
Impairment of trade receivables	368	364	732

Total	4,638	7,060	11,698

	Balance as of January 1, 2020	Recognized in profit or loss	Balance as of December 31, 2020
Bonus provision	988	834	1,822
Contingency	805	1,188	1,993
Right of use asset	124	46	170
Impairment of inventory	170	115	285
Impairment of trade receivables	216	152	368

Total	2,303	2,335	4,638

d) Deferred tax liabilities

	Balance as of January 1, 2021	Recognized in profit or loss	Balance as of December 31, 2021
Effect of changes in foreign exchange rates	(509)	(91)	(600)
Acquisition of subsidiaries	(6,429)	—	(6,429)

Total	(6,938)	(91)	(7,029)

	Balance as of January 1, 2020	Acquired in business combinations	Recognized in profit or loss	Balance as of December 31, 2020
Effect of changes in foreign exchange rates	(78)	—	(431)	(509)
Acquisition of subsidiaries	—	(6,429)	—	(6,429)

Total	(78)	(6,429)	(431)	(6,938)

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 11. Other Assets

The breakdown of Other Assets is as follows:

	December 31, 2021	December 31, 2020
Costs incurred for the issuance of shares	5,159	701
Other receivables (i)	11,682	6,587
Others	1,762	2,203

	18,603	9,491

Current	18,019	2,444
Non-current	584	7,047

(i) According to the Sales and Purchase Agreement (“SPA”), the Group has the right to receive from the sellers, former shareholders of LinkAPI and Tradimus, an indemnification related to contingent liabilities or other liabilities that arises after the acquisition has been done and related to previous event. As of December 31, 2021 and 2020, the Group recognized R$5,863 (2020—R$6,537) of indemnification asset accounted as “Other assets”. Additionally, there is the amount of R$5,018 referring to the balance not yet received by the Company related to the sale of its interest in Tradimus (see note 22).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 12. Intangible Assets, net

Details of intangible assets and changes in the Group’s intangible assets balances are presented below:

	Goodwill	Software	Brands	Contract with customers	Development costs	Total
Cost
On January 1, 2020	—	152	—	—	—	152
Additions: internal development	—	—	—	—	13,061	13,061
Acquisitions	—	2,045	—	—	—	2,045
Acquired from business combination	24,854	2,850	8,823	7,237	1,063	44,827

As of December 31, 2020	24,854	5,047	8,823	7,237	14,124	60,085

On January 1, 2021	24,854	5,047	8,823	7,237	14,124	60,085
Additions: internal development	—	3,000	—	—	18,182	21,182
Acquisitions	—	67	—	—	—	67
Transfer	—	(928)	—	—	928	—

As of December 31, 2021	24,854	7,186	8,823	7,237	33,234	81,334

Accumulated amortization
On January 1, 2020	—	(9)	—	—	—	(9)
Amortization	—	(465)	(14)	(74)	—	(553)

As of December 31, 2020	—	(474)	(14)	(74)	—	(562)

On January 1, 2021	—	(474)	(14)	(74)	—	(562)
Amortization	—	(869)	(176)	(239)	(4,860)	(6,144)

As of December 31, 2021	—	(1,343)	(190)	(313)	(4,860)	(6,706)

Book value
On 1 January 2020		143				143

As of December 31, 2020	24,854	4,573	8,809	7,163	14,124	59,523

As of December 31, 2021	24,854	5,843	8,633	6,924	28,374	74,628

There were no events or changes in circumstances that indicate that the carrying amount of intangible assets with finite useful life may not be recoverable and therefore no impairment charges were recorded for the years 2021 and 2020.

Impairment tests for goodwill

The Group performs an annual impairment test for goodwill at the Cash Generating Unit (“CGU”) level to evaluate if there has been an impairment loss, or more frequently if there are indicators that shows a deterioration of the fair value (a trigger event).

The Group acquired two entities during the year 2020: (i) Tradimus and (ii) LinkAPI, and goodwill was recognized in both those acquisitions. Goodwill does not generate cash inflows independently of other assets or groups of assets, and therefore is not tested for impairment separately. Instead, goodwill is tested for impairment as part of testing identified CGUs.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

A CGU is the smallest group of assets that includes the asset and generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Based on this, management has identified three CGUs:

i.	Tradimus;

ii.	LinkAPI; and

iii.	Rest of the Group (data platform).

For the purpose of impairment testing, goodwill will be allocated to the following CGUs (acquired entity level) to which it belongs, while other corporate assets will not be allocated to any CGU.

CGU	Goodwill
Tradimus	3,098
LinkAPI	21,756

Total	24,854

The Group completed its annual impairment test for goodwill for the years ended December 31, 2021 and 2020 and concluded that no impairment charge was warranted. The results of the impairment tests indicate the excess of the recoverable amounts over the carrying amounts for each CGU.

Recoverable amount is higher of fair value or value in use. But in the current year, the Group identified that the fair value is equal to carrying amount for both CGUs, hence we shall compare the same with value in use. The Group cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the value of the asset reported. The Group believes that all of its estimates are reasonable and are consistent with the Group’s internal reporting and reflect Management’s best estimates.

Tradimus: The recoverable amount of this CGU was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the Group’s directors over a five-year period from December 31, 2021, and an annual discount rate of 22.2%. Cash flows that exceed this five-year projection horizon have been extrapolated using a fixed annual growth rate of 3.2%. The Group use a five-year period for cash flow projection because the position expected at the end of the fifth year represents the stable long-term position. Therefore, the Group extrapolates those cash flows into the future using a steady growth rate (second stage).

Cash flow projections during the projection horizon are based on a sales growth rate, which is 7.1% for the year after 2022 and 7.4% for the rest of the period, and fixed gross margin of 100%, respectively. The growth rate is estimated by Management based on past performance and their expectations of market development. The estimated recoverable amount of the CGU exceeded its carrying amount by R$903.

LinkAPI: The recoverable amount of this CGU was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the Group’s directors over a five-year period from December 31, 2021, and an annual discount rate of 20.6%. Cash flows that exceed this five-year projection horizon have been extrapolated using a fixed annual growth rate of 3.2%. The Group use a five-year period for cash flow projection because the position expected at the end of the fifth year represents the stable long-term position. Therefore, the Group extrapolates those cash flows into the future using a steady growth rate (second stage).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Cash flow projections during the projection horizon are based on variable sales growth rates and a fixed gross margin of 66.0%. Management projected the growth rates of revenue after considering the good results since the acquisition, past performance and their expectations of market development. The estimated recoverable amount of the CGU exceeded its carrying amount by R$199,488.

The key assumptions used in the value-in-use calculations for the cash generating units are the following:

•

Growth rate: the rates used are calculated after considering GDP over the number of clients and inflation rate (IPCA) over the ticket average price. Management considers any potential reasonable change in the key assumptions on which the recoverable amount is based would not cause the total carrying amount to exceed the total recoverable amount of the CGU.

•

Discount period: The inflows and outflows of a company takes place over time in the course of its business cycle. Consequently, the calculation of the present value of the cash flow generated over a given period should consider the individual discount of various expenses and inflows, and their respective dates of occurrence. Thus, the cash generated at the beginning of the year should be discounted for less time than the cash generated at the end of the year. As a result, an average flow was adopted, in the middle of the period between the beginning and the end of each projective period, to discount the cash flows.

•

Projected gross margin: Projected gross margin is consistent with the historical gross margin in case of Tradimus and for LinkAPI, Management expects a slight difference in the projected cost as a percentage of revenues and due to that, the projected gross margin is different in the projected periods than the historical financials.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Note 13. Property, plant and equipment, net

The changes in the Group’s property and equipment balance are shown in the table below:

	Furniture and fixtures	IT and telecom equipment	Leasehold improvements	Total
Cost

As of December 31, 2019	1,263	1,366	1,423	4,052
Additions	124	203	296	623
Acquired from business combination	113	144	—	257
Disposals	—	—	(28)	(28)
As of December 31, 2020	1,500	1,713	1,691	4,904
Additions	26	574	18	618
Disposals	(4)	(74)	(12)	(90)

As of December 31, 2021	1,522	2,213	1,697	5,432

Accumulated depreciation
As of December 31, 2019	(92)	(344)	(106)	(542)
Depreciation	(160)	(355)	(163)	(678)
Disposals	—	—	28	28
As of December 31, 2020	(252)	(699)	(241)	(1,192)
Depreciation	(141)	(374)	(170)	(685)
Disposals	—	—	—	—

As of December 31, 2021	(393)	(1,073)	(411)	(1,877)

Balance at December 31, 2020	1,248	1,014	1,450	3,712

Balance at December 31, 2021	1,129	1,140	1,286	3,555

There were no events or changes in circumstances that indicate that the carrying amount of property and equipment may not be recoverable; therefore, no impairment charges were recorded for the years 2021 and 2020.

Note 14. Leases

The Group has leases of offices spaces. Rental contracts are for fixed terms varying between three and five years.

The statement of financial position shows the following amounts relating to leases:

	December 31, 2021	December 31, 2020
Right-of -use asset
Office buildings	2,976	2,780

Lease liabilities	3,344	3,205

Current	1,094	1,380
Non-Current	2,250	1,825

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The following are the initial impacts on the consolidated statement of financial position on January 1, 2021 and 2020 and its movements for the years 2021 and 2020:

	December 31, 2021	December 31, 2020
Lease liabilities
Opening balance	3,205	3,914
New lease agreements	1,728	—
Remeasurement	(429)	231
Interest accrued	266	287
Payment of Interest	(266)	(287)
Payment of principal	(1,160)	(940)

Closing balance	3,344	3,205

	December 31, 2021	December 31, 2020
Right of use asset
Opening balance	2,780	3,626
New lease agreements	1,728	—
Remeasurement (i)	(411)	231
Depreciation	(1,121)	(1,077)

Closing balance	2,976	2,780

(i)	Refers to a discount obtained by reducing leased space in the Company’s headquarters.

	December 31, 2021	December 31, 2020
Depreciation charge of ROU during the year	1,121	1,077
Interest expense (included in finance cost)	266	287
Expense relating to short-term leases and low value assets	304	207

Total	1,691	1,571

Note 15. Cash and cash equivalents

	December 31, 2021	December 31, 2020
Cash and bank accounts	16,349	15,253
Short-term investments	35,800	10,683

	52,149	25,936

The Group’s investments are concentrated in automatic applications offered by Itaú (auto plus application) and Bradesco (Invest Fácil) banks and the remunerations follow the CDI (Interbank Deposit Certificates) rate of Brazil fixed at the time of application. The rates that paid for financial investments in 2021 and 2020 were approximately 4.42% and 2.75% p.a. respectively.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Financial investments have immediate convertibility characteristics in a known amount of cash and are not subject to risk of significant change in value, being recorded by the increased cost values of income earned up to the statement of financial position dates, which do not exceed their market or realization value.

Note 16. Trade receivables and other

Trade receivables are amounts due from customers for services performed in the ordinary course of business. They are generally due for settlement within 30 to 60 days and are therefore all classified as current.

Trade receivables are recognized initially at the transaction price unless they contain significant financing components when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

Trade receivables are as follows:

	December 31, 2021	December 31, 2020
Trade receivables	31,651	30,374
Contract assets (a)	15,102	2,071
Loss allowance (b)	(10,228)	(1,200)

	36,525	31,245

(a)	Amounts to be received for unbilled work during the year ended December 31, 2021 and 2020.
(b)

The loss allowance was calculated based on the provision matrix calculated by the group related one historical loss experienced on its trade receivables. The Group further added qualitative management overlays to arrive at management’s best estimate.

The movement for the loss allowance balance is as follows:

	December 31, 2021	December 31, 2020
Opening balance	(1,200)	(789)
Additions (i)	(9,028)	(475)
Write-off	—	64

Closing balance	(10,228)	(1,200)

(i)	Increase on loss allowances during the year ended December 31, 2021 refers principally to a specific client which management understands will not be recoverable.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The trade receivables by aging are distributed as follows:

	December 31, 2021	December 31, 2020
Current	13,561	22,052
Overdue between:
From 1 to 30 days	1,841	939
From 31 to 60 days	1,635	2,146
More than 61 days	14,614	5,237

	31,651	30,374

Note 17. Loans and borrowings

Loans and financing operations are summarized as follows:

Liabilities	Interest rate	Currency	Maturity	December 31, 2021	December 31, 2020
Banco Daycoval S.A.	12.01% per annum	Brazil	2024	8,188	10,003
Itaú Unibanco S.A.	10.34% per annum	Brazil	2024	8,131	9,743
Banco Bradesco S.A.	8.44% per annum	Brazil	2025	10,098	10,292
Banco Bradesco S.A.	CDI + 4.10% per	Brazil	2026	10,060	—
Banco do Brasil S.A.	CDI + 5.20% per	Brazil	2025	15,103	—
Citibank, N.A.	CDI+4.53% per	USD	2025	21,096	—
Itaú Unibanco S.A. –	12.28% per annum	EUR	2025	19,167	—
Banco BMG S.A.	CDI + 6.32% per	Brazil	2023	9,344	—
Banco BTG Pactual	CDI + 5.15% per	Brazil	2024	30,049	—
Itaú Unibanco S.A.	12.49% per annum	Brazil	2025	353	—
Banco do Brasil S.A.	CDI + 5.3% per annum	Brazil	2025	15,005	—

Total				146,594	30,038

Current				44,060	5,624
Non-current				102,534	24,414

The following table shows the changes in loans and borrowings during the year:

	December 31, 2021	December 31, 2020
Opening balance at January 1,	30,038	—
Funds from loans and borrowings	120,175	29,500
Payment of loans	(9,843)	—
Interest paid	(4,850)	(388)
Accrued interest	11,074	926

Closing balance at December 31,	146,594	30,038

On September 30, 2020, the Group entered into a loan agreement with Banco Daycoval S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 12.01% and maturing on September 30, 2024.

On September 28, 2020, the Group entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$9.5 million, with interest accruing at a rate per annum equal to 10.34% and maturing on September 25, 2024.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

This loan is secured by financial investments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	current liquidity ratio, as calculated on an annual basis, higher than or equal to 1.2x.

On August 25, 2020, the Group entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to 8.44% and maturing on August 25, 2025.

On March 23, 2021, the Group entered into a loan agreement with Banco Bradesco S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 4.10% and maturing on March 23, 2026. This loan is secured by receivables from trade bills and escrow receivables.

On April 7, 2021, the Group entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.20% and maturing on February 18, 2025.

On May 25, 2021, the Group entered into a loan agreement with Citibank, N.A. in the amount of US$3.8 million, with interest accruing at a rate per annum equal to 3.63% and maturing on June 27, 2025. On the same date, a swap (notional—R$ 20 million) was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (3.63% per annum) into an effective annual rate of CDI plus 4.53%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments and derivative financial instruments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less or equal to 3.5X on December 31, 2021 and 3.0X thereafter.

On June 18, 2021, the Group entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of EUR3.3 million, with interest accruing at a rate per annum equal 1.42% and maturing on May 28, 2025. On the same date, a swap (notional—R$ 21 million) was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (1.42% per annum) into an effective annual rate of 12.28%. This loan is secured by a standby letter of credit issued by Banco Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less or equal to 3.5X on December 31, 2021, and 3.0X thereafter;

•	a current liquidity ratio, as calculated on an annual basis, higher than to 1.2X.

On June 18, 2021, the Group entered into a loan agreement with Banco BMG S.A. in the amount of R$10.0 million, with interest accruing at a rate per annum equal to CDI plus 6.32% and maturing on June 19, 2023. This loan is secured by escrow receivables.

On June 23, 2021, the Group entered into a loan agreement with Itaú Unibanco S.A. in the amount of R$0.6 million, with interest accruing at a rate per annum equal to 12.49% and maturing on May 20, 2025. This loan is secured by financial investments. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on an annual basis, of less than or equal to 3X;

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

•	a debt-to-EBITDA ratio, as calculated on an annual basis, of less than or equal to 3.5X;

•	current liquidity ratio, as calculated on an annual basis, higher than or equal to 1.2x.

On June 28, 2021, the Group entered into a loan agreement with Banco BTG Pactual S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.15% and maturing on June 28, 2024. This loan is currently secured by financial investments and will also be secured by receivables from trade bills and financial investments, and escrow receivables. Under the terms of this Loan, the Group is required to comply with the following financial covenant:

•	a net debt-to-EBITDA ratio, as calculated on a semiannual basis, of less than or equal to 3.5X.

On December 22, 2021, the Group entered into a loan agreement with Banco do Brasil S.A. in the amount of R$15.0 million, with interest accruing at a rate per annum equal to CDI plus 5.30% and maturing on November 10, 2025. This loan is secured by financial investments.

As of December 31, 2021, the Group was not in compliance with its net financial debt-to-EBITDA ratio covenant pursuant to the borrowing agreements. Accordingly, the Group requested a waiver from each bank which were received to the year ended December 31, 2021.

Note 18. Trade and other payables

The breakdown of Trade and other payables is as follows:

	December 31, 2021	December 31, 2020
Suppliers	53,951	29,904
Labor and social obligations	24,438	11,939
Other accounts payables	—	17

	78,389	41,860

Current	78,389	41,860

Note 19. Other liabilities

The breakdown of Other Liabilities is as follows:

	December 31, 2021	December 31, 2020
Accounts payable from acquisition of subsidiaries	4,959	5,117
Redemption liability (ii)	—	52,582
Contingent liabilities (i)	16,221	10,073
Onerous Contracts (iii)	7,772	—
Others	2,163	2,977

	31,115	70,749

Current	14,628	8,101
Non-current	16,487	62,648

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(i)

The Group has contingent liabilities related to social security issues resulting from the normal course of the business. The recognized provision reflects the Management’s best estimate of the most likely outcome. The Group understands that the provision recognized is enough to cover the probable losses and Management evaluate and update the amount on a periodically basis. There is no contingency classified as possible by the Group’s legal advisors. The change in the contingent liabilities is related to increase in R$6,148, no other change to the provision or consumption in the year ended December 31, 2021.

(ii)

The redemption liability is related to the 49% put option entered between the Group and the non controlling shareholders in the context of the acquisition of LinkAPI. Refer to note 22 for more details of the redemption liability.

(iii)

The Group recorded a onerous contract in the amount of R$7,772 (USD 1.4 million) in May 2021 with a third party from a unavoidable cost to acquire licenses which will be due in 2022. The provision is measured by the lowest cost to settle the liability. There was no other change to the provision or consumption in the year ended December 31, 2021.

Note 20. Equity

a) Subscribed and paid-up share capital

The share capital is composed as follows:

	Common stock		Preferred shares
In thousands of shares	2021	2020	2021	2020
Balance on January 1,	1,642	1,622	45
Capital contribution		65
Conversion		(45)		45

Issued as on December 31, – fully paid up	1,642	1,642	45	45

The participation of the shareholders is as follows:

	2021
Shareholders	(%) participation	Common shares	Preferred shares	Capital Value (R$)
Individuals	54.75%	843,200	45,000	30,560
Crescera Growth Capital Master Fundo de Investimento em Participações	30.31%	556,900	—	16,918
FIP Inovabra	14.94%	242,400	—	8,340

	100.00%	1,642,500	45,000	55,818

	2020
Shareholders	(%) participation	Common shares	Preferred shares	Capital Value (R$)
Individuals	54.75%	843,200	45,000	30,560
Crescera Growth Capital Master Fundo de Investimento em Participações	30.31%	556,900	—	16,918
FIP Inovabra	14.94%	242,400	—	8,340

	100.00%	1,642,500	45,000	55,818

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

(i) Common stock

The common shares has not par value and are entitled to one vote per share in the Company’s deliberations.

(ii) Preferred shares

Class A and B preferred shares issued by the Company, with no par value, with the following characteristics: (a) no voting rights; (b) priority in capital repayment in case of bankruptcy; and (c) right of conversion into common shares, with the same rights, advantages, priorities and preferences granted to the holders of the common shares.

b) Capital contribution

In June 2020, the Company received capital contributions, through cash investments, of R$21,571. These capital contributions resulted in the issuance of 65,200 common shares without par value.

Note 21. Share-based compensation

During 2020, The Board of Directors approved the “Option Plan” that provides share-based compensation to selected directors and employees as an equity-settled stock-option plan. The plan includes options to 45,000 preferred shares from the Company.

During 2020 the Group granted options on April and June and determined the fair value of the options granted at each date.

During 2021 the Group granted options on May and July and determined the fair value of the options granted at each date.

The weighted average fair value of the options granted during the year ended December 31, 2021 was R$1,804 (2020 -R$318) per option.

The fair value of the share-based compensation plan was estimated through the use of the Black & Scholes Model with the following assumptions:

•

Expected exercise: Represents the period in which the compensation related to the Option Plan should remain outstanding and was based on the average of the earliest date at which an option could be exercised which is the end of the vesting period and the date of the contractual life.

•	Expected volatility: Expected volatility between 60% and 55% using historical and implied stock price volatility from guideline companies, adjusted for size and leverage.

•	Risk-free interest rate: The risk free interest rate used on the model was calculated based on Brazil Sovereign Curve. The risk free used was 6.9% and 8.1%.

•

Exercise price: The exercise price is defined by the Board of Directors for each grant.Value of the underlying asset: The Value of the Underlying Asset (in this case, the shares issued by the Company) is measured using the implied per share value based on a total equity value of US$ 620 million (2020 is the most recent capital contribution).

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

The exercise of the options granted is subject to the minimum vesting periods of 3 years as detailed below:

•	25% of the options as from 12 months after the execution of the option contract;

•	30% of the options after 24 months since the execution of the option contract;

•	45% of the options after 36 months after the execution of the option contract, until reaching 100% (total).

The options granted under this plan are personal and non-transferable, whether or not the vesting periods have elapsed. The holder of the option has a maximum period of 5 years to exercises its options.

The expense related to the share-based payments plan for the year ended December 31, 2021 was R$7,757 (2020—R$1,800) with its corresponding entry to shareholders’ equity. Additionally, in 2021, the Company made a payment through shares, in the amount of R$6,442 in connection with the 49% acquisition of LinkAPI (note 22). The respective payment was made through the transfer of shares with its corresponding entry to shareholders’ equity.

Set out below are summaries of options granted under the plan:

	Number of Options (thousand)	Weighted average exercise price
At December 31, 2019	—	—
Options granted	15	14.83
At December 31, 2020	15	14.83
Options granted	10	220.38

At December 31, 2021	25	93.26

As of December 31, 2021, there were 3,850 options vested (December 31, 2020-nil).

As of December 31, 2021, there was R$14,289 (2020—R$3,112), of remaining unrecognized compensation cost related to unvested stock options to the Group’s employees. This cost will be recognized over an estimated remaining graded period of 3 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Note 22. Non-controlling shareholders

The interest attributable to non-controlling shareholders was calculated based on the percentage of 50% on the total shareholders equity of Tradimus and 49% on the total shareholders equity of LinkAPI.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Set out below is summarized financial information for NCI that are material to the Group:

	LinkAPI		Tradimus
Summarised statement of financial position	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Current assets	—	6,822	4,529	—
Current liabilities	—	(4,921)	(464)	—

Current net assets	—	1,901	4,065	—
Non-current assets	—	18,220	9,987	—
Non-current liabilities	—	(5,777)	(2,478)	—

Non-current net assets	—	12,443	7,509	—

Net assets	—	14,344	11,574	—

Accumulated NCI	—	7,029	5,787	—

	LinkAPI		Tradimus
Summarised statement of comprehensive income	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue	—	—	2,220	—
Profit for the period	—	—	(979)	—
Profit allocated to NCI	174	—	(360)	—

Transactions with non controlling interests

Tradimus

•

On December 30, 2020, Tradimus and Excella Gestão de Saúde Population Ltda. (“Excella”), a subsidiary of Caledonia S.A., a third-party health service management company, entered into a contract pursuant to which Excella undertook the obligation to invest at the minimum R$10.0 million in Tradimus, subject to the fulfillment of certain conditions. On March 5, 2021, this investment was approved by the Brazilian antitrust regulator. On May 26, 2021, Excella became a shareholder of Tradimus, holding a 50.0% stake, thus effectively diluting Semantix’s stake in Tradimus. As of December 31, 2021, the Group has received R$5.0 million which correspond to the 50% of the total investment. The remaining 50% will be received in 2022 as agreed by the Group and Excella.

LinkAPI

•

On December 21, 2020 the Group acquired 51% of the issued and outstanding share capital of LinkAPI. On the acquisition date, Semantix and the remaining shareholder of LinkAPI entered into a shareholder agreement in which establishes among other things, (i) put option for the non-controlling shareholder with the right but not the obligation to sell to the Group the remaining 49% of LinkAPI (see note 19), and (ii) call option for the Group with the right but not the obligation to buy from the non-controlling shareholder the remaining 49% of LinkAPI.

•

On June 29, 2021 the Group exercised its call option to acquire the additional 49% of the LinkAPI outstanding share capital for R$51.5 million, from which most portion was paid in cash and a small portion was paid with the issuance of Semantix shares. As of the notification date, the Group recognized its obligation with the non controlling interests to acquire the remaining 49% as Other

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

liabilities. As result of the notification, Management understands that the redemption liability, recognized as of December 31, 2020, has lapsed and has been reversed with its corresponding reversal in equity (accumulated losses). The net impact on equity regarding the reversal of the redemption liability and the recognition the liability with the shareholders of the 49% amounts to R$1,549 loss.

Note 23. Financial instruments by categories

a) Classification of financial instruments

The classification of financial instruments measured at amortized cost is presented in the following table:

	December 31, 2021			December 31, 2020
	Measured at amortized cost			Measured at amortized cost
	Financial Assets	Receivables and other	Financial Liabilities	Financial Assets	Receivables and other	Financial Liabilities
Assets
Financial investments	52,149			25,936
Trade receivables and other, net		36,525			31,245
Liabilities
Suppliers			53,951			29,904
Other liabilities			31,115			16,386
Lease liabilities			3,344			3,205
Loans and borrowings			146,594			30,038

Total	52,149	36,525	235,004	25,936	31,245	79,533

Using the discounted cash flow method, the Company calculated a fair value of R$126,092 for the loans. The difference between the amount presented in the financial statements at amortize cost and the fair value calculated based on discounted cash flows is due to the increase in the Brazilian basic interest rate (SELIC) which rose from 2% in January 2021 to 9.25% by December 2021 and the Company obtained a significant amount of its loans in the first half of 2021. The discount rate used was 1.20% per month for fixed-rate loans and 1.20% for floating-rate loans. The calculation of discount rates was determined from loan agreements obtained by the Company for December 2021 in order to represent a reflection of the market as of the balance sheet date. The respective measurement is based on level 3 of the fair value hierarchy.

The fair value of the Company’s other financial liabilities and financial assets is close to or equal to the amortized cost.

Derivative financial instruments

During 2021, the Group entered into loans denominated in foreign currency and in order to protect against the risk of change in the foreign exchange rates entered into derivative financial instruments (swap) with Itau and Citibank (see note 17). Therefore, they are not speculative. The fair value of the derivatives financial instruments as of December 31, 2021 is $1,308.

The following amounts were recognized in profit or loss in relation to derivatives:

	December 31, 2021	December 31, 2020
Profit on derivative financial instruments	1,308	—

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

b) Financial risk management

Financial risk factors

The Group’s activities expose it to various financial risks: market risk (including foreign exchange risk), credit risk and liquidity risk. The Group’s global risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on financial performance.

Risk management is carried out by the financial board, according to the policies approved by the Board of Directors. The financial board identifies, evaluates and protects the Group against any financial risks. The board provides written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, the use of derivative and non-derivative financial instruments, and investment of excess liquidity.

(i) Market risk

a. Foreign exchange risk

The Group operates internationally and is exposed to foreign exchange currency risk arising from exposures to some currencies other than the functional currency.

The following table shows the balance in other currency translated into Brazilian reais:

	December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD
Trade receivables and other, net	2,353	3,061	—	2,521	4,221	2,014
Trade and other payables	(492)	(4,288)	(7,635)	(769)	(3,034)	(507)

The aggregate net foreign exchange losses recognized in the consolidated statement of profit or loss were:

	December 31, 2021	December 31, 2020
	BRL	BRL
Total net foreign exchange (losses) recognized in profit before income tax for the period	(3,981)	(1,095)

Sensitivity

As of December 31, 2021 and 2020, the sensitivity analysis was carried out on the balances exposed to the effects of foreign exchange variation, based on the expectation of currency variation as disclosed by the Brazilian Central Bank.

A change in exchange rate at the reporting date would have increased (decreased) the balance by the amounts shown below:

	December 31, 2021			December 31, 2020
	COP	MXN	USD	COP	MXN	USD
Increase in exchange rate in 10%	2,047	(1,350)	(8,398)	1,926	1,305	1,657
Decrease in exchange rate in 10%	1,675	(1,105)	(6,871)	1,576	1,068	1,356

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

b. Interest rate risk

The interest risk arises from the possibility of the Group incurring losses due to fluctuations in interest rates in respect of fair value of future cash flows of a financial instrument.

The main exposure of the Group to interest rate risk is related to loans and financing payable subject to variable interest rate, principally the CDI (Interbank Deposit Certificates) rate of Brazil. Our investments are made for capital preservation purposes and the Group does not go into investments for trading or speculative purposes. The Group’s trade receivables, accounts payable and other liabilities do not bear interest.

The following table summarizes the Group´s financial instruments exposed to an interest rate risk:

Loan and Financing	Book value	Interest rate risk
Banco Daycoval S.A.	8,188	12%
Itaú Unibanco S.A.	8,131	10%
Banco Bradesco S.A.	10,098	8%
Banco Bradesco S.A.	10,060	CDI + 4.10% per annum
Banco do Brasil S.A.	15,103	CDI + 5.20% per annum
Citibank, N.A.	21,096	CDI+4.53% per annum
Itaú Unibanco S.A. – Nassau Branch	19,167	12.28% per annum
Banco BMG S.A.	9,344	CDI + 6.32% per annum
Banco BTG Pactual S.A.	30,049	CDI + 5.15% per annum
Itaú Unibanco S.A.	353	12.49% per annum
Banco do Brasil S.A.	15,005	CDI + 5.3% per annum

Total	146,594

The Group performed a sensitivity analysis regarding the exposure to the interest rate to which the financial instruments are exposed on December 31, 2021. As a premise, impacts of 10% upwards and downwards were adopted. As a result, interest expenses would be impacted as follows:

			Basic interest rate shock
Type	Rate risk	Amount	+ 10%	- 10%
Loans and financing (i)	CDI	100,657	1,107	(1,107)

(i)	This include two loans contracted fixed rate in Euro and USD and swapped to CDI in reais.

(ii) Credit risk

Credit risk is managed corporately. Credit risk stems from cash and cash equivalents, deposits in banks and other financial institutions, as well as credit exposures to clients, including open accounts receivable and committed transactions. If customers are classified by independent agency, these classifications are used. If there is no independent rating, the credit analysis area evaluates the credit quality of the customer, taking into account their financial position, past experience and other factors. Individual risk limits are determined on the basis of internal or external classifications according to the limits determined by the Board of Directors. The use of credit limits is monitored regularly.

No credit limit was exceeded during the year, and management does not expect any loss arising from default stems from these counterparties higher than the amount already provisioned.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

A default on a financial asset is when the counterparty fails to make contractual payments within 60 days of when they fall due.

Expected credit losses

The average credit period on contract with customers is 30 to 60 days. No interest surcharge is made on commercial accounts receivable.

The Group assessed the provision matrix at each of 2018, 2019, 2020 and 2021 reporting periods. As the Group matures and grows over the past years, its customer base will mature and stabilize over time as well. The 2018 and 2019 datasets contained various outliers that skewed the provision matrix in such a way that the results were significantly distant from the actual historical losses incurred. Therefore the Group decided to use the most recent, normalized, dataset for 2021 as the basis.

The Group assessed the quantitative outcome of the provision matrix and added qualitative management overlays to arrive at Management’s best estimate for ECL to be recognized.

(iii) Liquidity risk

The cash flow forecast is carried out by the Finance Department. This department monitors the Group’s ongoing forecasts of liquidity requirements to ensure that it has sufficient cash to meet operational needs. It also maintains sufficient free space on its committed credit lines available at any time so that the Group does not break the limits or clauses of the loan (where applicable) on any of its credit lines. This forecast takes into account debt financing plans, compliance with clauses and compliance with the internal goals of the statement of financial position quotient.

Contractual maturities of financial liabilities at 31 December 2021	Less than 1 year	1-2 years	2-3 years	More than 3 years	Total contractual cash flows	Carrying amount (assets)/ liabilities
Non-derivatives
Trade payables	53,951	—	—	—	53,951	53,951
Borrowings	53,285	55,378	41,421	17,130	167,214	146,594
Lease liabilities	1,288	1,365	900	333	3,886	3,344

Total non-derivatives	108,524	56,743	42,321	17,463	225,051	203,889

At 31 December 2020
Non-derivatives
Trade payables	29,904	—	—	—	29,904	29,904
Borrowings	6,706	9,971	9,971	10,409	37,057	30,038
Lease liabilities	1,400	893	893	446	3,632	3,205

Total non-derivatives	38,010	10,864	10,864	10,855	70,593	63,147

The excess cash held, in addition to the balance required for the management of current capital, is transferred to investments in bank accounts with interest, term deposits, short-term deposits and securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined by the above-mentioned forecasts.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

c) Capital Management

The policy of the Group is to maintain a strong capital base to secure investor, creditor, and market confidence and also to sustain future development of the business. Management monitors the return on capital, as well as the dividend yield to ordinary shareholders.

In addition, the Group objectives to manage capital are to safeguard its ability to continue as a going concern to provide returns for shareholders and benefits for other stakeholders, to maintain an optimal capital structure to reduce the cost of capital, and to have resources available for optimistic opportunities.

In order to maintain or adjust the capital structure of the Group, management can make, or propose to the shareholders when their approval is required, adjustments to the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets.

The Group monitors capital based on the net cash / net debt.

The Group’s strategy is to keep a positive net cash.

d) Recognized fair value measurements

Financial instruments are classified at fair value through profit or loss, when this classification significantly reduces a possible measurement or recognition inconsistency (sometimes referred to as “accounting mismatch”) that would occur due to the measurement of assets or liabilities or the recognition of their gains and losses on different bases. Gains/losses on financial instruments that are measured at fair value through profit or loss are recognized as financial income or expense in the profit or loss for the period.

This section provides details about the judgements and estimates made in determining the fair values of the financial instruments that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, the Group has classified its financial instruments into the three levels prescribed under the accounting standards. An explanation of each level follows underneath the table.

	December 31, 2021
Financial Liabilities	Level 1	Level 2	Level 3
Derivatives financial instruments	—	1,308	—

	December 31, 2020
Financial Liabilities	Level 1	Level 2	Level 3
Accounts payable from acquisition of subsidiaries (earn out)	—	—	1,781
Redemption liability	—	—	52,582

There were no transfers between levels 1 and 2 for recurring fair value measurements during the year.

The Group’s policy is to recognize transfers into and out of fair value hierarchy levels as at the end of the reporting period.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

Level 1: The fair value of financial instruments traded in active markets (such as publicly traded derivatives, and equity securities) is based on quoted market prices at the end of the reporting period. The quoted market price used for financial assets held by the Group is the current bid price, these instruments are included in level 1.

Level 2: The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined using valuation techniques which maximize the use of observable market data and rely as little as possible on entity-specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Level 3: If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The fair value of the earn out classified as level 3 as of December 31, 2020 was calculated based on the judgment of the Group and the probability of meeting the goals of the acquisition made during the year. The Sale and Purchase agreement of the acquisition of Tradimus established the seller will be entitled to an earn out if some conditions are met. As at the acquisition date the fair value of the earn out was R$1,781 and it did not have any variation until the payment date. The earn out was paid on September 30, 2021 in the amount of R$1,781.

Fair value of the redemption liability classified as level 3 as of December 31, 2020 was calculated based on the Geometric Brownian Motion method using the following premises: (a) volatility(s) is constant over time; (b) the model do not predict major increase or decrease on ARR because of specific events and (c) it is not considered default probability. On June 29, 2021, The Group exercised its call option and de-recognized the redemption liability and recognized an accounts payable to the former shareholders. Refer to Note 22 for details.

Note 24. Related Parties

Balances and transactions between the Group and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Key management compensation

Key management personnel include all group directors. The compensation paid or to be paid to key management personnel is as follows:

	December 31, 2021	December 31, 2020
Short-term compensation (salaries and social charges)	6,343	3,638
Long-term incentive (share-based payments)	1,170	604

	7,513	4,242

Other than the above, there were no reportable transactions between the Group and members of the key management personnel and their close family members during the year ended December 31, 2021, and 2020.

Note 25. Earning (Losses) per share

Basic losses per share is calculated by dividing profit attributable to Company shareholders by the weighted average number of common shares available during the fiscal year. Diluted losses per share is calculated by

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

adjusting the weighted average number of common shares, presuming the conversion of all the potential diluted common shares.

Since the Group reported a loss for 2021 and 2020, the number of shares used to calculate diluted loss per share of common shares attributable to common shareholders is the same as the number of shares used to calculate basic loss per share of common shares attributable to common shareholders for the period presented because the potentially dilutive shares would have been antidilutive if included in the calculation.

The tables below show data of income and shares used in calculating basic and diluted earnings per share attributable to the ordinary equity holders of the Company:

	December 31, 2021	December 31, 2020
Loss for the year	(68,188)	(19,434)
Weighted average number of common outstanding shares¹	1,643,585	1,606,280

Basic and diluted losses per share (R$)	(41.49)	(12.10)

1.	Share data have been revised to give effect to the share split as explained in Note 20. Equity

Note 26. Subsequent Events

On January 14, 2022, we entered into a loan agreement with Banco Santander (Brasil) S.A. in the amount of R$30.0 million, with interest accruing at a rate per annum equal to CDI plus 5.98% and maturing on December 30, 2024. This loan is secured by a standby letter of credit issued by Banco Santander (Brasil) S.A., as well as receivables from trade bills and financial investments.

On January 31, 2022, we entered into a loan agreement with Citibank, N.A. in the amount of US$2.1 million, with interest accruing at a rate per annum equal to 3.62% and maturing on December 30, 2025. A swap was contracted to hedge against foreign exchange rate, converting the financial charges of the loan (3.62% per annum) into an effective annual rate of CDI plus 5.16%. This loan is secured by a standby letter of credit issued by Banco Citibank S.A., as well as receivables from financial investments. In addition, this loan is guaranteed by Semantix Participações. Under the terms of this new loan agreements with Citibank, N.A. and Banco Santander (Brasil) S.A, the Group is required to comply with the following financial covenant:

•	our net debt/EBITDA ratio, as calculated on an annual basis, may not exceed 3.0 on December 31, 2022.

In January 2022, subject to the issuance of the consolidated audited financial statements as of and for the year ended December 31, 2021 management of the Group analyzed and concluded that net debt/EBITDA ratio and debt/EBITDA ratio may have been above 3.5, in each case as of December 31, 2021, as calculated in the manner prescribed in the applicable loan agreements. As a result, the Group would not be in compliance with the corresponding financial covenants included in certain of its loan agreements for which management has already obtained the waivers from the relevant lenders so that they waived and agreed not to enforce any of their rights with respect to such financial covenant.

On March 4, 2022, we entered into a loan agreement with Banco Bradesco (Brasil) SA in the amount of R$30.0 million, with interest accrued at an annual rate equal to 14.77% per annum, maturing on March 31, 2022. 2026. The loan is guaranteed by a standby letter of credit issued by Banco Bradesco (Brasil) SA, as well as receivables from trade notes and financial investments.

Semantix Tecnologia em Sistema de Informação S.A.

Notes to Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

(In thousands of Brazilian reais, unless otherwise stated)

On March 7, 2022, we entered into a loan agreement with Itaú Unibanco S.A. – Nassau Branch, in the amount of US$2.0 million (R$10.0 million), with interest accruing at a rate per annum equal to 3.05% and maturing on February 18, 2026. We contracted a swap to hedge against foreign exchange rate, converting the financial charges of the loan (3.05% per annum) into an effective annual rate of 16.35%. This loan is secured by a standby letter of credit issued by Itaú Unibanco S.A., as well as receivables from financial investments and derivative financial instruments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. Our Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

In the past three years, we have issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

•

On August 3, 2022, in connection with the Business Combination and the related transactions described in this registration statement, we issued 9,364,500 Ordinary Shares to the PIPE Investors in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. Such Ordinary Shares are being registered pursuant to this registration statement.

Item 8. Exhibits

The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

EXHIBIT NUMBER	DESCRIPTION

2.1#	Business Combination Agreement, dated as of November 16, 2021, by and among Alpha, the Company, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix (incorporated by reference to Annex A to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

2.2	Form of Plan of Merger, by and between Alpha and First Merger Sub (incorporated by reference to Annex B to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

2.3	First Amendment to the Business Combination Agreement, dated as of April 13, 2022, by and among Alpha, the Company, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022)

EXHIBIT NUMBER	DESCRIPTION

2.4	Second Amendment to the Business Combination Agreement, dated as of August 1, 2022, by and among Alpha, the Company, First Merger Sub, Second Merger Sub, Third Merger Sub and Semantix. (incorporated by reference to Exhibit 2.1 to Alpha’s Current Report on Form 8-K filed with the SEC on August 1, 2022).

3.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed with the SEC on August 9, 2022).

4.1	Warrant Agreement, dated as of February 18, 2021, by and between Alpha and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Alpha’s Current Report on Form 8-K (File. No. 001-39751) filed on February 24, 2021).

4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.3 to Alpha’s Registration Statement on Form S-1 (File No. 333-252596) filed on January 29, 2021).

5.1*	Opinion of Maples and Calder (Cayman) LLP.

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1#	Voting and Support Agreement, dated as of November 16, 2021, by and among the Company, Alpha, Semantix and certain of the Semantix shareholders and optionholders (incorporated by reference to Annex D to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.2#	Lock-up Agreement, dated as of November 16, 2021, by and among the Company, Alpha and the Semantix shareholders (incorporated by reference to Annex E to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.3	Form of Subscription Agreement, by and between Alpha and the undersigned subscriber party thereto (incorporated by reference to Annex F to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.4	Shareholder Non-Redemption Agreement, dated as of November 16, 2021, by and between Alpha and a certain shareholder of Alpha (incorporated by reference to Annex G to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.5	Sponsor Letter Agreement, dated as of November 16, 2021, by and among Sponsor, Alpha, the Company and Semantix (incorporated by reference to Annex H to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.6*	Second Amended and Restated Shareholders Agreement, dated as of August 1, 2022, by and among the Company, Sponsor and certain Semantix shareholders.

10.7#	Exchange Agreement, dated as of November 17, 2021, by and among the Company, Alpha, Semantix, the Semantix shareholders and the Semantix optionholders (incorporated by reference to Annex J to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

10.8*	Amended and Restated Registration Rights Agreement, dated as of August 3, 2022, by and among Alpha, the Company, Sponsor, certain Semantix shareholders and the undersigned listed as “Holders” thereto.

10.9†*	2022 Omnibus Incentive Plan.

EXHIBIT NUMBER	DESCRIPTION

10.10*	Form of Indemnity Agreement between the Company and each member of the board of directors and senior management of the Company.

10.11#	Shareholders Agreement, dated as of May 26, 2021, by and among Tradimus Consultoria e Serviços em T.I. Ltda., Semantix Participações S.A. and Excella Gestão de Saúde Populacional Ltda. (incorporated by reference to Exhibit 10.29 to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

16.1	Letter of KPMG Auditores Independentes Ltda. (incorporated by reference to Exhibit 16.1 to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

16.2	Letter of PricewaterhouseCoopers Auditores Independentes Ltda. (incorporated by reference to Exhibit 16.2 to the proxy statement/prospectus to the Registration Statement on Form F-4 (File. No. 333-262552 ), filed with the SEC on July 8, 2022).

21.1*	List of subsidiaries of the Company.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Alpha Capital Acquisition Company.

23.2	Consent of PricewaterhouseCoopers Auditores Independentes Ltda., independent registered public accounting firm for Semantix Tecnologia em Sistema de Informação S.A.

23.3*	Consent of Maples & Calder (Cayman) LLP (included as part of Exhibit 5.1).

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.2).

24.1*	Power of Attorney (included on signature pages).

107*	Calculation of Filing Fee Tables.

*	Previously filed.
†	Indicates a management contract or any compensatory plan, contract or arrangement.
#

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on November 16, 2022.

SEMANTIX, INC.

By:	/s/ Leonardo dos Santos Poça D’Água
Name: Leonardo dos Santos Poça D’Água
Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Leonardo dos Santos Poça D’Água Leonardo dos Santos Poça D’Água	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 16, 2022

* Adriano Alcalde	Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2022

* Ariel Lebowits	Director	November 16, 2022

* Veronica Allende Serra	Director	November 16, 2022

* Jaime Cardoso Danvila	Director	November 16, 2022

* Rafael Padilha de Lima Costa	Director	November 16, 2022

* Rafael Steinhauser	Director	November 16, 2022

* Dorival Dourado Júnior	Director	November 16, 2022

*By:	/s/ Leonardo dos Santos Poça D’Água
Name: Leonardo dos Santos Poça D’Água Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Semantix, Inc., has signed this registration statement in the City of Newark, State of Delaware, on November 16, 2022.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Authorized Representative